UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

Franchise Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY MATERIALS — SUBJECT TO COMPLETION
DATED AS OF JUNE 8, 2023
FRANCHISE GROUP, INC.
109 Innovation Court, Suite J
Delaware, Ohio 43015
[           ], 2023
Dear Stockholder:
You are cordially invited to attend a special meeting (which we refer to as the “Special Meeting”) of the stockholders of Franchise Group, Inc. (which we refer to as “FRG” or the “Company”) to be held via live webcast on [           ], 2023, at [           ] Eastern Time. The Special Meeting will be conducted solely online via live webcast at [           ].
On May 10, 2023, the Company entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “Merger Agreement”) with Freedom VCM, Inc., a Delaware corporation (which we refer to as “Parent”), and Freedom VCM Subco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (which we refer to as the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (which we refer to as the “Surviving Corporation”).
Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (which we refer to as the “Effective Time”):
(1)   each outstanding share of FRG common stock, par value $0.01 per share (which we refer to as “FRG Common Stock”) (other than (x) shares of FRG Common Stock, shares of FRG 7.50% Series A Cumulative Perpetual Preferred Stock (which we refer to as “FRG Series A Preferred Stock”), and shares of FRG’s preferred stock, par value $0.01 per share, owned by Bryant Riley, B. Riley Financial, Inc. (which we refer to as the “Guarantor”) or any wholly-owned subsidiary of the Guarantor, Parent, Merger Sub or any wholly-owned subsidiary of Parent, the Company or any wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties, (y) shares of FRG Common Stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware and (z) Rollover Shares (as defined herein) (which we collectively refer to as “Excluded Shares”)) will be converted into the right to receive $30.00 in cash, without interest (which we refer to as the “Per Share Merger Consideration”);
(2)   at the election of the holders of shares of FRG Series A Preferred Stock, each outstanding share of FRG Series A Preferred Stock will be converted in accordance with that certain certificate of designation of the FRG Series A Preferred Stock, dated as of September 18, 2020 (the “Certificate of Designation”) unless the Company (which election will be made solely at Parent’s direction) has provided or provides notice of its election to redeem such shares of Series A Preferred Stock pursuant to the terms and conditions of the Certificate of Designation; and
(3)   each Rollover Share (as defined herein) will not be entitled to the Per Share Merger Consideration and shall instead be subject to the treatment provided in the Rollover Agreement, as described in the accompanying proxy statement.
The proposed Merger is a “going-private transaction” under the rules of the U.S. Securities and Exchange Commission (which we refer to as the ‘‘SEC”). If the Merger is completed, all of the shares of FRG Common Stock will cease to be publicly-traded and the Company will become a privately-held company, wholly-owned by Parent.
The board of directors of the Company (which we refer to as the “Board”) formed a special committee (which we refer to as the “Special Committee”) consisting solely of independent and disinterested directors to, among other things, evaluate the Merger. After reviewing the terms of the Merger Agreement with its independent legal and financial advisors, the Special Committee unanimously (A) approved and declared advisable the Merger Agreement, the Voting Agreement, dated as of May 10, 2023, by and among Parent, Brian R. Kahn, Vintage Opportunity Partners, L.P., Brian Kahn and Lauren Kahn Joint Tenants by Entirety and Andrew Laurence (which we refer to as the “Voting Agreement”), and the transactions contemplated by the Merger Agreement, (B) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock (other than the holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders), and (C) resolved to recommend to the Board that the holders of FRG Common Stock (other than the Rollover Stockholders) adopt the Merger Agreement at a special meeting of stockholders.
Based on the Special Committee’s unanimous recommendation, the Board, by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder (we refer to such recused director as the “Recused Director”)) has (i) (A) approved and declared advisable the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, (B) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders, and (C) resolved to recommend that the holders of FRG Common Stock adopt the Merger Agreement at a special meeting of stockholders and (ii) directed that the Merger Agreement be submitted to the holders of FRG Common Stock for their adoption at such special meeting. Accordingly, the Board recommends that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement (we refer to such proposal as the “Merger Agreement Proposal”) and “FOR” the other proposals described in the accompanying proxy statement. Your vote is very important. The Merger cannot be completed unless both (1) the holders of a majority of the outstanding shares of FRG Common Stock entitled to vote and (2) the holders of a majority of the outstanding shares of FRG Common Stock other than the rollover shares held by the Rollover Stockholders or their respective affiliates, entitled to vote, approve the Merger Agreement Proposal. A failure to vote your shares of FRG Common Stock “FOR” the Merger Agreement Proposal will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Therefore, whether or not you expect to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or Internet procedures that may be provided to you. If you attend the Special Meeting and vote electronically, your vote electronically will revoke any proxy previously submitted. If you hold your shares of FRG Common Stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
The accompanying proxy statement provides you with more detailed information about the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in this proxy statement. You may also obtain additional information about the Company from other documents we have filed with the SEC. In particular, you should read the “Risk Factors” section beginning on page 11 of our annual report on Form 10-K for the year ended December 31, 2022, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in this proxy statement, for risks relating to our business and for a discussion of the risks that you should consider in evaluating the proposed Merger and how it may affect you.
If you have any questions or need assistance voting your shares of FRG Common Stock, please contact Innisfree M&A Incorporated, the Company’s proxy solicitor in connection with the Special Meeting:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8129
Banks and brokers may call collect: (212) 750-5833
Thank you in advance for your cooperation and continued support.
Sincerely,

Matthew Avril
Chairman of the Board of Directors
Franchise Group, Inc.
The accompanying proxy statement is dated [           ], 2023, and is first being mailed to the Company’s stockholders on or about [           ], 2023.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIALS — SUBJECT TO COMPLETION
FRANCHISE GROUP, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [           ], 2023
Dear Stockholder:
You are cordially invited to attend a special meeting (which we refer to as the “Special Meeting”) of the stockholders of Franchise Group, Inc. (which we refer to as “FRG,” the “Company” or “us”) [to be held via live webcast on [           ], 2023, at [           ] Eastern Time. The Special Meeting will be conducted solely online via live webcast at [           ].
The Special Meeting will be held for the following purposes:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as May 10, 2023 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among Freedom VCM, Inc., a Delaware corporation (which we refer to as “Parent”), Freedom VCM Subco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), and the Company, pursuant to which, among other things, Merger Sub will merge with and into the Company (which we refer to as the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (we refer to such proposal as the “Merger Agreement Proposal”);

2.
To consider and vote on one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (which we refer to as the “Adjournment Proposal”); and

3.
To approve, by nonbinding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger (which we refer to as the “Merger-Related Compensation Proposal”).

These items of business are more fully described in the proxy statement of which this notice forms a part.
The approval of the Merger Agreement Proposal requires the affirmative vote of both (1) the holders of a majority of the outstanding shares of FRG Common Stock entitled to vote, which we refer to as the approval of a “Majority of the Outstanding Shares,” and (2) the holders of a majority of the outstanding shares of FRG Common Stock entitled to vote and not held by Brian R. Kahn, Vintage Opportunity Partners, L.P., Brian Kahn and Lauren Kahn Joint Tenants by Entirety and Andrew Laurence (which we refer to, each, as a “Rollover Stockholder” and collectively, as the “Rollover Stockholders”) or their respective affiliates, which we refer to as the approval of a “Majority of the Unaffiliated Shares,” in each case assuming a quorum is present.
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy and entitled to vote on the Adjournment Proposal at the Special Meeting, assuming a quorum is present, and the approval of the Merger-Related Compensation Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy and entitled to vote on the Merger-Related Compensation Proposal at the Special Meeting, assuming a quorum is present.
The record date for the Special Meeting is [           ], 2023. Only stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf.
If the Merger is consummated, stockholders who continuously hold shares of FRG Common Stock through the Effective Time of the Merger, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of FRG Common Stock and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares of FRG Common Stock under Delaware law. Stockholders must comply with all the requirements of Delaware law, which are summarized in the proxy statement accompanying this notice and reproduced in their entirety in Annex C to the accompanying proxy statement.
The Merger Agreement and the Merger have been unanimously approved and recommended by a special committee consisting solely of the Company’s independent and disinterested directors. The Board, by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder), recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.
The proposed Merger is a “going-private transaction” under the rules of the SEC. If the Merger is completed, all of the shares of FRG Common Stock will cease to be publicly-traded and the Company will become a privately-held company, wholly-owned by Parent.
Your vote is very important. The Merger cannot be completed unless the holders of both (1) a Majority of the Outstanding Shares and (2) a Majority of the Unaffiliated Shares approve the Merger Agreement Proposal. A failure to vote your shares of FRG Common Stock “FOR” the Merger Agreement Proposal will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
Therefore, whether or not you expect to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or Internet procedures that may be provided to you. If you attend the Special Meeting and vote electronically, your vote electronically will revoke any proxy previously submitted. If you hold your shares of FRG Common Stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
The proxy statement of which this notice forms a part provides a detailed description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in this proxy statement. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of FRG Common Stock, please contact the Company’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8129
Banks and brokers may call collect: (212) 750-5833
By Order of the Board of Directors,

Matthew Avril
Chairman of the Board of Directors
Franchise Group, Inc.
Delaware, Ohio
[           ], 2023
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on [           ], 2023.
The Notice of Special Meeting of Stockholders and the proxy statement are available at [           ].

i

SUMMARY TERM SHEET
The following summary term sheet highlights selected information in this proxy statement (this “Proxy Statement”) and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Proxy Statement, its annexes and the documents referred to or incorporated by reference in this Proxy Statement. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. See the section of this Proxy Statement entitled “Where You Can Find More Information.”
Certain Defined Terms
In this Proxy Statement, we refer to:
1.
the Agreement and Plan of Merger, dated as of May 10, 2023, by and among Freedom VCM, Inc., Freedom VCM Subco, Inc. and Franchise Group, Inc., as it may be amended from time to time, as the “Merger Agreement”;

2.
the merger of Franchise Group Inc. with and into Freedom VCM Subco, Inc. pursuant to the Merger Agreement as the “Merger”;

3.
the date and time that the certificate of merger relating to the Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later date as may be agreed by the parties in writing and specified in the certificate of merger) as the “Effective Time”;

4.
Franchise Group, Inc., a Delaware corporation, as the “Company,” “FRG” “us,” “our” or “we”;

5.
Freedom VCM, Inc., a Delaware corporation, as “Parent”;

6.
Freedom VCM Subco, Inc., a Delaware corporation, as “Merger Sub”;

7.
Freedom VCM Holdings, LLC, a Delaware limited liability company and the indirect parent of the Company following the consummation of the Merger, as “Freedom VCM Holdings”;

8.
Freedom VCM Holdings, Freedom VCM Interco Holdings, Inc., Freedom VCM Interco, Inc., Parent and Merger Sub as the “Freedom Entities”;

9.
the surviving company in the Merger as the “Surviving Corporation”;

10.
B. Riley Financial, Inc., a Delaware corporation, as the “Guarantor” or “B. Riley”;

11.
Jefferies LLC as “Jefferies”;

12.
Sullivan & Cromwell, LLP, counsel to B. Riley, as “S&C”;

13.
Troutman Pepper Hamilton Sanders LLP, counsel to the Company, as “Troutman”;

14.
Wachtell, Lipton, Rosen & Katz, counsel to the Special Committee, as “Wachtell Lipton”;

15.
Willkie Farr & Gallagher, LLP, counsel to Brian R. Kahn, as “Willkie”;

16.
the common stock, par value $0.01 per share, of the Company as “FRG Common Stock”;

17.
the 7.50% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company as “FRG Series A Preferred Stock”;

18.
the holders of shares of FRG Common Stock not owned, directly or indirectly, by Rollover Stockholders or their respective affiliates as the “Unaffiliated Stockholders”;

19.
a majority of the total number of shares of FRG Common Stock outstanding as a “Majority of the Outstanding Shares”;

20.
a majority of the outstanding shares of FRG Common Stock owned by the Unaffiliated Stockholders as a “Majority of the Unaffiliated Shares”;

21.
a non-waivable condition requiring approval by a Majority of the Unaffiliated Shares as the “Unaffiliated Stockholders Voting Condition”;

22.
the affirmative vote of the Majority of the Outstanding Shares and the Majority of the Unaffiliated Shares to approve and adopt the Merger Agreement Proposal at the Special Meeting as the “Requisite Company Vote”;

23.
Parent’s obligation to consummate the Merger is conditioned on the fact that no more than a to-be-determined percentage of outstanding FRG Common Stock has exercised appraisal rights as the “Appraisal Rights Condition”;

24.
$30.00 in cash per share of FRG Common Stock, without interest, as the “Per Share Merger Consideration”;

25.
the U.S. Securities and Exchange Commission as the “SEC”;

26.
the Securities Act of 1933, as amended, as the “Securities Act”;

27.
the Securities Exchange Act of 1934, as amended, as the “Exchange Act”;

28.
the board of directors of the Company as the “Board”;

29.
the special committee of the Board consisting of independent and disinterested directors as the “Special Committee”;

30.
Brian R. Kahn as the “Recused Director”;

31.
Brian R. Kahn, Vintage Opportunity Partners, L.P., Brian Kahn and Lauren Kahn Joint Tenants by Entirety and Andrew Laurence, collectively, as the “Management Stockholders”;

32.
Brian R. Kahn, Vintage Opportunity Partners, L.P., Brian Kahn and Lauren Kahn Joint Tenants by Entirety and Andrew Laurence, collectively, as the “Rollover Stockholders”;

33.
Brian Kahn, Brian Kahn and Lauren Kahn Joint Tenants by Entirety, Vintage Capital Management LLC and Vintage Opportunity Partners, L.P. as the “Kahn Parties”;

34.
the Freedom Entities, the Kahn Parties, B. Riley and Andrew Laurence as the “Consortium Members”;

35.
the Voting Agreement, dated as of May 10, 2023, by and among Parent and the Management Stockholders as the “Voting Agreement”;

36.
the Rollover Contribution Agreement, dated as of May 10, 2023, by and among Freedom VCM Holdings, LLC and the Rollover Stockholders as the “Rollover Agreement”;

37.
the shares of FRG Common Stock owned by the Rollover Stockholders and subject to the Rollover Agreement as the “Rollover Shares”;

38.
the debt commitment letter among Parent, Irradiant Partners and the other financial institutions party thereto, dated May 10, 2023, with respect to the Debt Financing as the “Debt Commitment Letter”;

39.
the commitment in the Debt Commitment Letter by Irradiant Partners and the other financial institutions party thereto to provide to Parent a senior secured term loan facility in an aggregate principal amount of $475.0 million as the “Debt Financing”;

40.
the First Lien Credit Agreement, dated as of March 10, 2021, among the Company, Franchise Group Newco PSP, LLC, Valor Acquisition, LLC, Franchise Group Newco Intermediate AF, LLC, certain other subsidiaries of the Company party thereto from time to time as guarantors, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent, as the “FRG First Lien Credit Agreement”;

41.
the Second Lien Credit Agreement, dated as of March 10, 2021, among the Company, certain affiliates of the Company, the lenders party thereto from time to time and Alter Domus (US) LLC as the “FRG Second Lien Credit Agreement”;

42.
the Equity Commitment Letter, dated as of May 10, 2023, by and between B. Riley Financial, Inc., Freedom VCM Holdings, LLC and Freedom VCM, Inc. as the “Equity Commitment Letter”;

43.
the Limited Guarantee, dated as of May 10, 2023, by B. Riley Financial, Inc. in favor of Franchise Group, Inc. as the “Guarantee”;

44.
the Nasdaq Global Select Market as “Nasdaq”;

45.
the General Corporation Law of the State of Delaware as the “DGCL”;

46.
(i) shares of FRG Common Stock, shares of FRG preferred stock, par value $0.01 per share, and shares of FRG Series A Preferred Stock owned by the Guarantor or any wholly-owned subsidiary of the Guarantor, Parent or any wholly-owned subsidiary of Parent, Merger Sub, the Company or any wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties, (ii) shares of FRG Common Stock that are owned by stockholders of the Company who did not vote in favor of the Merger Agreement or the Merger and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL and (iii) Rollover Shares, collectively, as “Excluded Shares”;

47.
Delaware Limited Liability Company Act, as amended, as the “LLC Act”;

48.
the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “HSR Act”;

49.
the special meeting of the stockholders of the Company to be held virtually via live webcast on [       ], 2023, at [    ] Eastern Time, as the “Special Meeting”;

50.
[        ], 2023, the record date for the Special Meeting, as the “Record Date”;

51.
Guarantor’s interest in pursuing a take-private acquisition of the Company at a price of $30.00 per share of FRG Common Stock, in cash, subject to a number of terms and conditions, as the “Original Proposal”;

52.
the letter received by the Company from B. Riley on March 19, 2023 as the “March 19 Letter”;

53.
the summary of certain previously non-public, unaudited prospective financial information for the fiscal year ending December 31, 2023 through the fiscal year ending December 31, 2026, as, collectively, the “Management Projections”;

54.
U.S. generally accepted accounting principles as “GAAP”;

55.
the period beginning on May 10, 2023 and continuing until 11:59 p.m., New York time on Jun 9, 2023 as the “Go-Shop Period”;

56.
an amount equal to $55,000,000 as the “Reverse Termination Fee”;

57.
5:00 p.m. (New York time) on November 10, 2023 as the “Outside Date”; and

58.
any outstanding option to purchase shares of FRG Common Stock granted under the Company’s stock plans as a “Company Option”.

Merger Consideration
At the Effective Time of the Merger, each outstanding share of FRG Common Stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration.
Treatment of Company Equity Awards
Treatment of Company Options.   At the Effective Time, any outstanding Company Option will fully vest and entitle the holder of such Company Option to receive, without interest, an amount in cash equal to the product of multiplying (A) the number of shares of FRG Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of FRG Common Stock subject to such Company Option.
Treatment of Company RSUs.   At the Effective Time, any outstanding restricted stock unit granted under the Company’s stock plans that vests solely based on continued employment or service (which we refer to as a “Company RSU”) will vest and entitle the holder of such Company RSU to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of shares of FRG Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration.
Treatment of Company PRSUs.   At the Effective Time, any outstanding stock unit granted under the Company’s stock plans that vests based on both the achievement of performance goals (other than performance goals related to the Company’s share price) and continued employment or service (which we refer to as a “Company PRSU”) will vest and entitle the holder of such Company PRSU to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of shares of FRG Common Stock subject to such vested Company PRSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration.
Treatment of Company Market-Based RSUs.   At the Effective Time, each outstanding restricted stock unit granted under the Company’s stock plans that vests based on both the achievement of a specified total shareholder return relative to the Company’s per share price in June 2021 and continued employment or service (which we refer to as a “Company MPRSU”) shall, automatically and without any action on the part of the holder thereof, be cancelled for no consideration, payment or right to consideration or payment.
All payments made in connection with the treatment of Company equity awards are subject to withholding taxes as required by law.
Special Factors (page 18)
Background of the Merger
For a description of the background of the Merger, including our discussions with Parent and Merger Sub, see “Special Factors-Background of the Merger.”
Reasons for the Merger; Recommendation of the Special Committee and the Board; Fairness of the Merger
The Board formed the Special Committee consisting solely of independent and disinterested directors to negotiate and evaluate a potential transaction involving the Company, B. Riley and members of Company management. After careful consideration, with the assistance of independent financial and legal advisors, the Special Committee unanimously (A) approved and declared advisable the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, (B) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders, and (C) resolved to recommend to the Board that the holders of FRG Common Stock (other than the Rollover Stockholders) adopt the Merger Agreement at the Special Meeting.
Based on its evaluation and having received the recommendation of the Special Committee, the Board, by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder) (i) (A) approved and declared advisable the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, (B) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders, and (C) resolved to recommend that the holders of FRG Common Stock adopt the Merger Agreement at the Special Meeting and (ii) directed that the Merger Agreement be submitted to the holders of FRG Common Stock for their adoption at the Special Meeting.

Accordingly, the Board, by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder), recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.
For the factors considered by the Board and Special Committee in reaching its decision to approve and recommend the Merger Agreement, see “Special Factors-Reasons for the Merger.”
Position of the Consortium Members as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, the Consortium Members are affiliates of the Company and therefore required to express their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. The view of the Consortium Members as to the fairness of the Merger should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger Agreement Proposal. The Consortium Members have interests in the Merger that are different from, and in addition to, those of the Unaffiliated Stockholders of the Company. For a description of the Consortium Members’ position as to the fairness of the Merger to the Unaffiliated Stockholders, see the section of this Proxy Statement entitled “Special Factors — Position of the Consortium Members as to the Fairness of the Merger.”
Opinion of the Special Committee’s Financial Advisor
The Special Committee retained Jefferies as its financial advisor in connection with a possible sale, disposition, or other business transaction involving the Company. In connection with this engagement, the Special Committee requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of FRG Common Stock (other than holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders) of the Per Share Merger Consideration to be received by such holders pursuant to the Merger Agreement. At a meeting of the Special Committee held on May 9, 2023, Jefferies rendered its opinion to the Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of FRG Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders).
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Special Committee or any holder of shares of FRG Common Stock should act or vote on the Merger or any other matter. The summary of the Jefferies’ opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of Jefferies’ opinion, which is attached hereto as Annex B.
For more information, see the section of this Proxy Statement entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor.”
Certain Effects of the Merger
If the Company’s stockholders approve the Merger Agreement Proposal and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger as the Surviving Corporation and a wholly-owned subsidiary of Parent. For a further discussion on the effects of the Merger, see the section of this Proxy Statement entitled “Special Factors — Certain Effects of the Merger.”
Interests of Executive Officers and Directors of the Company in the Merger
When considering the recommendation of the Special Committee with respect to the Merger, you should be aware that the Company’s non-employee directors and executive officers may have interests in the transactions that are different from, or in addition to, those of the stockholders of the Company more generally. The Board and the Special Committee were aware of these interests during their deliberations on the merits of the Merger and considered them in deciding to recommend that stockholders of the Company vote to adopt the Merger Agreement.
The interests of the Company’s non-employee directors and executive officers include the following:
•
the Company’s executive officers as of the Effective Time of the Merger will become the initial executive officers of the Surviving Corporation, including Brian R. Kahn, who will remain Chief Executive Officer of the Surviving Corporation;

•
accelerated vesting of Company Options, Company RSUs, Company PRSUs;

•
Brian R. Kahn’s and Andrew M. Laurence’s affiliation with Parent and the expectation that the Kahn Parties and Andrew M. Laurence will beneficially own equity interests in Parent and the Surviving Corporation; and

•
the right to indemnification and liability insurance coverage that will survive the closing of the Merger.

For more information, see the section of this Proxy Statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
Guarantee
Concurrently with the execution and delivery of the Merger Agreement, B. Riley entered into the Guarantee with respect to certain obligations of Parent and Merger Sub under the Merger Agreement, including a guarantee of payment for (i) up to $57 million related to certain of Parent’s and Merger Sub’s obligations to consummate the Merger, including, but not limited to, the Reverse Termination Fee and certain other reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, and (ii) in the case of any actual fraud or Willful and Material Breach (as defined in the Merger Agreement) by Parent or Merger Sub pursuant to the Merger Agreement, the full, uncapped amount of liability and damages owed by Parent or Merger Sub to the Company under the Merger Agreement.
Material U.S. Federal Income Tax Consequences of the Merger
The receipt of Per Share Merger Consideration in exchange for shares of FRG Common Stock pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of FRG Common Stock for the Per Share Merger Consideration pursuant to the Merger Agreement in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For more information, see the section of this Proxy Statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”
Financing of the Merger
Rollover Financing
On May 10, 2023, the Rollover Stockholders entered into the Rollover Agreement with Freedom VCM Holdings pursuant to which the Rollover Stockholders collectively committed to contribute, immediately prior to the consummation of the Merger, an aggregate amount of 12,804,832 shares of FRG Common Stock to Freedom VCM Holdings (the equivalent of a $384.0 million investment based on the Per Share Merger Consideration of $30.00) in exchange for a number of issuances of common membership interests of Freedom VCM Holdings.
B. Riley Equity Financing
On May 10, 2023, Freedom VCM Holdings, Parent and B. Riley entered into the Equity Commitment Letter pursuant to which B. Riley committed to contribute, immediately prior to the consummation of the Merger, $560.0 million in cash to Freedom VCM Holdings. Subject to the terms and conditions of the Equity Commitment Letter, B. Riley may assign or transfer any portion of its commitment to one or more of its affiliates or any financing sources or other investors, provided that no such assignment or transfer will relieve B. Riley of its obligations under the Equity Commitment Letter. The equity commitment described above is conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the Merger contained in the Merger Agreement and the substantially concurrent consummation of the Merger.
Debt Financing
On May 10, 2023, Parent received the Debt Commitment Letter pursuant to which Irradiant Partners LP and the other financial institutions party thereto committed to provide a senior secured term loan facility in an aggregate principal amount of $475.0 million. The proceeds of the Debt Financing will be used at the closing of the Merger, together with the proceeds of the equity financing, for the purposes of (a) financing the consummation of the Merger, including paying fees and expenses incurred in connection with the Merger, (b) making a contribution to the equity capital of the Company, and (c) to acquire a portion of the Company’s outstanding indebtedness under the FRG Second Lien Credit Agreement, which indebtedness will be contributed as an equity contribution by Parent to the Company and will, as a result, discharge and cancel a portion of the loans under the FRG Second Lien Credit Agreement represented by such indebtedness.
Limited Guarantee
On May 10, 2023, Guarantor entered into a limited guarantee with the Company, referred to as the Guarantee. Under the Guarantee, Guarantor guarantees to the Company (i) the due and punctual payment of any obligation or liability payable by Parent or Merger Sub under the Merger Agreement, including, but not limited to, the Reverse Termination Fee and certain other reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement up to an amount of $57.0 million, and (ii) in the case of any actual fraud or Willful and Material Breach (as defined in the Merger Agreement) by Parent or Merger Sub pursuant to the Merger Agreement, the full, uncapped amount of liability and damages owed by Parent or Merger Sub to the Company under the Merger Agreement, in each case if, as and when such obligation or liability becomes payable under the terms, and subject to the conditions and limitations, of the Merger Agreement.
For more information, see the section of this Proxy Statement entitled “Special Factors — Financing of the Merger.”
The Merger Agreement (page 66)
A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement and which is incorporated by reference in this Proxy Statement, is described in the section of this Proxy Statement entitled “The Merger Agreement.” Among other things, the Merger Agreement includes the following terms:
•
Closing and Effective Time of the Merger.   Assuming timely satisfaction of necessary closing conditions set forth in the Merger Agreement, including the approval of the Merger Agreement Proposal by the Company’s stockholders, we anticipate that the Merger will be completed in the second half of 2023. The Company, however, cannot assure completion of the Merger by any particular date, if at all.

•
Conditions to the Merger.   The closing of the Merger depends on a number of conditions being satisfied or waived. These conditions, which are described more fully in the section of this Proxy Statement entitled “The Merger Agreement — Conditions to the Merger,” include:

•
the Requisite Company Vote will have been obtained;

•
the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act will have expired or been earlier terminated;

•
no governmental entity will have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and makes unlawful or prevents the consummation of the transactions contemplated by the Merger Agreement;

•
the Company, Parent and Merger Sub will each have performed in all material respects each of its obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

•
there will not have occurred any Material Adverse Effect that is continuing since May 10, 2023;

•
the accuracy of the representations and warranties of the Company, Parent and Merger Sub contained in the Merger Agreement (generally subject to certain materiality qualifiers); and

•
certification by each of the Company, Parent and Merger Sub that such relevant closing conditions have been satisfied.

•
Go-Shop/No-Shop:   During the Go-Shop Period and continuing until the No-Shop Period Start Date, the Company and its affiliates and their respective representatives will have the right to (i) solicit, initiate, propose or induce the making of alternative acquisition proposals from third parties, (ii) furnish non-public information to such third parties in connection with such proposals and (iii) participate in discussions or negotiations with third parties with respect to such proposals. Following the expiry of the Go-Shop Period, the Company will generally be restricted from soliciting alternative acquisition proposals, and subject to certain exceptions, engaging in discussions or negotiations with respect to such proposals or providing non-public information in connection with such proposals.

•
Board Recommendation Changes:   Except as permitted under the Merger Agreement in connection with a Superior Proposal, the Board and the Special Committee, will not cause or permit the Company or any of its subsidiaries to (i) change their recommendation in favor of the adoption of the Merger Agreement and the transactions contemplated thereby or (ii) enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.

•
Termination and Termination Fees:   The Merger Agreement provides for certain termination rights, including, among others, the right of the parties to terminate the Merger Agreement (i) by mutual written consent; (ii) if the Merger has not been consummated as of November 10, 2023; (iii) if the Requisite Company Stockholder Approval is not obtained; (iv) if there is any order or applicable law prohibiting or permanently enjoining the Merger; and (v) if the other party breaches its covenants or representations and such breach would result in the failure of a closing condition in favor of the other party, in each case subject to a cure period. In addition, the Company may terminate the Merger Agreement in order for the Board or Special Committee to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (each as defined in the Merger Agreement), and Parent may terminate the Merger Agreement if the Board or Special Committee changes its recommendation in favor of the Merger. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay Parent a termination fee of $20.72 million (except in the case the Merger Agreement is terminated in connection with a Superior Proposal during the Go-Shop Period, in which case such termination fee shall be $10.35 million), and Parent will be required to pay the Company a termination fee of $55 million.

•
Remedies; Specific Performance:   The parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches or violations (or threatened breaches or violations) of the

Merger Agreement or to enforce specifically the terms and provisions thereof, and provides for the parties’ waiver of any requirement for the securing or posting of any bond or other security in connection with any such remedy. Subject to the conditions described below, none of Parent, Merger Sub or the Company may raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches, violations or threatened breaches or violations of, or to enforce compliance with, the covenants, obligations and agreements in the Merger Agreement. The Company’s right to an award of specific performance is subject to:
•
all conditions to Closing having been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing);

•
the Debt Financing having been funded or would be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded;

•
the Company having irrevocably confirmed in a written notice that (A) the Company is ready, willing and able to consummate the Closing and (B) if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company would take such actions required of it by the Merger Agreement to cause the Closing to occur, and

•
Parent and Merger Sub having failed to consummate the Closing prior to the third business day following the delivery of such confirmation described above.

For further discussion of the material terms and conditions of the Merger Agreement, including the rights of the parties to terminate the Merger Agreement and the circumstances in which termination fees will be payable, see the section of this Proxy Statement entitled “The Merger Agreement.”
The Voting Agreement (page 87)
Concurrently with the execution and delivery of the Merger Agreement, the Management Stockholders entered into the Voting Agreement. Pursuant to the Voting Agreement, the Management Stockholders have agreed to, among other things, vote all shares of FRG Common Stock or other equity interests of the Company owned by them in favor of any proposal to approve the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and against certain actions that would or would reasonably be expected to prevent, interfere with or delay the consummation of the Merger. The Voting Agreement terminates upon the earlier of (A) the Effective Time, (B) the valid termination of the Merger Agreement in accordance with its terms, (C) written agreement of the parties thereto (subject to the prior approval of the Special Committee), (D) the date on which, subject to the terms of the Voting Agreement, the Merger Agreement is amended or any waiver of the Company’s rights under the Merger Agreement is granted that diminishes the amount or changes the form of Per Share Merger Consideration, extends the Outside Date beyond November 10, 2023 or to otherwise impose additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger or (E) in the event the Special Committee changes its recommendation in favor of the Merger.
The Management Stockholders held approximately 36% of the outstanding FRG Common Stock as of the Record Date. For more information, see the section of this Proxy Statement entitled “The Voting Agreement.” A copy of the Voting Agreement is attached as Annex D to this Proxy Statement.
Rollover Agreement (page 88)
Concurrently with the execution and delivery of the Merger Agreement, the Rollover Stockholders entered into the Rollover Agreement, pursuant to which, at the Effective Time, the Rollover Shares held by the Rollover Stockholders will be contributed to Freedom VCM Holdings in exchange for a number of issuances of common membership interests of Freedom VCM Holdings.
The Rollover Shares represent approximately [ ]% of the FRG Common Stock held by the Rollover Stockholder immediately prior to the Effective Time. The form of the Rollover Agreement is attached as Annex E to this Proxy Statement. For more information, see the section of this Proxy Statement entitled “The Rollover Agreement.”

Appraisal Rights (page 59)
If the Merger is consummated, the Company’s stockholders who continuously hold shares of FRG Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that the Company’s stockholders may be entitled to have their shares of FRG Common Stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of FRG Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances, on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Holders of FRG Common Stock who wish to preserve any appraisal rights they may have, must so advise the Company by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL. The relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this Proxy Statement.
Parties to the Merger (page 92)
Franchise Group, Inc.   Franchise Group, Inc., a Delaware corporation, is an owner and operator of franchised and franchisable businesses that continually looks to grow its portfolio of brands while utilizing its operating and capital allocation philosophy to generate strong cash flow for its stockholders. Franchise Group, Inc.’s business lines include Pet Supplies Plus, Wag N’ Wash, American Freight, The Vitamin Shoppe, Badcock Home Furniture & more, Buddy’s Home Furnishings and Sylvan Learning. On a combined basis, Franchise Group, Inc. currently operates over 3,000 locations predominantly located in the U.S. that are either Company-run or operated pursuant to franchising and dealer agreements.
For more information about the Company, please visit the Company’s website at www.franchisegrp.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document on file with or furnished to the SEC. For more information about the Company, see the section of this Proxy Statement entitled “Parties to the Merger — The Company.”
Freedom VCM, Inc.   Freedom VCM, Inc. was formed on May 8, 2023, for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing for the Merger. Parent is an indirect, wholly-owned subsidiary of Freedom VCM Holdings and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 8529 Southpark Circle, Suite 150, Orlando, Florida 32819.
Freedom VCM Subco, Inc.   Freedom VCM Subco, Inc. was formed on May 8, 2023, for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing for the Merger. Merger Sub is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is 8529 Southpark Circle, Suite 150, Orlando, Florida 32819.
Market Price of FRG Common Stock (page 105)
FRG Common Stock is listed on Nasdaq under the symbol “FRG.” On [      ], 2023, the most recent practicable date before this Proxy Statement was distributed to the Company’s stockholders, the closing price for shares of FRG Common Stock on Nasdaq was $[      ] per share. On May 10, 2023, the last trading day prior to the public announcement of the Merger, the closing price for shares of FRG Common Stock on Nasdaq was $29.33 per share. You are encouraged to obtain current market quotations for shares of FRG Common Stock in connection with voting your shares of FRG Common Stock at the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the section of this Proxy Statement entitled “Summary Term Sheet” and the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement, all of which you should read carefully. See the section of this Proxy Statement entitled “Where You Can Find More Information.”
Q:
Why am I receiving this document?

A:
The Company is soliciting proxies for the Special Meeting. You are receiving this Proxy Statement because you own shares of FRG Common Stock. The Company is holding the Special Meeting so that its stockholders may vote on the Merger Agreement Proposal, the proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, which we refer to as the “Adjournment Proposal,” and the nonbinding, advisory proposal regarding certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which we refer to as the “Merger-Related Compensation Proposal.” The approval of the Merger Agreement Proposal by our stockholders is a condition to the consummation of the Merger. See the section of this Proxy Statement entitled “Conditions to the Closing of the Merger.” This Proxy Statement contains important information about the Merger and the Special Meeting, and you should read it carefully. The enclosed proxy card allows you to vote your shares of FRG Common Stock without attending the Special Meeting virtually.

Your vote is extremely important, and we encourage you to submit your proxy as soon as possible.   For more information on how to vote your shares of FRG Common Stock, please see the section of this Proxy Statement entitled “The Special Meeting.”
Q:
When and where is the Special Meeting?

A:
The Special Meeting will be held virtually via live webcast at [            ] on [           ], 2023 at [         ] Eastern Time.

Q:
Who can attend and vote at the Special Meeting?

A:
All Company stockholders of record as of the close of business on [           ], 2023, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. You will be able to attend the Special Meeting online and vote your shares electronically at the Special Meeting by visiting [           ]. If you hold your shares in “street name,” you must obtain a “legal proxy”, executed in your favor, from your bank, broker or other nominee.

Q:
What is the difference between being a “stockholder of record” and a “beneficial owner” of shares of FRG Common Stock held in “street name”?

A:
If, on the Record Date, your shares of FRG Common Stock are registered directly in your name with the Company’s transfer agent, Equiniti Group plc, you are considered, with respect to those shares, the stockholder of record.

If your shares of FRG Common Stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.”
Q:
What is a quorum?

A:
The presence virtually or by proxy of the holders of a Majority of the Outstanding Shares of FRG Common Stock will constitute a quorum for the transaction of business at the Special Meeting. If you submit a properly executed proxy card, even if you vote “AGAINST” a proposal or vote to “ABSTAIN” in respect of a proposal, your shares of FRG Common Stock will be counted for purposes of calculating whether a quorum is present. If a quorum is not present at the Special Meeting, under the Company’s bylaws, the holders of a majority in voting power of the shares present virtually or represented by proxy will have the power to adjourn the Special Meeting until a quorum is present or represented.
As of the close of business on the Record Date, there were [            ] shares of FRG Common Stock outstanding.
Q:
How many votes do I have?

A:
Each holder of FRG Common Stock is entitled to one vote on each of the proposals for each share of FRG Common Stock owned as of the close of business on the Record Date.

As of the close of business on the Record Date, there were [            ] shares of FRG Common Stock outstanding.
Q:
How will the Management Stockholders vote their shares of FRG Common Stock?

A:
Pursuant to the Voting Agreement, the Management Stockholders have agreed to vote (or cause to be voted) all of the shares of FRG Common Stock owned by them in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement and against certain actions that would prevent, interfere with or delay the consummation of the Merger. The Management Stockholders held approximately 36% of the outstanding FRG Common Stock as of the Record Date. Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of (a) a Majority of the Outstanding Shares and (b) a Majority of the Unaffiliated Shares, in each case assuming a quorum is present. The shares of outstanding FRG Common Stock held by the Management Stockholders do not count towards the Majority of the Unaffiliated Shares. For more information, see the section of this Proxy Statement entitled “The Voting Agreement.”

Q:
Why are the Company’s stockholders being asked to cast a nonbinding, advisory vote to approve certain compensation arrangements for the Company’s named executive officers under existing agreements with the Company in connection with the Merger?

A:
SEC rules require the Company to seek approval on a nonbinding, advisory basis with respect to certain compensation arrangements for the Company’s named executive officers in connection with the Merger. Approval of the Merger-Related Compensation Proposal is not required to consummate the Merger.

Q:
How does the Board recommend that I vote?

A:
The Board, by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder), recommends that you vote:

•
“FOR” the Merger Agreement Proposal;

•
“FOR” the Adjournment Proposal; and

•
“FOR” the Merger-Related Compensation Proposal.

You should read the section of this Proxy Statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Board; Fairness of the Merger” for a discussion of the factors that the Board (other than Brian Kahn) considered in deciding to recommend the approval of the Merger Agreement. See also the section of this Proxy Statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger.”
Q:
How do I vote?

A:
If you are a stockholder of record as of the Record Date, you may vote your shares of FRG Common Stock on matters presented at the Special Meeting in any of the following ways:

•
visit the website shown on your proxy card to submit your proxy via the Internet;

•
call the toll-free number for telephone proxy submission shown on your proxy card;

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope; or

•
appear virtually at the Special Meeting and vote electronically.

If you are a beneficial owner of the shares of FRG Common Stock as of the Record Date, you will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of FRG Common Stock. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of FRG Common Stock. In order to attend and vote at the Special Meeting, you will need to obtain a “legal proxy” from your bank, broker or other nominee, identifying you as a stockholder of the Company, authorizing you to act on behalf of the nominee at the Special Meeting and specifying the number of shares of FRG Common Stock with respect to which the authorization is granted.
The control number located on your proxy card is designed to verify your identity and allows you to vote your shares of FRG Common Stock and to confirm that your voting instructions have been properly recorded when submitting a proxy through the Internet or by telephone.
Q:
What is the deadline for voting my shares of FRG Common Stock?

A:
If you are a stockholder of record as of the Record Date and choose to vote your shares of FRG Common Stock through the Internet or by telephone, your proxy must be received through the Internet or by telephone by 11:59 p.m. Eastern Time on [           ], 2023, the day before the Special Meeting, for your shares of FRG Common Stock to be voted at the Special Meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed, dated and returned in the enclosed postage-paid reply envelope or otherwise filed with our Deputy General Counsel no later than 11:59 p.m. Eastern Time on [           ], 2023, the day before the Special Meeting. You may also attend the Special Meeting virtually and vote electronically. If you are a beneficial owner, please review the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.

Q:
What is a “proxy”?

A:
A proxy is your legal designation of another person to vote your shares of FRG Common Stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of FRG Common Stock is called a “proxy card.”

Q:
If I am a stockholder of record, what happens if I do not vote or submit a proxy card?

A:
If you fail to vote, either virtually at the Special Meeting or by proxy, your shares of FRG Common Stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

Additionally, your failure to vote will have (1) the effect of counting as a vote “AGAINST” the Merger Agreement Proposal, which requires the affirmative vote of the holders of (a) a Majority of the Outstanding Shares and (b) a Majority of the Unaffiliated Shares, in each case assuming a quorum is present, and (2) no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal. If you are present at the Special Meeting virtually or by proxy, your failure to vote will have the effect of counting as a vote “AGAINST” the Adjournment Proposal and the Merger-Related Compensation Proposal.
Q:
If my shares of FRG Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares of FRG Common Stock for me?

A:
If your FRG Common Stock is held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your FRG Common Stock with instructions on how to vote your shares.

Your bank, broker or other nominee will only be permitted to vote your shares of FRG Common Stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of FRG Common Stock. A bank, broker or other nominee does not have discretionary authority to vote on “non-routine” matters without specific instructions from its customers and all of the matters to be considered at the Special Meeting are “non-routine” for this purpose. When a bank, broker or other nominee refrains from voting your shares on a particular proposal because the bank, broker or other nominee has not received your instructions and has discretionary authority to vote on the “routine” matters to be considered, it is called a “broker non-vote.” Because there are no routine matters to be considered at the Special Meeting, there should not be any broker non-votes.
A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have (1) the effect of a vote “AGAINST” the Merger Agreement Proposal, which requires the approval of the holders of (a) a Majority of the Outstanding Shares and (b) a Majority of the Unaffiliated Shares, assuming a quorum is present, and (2) no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal. In such instance, your shares will not be counted towards determining whether a quorum is present.
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of FRG Common Stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting.
Q:
If a stockholder gives a proxy, how are the shares of FRG Common Stock voted?

A:
Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card will vote your shares of FRG Common Stock as you instruct. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of FRG Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes indicating how your shares of FRG Common Stock should be voted on any particular matter, the shares of FRG Common Stock represented by your properly signed proxy will be voted as recommended by the Board by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder), which means your shares of FRG Common Stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.
Q:
Can I change or revoke my vote?

A:
Yes. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised by:

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submitting another proxy, including a proxy card, at a later date through any of the methods available to you;

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giving written notice of revocation to the Company’s Deputy General Counsel, which must be received by the Company’s Deputy General Counsel before the Special Meeting begins; or

•
attending the Special Meeting virtually and voting electronically.

If your shares of FRG Common Stock are held in “street name” by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.
Only your last submitted proxy will be considered. Please vote “FOR” each of the proposals, following the instructions in your proxy card or voting instructions form provided by your bank, broker or other nominee, as promptly as possible.

Q:
What do I do if I receive more than one proxy or set of voting instructions?

A:
If you hold shares of FRG Common Stock in “street name,” or through more than one bank, broker or other nominee, and also directly as a record holder or otherwise, you may receive more than one proxy or set of voting instructions relating to the Special Meeting. These should each be executed and returned separately in accordance with the instructions provided in this Proxy Statement to ensure that all of your shares of FRG Common Stock are voted.

Q:
What happens if I sell my shares of FRG Common Stock before the Special Meeting?

A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of FRG Common Stock after the Record Date but before the Special Meeting, unless you provide the person to whom you sell or otherwise transfer your shares with a proxy, you will retain your right to vote at the Special Meeting. Even if you sell or otherwise transfer your shares of FRG Common Stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Unless special arrangements are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will have transferred the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares.
Q:
Am I entitled to rights of appraisal under the DGCL?

A:
If the Merger is consummated, the Company’s stockholders who continuously hold shares of FRG Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that the Company’s stockholders may be entitled to have their shares of FRG Common Stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of FRG Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances, on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding), in lieu of the Per Share Merger Consideration such Company stockholder would have received pursuant to the Merger Agreement. Holders of FRG Common Stock who wish to preserve any appraisal rights they may have, must so advise the Company by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL. The relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this Proxy Statement.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
The Company has engaged Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Innisfree a fee of $25,000, and to reimburse Innisfree for reasonable out-of-pocket expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of the shares of FRG Common Stock for their expenses in forwarding solicitation materials to beneficial owners of our shares of FRG Common Stock and in obtaining voting instructions from those owners. Certain of our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, by email, through the Internet or virtually. They will not be paid any additional amounts for soliciting proxies.

Q:
What do I need to do now?

A:
You should carefully read and consider this entire Proxy Statement and the annexes to this Proxy Statement, including the Merger Agreement, along with all of the documents referred to in this Proxy Statement, as they contain important information about, among other things, the Merger and how it affects you. If you plan to attend the Special Meeting virtually, after carefully reading and considering the information contained in this Proxy Statement, please sign, date and return, as promptly as possible, the enclosed proxy card in the enclosed postage-paid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card) to ensure that your shares of FRG Common Stock are represented and can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you.

Q:
Should I send in my evidence of ownership now?

A:
No. You should not return your stock certificates or send in other documents evidencing ownership of shares of FRG Common Stock with the proxy card. If the Merger is consummated, the paying agent will send each holder of record of shares of FRG Common Stock as of immediately prior to the Effective Time a letter of transmittal and instructions that explain how to exchange shares of FRG Common Stock for the Per Share Merger Consideration. If you are a beneficial owner of shares of FRG Common Stock held in “street name,” you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your shares.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies.

Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise, or until you revoke your consent. If you hold your shares through an intermediary that sent a single copy of this Proxy Statement to multiple stockholders in your household, we will promptly deliver a separate copy to you if you send a written request to us at our principal executive offices located at 109 Innovation Court, Suite J, Delaware, Ohio 43015 (Attention: Deputy General Counsel), or contact our Deputy General Counsel by email at tmcwaters@franchisegrp.com or by phone at (757) 753-2755.
Q:
Where can I find the voting results of the Special Meeting?

A:
The Company will publish the final voting results from the Special Meeting in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. For more information, please see the section of this Proxy Statement entitled “Where You Can Find More Information.”

Q:
Is the Merger expected to be a taxable event to me?

A:
Yes. The receipt of the Per Share Merger Consideration in exchange for shares of FRG Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of FRG Common Stock for the Per Share Merger Consideration pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For more information, please see the section of this Proxy Statement entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:
Who can help answer my other questions?

A:
If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of FRG Common Stock, or need additional copies of this Proxy Statement or the enclosed proxy card, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8129
Banks and brokers may call collect: (212) 750-5833

SPECIAL FACTORS
This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.
We are asking our stockholders to vote on the adoption of the Merger Agreement. If the Merger is completed, the holders of the shares of FRG Common Stock will have the right to receive the Per Share Merger Consideration.
Background of the Merger
As a matter of course, the Board and the Company’s management periodically review and evaluate the Company’s business plan, strategic direction, performance and prospects, taking into account, among other things, risks and conditions affecting the business of the Company and the various industries in which it operates generally as well as the impact of the Company’s capital structure and indebtedness agreements on its business, operations and prospects. In the past, this review and evaluation have included, among other things, whether to partner with another company, whether to accept investment from third parties, whether to pursue potential merger and acquisition opportunities and whether, as a general matter, it remained in the best interests of the Company’s stockholders to remain a publicly traded company in light of prevailing market conditions and the current and anticipated future prospects for the Company’s business and operations. In addition, from time to time, the Company has engaged affiliates of B. Riley in connection with various financial advisory and capital markets matters.
Badcock Acquisition and B. Riley Involvement
In November 2021, the Company completed the acquisition of W.S. Badcock Corporation (which we refer to as “Badcock”), a leading home furnishings company in the Southeast U.S., in an all cash transaction valued at approximately $580 million. To finance the Badcock acquisition, the Company entered into first lien and second lien credit agreements, providing for an aggregate of $575 million senior secured term loans (which we refer to as the “Badcock Term Loans”).
In connection with the acquisition of Badcock, the Company announced that it intended to: (i) evaluate alternatives for certain non-core assets to rapidly de-lever the Company back to its target net leverage ratio and (ii) assess the highest and best uses of capital of the Company relative to Badcock including evaluating programs which would not only allow the Company to cease providing significant financing to Badcock customers but also offer them more options and greater flexibility. With respect to the latter, the Company sought to explore partnerships with third-party consumer finance vendors in order to facilitate Badcock’s transition out of underwriting, holding and servicing consumer credit accounts. The plan to exit the consumer credit business of Badcock was central to the Company’s acquisition strategy and capital allocation plan.
In furtherance of the capital allocation strategy referenced above, the Company undertook the following steps beginning in late 2021:
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B. Riley Receivables Purchases.   In December 2021, Badcock entered into a Master Receivables Purchase Agreement with B. Riley Receivables, LLC, a wholly owned indirect subsidiary of B. Riley, and consummated the acquisition by such B. Riley subsidiary of the existing consumer credit receivables portfolio of Badcock for a purchase price of $400 million in cash, which the Company used to repay a portion of its existing indebtedness. From and after December 2021, affiliates of B. Riley continued to acquire consumer credit receivables from Badcock (which we refer to as “Badcock accounts receivable”) from time to time in the ordinary course of business until March 2023, as further described below.

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Sale-Leaseback Transactions.   In March 2022, Badcock completed the sale-leaseback of 35 retail stores and dealer-operated properties to National Retail Properties, LP for aggregate consideration of $94 million in cash, which the Company used to repay a portion of its existing indebtedness. In May 2022, Badcock entered into separate Purchase and Sale Agreements with Oak Street Real Estate Capital Net Lease Property Fund (Collector), LP for the sale-leaseback of certain parcels of land on which Badcock operated its corporate headquarters and distribution centers. In consideration for the sale-leaseback of the corporate headquarters properties, Badcock received $23.5 million in cash, and in consideration for the sale-leaseback of the distribution center properties, Badcock received $150 million in cash, which the Company used to repay in full the remaining balance of the Badcock Term Loans.
•
Revolver Increase.   In August 2022, the Company, Badcock and certain other subsidiary borrowers entered into a Third Amendment to the Company’s Third Amended and Restated Loan and Security Agreement (as amended, which we refer to as the “FRG ABL Revolver Agreement” and the senior secured revolving loan facility thereunder, the “ABL Revolver”) with the lenders and certain other parties thereto. Among other things, the Third Amendment increased the revolving credit facility commitments to $400 million.

In addition to these steps related to the Company’s capital allocation strategy following the Badcock acquisition, the Company also pursued steps to exit the consumer credit business as noted above, by seeking to transition the Badcock consumer credit business to third-party vendor(s). Beginning in late 2021 and through 2022, the Company and Badcock solicited proposals from various third-party vendors with whom to potentially partner. After evaluating several alternatives, in December 2021, Badcock entered into a credit program agreement with a leading credit retail firm, pursuant to which the partner firm implemented its credit platform in a pilot program involving a limited number of Badcock locations. The pilot program did not achieve its intended results. Throughout 2022 and continuing into 2023, the Company and Badcock continued to pursue potential partnerships with a variety of prime and non-prime credit vendors to explore augmenting or replacing its existing pilot program, but neither the Company nor Badcock has been able to find a satisfactory solution to date.
Beginning in November 2022, the Company initiated discussions with certain of its lenders to consider modifications to the Company’s financing arrangements that would permit Badcock to finance its accounts receivables outside the scope of the covenants under the Company’s financing facilities. In December 2022, the Company met with several third parties (other than B. Riley) about potentially financing Badcock accounts receivables. In early January 2023, the Company received feedback from its lenders that the necessary amendments to its financing facilities to accommodate the necessary working capital financing would likely come at a significant cost to the Company and ultimately may not be approved by the lenders. As a result, the Company elected not to further pursue the amendments and instead pursued an upsizing of the FRG First Lien Credit Agreement as described below.
In mid-January 2023, due to then favorable conditions in the credit market, the Company pursued an upsize to the FRG First Lien Credit Agreement in order to provide additional capacity to finance working capital, including, if necessary, Badcock accounts receivables. In connection with the launch of the potential upsize transaction, the Company publicly announced (i) that it expected to report fiscal 2022 results in line with or exceeding the financial outlook it previously provided in November 2022, (ii) that recent steps taken by the new management of American Freight was already leading to sales growth and expected margin improvement in the American Freight business and (iii) that the Company saw continued momentum in certain new franchise locations. The Company also reported that it continued to sell Badcock accounts receivables to third-party purchasers (and had sold approximately $463 million of additional receivables through January 2023), but that it intended to finalize the transition from in house financing by the end of June 2023.
On February 2, 2023, the Company announced that it had successfully completed the loan upsize transaction and had entered into a Third Amendment to the FRG First Lien Credit Agreement to, among other things, provide for an incremental term loan facility in the principal amount of $300 million.
In February and March 2023, B. Riley continued to evaluate its on-going purchases of Badcock accounts receivables, including its concern with the on-going business of Badcock and the potential need for additional credit support from the Company and/or other Company businesses. In late February 2023, representatives of B. Riley advised the Company that B. Riley had determined not to continue to purchase any further Badcock accounts receivables. The feedback from B. Riley, in combination with the worsening of certain negative trends in economic conditions facing the Company and its industry more generally, such as persistent high inflation and the impact of weaker consumer trends on the Company’s customer segments, led to the realization by the Company that a failure to continue to sell Badcock accounts receivables and reduce the outstanding balance of the ABL Revolver, may result in, among other things, the inability over the near and medium term to continue to pay quarterly dividends on FRG Common Stock and could lead to a potential default under the FRG First Lien Credit Agreement.
Representatives of the Company and B. Riley continued to discuss B. Riley’s potential further purchases of Badcock accounts receivables. As part of those discussions, B. Riley requested additional information regarding both Badcock and the Company and its other businesses to evaluate whether B. Riley would continue such purchases. On March 7, 2023, the Company entered into a confidentiality agreement with a subsidiary of B. Riley and provided to B. Riley the January Projections (as described further in the section of this Proxy Statement entitled “Special Factors — Certain Unaudited Prospective Financial Projections”). After further discussions with B. Riley, B. Riley indicated that it would be willing to fund Badcock accounts receivables one final time for the first quarter of 2023, but that it was unwilling to do so for the second quarter of 2023 and beyond, and that it would prefer to explore the acquisition of all of the outstanding equity of the Company, rather than expose itself to continued balance sheet risk of the Company without any equity or similar upside. Specifically, on March 16 and March 17, Brian Kahn and Bryant Riley, Chairman and co-Chief Executive Officer of B. Riley, met in person and discussed B. Riley’s potential interest in pursuing such an acquisition, during the course of which Bryant Riley indicated that B. Riley intended to submit a non-binding offer to acquire the Company.
Proposal from B. Riley
On March 19, 2023, the Company received a letter from B. Riley (which we refer to as the “March 19 Letter”) setting forth, on a non-binding basis, B. Riley’s potential interest in pursuing a take-private acquisition of the Company at a price of $30.00 per share of Common Stock, in cash, subject to a number of terms and conditions (which we refer to as the “Original Proposal”). Among other things, the Original Proposal made in the March 19 Letter was non-binding and expressly subject to completing due diligence, members of Company management rolling over their equity stake in the Company and agreeing to continue to manage the Company on an ongoing basis and, to the extent management participated in the transaction, the Original Proposal contemplated that the transaction would be subject to the approval and recommendation of the Special Committee and a non-waivable condition requiring approval by holders of a majority of the outstanding shares of FRG Common Stock other than participants in any potential transaction. The Board held a special meeting via videoconference on March 19, 2023, attended by representatives of Troutman Pepper Hamilton Sanders LLP, counsel to the Company (which we refer to as “Troutman”), to discuss the terms of the unsolicited Original Proposal from B. Riley and to consider issuing a public announcement of the receipt of such Original Proposal.
On March 20, 2023, the Board held another special meeting via videoconference, attended by representatives of Troutman, to discuss the public announcement of the receipt of the Original Proposal and agreed to move forward with issuing such public announcement of the Original Proposal via a press release. Following such special meeting, the Company issued a press release prior to market open announcing that it had received an unsolicited non-binding proposal from a third-party to acquire all the outstanding shares of FRG Common Stock for a price of $30.00 per share, subject to certain conditions.
On March 24, 2023, the Board met via videoconference, attended by representatives of Troutman and Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), which would ultimately be retained by the Special Committee as its legal counsel upon its formation, to discuss the formation of a special committee of the Board to evaluate the Original Proposal. Wachtell Lipton was invited to attend the meeting by the Chairman of the Board. After discussion with representatives of Troutman and Wachtell Lipton, the Board determined that certain directors and officers of the Company may be deemed to have an interest in the Original Proposal that is different from, or in addition to, the interests of the Company’s Unaffiliated Stockholders and resolved to create a special committee of the Board of independent and disinterested directors, who would retain its own independent financial advisor and legal counsel. At such meeting, the Board established the Special Committee — composed of Matthew Avril (and with Mr. Avril serving as Chairman of the Special Committee), Cynthia Dubin and Tom Herskovits, each of whom was determined to be independent of the Company’s management, have no substantive relationship (business or otherwise) with B. Riley that would impair any of such director’s ability to independently consider the proposed transaction and have no interest in any potential transaction that is different from, or in addition to, the interests of the Public Stockholders — to which the Board exclusively delegated all power and authority, to the fullest extent permitted by law, to take actions with respect to any potential transaction and any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, negotiation, termination, rejection, approval and/or authorization on behalf of the Company of the terms and conditions of any potential transaction, or any other strategic alternatives available to the Company, including, but not limited to: (1) the review, evaluation, discussion and determination as to whether a strategic alternatives process is appropriate and desirable for the Company at this time and, if so, the design, oversight, establishment and implementation of a strategic alternatives process; (2) the authorization, monitoring and exercise of general oversight on behalf of the Company of any and all agreements, proceedings, activities and litigation of the Company involving, responding to or relating to any potential transaction; (3) the power and authority on behalf of the Company to formulate, structure, negotiate and document any potential transaction, including, without limitation, proposals, agreements or transactions in connection with any potential transaction with any of the Company, any of the Company’s officers, directors or employees, and/or any of their affiliates or associates, and any third parties; (4) the power and authority to determine whether a potential transaction negotiated by the Special Committee is fair to, and in the best interests of, the Company and its stockholders (including the Public Stockholders); (5) the power and authority to say no to and reject a potential transaction; (6) the power and authority on behalf of the Company to approve the form of all requisite documentation or agreements involving, responding to or relating to any potential transaction; (7) the power and authority to recommend to the Board what action, if any, should be taken by the Board with respect to any potential transaction or any alternative thereto (including recommending not to pursue a potential transaction); and (8) all such other power and authority that may otherwise be exercised by the Board that the Special Committee may determine is necessary, useful, helpful, advisable or appropriate to carry out and fulfill its duties and responsibilities with respect to any potential transaction; provided, however, that the Special Committee was not given authority to approve the execution and delivery of any definitive agreement evidencing the terms pursuant to which a potential transaction would be completed that would be, by the terms thereof, binding on the Company or any agreement required under applicable law to be approved by the full Board, but rather would submit the Special Committee’s recommendation with respect thereto to the Board, which would not approve any such agreement except upon the Special Committee’s affirmative recommendation. At the conclusion of the Board meeting, after other members of the Board who were not on the Special Committee departed the meeting, the Special Committee determined to engage Wachtell Lipton as its legal counsel and agreed to hold an initial meeting in the coming days to discuss additional next steps and interview potential independent financial advisors.
Over the following days, Mr. Avril, in his capacity as the Chairman of the Special Committee, with the assistance of Wachtell Lipton, conducted a number of interviews with five financial advisors, including Jefferies. On March 27, 2023, the Special Committee held a meeting via videoconference with representatives of Wachtell Lipton and reviewed information regarding each of the five financial advisor’s expertise, experience, qualifications, and any existing or prior relationships with the Company, Brian Kahn, B. Riley and any of their or his respective affiliates.
On March 29, 2023, the Special Committee held a meeting via videoconference with representatives of Wachtell Lipton and Jefferies in attendance to discuss the terms of Jefferies’ potential engagement with the Special Committee.
On March 30, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Wachtell Lipton and, for a portion of the meeting, representatives of Jefferies, to finalize the retention of Jefferies as the independent financial advisor to the Special Committee. In connection with its review, the Special Committee and Wachtell Lipton discussed and reviewed Jefferies’ relationship disclosure letter made available to the Special Committee prior to the meeting. The Special Committee and representatives of Wachtell Lipton discussed certain of Jefferies’ prior relationships with the Company, Brian Kahn, B. Riley and their or his respective affiliates that had been disclosed, as further described in the section of this proxy statement entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor.” The Special Committee reviewed the disclosures and related information provided by Jefferies and determined that none of the disclosed relationships would impact Jefferies’ ability to act in an independent and disinterested manner in rendering its services to the Special Committee in connection with the potential transaction or alternatives to such transaction. Considering this, among other factors, including that Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisitions transactions and based on its familiarity with the Company’s businesses and industry, the Special Committee selected Jefferies as its financial advisor, began to review the terms of Jefferies’ engagement with the assistance of Wachtell Lipton and instructed representatives of Jefferies to begin engaging with the management of the Company with respect to its information review and financial analysis process. The Special Committee and Wachtell Lipton proceeded to finalize the terms of the Jefferies engagement with representatives of Jefferies over the following days, and the Special Committee and the Company subsequently entered into an engagement letter with Jefferies on April 6, 2023 finalizing the terms of Jefferies’ engagement.
On March 31, 2023, at the request of the Special Committee and following review by representatives of Wachtell Lipton, representatives of Jefferies delivered Jefferies’ initial information request list to the management of the Company. Company management and representatives of Jefferies also engaged in a videoconference to coordinate representatives of Jefferies’ information review process. From this time through the execution of the Merger Agreement, in response to requests from representatives of Jefferies on behalf of the Special Committee, the Company provided representatives of Jefferies with updated information on an iterative basis as requested by representatives of Jefferies and the members of the Special Committee through Jefferies.
On April 3, 2023, Mr. Avril, in his capacity as the Chairman of the Special Committee, met via videoconference with representatives of Jefferies and Wachtell Lipton to discuss general transaction process considerations and next steps. Representatives of Jefferies discussed with Mr. Avril information regarding the status of representatives of Jefferies’ information review and preliminary financial analysis conducted to date. Following this meeting and after consultation with representatives of Wachtell Lipton, Mr. Avril, in his capacity as the Chairman of the Special Committee, instructed representatives of Jefferies to (i) identify, and conduct outreach to, potential third-party bidders other than B. Riley who may be interested in making a bid for the Company or certain of its businesses, and (ii) reach out to B. Riley for additional information regarding its proposal.
On April 4, 2023, the Company’s management provided certain previously non-public, unaudited prospective financial information for the fiscal year ending December 31, 2023 through the fiscal year ending December 31, 2026 (which we refer to as the “Preliminary Management Projections”) to representatives of Jefferies in connection with Jefferies performing certain of its preliminary financial analyses. The Company’s management updated the Preliminary Management Projections periodically over the next several weeks with certain cash flow and debt adjustments, and provided representatives of Jefferies with the updated set of projections on May 4, 2023, which updated set of projections were reviewed and approved by the Special Committee for purposes of Jefferies' financial analysis (which we refer to such updated projections as the “Management Projections”).
On April 12, 2023, the Special Committee held a meeting via videoconference, attended by representatives of the Company’s management, Troutman and Wachtell Lipton, to review the Preliminary Management Projections, which were provided by the Company’s management to the Special Committee in advance of the meeting. On April 16, 2023, the Preliminary Management Projections were provided by representatives of Jefferies to B. Riley, and the four other potential third-party financial sponsor bidders were provided with access to the Preliminary Management Projections over the next several days following the execution of their respective non-disclosure agreements. The non-disclosure agreements executed by four third-party financial sponsors included standstill provisions, and none of the standstill provisions are currently in effect. The Management Projections were posted to the virtual data room on May 5, 2023.
Between the dates of April 11, 2023, and April 25, 2023, representatives of Jefferies conducted outreach to 19 potential third-party financial sponsor and strategic bidders with respect to a potential sale of the Company or certain of its businesses. Of those 19 potential bidders, 14 declined to explore a potential transaction, one expressed initial interest in a potential transaction but did not ultimately enter into a non-disclosure agreement and four entered into non-disclosure agreements and were offered management presentations with the CEO of the Company and provided with access to a virtual data room. On April 21, April 24 and April 25, 2023, three parties held virtual or in-person management meetings with Brian Kahn, but each subsequently declined to proceed with exploring a potential transaction. One of the four parties declined to explore a potential transaction without taking a meeting with Company management. All four of the parties who had entered into non-disclosure agreements informed the Company that they were not interested in pursuing a potential transaction by April 26, 2023.
On April 14, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies, Troutman and Wachtell Lipton, wherein representatives of Jefferies provided an update to the Special Committee on the status of third-party outreach and reviewed with the Special Committee Jefferies’ preliminary financial analysis. Following discussion of third-party alternatives, the Original Proposal and headwinds affecting the Company, including its ability to meet certain thresholds and covenants in its existing indebtedness agreements, and its future prospects, the Special Committee instructed representatives of Jefferies to continue outreach to potential third-party bidders to identify any viable alternative buyers for the Company or certain of its businesses and, in parallel, to continue to pursue diligence and negotiations with B. Riley, with the goal of securing a higher value offer than $30.00 per share.
On April 14, 2023, at the request of the Special Committee, representatives of Jefferies communicated to a representative of B. Riley the Special Committee’s willingness to continue discussions with regard to a potential transaction. In such conversation, a representative of B. Riley communicated to representatives of Jefferies B. Riley’s belief that, in connection with information reviewed in diligence for the proposed transaction, the Company’s estimated cash flows for 2023 and 2024 would be lower than in the recent prior fiscal quarters. B. Riley also subsequently confirmed that it had retained Sullivan & Cromwell, LLP (which we refer to as “S&C”) as legal counsel for the proposed transaction.
On April 14, 2023, the Chair of the Special Committee met with representatives of Willkie Farr & Gallagher LLP, counsel to Brian Kahn (which we refer to as “Willkie”), and Wachtell Lipton to discuss the potential transaction proposed by B. Riley, as well as the Special Committee’s view on Brian Kahn speaking directly with B. Riley regarding the potential transaction proposed by B. Riley or potential alternative acquisition transactions. Between April 14 and 16, 2023, the Chair of the Special Committee met with representatives of Wachtell Lipton to discuss these and related matters and representatives of Wachtell Lipton and Willkie had several telephone calls.
On April 16, 2023, the Chair of the Special Committee met again with representatives of Willkie, Wachtell Lipton and Brian Kahn, and the Special Committee granted Brian Kahn permission to pursue discussions, negotiations and actions in connection with any potential acquisition transaction (with B. Riley or other potential bidders) so long as Brian Kahn kept the Special Committee and its counsel reasonably informed on a current basis regarding any such discussions, negotiations and actions. In connection therewith, Brian Kahn informed the Special Committee that should any potential acquisition transaction proposal be received by the Company, Brian Kahn would consider engaging in discussions with any bidder that makes such a proposal, if there would be a role for Brian Kahn in connection with any such alternative acquisition transaction.
On April 17, 2023, Brian Kahn and Vintage Capital Management, LLC filed an amendment to their beneficial ownership report on Schedule 13D disclosing that they had, among other things, determined (i) that they wished to discuss the potential transaction with the third-party bidder (identified in this Proxy Statement as B. Riley) and may negotiate with such bidder (and other interested parties, including the Company) with respect to their participation in, and take other actions in furtherance of, that or any other potential acquisition transaction; (ii) that any potential transaction would be subject to the approval and recommendation of the Special Committee; and (iii) that any potential transaction would be subject to a non-waivable condition requiring approval by holders of a majority of the outstanding shares of Common Stock (other than shares owned by any Rollover Stockholders) (which we refer to as the “Unaffiliated Stockholders Voting Condition”).
On April 18, 2023, representatives of Willkie and Brian Kahn held a meeting via videoconference with representatives of S&C and B. Riley to discuss certain terms relating to a potential transaction.
On April 19, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to discuss the status of the proposed transaction. Representatives of Jefferies reviewed with the Special Committee the status of Jefferies’ outreach to potential bidders to identify an alternative buyer for the Company or certain of its businesses. After discussion, the Special Committee determined to meet on April 26, 2023, to continue discussions. The Special Committee instructed representatives of Jefferies to continue preparing its preliminary financial analysis of the Company and to continue conducting outreach, and providing information, to identified potential bidders. The Special Committee also instructed representatives of Jefferies to continue to engage with B. Riley and Brian Kahn with respect to the proposal initiated by B. Riley.
On April 26, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to discuss the status of the proposed transaction and third-party outreach by representatives of Jefferies’. Among other things, the Special Committee discussed with representatives of Wachtell Lipton and Jefferies strategic considerations for pursuing the proposed transaction with B. Riley and management, the financial prospects of certain Company businesses and the potential considerations, and benefits and risks of exploring a sale of only certain of the Company’s businesses, rather than the entire Company. Representatives of Jefferies reviewed with the Special Committee an update on the status of its outreach to potential bidders, and reviewed its preliminary financial analysis of the Company that was shared previously with the Special Committee on April 14, 2023. Following the discussion, the Special Committee determined to meet again in the coming days to continue discussions and requested that Mr. Avril, in his capacity as the Chairman of the Special Committee, speak with Brian Kahn to discuss his willingness to enter into a proposed transaction with B. Riley on the terms of the Original Proposal. Mr. Avril, in his capacity as the Chairman of the Special Committee, did so and Brian Kahn indicated his willingness to proceed with negotiations with B. Riley. Mr. Avril, in his capacity as the Chairman of the Special Committee, subsequently informed each of the members of the Special Committee of Brian Kahn’s willingness to proceed.
On April 28, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton and a member of Company management (who is not a Rollover Stockholder), to discuss the status of the proposed transaction in light of the downward trend in the actual results of operations of certain key business segments in March and April 2023, review the prospective financial information regarding the Company and review with representatives of Jefferies its preliminary financial analysis performed to date. After discussion, the Special Committee instructed representatives of Jefferies to deliver a counteroffer to B. Riley that included (i) a price of $33.00 per share of FRG Common Stock, a 10% increase from the $30.00 offered in the Original Proposal and (ii) confirmation of the Unaffiliated Stockholders Voting Condition.
Later on April 28, 2023, representatives of Jefferies spoke with representatives of B. Riley to communicate the Special Committee’s counterproposal. In response, B. Riley communicated its belief that, based on diligence performed and information reviewed after the date of the Original Proposal, including with respect to the Preliminary Management Projections, the value of the Company was lower than B. Riley perceived when it made its Original Proposal of $30.00 per share. B. Riley indicated that it would nevertheless be willing to maintain its offer at $30.00, but that it was unwilling to increase its offer price under any circumstances. Representatives of B. Riley further communicated (i) its willingness to proceed with the proposed transaction at a cash price of $30.00 per share of FRG Common Stock on an expedited timeline to facilitate a deal announcement prior to, or contemporaneous with, the Company’s planned earnings announcement on May 10, 2023 and (ii) its confirmation of the Unaffiliated Stockholders Voting Condition as set forth in B. Riley’s March 19 Letter.
On April 29, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to discuss B. Riley’s response to the Special Committee’s counteroffer. After discussion with representatives of Wachtell Lipton and Jefferies, the Special Committee provisionally determined their belief that $30.00 per share likely represented the highest price the unaffiliated stockholders could reasonably obtain — taking into account, among other things, the lack of other interested financial sponsor or strategic buyers despite an extensive outreach by representatives of Jefferies and the public disclosure of the Original Proposal, as well as the future financial prospects of the Company, including as described in the section herein entitled “Special Factors — Management Projections.” The Special Committee also directed representatives of Jefferies to continue to discuss with B. Riley whether it would be willing to pay more than $30.00 per share in cash under any other circumstances.
On April 30, 2023, S&C delivered an initial draft of the Merger Agreement to Wachtell Lipton and Troutman. The draft Merger Agreement contemplated, among other things, that Parent’s obligation to consummate the transaction is conditioned on the fact that no more than a to-be-determined percentage of outstanding FRG Common Stock has exercised appraisal rights (which we refer to as, the “Appraisal Rights Condition”) and no “go-shop” period during which the Company may solicit alternative transactions subject to certain limitations.
Between March 20 and May 2, 2023, Mr. Avril, in his capacity as the Chairman of the Special Committee, with the assistance of Wachtell Lipton, convened a number of information sessions with the independent directors of the Company (including the members of the Special Committee), to provide periodic updates regarding a potential transaction and alternatives to a potential transaction. On May 2, 2023, the Board held a meeting via videoconference, attended by representatives of Troutman and Wachtell Lipton, to discuss the status of the proposed transaction. Brian Kahn provided an update to the Board on the Company’s operations and performance and departed such meeting after providing such update. Immediately following such meeting, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to discuss the status of Jefferies’ information review and its preliminary financial analysis, as well as next steps with regards to the proposed transaction. Also at such meeting, representatives of Wachtell Lipton discussed their preliminary perspectives on the draft Merger Agreement received from S&C and certain other legal matters, including obligations of the members of the Special Committee with respect to confidentiality and considerations for communications between members of the Special Committee and Brian Kahn regarding the proposed transaction.
On May 3, 2023, Wachtell Lipton, S&C and Willkie discussed the terms of the Merger Agreement and later that day Wachtell delivered a revised draft of the Merger Agreement to S&C and Willkie. The revised draft Merger Agreement contemplated, among other things, no Appraisal Rights Condition, a Company termination fee of 1% of the Company’s equity value for any alternative proposal first received within 45 days after signing and thereafter to be 2.75% of the Company’s equity value and a Parent termination fee of 7.0% of the equity value. In addition, the draft Merger Agreement indicated that the Special Committee was considering seeking a “go shop” period and sought to include B. Riley as a party to the Merger Agreement.
Between April 30 and May 9, 2023, B. Riley continued to evaluate the nature and structure of the proposed acquisition of the Company. In addition, during this time period, B. Riley held discussions with Brian Kahn regarding the potential transaction and the relationship among the parties with respect thereto. After additional consideration and discussion with its advisors, B. Riley determined that, while it remained interested in providing financing to facilitate a transaction, it would be necessary to do so in a manner that would not result in it controlling or having to consolidate the Company into its financial statements. The parties therefore determined that, if a transaction were to proceed, Brian Kahn would control the surviving company from a governance perspective and may own, directly or indirectly, a majority of the outstanding equity of the surviving company.
On May 5, 2023, the Board held a meeting via videoconference, attended by representatives of Troutman and Wachtell Lipton, to discuss the status of the proposed transaction. Brian Kahn provided an update to the Board on the Company’s financial performance and on his negotiations with respect to the proposed transaction. Brian Kahn explained that following further discussions with B. Riley, the parties now contemplated that Brian Kahn and his affiliates will have control of the surviving company but that B. Riley would nonetheless participate in the transaction as a financing source, including from an equity perspective. Immediately following such meeting, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to discuss the status of the proposed transaction and next steps related thereto.
On May 6, 2023, S&C delivered a revised draft of the Merger Agreement to Wachtell Lipton and Troutman, and Willkie delivered an initial draft of the Voting Agreement to Wachtell Lipton and Troutman. The revised draft Merger Agreement delivered by S&C contemplated, among other things, reinstatement of the Appraisal Rights Condition, a Company termination fee of 1.5% of the Company’s aggregate equity value implied by the transaction that is held by unaffiliated stockholders for any alternative proposal first received within 45 days after signing and thereafter to be 3.0% of the Company’s aggregate equity value implied by the transaction that is held by unaffiliated stockholders and a Parent termination fee of 5.25% of the Company’s aggregate equity value implied by the transaction that is held by unaffiliated stockholders. The Merger Agreement did not contain provisions providing for a “go shop” period.

On May 7, 2023, the Board, excluding Brian Kahn, held a meeting via videoconference, attended by representatives of Troutman and Wachtell Lipton, to review and discuss the status of the transaction documents, including the Merger Agreement and the key points under negotiation therein. Members of the Board expressed the importance of the Merger Agreement appropriately addressing the fact that Brian Kahn will control Parent and, following discussions with representatives of Wachtell Lipton on potential solutions, the Board instructed Wachtell Lipton to negotiate for a provision in the Merger Agreement that actions taken at the direction or with the consent of Brian Kahn will not be deemed a breach by the Company of the Merger Agreement.
On May 8, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to discuss the status of the transaction documents. Later that day, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to review the terms of the proposed transaction, the status of representatives of Jefferies’ outreach to potential bidders and Jefferies’ preliminary financial analysis conducted to date.
Later on May 8, 2023, Wachtell Lipton delivered a revised draft of the Merger Agreement to S&C and Willkie. The revised draft Merger Agreement delivered by Wachtell Lipton contemplated, among other things, deletion of the Appraisal Rights Condition, a “go shop” period of 45 days during which the Company may solicit alternative acquisition proposals subject to certain limitations, a Company termination fee of 1.25% of the Company’s aggregate equity value implied by the transaction that is held by unaffiliated stockholders for any alternative proposal first received during the “go shop” period and thereafter to be 3.0% of the Company’s aggregate equity value implied by the transaction that is held by unaffiliated stockholders and a Parent termination fee of 9.0% of the Company’s aggregate equity value implied by the transaction that is held by unaffiliated stockholders. In addition, the revised draft Merger Agreement also provided that actions taken at the direction or with the consent of Brian Kahn will not be deemed a breach by the Company of the Merger Agreement.
Following discussions and negotiations among Wachtell Lipton, S&C and Willkie on May 8, 2023, S&C delivered a revised draft of the Merger Agreement to Wachtell Lipton and Troutman early on May 9, 2023. The draft Merger Agreement contemplated, among other things, no Appraisal Rights Condition, a “go shop” period of 30 days during which the Company may solicit alternative acquisition proposals subject to certain limitations, a Company termination fee of $10.35 million during the Go-Shop Period and thereafter to be $20.72 million and a Parent termination fee of $50 million. Over the course of the day, Wachtell Lipton, Troutman S&C and Willkie continued to negotiate the final terms of the Merger Agreement, with the parties agreeing to increase the Parent termination fee to $55 million as part of the final package of terms.
Later on May 9, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to discuss the status of the transaction documents and certain other matters. Later that day, the Special Committee held a second meeting via videoconference, attended by representatives of Jefferies and Wachtell Lipton, to review the status of the transaction documents and to review with representatives of Jefferies an update to its preliminary financial analysis.
In the evening of May 9, 2023, the Special Committee held a meeting via videoconference, attended by representatives of Jefferies, Troutman and Wachtell Lipton, to discuss and review the draft Merger Agreement, the Voting Agreement, the Equity Commitment Letter, the Rollover Agreement and the Guarantee and to consider the proposed transaction. Representatives of Jefferies reviewed with the Special Committee an update to Jefferies’ preliminary financial analysis of the Company and the proposed transaction. Representatives of Jefferies further confirmed that there had been no changes to the previously provided relationships disclosure letter provided to the Special Committee regarding Jefferies’ past or present relationships with the Company or B. Riley. Representatives of Wachtell Lipton reviewed the terms of the draft transaction agreements and changes to such documents since the prior meetings. Thereafter, Jefferies rendered its opinion to the Special Committee to the effect that, as of May 9, 2023 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of FRG Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders). See “Special Factors — Opinion of the Special Committee’s Financial Advisor.” The representatives of Wachtell Lipton discussed certain legal matters with the Special Committee, including the fiduciary duties of directors under the circumstances of the proposed transaction. Following additional discussion, including of the factors summarized in “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger,” the members of the Special Committee unanimously: (A) approved and declared advisable the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, (B) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders, and (C) resolved to recommend to the Board that the holders of FRG Common Stock (other than the Rollover Stockholders) adopt the Merger Agreement at the Special Meeting.
Later on May 9, 2023, following the Special Committee’s meeting, the Board held a meeting by videoconference, attended by representatives of Troutman and Wachtell Lipton, to discuss and review the draft Merger Agreement, to receive the report of the Special Committee and to consider the proposed transaction. Following this discussion, representatives of Wachtell Lipton described the process undertaken by the Special Committee and its financial advisor, the receipt of Jefferies’ opinion and the Special Committee’s recommendation that the Merger Agreement be approved. Following such discussion, the Board, by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder): (i) (A) approved and declared advisable the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, (B) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders, and (C) resolved to recommend that the holders of FRG Common Stock adopt the Merger Agreement at the Special Meeting and (ii) directed that the Merger Agreement be submitted to the holders of FRG Common Stock for their adoption at the Special Meeting. At such meeting, after members of the Special Committee exited the meeting, the independent directors of the Board who did not serve on the Special Committee determined the compensation for the members of the Special Committee for their service on the Special Committee.
Following such meeting and early in the morning of May 10, 2023, the Company, Parent and Merger Sub executed the Merger Agreement and related transaction documents, and prior to the opening of trading of FRG Common Stock on Nasdaq, the Company issued a press release announcing the execution of the Merger Agreement. On May 11, 2023, Brian Kahn and Vintage Capital Management, LLC filed an amendment to their beneficial ownership report on Schedule 13D disclosing Parent’s entry into the Merger Agreement and the execution of the Voting Agreement and Rollover Agreement by the applicable Kahn Parties.
On May 17, 2023, representatives of Jefferies, acting at the direction of the Special Committee, began contacting potential counterparties that might consider making an Acquisition Proposal in connection with the Go-Shop Period. Over the course of the Go-Shop Period, representatives of Jefferies engaged with or actively solicited Acquisition Proposals from 29 potentially interested third parties. The Go-Shop Period will expire at 11:59 p.m. New York City time on June 9, 2023. To date, no party has made an Acquisition Proposal following the execution of the Merger Agreement.
Reasons for the Merger; Recommendation of the Special Committee and the Board; Fairness of the Merger
Recommendation of the Special Committee
The Board formed the Special Committee consisting solely of independent and disinterested directors to negotiate and evaluate a potential transaction involving the Company, B. Riley and members of Company management. After careful consideration, with the assistance of independent financial and legal advisors, the Special Committee unanimously (A) approved and declared advisable the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, (B) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders, and (C) resolved to recommend to the Board that the holders of FRG Common Stock (other than the Rollover Stockholders) adopt the Merger Agreement at the Special Meeting.

In recommending the adoption of the Merger Agreement and evaluating the transactions contemplated thereby, including the Merger, the Special Committee consulted with the Special Committee’s financial and legal advisors and considered the following factors as being generally supportive of their determinations and recommendations, which are not intended to be exhaustive and are not presented in any relative order of importance:
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the Per Share Merger Consideration for the Unaffiliated Stockholders represented a premium of 31.9% over the closing price of such shares on March 17, 2023, the last trading day before the Company publicly announced the receipt of the Original Proposal;

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information available to the Special Committee with respect to the Company’s business, operations, financial condition, earnings and prospects, the Company’s long-range plans, and the risks in achieving those prospects and plans, including considerations related to the Management Projections as further described in the section titled “Special Factors — Management Projections” being meaningfully lower than current consensus Wall Street research analyst estimates;

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the Special Committee’s belief that the Merger Agreement and the transactions contemplated thereby, including the Merger, were more favorable to the Company and the Unaffiliated Stockholders, when compared with the Company’s stand-alone business plan and long-term prospects, and the associated benefits and risks;

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Company management’s review of the historical and future financial performance for the Company’s business segments, including certain business lines that face challenging operating and financial conditions;

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the Company’s present and future ability to pay dividends;

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the risk that the Company may not meet financial covenants in the Company’s agreements with its lenders;

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the fact that following the public disclosure of the March 19 Letter, the Company did not receive any unsolicited inquiries from any third parties concerning a potential acquisition of all or any portion of the Company;

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the fact that the Special Committee’s financial advisor actively solicited interest in potential transactions from both strategic and financial sponsors, including with those parties that were believed to be the most able and willing to transact, as more fully described above in the section of this Proxy Statement entitled “— Background of the Merger,” which process did not result in any proposals to acquire the Company that the Special Committee believed were more likely to create greater value and certainty of value for the Unaffiliated Stockholders than the Merger;

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the belief by the Special Committee, after discussions with the Special Committee’s advisors and negotiations with the Management Stockholders and B. Riley, that the Per Share Merger Consideration was likely the highest price per share at which such parties were willing to transact, that the terms were the most favorable terms the Management Stockholders and B. Riley would be willing to agree to and that further negotiations would create a risk of causing the Management Stockholders or B. Riley to abandon the Merger altogether or materially delay the entry into a definitive agreement for the Merger;

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the financial and other terms and conditions of the Merger Agreement (including the Per Share Merger Consideration) and the transactions contemplated thereby, including the Merger, resulting from extensive arm’s-length negotiations conducted at the direction of the Special Committee, with the assistance of experienced legal and financial advisors, during a process that occurred over the course of approximately two months;

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that the Per Share Merger Consideration consists solely of cash, providing the Unaffiliated Stockholders with, at the closing of the Merger, certainty of value and liquidity, while eliminating long-term business and execution risk associated with continued ownership of FRG Common Stock;

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the financial analysis of the Per Share Merger Consideration reviewed by representatives of Jefferies with the Special Committee as well as the opinion of Jefferies rendered to the Special Committee on May 9, 2023, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of FRG Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders), as more fully described under “Special Factors — Opinion of the Special Committee’s Financial Advisor”. The Special Committee considered the holders of FRG Common Stock (other than holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders) to be situated substantially similarly to the Unaffiliated Stockholders;
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that the approval of the Merger Agreement Proposal is conditioned on the affirmative vote of both (1) the holders of a Majority of the Outstanding Shares, and (2) the holders of a Majority of the Unaffiliated Shares, in each case assuming a quorum is present (as more fully described under “The Special Meeting — Vote Required”);

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that the Company’s stockholders who do not vote to approve the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and demand payment of the “fair value” of their shares of FRG Common Stock (which may or may not be different than the Per Share Merger Consideration), as and to the extent provided by Delaware law (as more fully described under “Special Factors — Appraisal Rights”);

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the likelihood of the Merger being completed, based on, among other matters:

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the limited nature of the conditions to completion of the Merger as provided by the Merger Agreement, including the absence of a financing condition;

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the limited regulatory approval required to consummate the Merger, and the meaningful obligation of Parent and Merger Sub to take certain actions, subject to the terms of the Merger Agreement, to obtain such regulatory approval;

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the fact that the Management Stockholders, who hold approximately 36% of the voting power of the Company’s outstanding share capital, have duly executed and entered into the Voting Agreement, pursuant to which each Management Stockholder has agreed to vote his or their respective shares in favor of the Merger Agreement Proposal, subject to, and in accordance with, the terms and conditions of the Voting Agreement; and

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the availability of the remedy of specific performance to the Company under the Merger Agreement in certain circumstances, including the Company’s right under the Equity Commitment Letter to cause the Equity Financing to be funded if, among other things, the conditions to closing are satisfied (or would be satisfied at the closing of the Merger) and the Debt Financing has been funded or will be funded at the closing of the Merger;

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the terms and conditions of the Merger Agreement, including:

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the Company’s right during the Go-Shop Period to pursue alternative acquisition proposals from third parties, furnish non-public information to such third parties in connection with such proposals and participate in discussions or negotiations with third parties with respect to such proposals;

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the ability of the Special Committee to change or withdraw its recommendation, subject to compliance with certain procedural requirements, that the Unaffiliated Stockholders vote in favor of the Merger Agreement Proposal in connection with (i) an unsolicited written bona fide acquisition proposal that the Special Committee has determined in good faith (after consultation with its financial advisors and outside legal counsel) is a Superior Proposal (as defined in the Merger Agreement) or (ii) a specified Intervening Event (as defined in the Merger Agreement), if the Special Committee determines that the failure to change or withdraw its recommendation in response thereto would be inconsistent with its fiduciary duties;

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the fact that Parent must pay the Reverse Termination Fee to the Company in certain circumstances, including if the Parent fails to consummate the Merger pursuant to its obligations under the Merger Agreement, or due to a material uncured breach by Parent under the Merger Agreement;

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the fact that in the case of any actual fraud or Willful and Material Breach (as defined in the Merger Agreement) by Parent or Merger Sub, the Company’s remedies will not be limited to the Reverse Termination Fee and instead, B. Riley will be responsible for the full, uncapped amount of liability and damages owed by Parent or Merger Sub to the Company; and

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the terms of the Merger Agreement providing the Company sufficient operating flexibility to conduct its business in the ordinary course in the interim period between the signing of the Merger Agreement until the consummation of the Merger or the termination of the Merger Agreement (which we refer to as the “Interim Period”);

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the Special Committee’s belief that it was fully informed about the extent to which the interests of the Management Stockholders and B. Riley in the Merger differ from those of the Unaffiliated Stockholders; and

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the potential risks to the Company’s ability to successfully pursue and execute long-term strategic objectives and plans as a public company.

The Special Committee believes that sufficient procedural safeguards were, and are, present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of the Unaffiliated Stockholders. These procedural safeguards include the following:
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that, from its formation after the Original Proposal was received, the Special Committee was granted authority to, among other things, review, evaluate and negotiate the terms and conditions, and to determine the advisability of, the Merger Agreement and the transactions contemplated thereby, including the Merger, to recommend to the Board what action, if any, should be taken by the Board with respect to the transactions (including recommending not to pursue the transactions), and the fact that the Board agreed that it would not approve, or recommend to the Unaffiliated Stockholders, the Merger Agreement Proposal without the favorable recommendation of the Special Committee;

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that the members of the Special Committee consist of solely independent and disinterested directors and are not employees of, or otherwise affiliated with B. Riley or the other Consortium Members, and are not expected to have any material economic interest in the Company or the Surviving Corporation following the completion of the Merger;

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that the Special Committee retained and received the advice and assistance of its own experienced independent legal and financial advisors;

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the various terms and conditions of the Merger Agreement, including the fact that the Merger Agreement provides that it cannot be amended, nor may any provision be waived by the Company, without the approval and at the direction of the Special Committee;

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that the members of the Special Committee met frequently and as necessary during the course of approximately two months (with its legal and financial advisors present) to discuss the potential merger, the ongoing negotiations with the Management Stockholders and B. Riley, the outreach by the Special Committee’s financial advisor to additional parties that may potentially be interested in a transaction involving the Company and financial information relating to the Company; and

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that the Special Committee and Board made their evaluation of the Merger Agreement and the Merger based upon the factors discussed in this Proxy Statement and with the full knowledge of the interests of the Management Stockholders in the Merger.

The Special Committee also considered the following uncertainties, risks and potentially countervailing factors in their deliberations concerning the Merger, which are not intended to be exhaustive and are not presented in any relative order of importance:
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that, following the completion of the Merger, the Company will no longer exist as an independent public company and that the consummation of the Merger and receipt of the Per Share Merger Consideration in the Merger, while providing relative certainty of value, will not allow the Unaffiliated Stockholders to participate in potential further value derived from the Company’s assets, including growth in the Company’s assets, future earnings growth, future appreciation in value of FRG Common Stock or any future dividends, if any, after the Merger;

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the risk that the transactions contemplated by the Merger Agreement, including the Merger, may not be consummated in a timely manner or at all, and the consequences thereof, including (i) the potential loss of value to the Company’s stockholders, (ii) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel, and (iii) the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

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the fact that the Per Share Merger Consideration represented a decrease of 32.2% from the $44.25 per share price at the stock’s 52-week high, as measured beginning March 17, 2022, one year prior to the announcement of the unsolicited proposal from a third party to acquire the Company, noting however that market, economic and business conditions had each changed materially since that time and it did not appear reasonably likely that FRG Common Stock would regain such trading levels on a standalone basis in any reasonable timeframe, if at all;

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the restrictions imposed by the Merger Agreement on the Company’s solicitation of acquisition proposals from third parties after the completion of the Go-Shop Period;

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the possibility that, at the closing of the Merger, Parent’s available sources of Debt Financing are less than the amount required to consummate the Merger, in which event the Company would not be able to specifically enforce Parent’s obligation to complete the Merger and instead would have the sole and exclusive remedy of terminating the Merger Agreement and causing Parent to pay the Reverse Termination Fee;

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the understanding that some of the Company’s directors and executive officers have other interests in the Merger in addition to their interests as stockholders of the Company, including the manner in which they would be affected by the Merger (as discussed under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger”);

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the possible effects of the pendency or consummation of the transactions contemplated by the Merger Agreement, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that employees might choose not to remain employed with the Company prior to the completion of the Merger;

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the restrictions placed on the conduct of the Company’s business in the Interim Period, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger;

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that the receipt of cash in exchange for shares of FRG Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes;

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that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the Merger Agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions;

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the requirement that the Company pay Parent the Company Termination Fee in certain circumstances in connection with the termination of the Merger Agreement, including if the Merger Agreement is terminated by the Company in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or if the Parent terminates the Merger Agreement because of a Change in Recommendation (as further described under “The Merger Agreement — Termination Fees and Expenses”), which could deter potential acquirors from making an acquisition proposal for the Company; noting however that the Merger Agreement was negotiated to ameliorate such potential deterrence by reducing the amount payable as the Company Termination Fee to $10.35 million during the Go-Shop Period (compared to $20.72 million following the Go-Shop Period); and

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that the Company has incurred and will incur substantial costs in connection with the transactions contemplated by the Merger Agreement, even if such transactions are not consummated.

The Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger.
In considering the fairness of the Merger Agreement, the Special Committee believed that the financial analyses that Jefferies prepared and reviewed with the Special Committee prior to the Special Committee making its recommendation to the Board, as more fully summarized under the caption “Special Factors —  Opinion of the Special Committee’s Financial Advisor,” represented potential valuations of the Company as it continues to operate its business. The Special Committee considered each of the financial analyses that representatives of Jefferies reviewed with the Special Committee, together with the opinion provided by Jefferies, as well as various additional factors, as discussed above. The Special Committee did not consider the liquidation value or net book value of the Company. The liquidation value was not considered because the Company is a viable going concern and the Special Committee did not believe that the orderly sale of the Company’s assets for cash and the subsequent distribution of proceeds from such sale was a practical alternative to the transactions contemplated by the Merger Agreement. Therefore, the Special Committee believed that the liquidation value of the Company is irrelevant to a determination as to whether the Merger Agreement or the transactions contemplated by the Merger Agreement are fair to the Unaffiliated Stockholders. Further, the Special Committee did not consider net book value, which is an accounting concept, as a factor because the Special Committee did not believe that net book value is a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Special Committee is not aware of any firm offers made by any other person for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company during the past two years. In addition, the Special Committee did not seek to establish a pre-merger going concern value for the Company as such.
The foregoing discussion is not exhaustive but is intended to summarize the material information and factors considered by the Special Committee in its consideration of the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee reached the unanimous decision to recommend that the Board approve the Company’s entry into the Merger Agreement, considering the factors described above and other factors that the Special Committee believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Special Committee did not find it feasible to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations. In addition, each individual member of the Special Committee may have given different weight to different factors. The Special Committee conducted an overall review of the factors described above, including thorough discussions with the Special Committee’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, their determinations.
Recommendation of the Company Board
The Board, on behalf of the Company, believes, based on the factors described below, that the Merger is fair to the “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.
The Board did not assess whether the “rollover” provisions of the Rollover Agreement, including the terms of the membership interests to be received by the Rollover Stockholders pursuant to the Rollover Agreement is advisable, fair to and in the best interests of the Rollover Stockholders. Based on the unanimous recommendation of the Special Committee (discussed further below) and on the basis of the other factors described above and below, the Board, by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder): (i) (A) approved and declared advisable the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement, (B) determined that the Merger Agreement, the Voting Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders, and (C) resolved to recommend that the holders of FRG Common Stock adopt the Merger Agreement at the Special Meeting and (ii) directed that the Merger Agreement be submitted to the holders of FRG Common Stock for their adoption at the Special Meeting.

In the course of reaching its determination and making its recommendations, the Board considered the following non-exhaustive list of material factors and countervailing factors, which are not presented in any relative order of importance:
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the Special Committee’s analysis (as to both substantive and procedural aspects of the Merger), conclusions and unanimous determination, which the Board adopted, that the Merger Agreement, the Voting Agreement and the other transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders. The Board also considered the Special Committee’s unanimous recommendation to the Board that the holders of FRG Common Stock (other than the Rollover Stockholders) adopt the Merger Agreement at the Special Meeting;

•
the procedural fairness of the Merger, including that (i) it was negotiated by the Special Committee consisting solely of independent (for purposes of serving on the Special Committee) and disinterested directors that are not affiliated with, and are independent of, the Management Stockholders and B. Riley and were otherwise disinterested and independent with respect to a potential acquisition of the Company, other than as discussed in the section entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger”; and (ii) the Special Committee had the authority to negotiate the Merger Agreement, determine the advisability of the transactions contemplated by the Merger Agreement, including the Merger, to recommend to the Board what action should be taken with respect to the transactions contemplated by the Merger Agreement, including the Merger, and to select and engage, and was advised by, its own independent legal and financial advisors; and

•
the other material factors and countervailing factors considered by the Special Committee and listed above.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger.
In considering the fairness of the Merger Agreement, the Board did not consider the liquidation value or net book value of the Company. The liquidation value was not considered because the Company is a viable going concern and the Board did not believe that the orderly sale of the Company’s assets for cash and the subsequent distribution of proceeds from such sale was a practical alternative to the transactions contemplated by the Merger Agreement. Therefore, the Board believed that the liquidation value of the Company is not indicative as to a determination as to whether the Merger Agreement or the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders. Further, the Board did not consider net book value, which is an accounting concept, as a factor because they did not believe that net book value is a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Board is not aware of any firm offers made by any other person for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company during the past two years.
The foregoing discussion is not exhaustive but is intended to summarize the material information and factors considered by the Board in its consideration of the transactions contemplated by the Merger Agreement, including the Merger. The Board, by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder) reached the decision to recommend the Company’s entry into the Merger Agreement, considering the factors described above and other factors that it believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations. In addition, each individual member of the Board may have given different weight to different factors. The Board conducted an overall review of the factors described above, and considered the factors overall to be favorable to, and to support, their determinations.

It should be noted that certain aspects of this explanation of the reasoning of both the Special Committee and the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Factors Regarding Forward-Looking Statements.”
Position of the Consortium Members as to the Fairness of the Merger
Under the SEC rules governing “going-private” transactions, the Consortium Members are affiliates of the Company and therefore required to express their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. The Consortium Members are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules and regulations under the Exchange Act. The view of the Consortium Members as to the fairness of the Merger should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger Agreement Proposal. The Consortium Members have interests in the Merger that are different from, and in addition to, those of the Unaffiliated Stockholders of the Company.
The Consortium Members did not participate in the deliberation of the Special Committee or the Board regarding, nor did they receive advice from the respective legal or financial advisors of the Special Committee or the Board as to, the fairness of the Merger. Because one of the Consortium Members (Brian Kahn) serves on the Board, as discussed in the section of this Proxy Statement entitled “Special Factors — Background of the Merger,” Brian Kahn was excluded from all Board deliberations relating to the approval of the Merger Agreement and recused himself from the Board vote on the approval of the Merger Agreement, in each case due to his status as a Rollover Stockholder. The Consortium Members have not performed, or engaged a financial advisor to perform, an evaluation of the fairness of the Merger to the Unaffiliated Stockholders. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed in the section of this Proxy Statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Board; Fairness of the Merger” (which analysis and resulting conclusions the Consortium Members expressly adopt), the Consortium Members believe that the Merger is substantively fair to the Unaffiliated Stockholders. In particular, the Consortium Members considered the following, which are not listed in any relative order of importance:
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the fact that the Per Share Merger Consideration for the Unaffiliated Stockholders represented a premium of 31.9% over the closing price of such shares on March 17, 2023, the last trading day before the Company announced the receipt of an unsolicited proposal to acquire the Company from a third party;

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the fact that the Special Committee unanimously, and the Board by a unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder), approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of FRG Common Stock, other than Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders;

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the fact that the Per Share Merger Consideration consists solely of cash, providing the Unaffiliated Stockholders with certainty of value and liquidity, while eliminating long-term business and execution risk associated with continued ownership of FRG Common Stock, including risks relating to the Company’s present and future ability to pay dividends;

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the fact that the Merger will provide liquidity for the Unaffiliated Stockholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

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the limited nature of the conditions to completion of the Merger and that the Merger is not conditioned on any financing being obtained by Parent, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Stockholders in the Merger will be received; and

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the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility and global economic uncertainty.

The Consortium Members did not establish, and did not consider, a pre-merger public company going concern value of FRG Common Stock for the purposes of determining the Per Share Merger Consideration or the fairness of the Per Share Merger Consideration to the Unaffiliated Stockholders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement unaffected per share price of FRG Common Stock as of March 17, 2023 (the last trading day before the Company announced the receipt of an unsolicited proposal to acquire the Company from a third party), the Per Share Merger Consideration of $30.00 represented a premium to the going concern value of the Company. In addition, the Consortium Members did not consider net book value of FRG Common Stock because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of FRG Common Stock or the Company’s value as a going concern, but rather is an indicator of historical costs. The Consortium Members did not consider liquidation value in determining the fairness of the Merger to the Unaffiliated Stockholders because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup and because they considered the Company to be a viable, going concern.
The Consortium Members further believe that the Merger is procedurally fair to the Unaffiliated Stockholders based upon, among other things, the following factors, which are not listed in any relative order of importance:
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the fact that the Special Committee and the Board were fully informed about the extent to which the interests of the Management Stockholders in the Merger differed from those of the Unaffiliated Stockholders;

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the fact that Brian Kahn was excluded from certain Board discussions (including all discussions related to the Board’s consideration of the Merger Agreement) and recused himself from the Board approval of the Merger Agreement due to his status as a Rollover Stockholder;

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the fact that the Board formed a special committee consisting solely of independent (for purposes of serving on the Special Committee) and disinterested directors that are not affiliated with, and are independent of, the Management Stockholders and B. Riley, and were otherwise disinterested and independent with respect to a potential acquisition of the Company other than as discussed in the section entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger,” at the outset of discussions of a potential merger transaction, which Special Committee was empowered to and did review and negotiate the Merger Agreement and the transactions contemplated thereby, including the Merger, and any alternatives thereto, and was empowered to make a recommendation to the Board as to what actions, if any, should be taken by the Company with respect thereto;

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the fact that since the outset of discussion of its participation in a potential merger transaction with the Company, the Kahn Parties and B. Riley conditioned the approval of any such transaction on both approval by the Special Committee and holders of a Majority of the Unaffiliated Shares;

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the fact that the Special Committee retained, and had the benefit of advice from, its own experienced legal and financial advisors;

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the fact that the Special Committee and its advisors conducted an extensive due diligence investigation of the Company before commencing negotiations with respect to a potential merger transaction, which the Consortium Members believe provided the Special Committee and its advisors with the information necessary to effectively represent the interests of the Unaffiliated Stockholders;

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the fact that the Per Share Merger Consideration was the result of extensive arm’s-length negotiations conducted at the direction of the Special Committee;

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notwithstanding the fact that the Jefferies opinion was not delivered to the Consortium Members and none of the Consortium Members are entitled to rely on such opinion, the fact that the Special

Committee received an opinion from Jefferies on May 9, 2023, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of FRG Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders), as more fully described under “Special Factors — Opinion of the Special Committee’s Financial Advisor”;
•
the fact that the approval of the Merger Agreement Proposal is conditioned on the affirmative vote of both (1) the holders of a Majority of the Outstanding Shares, and (2) the holders of a Majority of the Unaffiliated Shares, in each case assuming a quorum is present (as more fully described under “The Special Meeting — Vote Required”);

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the fact that the Consortium Members have obtained committed Debt Financing for the Merger from nationally recognized financing sources with a limited number of conditions to the consummation of the Debt Financing, the absence of a financing condition in the Merger Agreement, and the obligation of Parent to use its reasonable best efforts to obtain the Debt Financing;

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the Company’s right during the Go-Shop Period to pursue alternative acquisition proposals from third parties, furnish non-public information to such third parties in connection with such proposals and participate in discussions or negotiations with third parties with respect to such proposals, and the Company’s ability to continue discussions with such parties thereafter if such party, which we refer to in these circumstances as an “excluded party,” submits an alternative acquisition proposal prior to the expiration of the Go-Shop Period that the Board, in good faith (acting on the recommendation of the Special Committee and after consultation with outside legal counsel and the Special Committee’s independent financial advisor), determines to be, or would reasonably be expected to lead to, a superior proposal;

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the Company’s ability, at any time from and after the end of the Go-Shop Period, to consider and respond to an unsolicited acquisition proposal, to furnish confidential information to, and engage or otherwise participate in any discussions or negotiations with, the person or parties making such a proposal, if the Board, acting on the recommendation of the Special Committee, determines in good faith, after consultation with outside legal counsel and the Special Committee’s independent financial advisor, that such acquisition proposal constitutes or would reasonably be expected to lead to or result in a superior proposal;

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the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal, subject to paying Parent a termination fee of up to $20.72 million in cash (or $10.35 million in cash if the acquisition proposal that ultimately resulted in such termination were first received by the Company from an excluded party prior to the end of the Go-Shop Period), subject to and in accordance with the terms and conditions of the Merger Agreement; and

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the fact that the Company’s stockholders who do not vote to approve the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and demand payment of the “fair value” of their shares of FRG Common Stock, as and to the extent provided by Delaware law (as more fully described under “Special Factors — Appraisal Rights”).

While Brian Kahn is an officer and director of the Company, and Andrew Laurence is an officer of the Company, because of their participation in the Merger as described in the subsection entitled “— Interests of the Company’s Directors and Executive Officers in the Merger,” neither Brian Kahn nor Andrew Laurence served on the Special Committee, nor did they participate in, or vote in connection with, the Special Committee’s evaluation or recommendation of the Merger Agreement and the Merger or of the Board’s evaluation or approval of the Merger Agreement and the Merger. For these reasons, Brian Kahn and Andrew Laurence do not believe that their interests in the Merger influenced the decision of the Special Committee or the Board with respect to the Merger Agreement or the Merger. Each of Brian Kahn and Andrew Laurence has stated that the failure of the Special Committee to recommend, or the Unaffiliated Stockholders to approve, the Merger would not adversely affect their future relationship with the Company.

The Consortium Members also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:
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the Unaffiliated Stockholders will not participate in any future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

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the risk that the transactions contemplated by the Merger Agreement, including the Merger, may not be consummated in a timely manner or at all;

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that Parent and Merger Sub are newly formed corporations with essentially no assets other than the funding commitments under the Equity Commitment Letter and Debt Commitment Letter;

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the restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger;

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the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, agents, customers and other business relationships;

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subject to the terms and conditions of the Merger Agreement, after the end of the Go-Shop Period, the Company and its subsidiaries are restricted from initiating, soliciting or knowingly encouraging any inquiry or the making of any proposal or offer that constitutes an acquisition proposal;

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the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including payment to Parent of a termination fee of $20.72 million in cash (or $10.35 million in cash if the acquisition proposal that ultimately resulted in such termination were first received by the Company from an excluded party prior to the end of the Go-Shop Period), and the processes required to terminate the Merger Agreement, including the opportunity for Parent to make revisions to its Merger proposal in certain instances, could discourage other potential acquirors from making a competing bid to acquire the Company; and

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the fact that the receipt of cash in exchange for shares of FRG Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered and given weight by the Consortium Members in connection with their evaluation of the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Consortium Members did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the Consortium Members reached their position as to the fairness of the Merger after considering all of the foregoing as a whole. The Consortium Members believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Merger to the Unaffiliated Stockholders. This position should not, however, be construed as a recommendation to any Company stockholder to approve the Merger Agreement. The Consortium Members make no recommendation as to how stockholders of the Company should vote their shares of FRG Common Stock with respect to the Merger. The Consortium Members attempted to negotiate the terms of a transaction that would be most favorable to it, and not to the Unaffiliated Stockholders of the Company, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders.
Based on the Consortium Members’ knowledge and analysis of available information regarding the Company, the Special Committee and the Board, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board and discussed in the section of this Proxy Statement entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Board; Fairness of the Merger” which conclusions and analyses the Consortium Members expressly adopt, the Consortium Members believe that the Merger is fair to the Unaffiliated Stockholders.

Opinion of the Special Committee’s Financial Advisor
The Special Committee retained Jefferies as its financial advisor in connection with a possible sale, disposition, or other business transaction involving the Company. In connection with this engagement, the Special Committee requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of FRG Common Stock (other than holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders) of the Per Share Merger Consideration to be received by such holders pursuant to the Merger Agreement. At a meeting of the Special Committee held on May 9, 2023, Jefferies rendered its opinion to the Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Per Share Merger Consideration to be received by holders of shares of FRG Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than holders of Excluded Shares and shares of FRG Common Stock held by Rollover Stockholders).
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the Special Committee or any holder of shares of FRG Common Stock should act or vote on the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
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reviewed a draft dated May 9, 2023 of the Merger Agreement;

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reviewed certain publicly available financial and other information about the Company;

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reviewed certain information furnished to Jefferies and approved for Jefferies’ use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company, including the Management Projections;

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held discussions with members of senior management of the Company concerning the matters described in the second and third bullets above;

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reviewed the share trading price history and valuation multiples for the FRG Common Stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

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compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

•
conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of the Company that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the Management Projections provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the Management Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. Jefferies expressed no opinion as to the Management Projections or the assumptions on which they were based.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies become aware after the date thereof. Jefferies relied upon and assumed, without independent verification, the assessments of the management of the Company as to the existing and future relationships, agreements and arrangements with, and the Company’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees of the Company.
Jefferies made no independent investigation of, and expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company, its Board, or the Special Committee, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of FRG Common Stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.
Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company (including any business divestiture transaction), nor did it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise (including the rollover agreement). Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of FRG Common Stock should vote on the Merger or any matter related thereto. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any other class of securities (including holders of shares of preferred stock of the Company), creditors or other constituencies of the Company or any other party, other than the holders of shares of FRG Common Stock. Jefferies expressed no view or opinion as to the price at which shares of FRG Common Stock would trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration to be received by holders of shares of FRG Common Stock or otherwise. Jefferies opinion was authorized by the Fairness Committee of Jefferies LLC.
In connection with rendering its opinion to the Special Committee, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis summarized below, no company used as a comparison was identical or directly comparable to the Company. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its businesses or securities.
The terms of the Merger were determined through negotiations between the Special Committee and the Company and Parent, and the decision by the Company to enter into the Merger Agreement was solely that of the Board, acting upon the recommendation of the Special Committee. Jefferies’ opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Per Share Merger Consideration and should not be viewed as determinative of the views of the Special Committee, the Board or Company management with respect to the Merger or the Per Share Merger Consideration payable in the Merger.
Financial Analyses
The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Special Committee and performed by Jefferies in connection with its analyses and opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 8, 2023, and is not necessarily indicative of current or future market conditions.
Selected Public Companies Analysis
Jefferies reviewed publicly available financial, stock market and operating information of the Company and the following 34 selected publicly traded pet retail, home and furniture, beauty, health and wellness, finance driven retail, specialty retail, unit-based education and hybrid franchisor companies that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected companies.”

The selected companies reviewed included the following:
Pet Retail (3)
•
Musti Group Oyj

•
Petco Health and Wellness Company, Inc.

•
Pets at Home Group plc

Home and Furniture (8)
•
Best Buy Co., Inc.

•
Ethan Allen Interiors Inc.

•
Haverty Furniture Companies, Inc.

•
Sleep County Canada Holdings, Inc.

•
Sleep Number Corporation

•
Tempur Sealy International, Inc.

•
The Container Store Group, Inc.

•
Williams-Sonoma, Inc.

Beauty, Health and Wellness (7)
•
Bath & Body Works, Inc.

•
Natural Grocers by Vitamin Cottage, Inc.

•
Rite Aid Corporation

•
Sally Beauty Holdings, Inc.

•
Sprouts Farmers Market, Inc.

•
Ulta Beauty, Inc.

•
Walgreens Boots Alliance, Inc.

Finance Driven Retail (3)
•
Conn’s, Inc.

•
The Aaron’s Company, Inc.

•
Upbound Group, Inc.

Specialty Retail (5)
•
Academy Sports and Outdoors, Inc.

•
DICK’S Sporting Goods, Inc.

•
Hibbett, Inc.

•
JOANN Inc.

•
The ODP Corporation

Unit-Based Education (4)
•
Bright Horizons Family Solutions Inc.

•
Franklin Covey Co.

•
Pearson plc

•
Stride, Inc.

Hybrid Franchisors (4)
•
Driven Brands Holdings Inc.

•
El Pollo Loco Holdings, Inc.

•
Shake Shack Inc.

•
Snap-on Incorporated

Jefferies reviewed, among other information and to the extent publicly available, enterprise values (“EVs”) of the selected companies, calculated as fully diluted equity values based on closing stock prices on May 8, 2023, plus total debt, capital leases, preferred equity and non-controlling interests, minus cash and cash equivalents, as a multiple of each such company’s estimated earnings before interest, taxes, depreciation and amortization, excluding stock-based compensation expense (“EBITDA”), for the calendar years 2023 and 2024, which we refer to as FY 2023E and FY 2024P, respectively. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.
The multiple ranges for the selected companies were as follows:
Selected Public Companies Analysis
	EV / FY2023E EBITDA Multiples			EV / FY2024P EBITDA Multiples
	Low	High	Median	Low	High	Median
Pet Retail	7.8x	10.2x	8.8x	7.2x	9.1x	8.3x
Home and Furniture	3.3x	9.8x	5.3x	3.0x	9.0x	5.2x
Beauty, Health and Wellness	4.9x	13.3x	7.4x	4.6x	12.8x	6.8x
Finance Drive Retail	3.9x	12.4x	7.7x	3.4x	7.3x	5.3x
Specialty Retail	3.4x	8.7x	5.4x	3.1x	6.4x	4.9x
Unit-Based Education	6.5x	17.5x	9.1x	5.4x	14.8x	8.1x
Hybrid Franchisors	6.5x	24.4x	11.7x	5.8x	21.1x	10.7x
	Mean	Median	Weighted Median*	Mean	Median	Weighted Median*
Overall	8.1x	7.4x	7.8x	7.3x	6.6x	7.2x

*
Weighted according to the corresponding year’s Adjusted EBITDA segment contribution to the total Company aggregate. Reflects Pet Retail median weighted by Pet Supplies Plus, Home and Furniture median weighted by American Freight and Badcock Home Furniture, Beauty Health and Wellness and Specialty Retail combined median weighted by Vitamin Shoppe, Finance Driven Retail median weighted by Buddy’s, and Unit Based Education median weighted by Sylvan Learning.

Jefferies applied a selected range of enterprise value to estimated adjusted EBITDA multiples of 6.75x to 8.25x and 6.0x to 7.5x to corresponding data of the Company based on the Management Projections for estimated adjusted EBITDA for FY 2023E and FY 2024P, respectively, to determine ranges of implied enterprise values for the Company.1 Jefferies then subtracted the Company’s net debt as of December 31, 2022, as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of FRG Common Stock outstanding to calculate a range of implied per share equity values for the Company. This analysis indicated reference ranges of implied per share equity values of $10.75 to $22.00 and $10.25 to $22.50, based on estimated adjusted EBITDA for FY 2023E and FY 2024P, respectively, as compared to the Per Share Merger Consideration of $30.00 per share.
No company utilized in the selected public companies analysis is identical to the Company. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control.
Selected Transactions Analysis
Jefferies reviewed publicly available financial, stock market and operating information of the Company and company filings, definitive proxy statements, press releases and Wall Street research relating to the following 33 historical M&A transactions, announced since January 2017, involving pet retail, home and furniture, beauty, health and wellness, finance drive retail, specialty retail, and unit based education target companies that have financial and operating characteristics that Jefferies, in its professional judgment, considered generally relevant for purposes of its analysis, which are collectively referred to as the “selected transactions.” The selected transactions considered and the month and year each selected transaction was announced were as follows:
Selected Transactions
Date Announced	Target	Acquiror
Pet Retail
January 2021	Pet Supplies Plus	Franchise Group, Inc.
November 2018	Greencross	TPG Capital
Home and Furniture
May 2023	Mattress Firm Group Inc.	Tempur Sealy International, Inc.
January 2022	Mattress Warehouse, LLC	Wynnchurch Capital, L.P.
November 2021	W.S. Badcock Corporation	Franchise Group, Inc.
November 2021	Casper Sleep Inc.	Durational Capital Management LP
May 2021	At Home Group Inc.	Hellman & Friedman
May 2021	Dreams	Tempur Sealy International, Inc.
December 2019	American Freight Group, Inc.	Franchise Group, Inc.
January 2017	Art Van Furniture	Thomas H. Lee Partners
Beauty, Health and Wellness
June 2020	GNC Holdings LLC	Harbin Pharmaceutical Group Holding Co., Ltd
August 2019	Vitamin Shoppe, Inc.	Franchise Group, Inc.

1
The selected multiple range of 6.75x to 8.25x for FY 2023E (which corresponds to the indicated reference range of implied per share equity values of $10.75 to $22.00) was updated from the range of 6.5x to 8.0x that was stated in the presentation reviewed by the Special Committee on May 9, 2023, based on current market data as of such date. Jefferies provided the Special Committee with the updated range and informed the Special Committee that the update did not impact in any material respect Jefferies’ analyses and did not affect the conclusion rendered in Jefferies’ opinion. The reference range of implied per share equity values reviewed by the Special Committee on May 9, 2023 was unchanged.

Date Announced	Target	Acquiror
June 2017	Whole Foods Market Inc.	Amazon.com Inc.
June 2017	The Body Shop	Natura Cosmetics S.A.
Finance Driven Retail
December 2021	American First Finance	FirstCash Holdings, Inc.
December 2020	Acima Holdings	Rent-a-Center, Inc.
Specialty Retail
October 2023	Diamonds Direct USA Inc.	Signet Jewelers Limited
April 2022	BrandsMart U.S.A.	The Aaron’s Company, Inc.
April 2021	West Marine	L Catterton
March 2021	The Michaels Companies, Inc.	Apollo Global Management, Inc.
December 2020	Sportsman’s Warehouse Holdings, Inc.	Great Outdoors Group, LLC
September 2020	J.C. Penney Company, Inc.	Brookfield Property Group / Simon Property Group
August 2019	Party City (Canada)	Canadian Tire Corporation
June 2019	Barnes & Noble, Inc.	Elliott Management Advisors
April 2019	Smart and Final Stores, Inc.	Apollo Global Management, Inc.
October 2018	Marshall Retail Group	WH Smith plc
June 2017	Staples, Inc.	Sycamore Partners
April 2017	Cabela’s Incorporated	Bass Pro Shops
January 2017	Leslie’s Holdings, Inc.	L Catterton
Unit Based Education
June 2022	Goddard Systems, Inc.	Sycamore Partners
February 2022	Houghton Mifflin Harcourt Company	Veritas Capital
February 2022	Mathnasium	Roark Capital
October 2021	Lakeshore Learning Materials, LLC	Leonard Green & Partners, L.P.
Jefferies reviewed transaction values of the selected transactions as a multiple of such target company’s latest twelve months (“LTM”) EBITDA. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of the Company was based on the Management Projections.
The multiple ranges for the selected transactions were as follows:
Selected Transactions Analysis
EV/LTM Adjusted EBITDA Multiples
	Low	High	Median	Mean	Weighted Median*
EV/LTM EBITDA	3.8x	22.0x	8.3x	8.8x	8.4x

*
Weighted according to the Q1 2023 LTM Adjusted EBITDA segment contribution to the total Company aggregate. Reflects Pet Retail median weighted by Pet Supplies Plus, Home and Furniture median weighted by American Freight and Badcock Home Furniture, Beauty Health and Wellness and Specialty Retail combined median weighted by Vitamin Shoppe, Finance Driven Retail median weighted by Buddy’s, and Unit Based Education median weighted by Sylvan Learning.

Jefferies applied a selected range of enterprise value to LTM EBITDA multiples derived from the selected transactions analysis of 6.75 to 8.5x to the LTM Adjusted EBITDA of the Company for the

twelve months ended March 31, 2023, to determine a range of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt as of March 31, 2023, as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of FRG Common Stock outstanding to calculate a range of implied per share equity values. This analysis indicated a reference range of implied per share equity values of approximately $17.00 to $31.75, as compared to the Per Share Merger Consideration of $30.00 per share.
No transaction utilized as a comparison in the selected transactions analysis is identical to the Merger. In evaluating the Merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the Company and Jefferies.
Discounted Cash Flow Analysis
Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the stand-alone unlevered free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2023 through December 31, 2026 based on the Management Projections. The terminal values of the Company were calculated by applying a selected range of perpetuity growth rates of 2.5% to 3.5% to the Company’s estimated unlevered free cash flows for the calendar year ending December 31, 2026 (excluding the impact of the Badcock business, and including normalized levels of capital expenditures, working capital and depreciation and amortization), based on the Management Projections. The Badcock terminal value as of December 31, 2026 was calculated as the present value of the unlevered free cash flows of Badcock for calendar years 2027 through 2030, based on projections for Badcock provided by Company management, and applying a perpetuity growth rate of 3.0% for cash flows beyond 2030. The present values of the unlevered free cash flows and terminal values of the Company were then calculated using a selected discount rate range of 12.75% to 13.75%, based on an estimate of the Company’s weighted average cost of capital, to determine a range of implied enterprise values for the Company. Jefferies then subtracted the Company’s net debt as of December 31, 2022, as provided by Company management, to calculate a range of implied equity values, and divided the result by the number of fully diluted outstanding shares of FRG Common Stock to calculate a range of implied per share equity values for the Company. This analysis indicated a reference range of implied per share equity values of $26.25 to $38.50 per share (not including the estimated present value impact of potential management incentive plan (“MIP”) payments), and $23.50 to $37.75 (including at the top end of the range the estimated present value impact of the optional liquidity MIP payments, and including at the bottom of the range all potential MIP payments), in each case as compared to the Per Share Merger Consideration of $30.00 per share.
Other Factors
Jefferies reviewed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:
Premiums Paid Analysis.
Jefferies reviewed the implied premiums paid in 355 selected all-cash transactions involving U.S. targets across all industries, (excluding targets in the financial, real estate and energy and power industries) with transaction total enterprise values ranging from $1.0 billion to $5.0 billion, and 61 all-cash transactions involving U.S. domiciled and listed publicly traded targets in the consumer and retail industries with transaction total enterprise values ranging from $1.0 billion to $5.0 billion, in each case closed since January 1, 2010.
The median of the premiums paid to the closing stock prices of the target companies involved in the selected transactions one trading day and thirty days prior to public announcement of such transactions, respectively, were as follows:
Illustrative Premiums Paid Analysis
	1 day Prior	30 days Prior
All Industries	31%	36%
Consumer and Retail	30%	31%

Jefferies applied the selected ranges of implied premiums set forth in the table below, based on the 25th and 75th percentile of the implied 1-day prior premiums derived from the analysis of the selected transactions in all industries and the consumer and retail industries, respectively, to the unaffected closing price of the shares of FRG Common Stock on March 17, 2023. This analysis indicated a range of implied per share equity values set forth in the table below, in each case as compared to the Per Share Merger Consideration of $30.00 per share.
Illustrative Premiums Paid Analysis
	Selected Range of Implied Premium	Implied Per Share Equity Value
All Industries – 1 day prior	19% – 52%	$27.00 – $34.75
Consumer and Retail – 1 day prior	17% – 41%	$26.50 – $32.00
Other Jefferies Materials
In addition to the presentation made to the Special Committee on May 9, 2023, the date on which Jefferies delivered its opinion, as described above, Jefferies made other presentations to the Special Committee on May 8, 2023, April 28, 2023, April 26, 2023, April 19, 2023 and April 14, 2023, which are referred to collectively as the preliminary Jefferies presentations. Copies of the preliminary Jefferies presentations provided to the Special Committee by Jefferies have been attached as exhibits to the Schedule 13E-3 related to the Merger. None of the preliminary Jefferies presentations, alone or together, constitutes an opinion of Jefferies with respect to the Per Share Merger Consideration.
May 8, 2023 Discussion Materials
The May 8, 2023 discussion materials included preliminary financial analyses that were substantially similar to those contained in the May 9, 2023 presentation based on the Management Projections, the then-current market information and the then-current terms of the draft Merger Agreement. The preliminary selected public companies analysis, using the selected ranges of EV / Adjusted EBITDA multiples described above under “— Selected Public Companies Analysis”, indicated reference ranges of implied per share equity values of $9.00 to $20.00 and $10.25 to $22.50, based on estimated adjusted EBITDA for FY 2023E and FY 2024P, respectively. The preliminary selected transactions analysis, using a selected range of EV / LTM Q1 2023E Adjusted EBITDA multiples of 6.75x to 8.25x, was based on 32 historical M&A transactions announced since January 2017 involving target companies as described above under “— Selected Transactions Analysis”, and indicated a reference range of implied per share equity values of $17.00 to $29.75, based on the LTM Adjusted EBITDA of the Company for the twelve months ended March 31, 2023. The preliminary discounted cash flow analysis, using the selected ranges of perpetuity growth rates and discount rates described above under “— Discounted Cash Flow Analysis”, indicated reference ranges of implied per shares equity values of approximately $26.25 to $38.50 (not including the estimated present value impact of potential management incentive plan (“MIP”) payments) and $23.50 to $37.75 (including at the top end of the range the estimated present value impact of the optional liquidity MIP payments, and including at the bottom of the range all potential MIP payments). The preliminary premiums paid analysis, which was provided for informational purposes, applied the selected ranges of implied premiums as described above under “— Premiums Paid Analysis” to the unaffected closing price of the shares of FRG Common Stock on March 17, 2023, which indicated reference ranges of implied per share equity values of FRG Common Stock of approximately $27.00 to $34.75 and $26.50 to $32.00, respectively.
April 28, 2023 Discussion Materials
The April 28, 2023 discussion materials included an overview of the Company’s management incentive plans, as well as preliminary financial analyses as of April 14, 2023 that were substantially similar to those contained in the May 9, 2023 presentation based on the Management Projections, the then-current market information. The preliminary selected public companies analysis, using the selected ranges of EV / Adjusted EBITDA multiples of 6.5x to 8.0x and 6.0x to 7.5x for FY 2023E and FY 2024P, respectively, indicated reference ranges of implied per share equity values of $9.25 to $20.50 and $10.25 to $22.50, respectively. The preliminary selected transactions analysis, using a selected range of EV / LTM Adjusted EBITDA multiples of 6.5x to 8.0x, was based on 32 historical M&A transactions announced since January 2017 involving target companies as described above under “— Selected Transactions Analysis”, and indicated a reference range of implied per share equity values of $15.50 to $28.00 and $8.50 to $19.50, based on the LTM Adjusted EBITDA of the Company for the twelve months ended March 31, 2023 and the estimated adjusted EBITDA of the Company for 2023, respectively. The preliminary discounted cash flow analysis, using the selected ranges of perpetuity growth rates and discount rates described above under “— Discounted Cash Flow Analysis”, indicated reference ranges of implied per shares equity values of approximately $25.75 to $36.00 (not including the estimated present value impact of potential MIP payments) and $23.00 to $36.00 (including at the bottom end of the range the estimated present value impact of all potential MIP payments). The preliminary premiums paid analysis, which was provided for informational purposes and was based on the implied premiums paid analysis as described above under “— Premiums Paid Analysis”, indicated reference ranges of implied per share equity values of FRG Common Stock of approximately $27.00 to $34.75 and $26.50 to $32.00, respectively. In addition, the April 28, 2023 discussion materials included, for informational purposes only, a preliminary sum-of-the-parts analysis, preliminary discounted stock price analysis, and preliminary financial buyer analysis, which indicated reference ranges of implied per share equity values of $31.00 to $39.25 (not including the estimated present value impact of potential MIP payments) and $28.25 to $39.25 (including at the bottom end of the range the estimated present value impact of all potential MIP payments), $30.00 to $34.25 (not including the estimated present value impact of potential MIP payments) and $27.50 to $34.25 (including at the bottom end of the range the estimated present value impact of all potential MIP payments), and $19.25 to $32.00, respectively.
April 26, 2023 Discussion Materials
The April 26, 2023 discussion materials included an update regarding Jefferies’ outreach to potentially interested parties as of such date, an illustrative analysis for informational purposes only of various theoretical purchase prices, and a summary of the preliminary financial analyses described above under “— April 28, 2023 Discussion Materials”.
April 19, 2023 Discussion Materials
The April 19, 2023 discussion materials included an update regarding Jefferies’ outreach to potentially interested parties as of such date, as well as an illustrative analysis for information purposes only regarding potential pro forma leverage ratios of the Company that could result from a potential sale of a business segment of the Company, along with the use of proceeds from the sale to pay down debt.
April 14, 2023 Discussion Materials
The April 14, 2023 discussion materials included an update regarding Jefferies’ outreach to potentially interested parties as of such date, an illustrative analysis for information purposes only regarding potential pro forma leverage ratios of the Company that could result from a potential sale of a business segment of the Company, an illustrative analysis for information purposes only of selected considerations regarding dividend payments of the Company, a summary of the Management Projections provided by Company management as of April 13, 2023, as well as a summary of the preliminary financial analysis described above under “— April 28, 2023 Discussion Materials” as of April 14, 2023 and based on then-current market information, and the Management Projections as of April 13, 2023. The April 14, 2023 discussion materials also included, for information purposes only, a summary of certain considerations and certain preliminary financial analyses regarding a potential sale of a business segment of the Company, along with the use of proceeds from the sale to pay down debt, and a summary of financial sponsor led take-private transactions in the United States restaurant industry with transaction values greater than $200 million since August 2015.
Miscellaneous
The Company has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee based upon a percentage of the transaction value of the Merger, which fee is estimated as of the date of this Proxy Statement to be approximately $8.0 million, $2 million of which became payable upon delivery of Jefferies’ opinion to the Special Committee and the remainder of which is payable contingent upon the closing of the Merger. In addition, the Company agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
During the two-year period prior to the date of Jefferies’ opinion, Jefferies has provided financing services to the Company, for which Jefferies or its affiliates received compensation. During the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates did not provide financial advisory or financing services to Parent or its affiliates for which Jefferies or its affiliates received fees. Jefferies and its affiliates may provide financial advisory and/or financing services to the Company, Parent and/or their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company, Parent and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.
Jefferies was selected as the Company’s financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with the Company’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Purpose and Reasons of the Consortium Members for the Merger
Under the SEC rules governing “going-private” transactions, the Consortium Members are affiliates of the Company and therefore required to express their purpose and reasons for the Merger to the Unaffiliated Stockholders, as defined in Rule 13e-3 of the Exchange Act. The Consortium Members are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Consortium Members, the purpose of the Merger is to enable Parent to acquire control of the Company so that Parent will bear the rewards and risks of the ownership of the Company after the shares of FRG Common Stock cease to be publicly traded. The Consortium Members believe that, as a private company, the management and employees of the Company will be able to execute more effectively on future strategic plans. The Consortium Members also believe that the Merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public shareholders, and that these transactions can be more effectively executed as a private company. Further, the Merger will enable Parent to purchase loans under the FRG Second Lien Credit Agreement in an amount expected to be approximately $175 million, which will be contributed to the Company and discharged, which the Consortium Members believe will provide the Company with additional operational flexibility following the Merger. The Surviving Corporation will also realize significant cost savings by reducing the Company’s costs and expenses related to being a public company. The Consortium Members believe that structuring the transaction as a Merger is preferable to other transaction structures because it (1) will enable Parent to acquire all of the shares of the FRG Common Stock (other than Excluded Shares) at the same time, (2) will allow the Company to immediately cease to be a publicly registered and reporting company, and (3) represents an opportunity for the Unaffiliated Stockholders to receive the Per Share Merger Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.
Plans for the Company After the Merger
The Consortium Members have advised the Company that, except for the transactions described in this Proxy Statement, the Consortium Members do not have any current plans, proposals or negotiations that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a Merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of the Company’s assets. The Consortium Members note that the Company has historically been an opportunistic acquirer or seller of businesses and subsidiaries. The Consortium Members anticipate continuing that strategy, which may include the disposition of one or more businesses or subsidiaries including for purposes of deleveraging the balance sheet of the Surviving Corporation. In furtherance of this overall strategy, the Consortium Members and the Surviving

Corporation’s management and board of directors will continue to review the Company and its entire business and operations with a view towards determining how to improve the Surviving Corporation’s long-term strategy and operations (including by reducing its costs and expenses related to being a public company following the Merger), and expect to complete such review following consummation of the Merger. Such review may include various plans and proposals, including (i) any of the foregoing actions and any actions to address the challenges referred to in “ Special Factors — Reasons for the Merger; Recommendation of the Special Committee and the Board; Fairness of the Merger” above, and (ii) the disposition or acquisition of material assets or other extraordinary transactions, in each case, that are considered by the Surviving Corporation’s management and board of directors to be in the best interests of the Surviving Corporation and Parent (as its sole stockholder as of the closing of the Merger). The Consortium Members expressly reserve the right to make any changes they deem appropriate to the operation of the Surviving Corporation in light of such review as well as any future developments, including by causing the Surviving Corporation to, whether before or after the consummation of the Merger (in each case subject to the terms of the Merger Agreement) effect any changes or engage in any transactions that the Surviving Corporation’s management and board of directors decide are in the best interests of the Surviving Corporation and Parent (as its sole stockholder as of the closing of the Merger).
New Management Arrangements
It is expected that the Company and the Consortium Members will work together to develop a new long-term incentive plan for the Surviving Corporation to be implemented following the closing, and representatives of the Consortium Members have held and may hold further preliminary discussions with certain members of the Company’s management team regarding employment with, and the right to purchase (including by reinvesting all or a portion of their existing equity in the Company) or participate in the equity of, Parent or one or more of its affiliates. However, as of the date of this Proxy Statement except as otherwise described herein, neither the Company nor Parent or any of its affiliates has entered into any agreements, arrangements or understandings with the Company’s executive officers with respect to the foregoing, and there can be no assurances that the terms of any such agreements, arrangements or understandings will be agreed upon with any executive officers in the future. If Parent or its affiliates and the Company’s executive officers do not enter into agreements regarding employment with Parent or its affiliates, then the Company’s executive officers will remain subject to their existing arrangements with the Company.
Certain Effects of the Merger
If the Company’s stockholders approve the Merger Agreement Proposal and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into the Company, with the Company surviving the Merger as the Surviving Corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, FRG Common Stock will no longer be publicly traded. In addition, FRG Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in accordance with applicable laws, rules and regulations, and the Company will no longer file periodic reports with the SEC on account of FRG Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.
Treatment of the Shares of FRG Common Stock
At the Effective Time of the Merger, each outstanding share of FRG Common Stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration.
Treatment of Company Equity Awards
Treatment of Company Options
At the Effective Time, any outstanding Company Option will fully vest and entitle the holder of such Company Option to receive, without interest, an amount in cash equal to the product of multiplying (A) the number of shares of FRG Common Stock subject to such Company Option as of immediately prior to the

Effective Time and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of FRG Common Stock subject to such Company Option.
Treatment of Company RSUs
At the Effective Time, any outstanding Company RSU will vest and entitle the holder of such Company RSU to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of shares of FRG Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration.
Treatment of Company PRSUs
At the Effective Time, any outstanding Company PRSU will vest and entitle the holder of such Company PRSU to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of shares of FRG Common Stock subject to such vested Company PRSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration.
Treatment of Company Market-Based RSUs
At the Effective Time, each outstanding Company MPRSU shall, automatically and without any action on the part of the holder thereof, be cancelled for no consideration, payment or right to consideration or payment.
For more information regarding such treatment of the Company’s Equity Awards, see “Interests of Executive Officers and Directors of the Company in the Merger — Treatment of Company Equity Awards.”
Benefits of the Merger for the Unaffiliated Stockholders
The primary benefit of the Merger to the Unaffiliated Stockholders will be their right to receive the Per Share Merger Consideration of $30.00 in cash per share of FRG Common Stock, without interest, as described above, which represents a per share premium of approximately 31.9% above the unaffected closing price of the shares of FRG Common Stock as of March 17, 2023, the last trading day before the Company announced the receipt of the Original Proposal. Additionally, such stockholders will avoid the risk of any possible decrease in the Company’s future earnings, growth or value after the Merger.
Detriments of the Merger to the Unaffiliated Stockholders
The primary detriments of the Merger to our Unaffiliated Stockholders include the lack of an interest of such stockholders in the potential future earnings, growth or value realized by the Company after the Merger.
Certain Effects of the Merger for Parent
Following the completion of the Merger, B. Riley and the Rollover Stockholders will (directly or indirectly) own all of the equity interests of Parent and will be the sole beneficiaries of Parent’s future earnings, growth and value.
Additionally, following the Merger, FRG Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded. See the section of this Proxy Statement entitled “Special Factors — Plans for the Company After the Merger.” As such, the Surviving Corporation will be relieved of the requirements applicable to public companies, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that directors, officers and beneficial owners of more than 10% of the shares face as a result of the provisions of Section 16 of the Exchange Act. The Surviving Corporation will also be relieved of the obligation to separately prepare and furnish information to its stockholders. Parent will benefit from any regulatory compliance cost savings realized by the Surviving Corporation after it becomes a private company.
The primary detriments of the Merger to Parent include the fact that all of the risk of any possible decrease in the future earnings, growth or value of the Surviving Corporation following the Merger will be borne by Parent.

Certain Effects on the Company if the Merger Is Not Completed
If the Merger Agreement Proposal is not approved by the Company’s stockholders or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of FRG Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, and shares of FRG Common Stock will continue to be listed on Nasdaq, for so long as it continues to meet eligibility listing standards. In addition, if the Merger is not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to fluctuations in the Company’s and its affiliates’ assets under management, market and competitive pressures, and capacity constraints in certain of the Company’s strategies. You should also read and consider carefully the other information in this Proxy Statement, the annexes to this Proxy Statement and the documents incorporated by reference herein, including the risk factors contained in the Company’s Annual Report on Form 10-K and other SEC filings. See the section of this Proxy Statement entitled “Where You Can Find More Information.”
Failure to complete the Merger could negatively impact the Company’s business and the market price of the shares of FRG Common Stock.
If the Merger is not completed for any reason, we will be subject to a number of material risks, including the disruption to our business resulting from the announcement of the signing of the Merger Agreement and the diversion of management’s attention from our day-to-day business, which may make it difficult for us to achieve our business goals if the Merger does not occur. In addition, depending on the circumstances that would have caused the Merger not to be completed, the price of the shares of FRG Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the shares of FRG Common Stock would return to the price at which the shares of such shares are trading as of the date of this Proxy Statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of FRG Common Stock, and, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, financial condition or results of operation will not be adversely impacted.
If the Merger is not completed, the Company will pay to Parent the Company Termination Fee in connection with the termination of the Merger Agreement under the following circumstances:
•
either the Company or Parent terminates the Merger Agreement because of a failure to obtain the Requisite Company Vote or the failure to consummate the Merger by the Outside Date or Parent terminates due to the Company’s breach of certain representations and warranties pursuant to the Merger Agreement and (A) after May 10, 2023 and prior to its valid termination, an Acquisition Proposal (measured at a 50% threshold, rather than a 20% threshold) had been made to the Board or the Special Committee, the Company or any Subsidiaries of the Company or to the stockholders of the Company o publicly disclosed prior to, and not publicly withdrawn at least two business days prior to the Special Meeting and (B) within twelve months after any such termination and abandonment, the Company or any of subsidiaries enter into an Alternative Acquisition Agreement for any Acquisition Proposal that is subsequently consummated; or

•
if the Company terminates the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or Parent terminates the Merger Agreement due to a Change in Recommendation or a Willful and Material Breach of the Company’s obligations described herein under “— No Solicitation or Negotiation.”

If the Merger is not completed, Parent will pay to the Company the Reverse Termination Fee in connection with the termination of the Merger Agreement under the following circumstances:
•
if the Company terminates the Merger Agreement because Parent or Merger Sub has breached or failed to perform any of its representations, warranties or covenants contained in the Merger Agreement and such failure(s) have not been cured (in each case subject to the applicable conditions described above under “— Termination of the Merger Agreement”); or

•
if the Company terminates the Merger Agreement due to Parent’s failure to consummate the Merger (subject to the notice and waiting period described above under “— Termination of the Merger Agreement”).

For more information regarding the payment of a termination fee in connection with the termination of the Merger Agreement, see “The Merger Agreement — Termination Fees and Expenses.”
Unaudited Prospective Financial Information of the Company
Certain Unaudited Prospective Financial Projections
The Company does not, as a matter of course, publicly disclose long-term consolidated forecasts as to future performance, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, the Company is including a summary of the Management Projections that the Company’s management provided to the Special Committee and the Special Committee’s advisors in connection with their evaluation of the Merger. In addition to the Management Projections, in March 2023, in connection with the discussions between B. Riley and the Company regarding B. Riley’s potential further purchases of Badcock accounts receivables (which discussions are described in greater detail in the section of this Proxy Statement entitled “Special Factors — Background of the Merger”) and upon B. Riley’s request for additional information regarding both Badcock and the Company and its other businesses to evaluate whether to continue such purchases, the Company’s management provided to B. Riley certain non-public, unaudited prospective financial information regarding the Company produced in the ordinary course of business by the Company’s management in January 2023 for the fiscal year ending December 31, 2023 through the fiscal year ending December 31, 2026 (collectively, the “January Projections,” and together with the Preliminary Management Projections and the Management Projections, the “Projections”). In April 2023, in the context of evaluating B. Riley’s acquisition proposal, the Company’s management updated certain of the assumptions underlying the January Projections when preparing the Management Projections to reflect the most current available information then available to the Company’s management, including the worsening of certain negative trends in economic conditions facing the Company and its industry more generally, such as persistent high inflation and the impact of weaker consumer trends on the Company’s customer segments.
The Projections were prepared on a stand-alone basis and do not take into account any of the transactions contemplated by the Merger Agreement, including any costs incurred in connection with the Merger, or any changes to the Company’s operations or strategy that may be implemented after the completion of the Merger. As a result, the financial projections included in the Projections are not a guarantee of performance and actual results likely will differ, and may differ materially, from those contained in the Projections. You should note that the Projections constitute forward-looking statements.
The Company’s management provided the Management Projections to the Special Committee, and the Special Committee reviewed, approved and directed representatives of Jefferies to use the Management Projections in connection with performing certain of its financial analyses in connection with its opinion, as described in more detail in the section of this Proxy Statement entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor.” The January Projections were not approved by the Special Committee for Jefferies’ use, and Jefferies did not use or rely upon the January Projections for purposes of its financial analyses and opinion. The Management Projections were also made available to B. Riley and four other potential third-party bidders for the Company, as described in more detail in the section of this Proxy Statement entitled “Special Factors — Background of the Merger.” The January Projections were provided solely in response to B. Riley’s request for additional information regarding both Badcock and the Company and its other businesses to evaluate whether to continue B. Riley’s potential further purchases of Badcock accounts receivables and not in connection with the evaluation of a sale of the Company, as described in more detail in the section of this Proxy Statement entitled “Special Factors — Background of the Merger.” The summaries of the Projections are being included in this Proxy Statement solely to give holders of FRG Common Stock access to non-public information that was provided to the Special Committee, B. Riley and/or Parent in connection with their evaluation of the Merger or, in the case of the January Projections, B. Riley’s evaluation of continuing further purchases of Badcock accounts receivable. The Projections are not included in this Proxy Statement to influence any holder of FRG Common Stock to vote for the Merger Agreement Proposal, to vote against the Merger Agreement Proposal, or for any other purpose. The inclusion of this information should not be regarded as an indication that any of the Company, its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
While presented with numeric specificity, the Projections reflect numerous estimates and assumptions that are inherently uncertain and may be beyond the control of the Company, including, among others, the Company’s assumptions about operating results, competitive conditions, technology, availability of capital resources, the financial health of its core customers, levels of capital expenditures, other contractual obligations, inflation and its relationships with its franchisees, dealers and customers, as well as the other matters described in the section entitled “Cautionary Factors Regarding Forward-Looking Statements.” The Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company can give no assurance that the Projections and the underlying estimates and assumptions will be realized. In addition, since the Projections cover multiple years, such information by its nature becomes more speculative with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. See “Cautionary Factors Regarding Forward-Looking Statements.”
The Projections were prepared for internal use and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with U.S. generally accepted accounting principles (which we refer to as “GAAP”), published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information.
These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2022 relates to historical financial information of the Company, and such report does not extend to the projections included below and should not be read to do so.
Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. The Company can give no assurance that, had the Projections been prepared as of the date of this Proxy Statement, similar estimates and assumptions would be used. Because the Projections reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The Projections are not, and should not be considered to be, a guarantee of future operating results. Further, the Projections are not fact and should not be relied upon as being necessarily indicative of our future results or for purposes of making any investment decision. Except as required by applicable securities laws, the Company does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. The Projections do not take into account all the possible financial and other effects on the Company of the Merger, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Projections do not take into account the effect on the Company of any possible failure of consummation of the Merger and should not be viewed as accurate or continuing in that context. None of the Company or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any holder of FRG Common Stock or other person regarding the Company’s ultimate performance compared to the information contained in the Projections or to the effect that the forecasted results will be achieved. The inclusion of the Projections herein should not be deemed an admission or representation by the Company or its advisors or any other person that it is viewed as material information of the Company, particularly in light of the inherent risks and uncertainties associated with such forecasts.
In light of the foregoing, as well as the uncertainties inherent in any forecasted information, holders of FRG Common Stock are cautioned not to place undue reliance on such information, and the Company urges all of its stockholders to review the Company’s most recent SEC filings for a description of the Company’s reported financial results.
The Projections are based on various other assumptions, including, but not limited to, the following principal assumptions as of the time the applicable Projections were prepared and reflects the most current available information then available to the Company’s management, including, in the case of the Management Presentation, the worsening of certain negative trends in economic conditions facing the Company and its industry more generally, such as persistent high inflation and the impact of weaker consumer trends on the Company’s customer segments:
•
revenue and expenses for the fiscal years 2023 – 2026 per the Company’s consolidated long-range plan;

•
the historical and current volatility of certain business units of the Company and the ability of certain business units of the Company to meet their prior budgets;

•
impact on the Company by macroeconomic factors, including inflationary pressure;

•
the limited availability and increased cost of consumer financing options for certain of the Company’s business units; and

•
the impact of the Company’s current indebtedness agreements with respect to the Company’s ability to invest for organic and inorganic growth opportunities.

The Management Projections
The following table summarizes the Management Projections for the fiscal years 2023 through 2026 ($ in millions, unless otherwise stated):
Dollars in millions, unless otherwise stated	2023F(*)	2024F	2025F	2026F
Revenue
Vitamin Shoppe	$1,248	$1,272	$1,309	$1,359
Pet Supplies Plus	$1,372	$1,475	$1,648	$1,859
American Freight	$912	$985	$1,145	$1,262
Badcock	$592	$591	$660	$730
Buddy’s	$57	$60	$67	$73

Dollars in millions, unless otherwise stated	2023F(*)	2024F	2025F	2026F
Sylvan	$42	$45	$48	$51
Total Revenue	$4,223	$4,428	$4,876	$5,334
EBITDA(1)	$242	$281	$366	$440
EBIT(2)	$162	$199	$288	$363
Depreciation and Amortization	$80	$82	$78	$78
Net Working Capital (Increase)/Decrease	$125	$38	$(18)	$(41)
Capital Expenditures	$47	$42	$45	$45
Unlevered FCF(3)	$293	$220	$242	$263

Note: Figures in table may not sum to exact totals due to rounding.
(*)
Figures for 2023F were updated from the Preliminary Management Projections to incorporate Q1 2023 actual results and other updates to the Company model for 2023F. Figures for Total Revenue, EBITDA, EBIT and Unlevered FCF from the Preliminary Management Projections (in $ millions) were $4,227, $244, $165 and $306, respectively.

(1)
EBITDA means earnings before interest, income taxes, depreciation and amortization, and net of stock based compensation.

(2)
EBIT means EBITDA less depreciation and amortization.

(3)
Unlevered free cash flow means tax-effected EBIT plus depreciation and amortization, less capital expenditures, less change in net working capital, less change in other assets and liabilities. Other assets and liabilities exclude non-current deferred tax assets, income taxes payable, right of use assets, long-term operating lease liabilities and non-current long-term debt. Unlevered free cash flows were calculated by Jefferies the Special Committee’s financial advisor, based on figures provided by Company management in the Management Projections for purposes of its analysis and opinion. The unlevered free cash flows were not provided to Parent, B. Riley or any other prospective bidders.

January Projections
The following table summarizes the January Projections for the fiscal years 2023 through 2026 ($ in millions, unless otherwise stated):
Dollars in millions, unless otherwise stated	2023F	2024F	2025F	2026F
Revenue
Vitamin Shoppe	$1,223	$1,261	$1,317	$1,399
Pet Supplies Plus	$1,393	$1,475	$1,648	$1,859
American Freight	$945	$1,058	$1,162	$1,242
Badcock	$808	$794	$845	$916
Buddy’s	$56	$60	$67	$73
Sylvan	$43	$45	$48	$51
Total Revenue	$4,468	$4,693	$5,087	$5,540
EBITDA(1)	$370	$444	$527	$613
EBIT(2)	$290	$354	$439	$526
Depreciation and Amortization	$80	$90	$88	$87
Net Working Capital (Increase)/Decrease	$194	$39	$(44)	$(41)
Capital Expenditures	$49	$42	$45	$45

Note: Figures in table may not sum to exact totals due to rounding. Unlevered free cash flows not included in this table since unlevered free cash flows were not provided to B. Riley or   calculated by Company management for the January Projections.

(1)
EBITDA means earnings before interest, income taxes, depreciation and amortization, and net of stock based compensation.

(2)
EBIT means EBITDA less depreciation and amortization.

THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Interests of Executive Officers and Directors of the Company in the Merger
When considering the recommendation of the Board and the Special Committee with respect to the Merger, you should be aware that the Company’s directors and executive officers may have interests in the transactions that are different from, or in addition to, those of the stockholders of the Company more generally. The Board and the Special Committee were aware of these interests during their deliberations on the merits of the Merger and considered them in deciding to recommend that the stockholders of the Company vote to adopt the Merger Agreement.
As described below, the interests of the Company’s non-employee directors and executive officers include the following:
•
the Company’s executive officers as of the Effective Time of the Merger will become the initial executive officers of the surviving corporation, including Brian R. Kahn, who will remain Chief Executive Officer of the Surviving Corporation;

•
accelerated vesting of Company options, Company restricted stock units, Company performance stock units held by non-employee directors and executive officers;

•
Brian R. Kahn’s and Andrew M. Laurence’s affiliation with Parent and the expectation that the Kahn Parties and Andrew M. Laurence will beneficially own equity interests in Parent and the Surviving Corporation; and

•
the right to indemnification and liability insurance coverage that will survive the closing of the Merger.

The Company’s executive officers who are named executive officers (which we refer to as the “NEOs”) are the following: Brian R. Kahn, Andrew M. Laurence, Andrew F. Kaminsky, Eric F. Seeton and Kenneth Todd Evans.
Treatment of Company Equity Awards
Treatment of Company Options
At the Effective Time, (i) any vesting conditions applicable to any outstanding Company Option shall, automatically and without any required action on the part of the holder thereof, accelerate and be vested and exercisable in full, to the extent not vested previously, and (ii) each Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right by the holder of such Company Option to receive, without interest, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time) an amount in cash equal to the product of multiplying (A) the number of shares of FRG Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of FRG Common Stock subject to such Company Option, less applicable taxes required to be withheld with respect to such payment. If the exercise price per share of a Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled at the Effective Time for no consideration, payment or right to consideration or payment.

Treatment of Company RSUs
At the Effective Time, (i) any vesting conditions applicable to any outstanding Company RSU shall, automatically and without any required action on part of the holder thereof, accelerate and be vested in full, to the extent not vested previously, and (ii) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right by the holder of such Company RSU to receive, without interest, as soon as reasonably practicable after the Effective Time (but in no event later than five business days after the Effective Time) an amount in cash equal to the product obtained by multiplying (A) the number of shares of FRG Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration, less applicable taxes required to be withheld with respect to such payment.
Treatment of Company PRSUs
At the Effective Time, (i) any service-based vesting conditions applicable to any outstanding Company PRSU shall, automatically and without any required action on part of the holder thereof, accelerate and be vested in full, to the extent not vested previously, and any performance-based vesting conditions applicable to any Company PRSU shall, automatically and without any required action on the part of the holder thereof, accelerate and be vested at target performance, and (ii) each Company PRSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right by the holder of such Company PRSU to receive, without interest, as soon as reasonably practicable after the Effective Time (but in no event later than five business days after the Effective Time) an amount in cash equal to the product obtained by multiplying (A) the number of shares of FRG Common Stock subject to such vested Company PRSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration, less applicable taxes required to be withheld with respect to such payment.
Treatment of Company Market-Based RSUs
At the Effective Time, each outstanding Company MPRSU shall, automatically and without any action on the part of the holder thereof, be cancelled for no consideration, payment or right to consideration or payment.
All payments made in connection with the treatment of Company equity awards are subject to withholding taxes as required by law.
Indemnification and Insurance
Under the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the Surviving Corporation. For more information regarding such indemnification and insurance coverage, see “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”
Quantification of Payments and Benefits to Company’s Named Executive Officers
Item 402(t) of Regulation S-K requires disclosure of information about the compensation that is payable or that may become payable to each NEO that is based on, or otherwise relates to, the Merger (the “Golden Parachute Compensation”). The table below sets forth the estimated amounts of the payments and benefits that each NEO would have received in connection with the Merger, assuming the Merger closed on September 30, 2023 and, immediately thereafter, the employment of the NEO was terminated by the Company or its affiliates without “cause” or the NEO resigned for “good reason” (such terms have the meaning set forth in each NEO’s employment agreement with the Company). This compensation is subject to an advisory vote of the Company’s stockholders, as described below under the section entitled “Proposal 3: Merger-Related Executive Compensation Arrangements” beginning on page 100. In addition to the assumptions regarding the closing date of the Merger, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Pension NQDC ($)	Perquisites / benefits ($)(3)	Tax reimbursement ($)	Other ($)	Total ($)
Brian R. Kahn	3,600,000	8,020,620	—	44,331	—	—	11,664,951
Andrew M. Laurence	2,000,000	2,673,540	—	44,148	—	—	4,717,688
Andrew F. Kaminsky	2,000,000	2,673,540	—	44,331	—	—	4,717,871
Eric F. Seeton	875,000	2,673,540	—	44,431	—	—	3,592,971
Kenneth Todd Evans	400,000	1,003,680	—	14,579	—	—	1,418,259

(1)
Cash.   The amounts in this column reflect the value of the cash severance payments payable to each named executive officer for the year of termination. For Messrs. Kahn, Laurence and Kaminsky the amount in this column represents severance pursuant to their respective employment agreements with the Company equal to two times the sum of their respective current annual base salaries and target bonuses. Brian Kahn’s current annual base salary is $900,000 and his target bonus is $900,000. Messrs. Laurence and Kaminsky have current annual base salaries of $500,000 and target bonuses of $500,000. The severance and bonus payments for Messrs. Kahn, Laurence and Kaminsky are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within months following the closing of the Merger. For Mr. Seeton the amount in this column represents severance pursuant to his employment agreement with the Company equal to the sum of his current annual base salary of $500,0000 and a prorated target bonus of $375,000 for the year of termination assuming a closing date of September 30, 2023. Mr. Seeton’s severance is “single trigger” in nature, which means that payment of this amount is conditioned only upon a qualifying termination of employment. For Mr. Evans the amount in this column represents severance pursuant to his employment agreement with the Company equal to his current annual base salary of $400,000. Mr. Evans’ severance is “single trigger” in nature, which means that payment of this amount is conditioned only upon a qualifying termination of employment.

(2)
Equity.   The amounts in this column reflect the aggregate values of the accelerated vesting of RSUs and the target number of PRSUs which would vest on change in control, pursuant to their respective award agreement, at the Per Share Merger Consideration. These amounts are all payable upon the closing of the Merger as long as the NEO is employed on the closing of the Merger. For each NEO, 50% of the amount is related to the vesting of RSUs and 50% is related to the vesting of PRSUs.

(3)
Perquisites/benefits.   The amounts in this column reflect the value of continued Company-paid health insurance coverage for 18 months. The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or following the closing of the Merger.

Arrangements with Parent
Voting Agreement
Concurrently with the execution of the Merger Agreement, the Management Stockholders entered into the Voting Agreement, pursuant to which such Management Stockholders agreed to vote (or cause to be voted) all shares of FRG Common Stock or the equity interests of the Company owned by them: (1) in favor of (a) any proposal to approve the adoption of the Merger Agreement and approve the Merger, (b) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient holders of shares of FRG Common Stock present in person or represented by proxy at such meeting to constitute a quorum, and (c) in favor of any proposal to facilitate the Merger and the transactions contemplated by the Merger Agreement; and (2) against (a) any amendment or modification of the Company’s certificate of incorporation or bylaws, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, the Company or any of its subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Company’s obligations to complete the Merger set forth in the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or a management stockholder contained in the Voting Agreement; or (b) any acquisition proposal (as defined in the Merger Agreement) or alternative acquisition agreement (as defined in the Merger Agreement), or any agreement, transaction or other matter that is intended to would or would reasonably be expected to impede, postpone, materially adversely affect or interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement or that would otherwise be inconsistent with the Merger and the other transactions contemplated by the Merger Agreement. For more information, see “Voting Agreement” beginning on page 87.
Rollover Agreement
Concurrently with the execution of the Merger Agreement, the Rollover Stockholders entered into the Rollover Agreement, pursuant to which such Rollover Stockholders committed to contribute the Rollover Shares at the Effective Time to Freedom VCM Holdings at a price per share equal to the Per Share Merger Consideration in exchange for a number of common membership interests of Freedom VCM Holdings. For more information, see “Rollover Agreement” beginning on page 88.
Guarantee
Concurrently with the execution and delivery of the Merger Agreement, B. Riley entered into the Guarantee with respect to certain obligations of Parent and Merger Sub under the Merger Agreement, including a guarantee of payment for (i) up to $57 million related to certain of Parent’s and Merger Sub’s obligations to consummate the Merger, including, but not limited to, the Reverse Termination Fee and certain other reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, and (ii) in the case of any actual fraud or Willful and Material Breach (as defined in the Merger Agreement) by Parent or Merger Sub pursuant to the Merger Agreement, the full, uncapped amount of liability and damages owed by Parent or Merger Sub to the Company under the Merger Agreement.
Appraisal Rights
If the Merger is consummated, the Company’s stockholders who continuously hold shares of FRG Common Stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that the Company’s stockholders may be entitled to have their shares of FRG Common Stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of FRG Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances, on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding), in lieu of the Per Share Merger Consideration such Company stockholder would have received pursuant to the Merger Agreement. Holders of FRG Common Stock who wish to preserve any appraisal rights they may have, must so advise the Company by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL. Due to the complexity of the appraisal process, stockholders of the Company who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this Proxy Statement.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to U.S. holders (as defined below) whose shares of FRG Common Stock are exchanged for the Per Share Merger Consideration pursuant to the Merger. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to U.S. holders who hold their shares of FRG Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:
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tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their FRG Common Stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code; or certain former citizens or long-term residents of the United States;

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tax consequences to U.S. holders holding their shares of FRG Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

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tax consequences to U.S. holders who received their shares of FRG Common Stock in a compensatory transaction or pursuant to the exercise of options or warrants or whose FRG Common Stock is subject to employment-based vesting;

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tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar;

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tax consequences to U.S. holders who hold their FRG Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

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tax consequences arising from the Medicare tax on net investment income;

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tax consequences arising from the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements;

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tax consequences to U.S. holders subject to special tax accounting rules as a result of any item of gross income with respect to their shares of FRG Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

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the U.S. federal estate, gift or alternative minimum tax consequences, if any;

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any territory, state, local or non-U.S. tax consequences; or

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tax consequences to U.S. holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of FRG Common Stock that is for U.S. federal income tax purposes:
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a citizen or individual resident of the United States;

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a corporation, or other entity or arrangement classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
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an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of FRG Common Stock, the tax treatment of a person treated as a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of FRG Common Stock, you should consult your own tax advisor.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER OF SHARES OF FRG COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY TERRITORY, STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.
The receipt of the Per Share Merger Consideration in exchange for shares of FRG Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the Per Share Merger Consideration in exchange for shares of FRG Common Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of the Per Share Merger Consideration received, and (2) the U.S. holder’s adjusted tax basis in such shares of FRG Common Stock. A U.S. holder’s adjusted tax basis in its shares of FRG Common Stock generally will equal the amount that such U.S. holder paid for such shares.
Any such gain or loss will generally be a long-term capital gain or loss if a U.S. holder’s holding period in the shares of FRG Common Stock surrendered in the Merger is greater than one year as of the date of the Merger.
Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. U.S. holders who acquired different blocks of shares of FRG Common Stock at different times or different prices should consult their tax advisers as to the determination of the tax bases, gain or loss and holding period with respect to each such block.
Information Reporting and Backup Withholding
Payments of cash made in exchange for shares of FRG Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an applicable exemption from backup withholding should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding, and otherwise comply with the backup withholding rules. Certain holders (including corporations) are not subject to backup withholding or information reporting.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.
U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Financing of the Merger
Rollover Financing
On May 10, 2023, the Rollover Stockholders entered into the Rollover Agreement with Freedom VCM Holdings pursuant to which the Rollover Stockholders collectively committed to contribute, immediately prior to the consummation of the Merger, an aggregate amount of 12,804,832 shares of FRG Common Stock to Freedom VCM Holdings (the equivalent of a $384.0 million investment based on the Per Share Merger Consideration of $30.00) in exchange for a number of issuances of common membership interests of Freedom VCM Holdings. See “— The Rollover Agreement.” The obligations of the Rollover Stockholders pursuant to the Rollover Agreement are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the Merger contained in the Merger Agreement and the conditions set forth in the Rollover Agreement. The Company is an express third-party beneficiary of the Rollover Agreement and has the right to seek specific performance thereof under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Freedom VCM Holdings and Parent, as applicable, to enforce the applicable agreement.
B. Riley Equity Financing
On May 10, 2023, Freedom VCM Holdings, Parent and B. Riley entered into the Equity Commitment Letter pursuant to which B. Riley committed to contribute, immediately prior to the consummation of the Merger, $560.0 million in cash to Freedom VCM Holdings (the “Equity Financing”). Subject to the terms and conditions of the Equity Commitment Letter, B. Riley may assign or transfer any portion of its commitment to one or more of its affiliates or any financing sources or other investors, provided that no such assignment or transfer will relieve B. Riley of its obligations under the Equity Commitment Letter. The equity commitment described above is conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the Merger contained in the Merger Agreement and the substantially concurrent consummation of the Merger. While the Merger is not subject to any financing condition, the Company cannot compel B. Riley to contribute its equity financing pursuant to the Equity Commitment Letter, unless the Debt Financing pursuant to the Debt Commitment Letter has also been funded or will be funded at the closing of the Merger if the Equity Financing is funded. The equity commitment will expire upon the earliest to occur of (a) consummation of the Merger in accordance with the terms of the Merger Agreement and funding of the equity commitment in full, (b) valid termination of the Merger Agreement and (c) assertion by the Company or any of its affiliates, or any person authorized by the Company or any of its affiliates, of any claim against certain non-recourse parties, other than claims expressly permitted under the limited guarantee. The Company is an express third-party beneficiary of the Equity Commitment Letter and has the right to seek specific performance of the equity commitment under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Freedom VCM Holdings or Parent to enforce the equity commitment.
Debt Financing
On May 10, 2023, Parent received the Debt Commitment Letter pursuant to which Irradiant Partners LP and the other financial institutions party thereto committed to provide a senior secured term loan facility in an aggregate principal amount of $475.0 million. The proceeds of the Debt Financing will be used at the closing of the Merger, together with the proceeds of the Equity Financing, for the purposes of (a) financing the consummation of the Merger, including paying fees and expenses incurred in connection with the Merger, (b) making a contribution to the equity capital of the Company, and (c) to acquire a portion of the Company’s outstanding indebtedness under the FRG Second Lien Credit Agreement, which indebtedness will be contributed as an equity contribution by Parent to the Company and will, as a result, discharge and cancel a portion of the loans under the FRG Second Lien Credit Agreement represented by such indebtedness (the “partial FRG second lien discharge”).
The initial borrowing under the Debt Financing is subject only to the satisfaction (or waiver by the initial lenders) of certain conditions, including, without limitation:
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consummation of the Merger, in all material respects in accordance with the terms of the Merger Agreement (after giving effect to any modifications, amendments, supplements, consents, waivers or requests that are not materially adverse to the interests of the commitment parties in their respective capacities as such without the written consent of the initial lenders) prior to or substantially simultaneously with the initial borrowings under the Debt Financing;

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since May 10, 2023, there shall not have occurred any “material adverse effect” (as defined in the Merger Agreement) that is continuing;

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consummation of the Equity Financing, the partial FRG second lien discharge and the equity contribution by Parent to the Company, substantially simultaneously with the initial borrowing;

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delivery of certain documentation and other information as required in connection with certain “know your customer” and anti-money laundering rules and regulations at least three business days before the closing date of the Merger, to the extent reasonably requested by the agent or initial lenders at least ten business days prior to the closing date of the Merger;

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subject to certain exceptions consistent with “Sungard”-style commitments, the delivery of certain documents required to create and perfect certain security interests granted to the agent under the Debt Financing in the collateral provided thereunder;

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subject to customary exemptions and considerations consistent with “Sungard” — style commitments, the delivery of documentation with respect to the Debt Financing, including customary closing documents, certificates and opinions;

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delivery of certain consolidated financial statements and projections of the Company;

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payment of required fees prior to or simultaneously with the initial borrowing;

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subject to certain provisions and exceptions as specified in the Debt Commitment Letter consistent with “Sungard” — style commitments, the certain specified representations made in the Merger Agreement will be true and correct to the extent required by the Merger Agreement and certain specified representations to be made in the definitive documentation for the Debt Financing will be true and correct; and

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execution and delivery by Parent of a management rights letter on terms consistent with any such letter delivered in connection with the FRG Second Lien Credit Agreement.

In connection with the partial FRG second lien discharge, the commitment parties have also agreed to consent to the 2L Credit Agreement Modification and to sell their pro rata portion of the loans under the FRG Second Lien Credit Agreement (as so amended by the 2L Credit Agreement Modification) prior to the closing date of the Merger to effectuate such discharge.
Commitments in respect of the Debt Commitment Letter shall terminate on the earliest of (i) the termination of the Merger Agreement in accordance with its terms prior the closing of the Merger, (ii) the consummation of the Merger without the use of senior secured term loan facility and (iii) 11:59 p.m. New York City time on the date that is five (5) business days following the Outside Date (as defined in the Merger Agreement as in effect on May 10, 2023, and as it may be extended in accordance with the terms of the Merger Agreement as in effect on May 10, 2023).
Limited Guarantee
On May 10, 2023, Guarantor entered into a limited guarantee with the Company, referred to as the Guarantee. Under the Guarantee, Guarantor guarantees to the Company (i) the due and punctual payment of any obligation or liability payable by Parent or Merger Sub under the Merger Agreement, including, but not limited to, the Reverse Termination Fee and certain other reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement up to an amount of $57.0 million, and (ii) in the case of any actual fraud or Willful and Material Breach (as defined in the Merger Agreement) by Parent or Merger Sub pursuant to the Merger Agreement, the full, uncapped amount of liability and damages owed by Parent or Merger Sub to the Company under the Merger Agreement, in each case if, as and when such obligation or liability becomes payable under the terms and subject to the conditions and limitations, of the Merger Agreement.
A copy of the Guarantee is attached to this Proxy Statement as Annex F and is incorporated by reference into this Proxy Statement. The summary of the Guarantee in the preceding paragraph does not purport to be complete and may not contain all of the information about the Guarantee that may be important to you. We encourage you to read the Guarantee carefully and in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Guarantee and not by this summary or any other information contained in this Proxy Statement.

Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:
Fees section	Amount
Financial advisory fees and expenses	$8,300,000
Legal, accounting and other professional fees and expenses	$6,500,000
SEC filing fees	$77,617
Printing, proxy solicitation and mailing costs	$80,000
Miscellaneous	$50,083
Total	$15,007,700
The estimate for legal fees set forth in this Proxy Statement does not include any amounts attributable to any existing or future litigation challenging the Merger. All costs and expenses incurred in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the Merger and any other transactions contemplated by the Merger Agreement, will be paid by the party incurring such expense.
Regulatory Approvals
General
Each of the Company and Parent has agreed to cooperate with each other and use its respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under the Merger Agreement and applicable laws to consummate the transactions contemplated by Merger Agreement as promptly as practicable. These approvals include submission of any necessary premerger notification and report forms and termination or expiration of all statutory waiting periods under the HSR Act.
HSR Act and Other Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the Company and Parent file a notification and report form with the Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the Department of Justice, which we refer to as the “DOJ,” under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective notification forms. The DOJ or the FTC may extend the 30-day waiting period by issuing a Request for Additional Information and documentary materials (also known as a “Second Request”). If either agency issues a Second Request, the waiting period is extended until 30 days after the parties substantially comply with the request. The parties made the required filings with the FTC and the DOJ on May 24, 2023, and the initial 30-day waiting period will expire at 11:59 p.m. Eastern Time on June 23, 2023, unless otherwise terminated or extended.
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including but not limited to seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Effective Time of the Merger
The closing of the Merger will take place on the fifth business day following the day on which the last of the conditions to the closing of the Merger has been satisfied or waived (to the extent permitted by applicable law), other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions, including the receipt of all required regulatory approvals and consents, or at such other time as agreed in writing by the Company, Parent and Merger Sub. At the closing, the Company, Parent and Merger Sub will cause the Merger to be consummated by filing all necessary documentation, including a certificate of merger, and the Merger will become effective as of the time that the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later date as may be agreed by the parties in writing and specified in the certificate of merger).
Payment of Merger Consideration
At the Effective Time, each share of FRG Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement whereupon all such shares of FRG Common Stock will be automatically cancelled, will cease to exist, and the holders of such shares will cease to have any rights with respect to their shares of FRG Common Stock other than the right to receive the Per Share Merger Consideration, without interest.
Prior to the Effective Time, Parent will appoint a paying agent (with such paying agent being approved in advance by the Company) to exchange the shares of FRG Common Stock for the Per Share Merger Consideration. At or prior to the closing of the transactions contemplated by the Merger Agreement, Parent will deposit, or cause to be deposited, with the paying agent an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the paying agent to make payments in respect of the exchange of shares of FRG Common Stock for the Per Share Merger Consideration (which we refer to as the “Exchange Fund”), and the paying agent will pay and deliver, out of the Exchange Fund, as promptly as practicable to each holder of record as of immediately prior to the Effective Time an amount in cash in immediately available funds (after giving effect to any required tax withholdings) the Per Share Merger Consideration such holders are entitled to receive as a result of the Merger upon the surrender of book-entry shares of FRG Common Stock or certificates representing shares of FRG Common Stock, subject to the procedures discussed below. Interest will not be paid or accrue on any amount payable upon surrender of any shares of FRG Common Stock.
As promptly as practicable after the Effective Time (but in any event within three business days thereafter), Parent will cause the paying agent to mail or otherwise provide each holder of record of shares of FRG Common Stock entitled to receive the Per Share Merger Consideration that are certificates or book-entry shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable, and instructions for effecting the surrender of the certificates or such book-entry shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger.
If any portion of the Exchange Fund (including all interest and the other proceeds of any investments thereof) remains unclaimed by the holders of shares of FRG Common Stock for twelve months from and after the closing of the Merger, such portion of the Exchange Fund that remains will be delivered by the paying agent to Parent or the Surviving Corporation, as determined by Parent. Thereafter, any holders of FRG Common Stock who have not surrendered their certificates (or affidavits of loss in lieu thereof) or book-entry shares will be entitled to look only to Parent or the Surviving Corporation with respect to payment of the Per Share Merger Consideration, without any interest thereon, upon due surrender of their certificates (or affidavits of loss in lieu thereof) or book-entry shares in each case subject to applicable tax withholdings.
Provisions for Unaffiliated Stockholders
No provision has been made to grant the Company’s stockholders access to the corporate files of the Company or any other party to the Merger or to obtain counsel or appraisal services at the expense of the Company or any other such party.
Accounting Treatment
The Merger will be accounted for as a common control transaction with the Company as the surviving entity. As the Merger will be accounted for as a common control transaction, no goodwill or other intangible assets will be recorded, and the assets and liabilities of the Company will be stated at historical cost.

THE MERGER AGREEMENT
The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement and which is incorporated by reference within this Proxy Statement in its entirety. The descriptions in this section and elsewhere in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger.
In reviewing the Merger Agreement, please remember that it is included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties by each party to the Merger Agreement. These representations and warranties have been made for the benefit of the other party to the Merger Agreement and as of specified dates, and have been qualified by (A) matters disclosed in such party’s filings with the SEC on or after January 1, 2021 and prior to the date of the Merger Agreement (excluding any disclosures in the “Risk Factors,” “Forward-Looking Statements,” or “Quantitative and Qualitative Disclosures About Market Risk” sections thereof to the extent they are cautionary, predictive or forward-looking in nature), information contained in confidential disclosure letters that the Company provided to Parent and Merger Sub and Parent provided to the Company in connection with their entry into the Merger Agreement and certain disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement and (B) were made for the purpose of allocating contractual risk between the parties instead of establishing matters of fact and may be subject to standards of materiality applicable to the parties to the Merger Agreement that differ from those applicable to the Company’s investors or security holders.
Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference within this Proxy Statement. See the section of this Proxy Statement entitled “Where You Can Find More Information.”
Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws
Subject to the terms and conditions of the Merger Agreement and pursuant to the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will thereupon cease. As a result of the Merger, the Company will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent.
The board of directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Surviving Corporation’s certificate of incorporation, bylaws and/or applicable law. The officers of the Company immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Surviving Corporation’s certificate of incorporation, bylaws and/or applicable law.
At the Effective Time, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read substantially as set forth in Exhibit A to the Merger Agreement and (ii) the bylaws of the Merger Sub in effect immediately prior to the Effective Time will be the form of bylaws of the Surviving Corporation, in each case until thereafter amended as provided therein or as provided by applicable law.
Closing and Effective Time of the Merger
The Closing will take place on the fifth business day following the day on which the last of the conditions to Closing (described in the section herein entitled “— Conditions to the Merger”) has been satisfied or waived (to the extent permitted under applicable law and the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions), unless otherwise agreed in writing by the Company, Merger Sub and Parent.
Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the Merger Agreement Proposal, we currently expect the closing of the Merger to occur in the second half of 2023.
The Effective Time will occur upon the certificate of merger having been duly executed and filed with the Secretary of State of the State of Delaware, or at such later date and time as may be agreed by Company, Merger Sub and Parent in writing and specified in the certificate of merger.
Treatment of Capital Stock
At the Effective Time, each issued and outstanding share of FRG Common Stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration.
At the Effective Time, at the election of the holders of such Series A Preferred Stock, each outstanding share of FRG Series A Preferred Stock will be converted in accordance with the Certificate of Designation, unless the Company (which election will be made solely at Parent’s direction) has provided or provides notice of its election to redeem such shares of Series A Preferred Stock pursuant to the terms and conditions of the Certificate of Designation.
Each Rollover Share will not be entitled to receive the Per Share Merger Consideration and will, immediately prior to the Effective Time, be contributed (or otherwise transferred), directly or indirectly, to Freedom VCM Holdings pursuant to the terms of the Rollover Agreement (as described in the section herein entitled “Rollover Agreement”).
Treatment of Company Equity Awards
At the Effective Time, (i) any outstanding Company Option will fully vest and entitle the holder of such Company Option to receive, without interest, an amount in cash equal to the product of multiplying (A) the number of shares of FRG Common Stock subject to such Company Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of FRG Common Stock subject to such Company Option; (ii) any outstanding Company RSU will vest and entitle the holder of such Company RSU to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of shares of FRG Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration; (iii) any outstanding Company PRSU will vest and entitle the holder of such Company PRSU to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of shares of FRG Common Stock subject to such vested Company PRSU immediately prior to the Effective Time and (B) the Per Share Merger Consideration; and (iv) any outstanding Company MPRSU will, automatically and without any action on the part of the holder thereof, be cancelled for no consideration, payment or right to consideration or payment.
All payments made in connection with the treatment of Company equity awards are subject to withholding taxes as required by law.
Surrender and Payment Procedures
Prior to the Effective Time, Parent will select a Paying Agent for the Merger, which selection will be approved in advance by the Company, and enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent. At or prior to the Closing, Parent will deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration to holders of FRG Common Stock so entitled.
As promptly as practicable after the Effective Time (but in any event within three business days thereafter), Parent will cause the Paying Agent to mail or otherwise provide each holder of record of shares of FRG Common Stock entitled to receive the Per Share Merger Consideration that are certificates or book-entry shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable, and instructions for effecting the surrender of the certificates or such book-entry shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger.
If any cash deposited with the Paying Agent remains undistributed one year after the Closing Date, such funds will be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of FRG Common Stock who has not theretofore complied with the procedures, materials and instructions to receive the Per Share Merger Consideration will thereafter look only to Parent or the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required tax withholdings in respect thereof).
Each of Parent, the Surviving Corporation, the Company and the Paying Agent (and any of their respective affiliates) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, or any other applicable tax law.
Representations and Warranties
Representations and Warranties of the Company
In the Merger Agreement, the Company made representations and warranties to Parent and Merger Sub that are subject, in many cases, to exceptions and qualifications contained in the Merger Agreement, in the Company’s confidential disclosure schedule delivered to Parent and Merger Sub in connection with execution of the Merger Agreement or in certain reports filed with the SEC. The Company’s representations and warranties relate to, among other things:
•
its due incorporation, valid existence, good standing and authority to carry on the Company’s business;

•
its capitalization, including the number of authorized and outstanding shares of FRG Common Stock and FRG Series A Preferred Stock and the number of outstanding Company Options, Company RSUs, Company PRSUs and Company MPRSUs;

•
its requisite corporate power and authority to execute and deliver the Merger Agreement, perform its obligations thereunder and consummate the Merger;

•
the receipt by the Special Committee of a fairness opinion from Jefferies LLC;

•
that the Board (upon the unanimous recommendation of the Special Committee) has approved the Merger Agreement, the Voting Agreement and the transactions contemplated thereby and resolved to recommend that the holders of FRG Common Stock adopt the Merger Agreement, and that the Board has directed that the Merger Agreement be submitted to the holders of FRG Common Stock for their adoption at the Special Meeting;

•
the required actions by or in respect of, and filings with, governmental authorities in connection with the Merger and the Merger Agreement;

•
its execution, delivery and performance under the Merger Agreement, and whether such execution, delivery and performance would violate, or conflict with, any of the Company’s organizational documents or applicable law, or would violate, conflict, constitute a default, result in a right of termination or acceleration, or require any consent or the provision of notice pursuant to certain material contracts;

•
its compliance with various laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, various export and sanctions regulations and the applicable listing and corporate governance rules and regulations of Nasdaq;

•
its SEC filings since January 1, 2021 and the financial statements included in such SEC filings;

•
matters relating to the Company’s disclosure controls and procedures and internal control over financial reporting;

•
the absence of certain undisclosed liabilities and off-balance sheet arrangements;

•
the absence of certain legal actions, proceedings and investigations against the Company or any of its subsidiaries;

•
the conduct of its business and the absence of certain changes, including that since December 31, 2022 to May 10, 2023, there has not occurred any event, change, development, circumstance, fact or effect that has had a Material Adverse Effect (as described below) on the Company;

•
certain matters relating to material contracts of the Company;

•
certain labor and employment and employee benefits matters relating to the Company and its subsidiaries;

•
certain environmental matters relating to the Company and its subsidiaries;

•
certain tax matters relating to the Company and its subsidiaries;

•
its rights to its owned and leased real property;

•
certain intellectual property matters relating to the Company and its subsidiaries;

•
data privacy and cybersecurity matters;

•
matters related to the Company’s insurance policies;

•
the absence of any undisclosed brokerage fees, commissions or finders fees in connection with the transactions contemplated by the Merger Agreement;

•
the absence of contracts between the Company and its subsidiaries and any related parties;

•
the quality of the Company’s inventory and the manner in which the inventory of the Company was acquired and has been maintained;

•
the absence of product recalls and related claims or proceedings; and

•
their non-reliance on any representations and warranties from the Parent and Merger Sub not contained in the Merger Agreement.

Materiality Standards.   Many of the representations and warranties in the Merger Agreement made by the Company are qualified by a “materiality” or “Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole).
For purposes of the Merger Agreement, “Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or in the aggregate is, would or would reasonably be expected to have a materially adverse effect on the assets, liabilities, financial condition, business operations or results of operations of the Company and its subsidiaries, taken as a whole, excluding any event, change, development, circumstance, fact or effect arising out of or resulting from any of the following, either individually or in the aggregate:
•
events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the economy, credit, capital, securities or financial markets or political, geopolitical, regulatory or business conditions (but any incremental disproportionate effect may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent such events, changes, developments, circumstances, facts or effects disproportionately impacted the Company relative to other companies of similar size operating in the same industry);

•
events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries in which the Company or any of its subsidiaries operate (but any incremental disproportionate effect may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent such events, changes, developments, circumstances, facts or effects disproportionately impacted the Company relative to other companies of similar size operating in the same industry);
•
changes in GAAP or other accounting standards or in any applicable law, or the enforcement or interpretation of any of the foregoing (but any incremental disproportionate effect may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent such events, changes, developments, circumstances, facts or effects disproportionately impacted the Company relative to other companies of similar size operating in the same industry);

•
any failure by the Company or any of its subsidiaries to meet any internal or public projections or forecasts or estimates of revenues, earnings or other financial performance or results of operations for any period; provided that any event, change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

•
any acts of war (whether or not declared), outbreak of hostilities, terrorism or military actions any weather event or natural disaster, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters and other force majeure event or any outbreak of a pandemic or disease outbreaks (including COVID-19), including any escalation or general worsening of any such events or occurrences or any action, law, pronouncement or guideline taken or promulgated by any governmental entity in response to any of the foregoing (but any incremental disproportionate effect may be taken into consideration when determining whether a Material Adverse Effect has occurred to the extent such events, changes, developments, circumstances, facts or effects disproportionately impacted the Company relative to other companies of similar size operating in the same industry);

•
the taking of any action specifically required by, or the failure to take any action specifically prohibited by, the Merger Agreement (excluding the obligation on the Company to generally conduct the business in the ordinary course) or upon Parent’s or the Guarantor’s written approval or request;

•
the availability or cost of equity, debt or other financing to Parent or Merger Sub;

•
any litigation relating to the Merger;

•
any effect resulting from the execution and delivery of the Merger Agreement and related documents, the pendency or consummation of the Merger or the other transactions contemplated thereby or the public announcement of any of the foregoing, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, governmental entities, or any other third person (except that this exception does not apply to any representation or warranty contained in the Merger Agreement to the extent that such representation and warranty expressly relates to such effect); or

•
a change in the market price or trading volume of FRG Common Stock on Nasdaq (but the event, change, development, circumstance, fact or effect underlying such change in the market price may be taken into consideration when determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur).

Representations and Warranties of Parent and Merger Sub
The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in many cases, to exceptions and qualifications contained in the Merger Agreement, in Parent’s confidential disclosure schedule delivered to the Company in connection with execution of the Merger Agreement. Parent and Merger Sub’s representations and warranties relate to, among other things:
•
its due incorporation, valid existence, good standing and authority;

•
its capitalization, including the number of authorized and outstanding shares common stock of Merger Sub;

•
its requisite corporate power and authority to execute and deliver the Merger Agreement, perform its obligations thereunder and consummate the Merger;

•
the required actions by or in respect of, and filings with, governmental authorities in connection with the Merger and the Merger Agreement

•
its execution, delivery and performance under the Merger Agreement, and whether such execution, delivery and performance would violate, or conflict with, any of the organizational documents of Parent or Merger Sub or applicable law, or would violate, conflict, constitute a default, result in a right of termination or acceleration, or require any consent or the provision of notice pursuant to certain agreements;

•
the absence of certain legal actions, proceedings and investigations against Parent or Merger Sub;

•
the delivery by Parent to the Company of true, correct and complete copies of the fully executed Equity Commitment Letter and Debt Commitment Letter and the related, redacted fee letter, and such letters being in full force and effect and enforceable against the applicable counterparties thereto in accordance with their terms and none of the commitments under the Equity Commitment Letter or the Debt Commitment Letter being withdrawn, reduced or terminated;

•
the delivery by Parent to the Company of the Guarantee;

•
the absence of undisclosed brokers’ fees and expenses;

•
the lack of ownership by Parent and Merger Sub of any FRG Common Stock;

•
the absence of any agreements or understandings with any person with respect to a purchase and sale transaction involving any material assets or business of the Company;

•
solvency of the Parent and its subsidiaries following the consummation of the Merger; and

•
their non-reliance on any representations and warranties from the Company not contained in the Merger Agreement.

Conduct of the Company’s Business During the Pendency of the Merger
Under the Merger Agreement, except as expressly contemplated by the Merger Agreement or applicable law, as set forth in the confidential Company disclosure schedule, with respect to actions taken at the direction, or with the consent, of the Recused Director or as approved in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company has agreed, that it will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to:
•
conduct its business in the ordinary course of business;

•
maintain, in all material respects, its and its subsidiaries’ relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, consultants, agents and business associates; and

•
keep available, in all material respects, the services of the employees and consultants of the company and subsidiaries.

In addition, except as expressly contemplated by the Merger Agreement or applicable law, as set forth in the confidential Company disclosure schedule, with respect to actions taken at the direction, or with the consent, of the Recused Director or as approved in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company will not, nor will it permit any of its subsidiaries to:
•
adopt any change in its organizational documents, other than immaterial amendments to applicable organizational documents of the Company’s wholly owned subsidiaries;

•
merge or consolidate with any other person, or restructure, reorganize or completely or partially liquidate, in each case except for any such transactions solely among wholly owned subsidiaries of the Company;

•
acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, person, properties (including real properties) or assets from any other person with a fair market value or purchase price in excess of $5 million in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its subsidiaries to consummate the transactions contemplated by the Merger by the Outside Date, other than acquisitions of inventory or assets, goods or properties in the ordinary course of business;
•
transfer, sell, convey, lease, sublease, license, pledge, mortgage, assign, divest, grant any option in, cancel or otherwise abandon or dispose of, or incur, permit or suffer to exist the creation of any encumbrance (other than permitted encumbrances pursuant to the Merger Agreement) upon, any properties (including any real property) or assets, subject to certain permitted exceptions;

•
issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or otherwise enter into any contract with respect to the voting of, any shares of capital stock of the Company (including FRG Common Stock) or capital stock or other equity or equity-based interests of any of its subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock, subject to certain permitted exceptions;

•
make any loans, advances, guarantees or capital contributions to or investments in any person (other than to or from the Company and any of its wholly owned subsidiaries) in excess of $2 million individually or $5 million in the aggregate, except for extensions of credit to customers in the ordinary course of business;

•
declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including FRG Common Stock), except for dividends (A) paid by any wholly owned subsidiary to the Company or to any other wholly owned subsidiary of the Company and (B) dividends payable to the holders of FRG Series A Preferred Stock, payable in cash in an amount not to exceed $1.875 per share of FRG Series A Preferred Stock annually, in accordance with the terms of that certain certificate of designation of the FRG Series A Preferred Stock, dated as of September 18, 2020;

•
reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to do any of the foregoing, any of its capital stock, other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to FRG Common Stock);

•
incur, assume, repurchase or prepay or guarantee or endorse or otherwise become responsible for any indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) trade payables incurred in the ordinary course of business, (B) pursuant to existing indebtedness, (C) any refinancing, extension, renewal or replacement of any outstanding indebtedness of the Company, in the case of this clause (C), that does not increase the principal amount of indebtedness outstanding, (D) the incurrence of indebtedness for borrowed money in the ordinary course of business not to exceed $5 million in the aggregate in the case of this clause (D), or (E) the renewal and refinancing of any insurance policies;

•
make or authorize any payment of, or accrual or commitment for, capital expenditures, except as set forth in the Company’s disclosed capital budget;

•
enter into any contract that would have been a material contract had it been entered into prior to the Merger Agreement, other than any material contract for asset sales under $5 million and in the ordinary course of business;

•
terminate, fail to renew or amend or otherwise modify or waive or assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any material contract, other than expirations or non-renewals of any such contract in the ordinary course of business and in accordance with the terms of such contract with no further action by the Company, any of its subsidiaries or other party to such contract;

•
cancel, modify or waive any debts or claims held by or owed to the Company or any of its subsidiaries except as canceled, modified, or waived in the ordinary course of business not to exceed $1 million individually or $2 million in the aggregate;

•
amend any material license in any material respect, or allow any such material license to lapse, expire or terminate (except where the lapse, expiration or termination of any such license is with respect to a license that has become obsolete, redundant or no longer required by applicable law);

•
amend, modify, terminate, cancel or let lapse any insurance policy or fail to file any claims thereunder in a timely manner as required under such insurance policies;

•
sell inventory outside of the ordinary course of business or fail to order, maintain and manage levels of inventory consistent with the levels ordered, maintained and managed by the Company in the ordinary course of business;

•
settle, pay, discharge or compromise any legal proceeding for an amount in excess of $2 million individually or $4 million in the aggregate during any calendar year or on a basis that would result in the imposition of any order that would restrict the future activity or conduct of the Company or any of its subsidiaries or a finding or admission of a violation of law or violation of the rights of any person, or which would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement by the Outside Date;

•
make any material changes with respect to financial accounting policies or procedures, except as required by changes in GAAP (as confirmed in writing by the Company’s independent registered public accounting advisor);

•
other than in the ordinary course of business, (A) make, change or revoke any material tax election or change any material tax accounting method, (B) file any material amended tax return, (C) enter into, cancel or modify any closing agreement with respect to a material amount of taxes, (D) settle or otherwise compromise any tax claim, audit, assessment or dispute with respect to a material amount of taxes, in the case of clause (C), (D) or (E), for an amount materially in excess of the amount reserved for taxes on the financial statements of the Company, (E) surrender any right to claim a refund with respect to a material amount of taxes, (F) request any material ruling with respect to taxes, (G) agree to an extension or waiver of the statute of limitations with respect to any material taxes (in each case, other than in connection with extensions of time to file tax returns that are automatic or automatically granted or otherwise constitute ordinary course extensions), or (H) enter into any material tax indemnification, sharing, allocation or similar agreement or arrangement (other than customary provisions under any commercial, leasing, financing, employment or other agreement entered into in the ordinary course of business no principal purpose of which relates to taxes);

•
transfer, sell, lease, license or otherwise dispose of, grant a covenant not to sue or other right under, abandon, cancel or allow to lapse or expire any Company intellectual property, other than (A) non-exclusive licenses granted in the ordinary course of business, or (B) abandonments, cancellation, lapses or expiry of Company intellectual property that is not material to the Company’s or its subsidiaries’ respective businesses;

•
except as required by applicable law or pursuant to the terms of any Company benefit plan in effect as of May 10, 2023, (A) materially increase in any manner the cash compensation or consulting fees, bonus opportunity, severance or termination pay of any current or former Company employee, except for (1) in respect of those Company employees who are not officers, increases in annual salary, wage rate or consulting fees in the ordinary course of business that do not exceed four percent (4%) in the aggregate, and any consequent increases in severance or termination pay, and (2) in respect of all Company employees, the payment of annual bonuses for completed periods based on actual performance, if applicable, in the ordinary course of business, (B) become a party to, establish, adopt, amend, commence participation in or terminate any material Company benefit plan, except for renewals in the ordinary course of business, (C) grant any new equity-based awards, or amend or modify the terms of any outstanding equity-based awards, under any stock plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any stock plan, except as contemplated under the terms of the Merger Agreement, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any current or former Company employee (other than routine travel and other expense advances issued in the ordinary course of business), (G) hire any Company employee above the level of Vice President (as such term is used to reflect corporate Vice Presidents); or (H) terminate without cause the employment of any Company employee above the level of Vice President (as such term is used to reflect corporate Vice Presidents);
•
become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other similar agreement with a labor union, labor organization, works council or similar organization, except for renewals in the ordinary course of business; or

•
agree, authorize or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals; Board Recommendation Changes
Go-Shop Period
During the period (which we refer to as the “Go-Shop Period”) beginning on May 10, 2023 and continuing until 11:59 p.m., New York time on June 9, 2023 (which we refer to as the “No-Shop Period Start Date”), the Company and its affiliates and their respective representatives will have the right to:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal (as defined below);

•
subject to the entry into, and solely in accordance with, a permitted form of confidentiality agreement, furnish to any third party (and its representatives, prospective debt and equity financing sources and/or their respective representatives), any non-public information relating to the Company and its subsidiaries or afford to any such third party (and its representatives, prospective debt and equity financing sources and/or their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal) as long as (A) the Company will promptly (and in any event within 48 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company and its subsidiaries that is provided to any such third person or its representatives that was not previously provided to Parent or its representatives and (B) the Company and its subsidiaries will not provide (and will not permit any of their respective representatives to provide) any competitively sensitive non-public information to any third person who is or whose affiliates are a competitor of the Company, except in accordance with customary “clean room” or other similar procedures;

•
continue, enter into, maintain, participate or engage in discussions or negotiations with any third person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with respect to an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); and

•
cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that the Company may grant a limited waiver under any “standstill provision” or similar obligation of any third person with respect to any the Company to allow such third person to submit or amend an Acquisition Proposal on a confidential basis to the Board (or any committee thereof).

For purposes of the Merger Agreement, “Acquisition Proposal” means any proposal, offer, inquiry or indication of interest relating to (a) a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, share exchange, recapitalization, reorganization, spin-off, plan of arrangement, asset purchase, business combination, acquisition or any other similar transaction (or series of related transactions) involving the Company or any of its subsidiaries by any third person or (b) a direct or indirect acquisition, exchange, transfer or other similar transaction (or series of related transactions) by any third person of assets or equity securities of the Company or any of its subsidiaries, that in the case of clauses (a) or (b), if consummated would result in any third person, directly or indirectly, becoming the beneficial owner of 20 percent or more of the: (i) total voting power or any class of equity securities of the Company or any of its subsidiaries; or (ii) consolidated net revenues, consolidated net income or consolidated total assets of the Company, in each case of the foregoing clauses (i) and (ii) of this definition, as of the date of such proposal, offer, inquiry or indication of interest, or acquisition.
No Solicitation or Negotiation
At all times during the period commencing with the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the valid termination of the Merger Agreement, except as expressly permitted by the Merger Agreement and for actions taken or omitted by, or at the specific direction of, any Specified Person taken at the direction of BK or with BK’s consent, the Company will not, and will instruct its and its subsidiaries’ directors, employees (including any officers) and other representatives not to, directly or indirectly:
•
initiate, solicit, propose an Acquisition Proposal or knowingly encourage, knowingly assist or otherwise knowingly facilitate any action that constitutes or would reasonably be expected to lead to or result in an Acquisition Proposal;

•
engage in, continue, knowingly facilitate, respond to or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any action that would reasonably be expected to lead to or result in an Acquisition Proposal;

•
provide or make available any non-public information or data concerning the Company, its subsidiaries or their respective representatives or access to the Company or its subsidiaries’ properties, books and records to any Third Person (other than the Rollover Stockholders, Parent, Merger Sub or any of their respective representatives or designees) in connection with any Acquisition Proposal or any action that would reasonably be expected to lead to or result in an Acquisition Proposal, or that, to the knowledge of the Company, is considering making or effecting, an Acquisition Proposal;

•
recommend, authorize, approve, adopt, endorse, declare advisable (or make any public statement recommending, authorizing, approving, adopting, endorsing, declaring advisable) or enter into any Alternative Acquisition Agreement;

•
take any action to exempt any third party (other than the Rollover Stockholders, Parent, Merger Sub or any of their respective representatives or designees) from any applicable takeover statute or otherwise cause such restrictions not to apply;

•
otherwise knowingly facilitate any effort or attempt to make or effect an Acquisition Proposal; or

•
resolve, agree, authorize or commit to do any of the foregoing.

For purposes of the Merger Agreement, “Alternative Acquisition Agreement” means any agreement, letter of intent, term sheet memorandum of understanding, agreement in principle or any other similar agreement or document relating to any Acquisition Proposal (other than a permitted confidentiality agreement).
Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described above with respect to any third party who, among other conditions under the Merger Agreement, submitted a bona fide written Acquisition Proposal prior to the No-Shop Period Start Date (which we refer to as an “Excluded Party”).
Notice
Until the first to occur of the No-Shop Period Start Date and the valid termination of the Merger Agreement, the Company will as promptly as reasonably practicable (and, in any event, within 24 hours) notify Parent in writing if the Company, any of its subsidiaries or any of their respective representatives receives any bona fide written Acquisition Proposal (provided that, solely for this purpose, all references to

“20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%), including copies of any written materials relating thereto provided to the Company or its representatives. Further, within two business days following the No-Shop Period Start Date, the Company will deliver to Parent a written notice setting forth (A) the identity of each Excluded Party and (B) the material terms and conditions of the pending Acquisition Proposal made by such Excluded Party.
From the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the valid termination of the Merger Agreement, the Company will promptly (but, in any event, within twenty-four hours) give notice to Parent if an Acquisition Proposal or an inquiry is received by the Company, its subsidiaries or any of their respective representatives, and thereafter will keep Parent informed, on a reasonably current basis of the status and terms and conditions of any such Acquisition Proposals or inquiries and the status of any such discussions or negotiations related thereto.
No Solicitation or Negotiation Exceptions
Before the Requisite Company Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal that is made after May 10, 2023 and did not arise from a breach of the obligations set forth in the Merger Agreement, the Company may:
•
contact the third party making such Acquisition Proposal solely to clarify the terms and conditions thereof or inform such person of the existence of the Company’s obligations under the Merger Agreement;

•
provide information and data concerning the Company and its subsidiaries and access to the Company and its subsidiaries’ properties, books and records in response to a request to the third person who made such an Acquisition Proposal; provided that correct and complete copies of such information or data or access has previously been, or is concurrently, made available to Parent, and prior to providing any such information or data or access, the Company and the third person making such Acquisition Proposal will have entered into a legally binding confidentiality agreement with terms not less restrictive to such third person than the terms in the confidentiality agreement with Parent; and

•
engage or otherwise participate in any discussions or negotiations with any such third person regarding such Acquisition Proposal, if prior to taking any action described in this and the bullet immediately above, the Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel, that based on the information then available (A) and after consultation with the Special Committee’s independent financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

For purposes of the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made after May 10, 2023 made by a third person (with references to 20% being deemed to be replaced with references to 50%) that the Special Committee determines in good faith, after consultation with its outside legal counsel and independent financial advisor and after taking into account such legal, financial, regulatory, likelihood of consummation and other aspects of such proposal, as the Special Committee deems relevant, to be more favorable to the Company’s stockholders (other than the Rollover Stockholders and their affiliates) from a financial point of view than the Merger (after taking into account any revisions to the terms and conditions of the Merger Agreement proposed by Parent).

No Change of Recommendation
The Board and the Special Committee, will not:
•
fail to include the Company Recommendation or the Special Committee Recommendation in this Proxy Statement;

•
withhold, withdraw, change, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, change, qualify, amend or modify) the Company Recommendation or the Special Committee Recommendation in a manner adverse to Parent;

•
make any recommendation in support of, or, within 10 business days following its commencement, fail to recommend against, a tender or exchange offer structured as such pursuant to Rule 14d-2 of the Exchange Act that constitutes an Acquisition Proposal;

•
following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation or the Special Committee Recommendation within ten business days after receipt of any written request to do so from Parent (provided, that the Company will not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal change in any material respects and such change is publicly announced or disclosed));

•
approve, recommend, declare advisable or publicly propose to approve any Acquisition Proposal or approve, recommend, declare advisable or propose to enter into, any Alternative Acquisition Agreement; or

•
agree, authorize or commit to do any of the foregoing.

Except as permitted under the Merger Agreement in connection with a Superior Proposal, the Board and the Special Committee, will not cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.
No Change of Recommendation Exceptions
Before the Requisite Company Vote is obtained, if there has been no breach by the Company in any material respect of its obligations with respect to its obligations outlined herein under the section entitled “— No Solicitation or Negotiation” each of the Board and the Special Committee, may:
•
effect a Change of Recommendation if an (x) unsolicited, bona fide written Acquisition Proposal is received by the Company after May 10, 2023 and has not been withdrawn or (y) Intervening Event has occurred; and the Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and after consultation with the Special Committee’s independent financial advisor, a failure to effect a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and, in the case of an Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal; and/or

•
cause or permit the Company to terminate the Merger Agreement and cause or permit the Company or any of the Company’s subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal or agree, authorize or commit to do so;

in each case, subject to the payment of the Company Termination Fee. In addition, no Change of Recommendation, action to terminate the Agreement to enter into an Alternative Acquisition Agreement or such other actions may be taken unless and until:
•
the Company has given Parent written notice at least four business days in advance, which notice meets the requirements under the Merger Agreement;

•
during such four business day notice period, the Company does, and does cause its representatives to, negotiate in good faith with Parent, including providing Parent the opportunity to make a presentation to the Board and the Special Committee regarding the Merger Agreement and, to the extent applicable, any proposed revisions thereto, to revise the Merger Agreement so that such Acquisition Proposal would no longer be a Superior Proposal;

•
at the end of such four business day notice period, the Board and the Special Committee will have taken into account any revisions to the Merger Agreement proposed by Parent, and have thereafter determined in good faith that, after consultation with outside legal counsel and after consultation with the Special Committee’s independent financial advisor, (x) a failure to effect a Change of Recommendation or take such other action would continue to be reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, and/or (y) that such Acquisition Proposal continues to be a Superior Proposal; and

•
any revisions to the financial or other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal, except that the four-business-day notice period will be reduced to three business days.

For purposes of the Merger Agreement, “Intervening Event” means an event, change, development, circumstance, fact or effect with respect to the Company and its subsidiaries occurring after May 10, 2023 that is material to the Company and its subsidiaries, taken as a whole, that (a) was not reasonably foreseeable (with respect to substance or timing), by the Special Committee as of or prior to the execution and delivery of the Merger Agreement, and (b) first becomes actually known to the Special Committee after the execution and delivery of the Merger Agreement and any time prior to the time the Requisite Company Vote is obtained; provided that: (i) any change in GAAP or in any applicable law; or (ii) any event, change, development, circumstance, fact or effect (A) that is the result of factors generally affecting the industries in which the Company and its subsidiaries operate, in the geographic markets in which they operate or where their products or services are sold or sourced (as applicable), (B) that involves or relates to an Acquisition Proposal or a Superior Proposal, (C) related to the fact that the Company meets or exceeds any internal or analysts’ expectations or projections or (D) resulting from any event, change, development, circumstance or fact after the execution and delivery of the Merger Agreement in the market price or trading volume of FRG Common Stock, individually or in the aggregate, in each case, will not be deemed to constitute an Intervening Event; provided further that any event, change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying, giving rise to or contributing to such facts, events, changes or developments in circumstances contemplated by the foregoing clauses (C) and (D) of this definition may be taken into account in determining whether an Intervening Event has occurred.
Directors’ and Officers’ Indemnification and Insurance
Before the Effective Time, the Company will use commercially reasonable efforts and, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability and fiduciary coverage of the Company’s existing directors’ and officers’ insurance policies (which we refer to as “D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to matters existing or occurring at or prior to the Effective Time (including covering the Merger and the transactions contemplated by the Merger Agreement) from the Company’s D&O Insurance carrier as of May 10, 2023; subject, to a cap of 300 percent of the current aggregate annual premium paid by the Company in respect of such coverage.
During the six years from and after the Effective Time, Parent will, and to the fullest extent that the Company would have been permitted under the Company’s organizational documents in effect as of May 10, 2023, Parent will cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the directors and officers (or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, in each case, when acting in such capacity, collectively, the “Indemnified Parties”) (acting in their capacities as such) against any reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages, amounts paid in settlement or liabilities incurred in connection with, arising out of or otherwise related to any actual or threatened legal proceeding arising out of, related to or in connection with matters existing or any action or omission occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) advance reasonable, documented out-of-pocket expenses as incurred in connection therewith (upon receipt from such Indemnified Party of a request therefor, accompanied by invoices or other relevant documentation); provided that any person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the chosen courts that such person is not entitled to such advanced expenses. During the six years from and after the Effective Time, Parent and the Surviving Corporation will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiary’s organizational documents in effect as of the date hereof, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were Indemnified Parties; provided, further, that all rights to indemnification in respect of any legal proceeding pending or asserted or any claim made within such period will continue until the disposition of such legal proceeding or resolution of such claim.
Other Covenants and Agreements
Proxy Statement; Schedule 13E-3.   The Merger Agreement requires the Company to prepare and file with the SEC, as promptly as practicable after May 10, 2023, but in any event within 20 business days after May 10, 2023, a proxy statement in preliminary form relating to the Special Meeting, which will include the Company Recommendation and the Special Committee Recommendation (except in the case of a Change of Recommendation pursuant to the Merger Agreement). The Company and Parent will cooperate to, concurrently with the preparation and filing of this Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the transactions contemplated by the Merger Agreement.
The Special Meeting.   The Merger Agreement requires the Company to, in accordance with applicable law and its organizational documents, take all action necessary to (i) duly convene, give notice of, and hold the Special Meeting as promptly as practicable after the preliminary Proxy Statement is filed (but in any event within forty-five days following the mailing of the definitive Proxy Statement and the Schedule 13E-3), (ii) cause a vote regarding the adoption of the Merger Agreement to be taken thereat and (iii) solicit from its stockholders proxies and votes in favor of approval of the Merger Agreement and secure the requisite vote of the holders of FRG Common Stock.
Antitrust and Foreign Antitrust Approvals.   Subject to the terms and conditions of the Merger Agreement, the Company and Parent are required to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under the Merger Agreement and applicable laws to consummate the transactions contemplated by the Merger Agreement as promptly as practicable after May 10, 2023, including preparing and delivering or submitting documentation to (A) effect the expirations of all statutory waiting periods under applicable antitrust law, including under the HSR Act, and, if applicable, any contractual waiting periods under any timing agreements with a governmental entity applicable to the consummation of the transactions contemplated by the Merger Agreement, as promptly as practicable after May 10, 2023 or the entry into any such timing agreements, respectively, and (B) make with and obtain from, any governmental entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, none of Parent, the Company or any of their respective Affiliates shall be required to commit to any divestiture or other remedy that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined in the Merger Agreement) without regard to the exceptions set forth therein.
Access to Information; Confidentiality.   The Merger Agreement requires the Company to (and cause its subsidiaries to), upon reasonable prior written notice, during normal business hours, to afford Parent and its representatives reasonable access from May 10, 2023 and continuing until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with the terms thereof, to its employees, representatives, properties, offices and other facilities, contracts, books and records, in each case, for purposes of consummating the Merger and the transactions contemplated by the Merger Agreement, and, during such period, the Company will (and swill cause its subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by or on behalf of Parent for purposes of consummating the Merger and the transactions contemplated by the Merger Agreement; subject to certain limited exceptions set forth in the Merger Agreement.

Public Announcements.   The Merger Agreement requires the Company and Parent to consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other, prior to issuing any other press releases or otherwise making public statements, disclosures or communications with respect to the transactions contemplated by the Merger Agreement and will not issue any such press release or otherwise make such public statements, disclosures or communications prior to such consultation, except, in each case, as may be required by applicable law, court process or the applicable rules of Nasdaq and subject to certain limited exceptions set forth in the Merger Agreement.
Shareholder Litigation.   In the event that any stockholder litigation related to the Merger Agreement or the transactions contemplated by the Merger Agreement is brought or threatened, against the Company or any Indemnified Party from and following May 10, 2023 and prior to the Effective Time, the Merger Agreement requires the Company to, as promptly as practicable, (a) notify Parent thereof and will keep Parent reasonably informed with respect to the status thereof, (b) give Parent the opportunity to participate in the defense and/or settlement of such litigation, (c) timely consult with Parent with respect to the defense and/or settlement of such litigation and (d) consider in good faith Parent’s advice and recommendations with respect to such litigation. The Company may not settle or agree to settle any such litigation without prior written consent of Parent.
Employee Benefits.   Pursuant to the Merger Agreement, Parent is required to provide, or cause to be provided, to the employees continuing with the Surviving Corporation, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, annual base salary or base wages, and target annual cash bonus opportunities, employee benefits, including pension and welfare benefits (excluding equity awards and long-term incentive opportunities), and severance benefits that, in each case, are no less favorable than those provided to such employee prior to the Effective Time (except in the case of any such employees covered by a collective bargaining agreement). From and after the Effective Time, Parent is required to, or cause one or more of its subsidiaries to, assume and honor certain Company benefit plans in accordance with their terms as in effect immediately before the Effective Time.
Financing Arrangements
Obligations of Parent.   Although the availability of the Financing is not a condition precedent to the obligations of Parent to consummate the Merger (provided, that the funding of the Debt Financing, amongst others described under the heading “The Merger Agreement — Specific Performance,” is a condition precedent to the Company’s right to obtain specific performance or other equitable remedy under the Merger Agreement to compel Parent and Merger Sub to consummate the Merger), each of Parent, Merger Sub and the Company have agreed to take certain actions in connection with the arrangement of the Equity Financing and Debt Financing for the Merger.
Each of Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on or prior to the Closing Date, to the extent required, when taken together with other sources of funds available to Parent on the Closing Date, to pay the Financing Amounts (as defined in the Merger Agreement) on the Closing Date, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and Equity Commitment Letter in accordance with their respective terms; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Financing contemplated by the Equity Commitment Letter and Debt Commitment Letter (which we refer to as the “Definitive Agreements”) and Fee Letter, in each case, consistent with the terms and conditions contained therein and without any Prohibited Modification; (iii) satisfy (or if determined advisable by Parent, obtain the waiver of) all conditions to funding contained in the Debt Commitment Letter and Equity Commitment Letter and such Definitive Agreements that are within Parent’s control and comply with its obligations thereunder; (iv) enforce its rights pursuant to the Debt Commitment Letter and Equity Commitment Letter; and (v) in the event that all conditions to funding contained in the Debt Commitment Letter and Equity Commitment Letter have been satisfied or waived, as applicable, consummate the Financing on or prior to the Closing Date, including causing the Debt Financing Sources party to the Debt Commitment Letter to fund the Debt Financing and the Equity Financing Sources to fund the Equity Financing in an amount sufficient, when taken together with any other sources of funds available to Parent and Merger Sub on the Closing Date, to fund the Financing

Amounts. To the extent requested in writing by the Company from time to time, Parent will keep the Company reasonably informed about the status of its efforts to consummate the Financing, including any Alternative Financing (as described below).
In the event that any portion of the Financing contemplated by the Debt Commitment Letter or the Equity Financing becomes unavailable, Parent and Merger Sub will (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts to obtain Alternative Financing and, without limiting the foregoing, will use reasonable best efforts to cause such Alternative Financing (as defined in the Merger Agreement) not to include any Prohibited Modifications (as defined below) or conditions to the consummation thereof that are more onerous in any material respect than those set forth in the Debt Commitment Letter as of the date hereof; provided that in no event will such reasonable best efforts require Parent to pay any fees or any interest rate in respect of the Debt Financing, taken as a whole, that exceeds those contemplated by the Debt Commitment Letter or the Fee Letter in any material amount.
The Merger Agreement prohibits Parent and Merger Sub from, without the prior written consent of the Company, (i) consenting to any amendment, supplement or modification to, or any waiver of any provision under, the Equity Commitment Letter, the Debt Commitment Letter or any Definitive Agreement if such amendment, supplement, modification or waiver (1) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (2) reduces the amount of the Financing, (3) affects the ability of Parent or Merger Sub to enforce its rights against the other parties to the Equity Commitment Letter, the Debt Commitment Letter or the Definitive Agreements relative to the ability of Parent or Merger Sub to enforce their rights under the Equity Commitment Letter or the Debt Commitment Letter, as applicable, as in effect on the date hereof or (4) would otherwise reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement (the effects described in clauses (1) through (4), we refer to collectively as the “Prohibited Modifications”) or (ii) terminating or causing the termination of the Debt Commitment Letter, the Equity Commitment Letter or any Definitive Agreement, subject to limited exceptions set forth in the Merger Agreement. The Merger Agreement requires Parent and Merger Sub to promptly deliver to the Company copies of any such amendment, supplement, termination modification or waiver to the Debt Commitment Letter, the Equity Commitment Letter or any Definitive Agreement (subject to redaction of the fee amounts, pricing caps and other economic terms that are customarily redacted in connection with transactions of this type and that would not in any event be reasonably expected to affect the conditionality, enforceability, availability, termination or amount of the Financing).
Treatment of Existing Indebtedness.   The Company agreed, as soon as reasonably practicable after the receipt of a written request from Parent to do so, to use reasonable best efforts to seek the consent of the requisite lenders under the the FRG Second Lien Credit Agreement to make certain amendments, waivers, consents or other modifications to such credit agreement as specified by Parent (which we refer to as the “2L Credit Agreement Modification”). The Company has agreed to use reasonable best efforts to provide all necessary cooperation, including providing consent to or executing any documentation necessary to effect any assignment of indebtedness under the FRG Second Lien Credit Agreement contemplated by or sought in connection with, and subject to the terms of, the Debt Commitment Letter.
Financing Cooperation by the Company.   Subject to certain exceptions set forth in the Merger Agreement, the Company has agreed to use its reasonable best efforts to, and to cause its subsidiaries and their respective Representatives to use their respective reasonable best efforts to, provide such customary cooperation and information as may be reasonably requested by Parent or Merger Sub in writing, to assist Parent in connection with arranging, obtaining and consummating the Debt Financing and the Equity Financing Syndication (as applicable), including using reasonable best efforts to:
•
assist Parent and Merger Sub in its preparation and execution of any credit agreement, guarantees, security agreements, closing certificates (including solvency certificates) and other certificates, resolutions, letters and documents;

•
to the extent required by the Debt Financing, facilitate the pledging of collateral, effective no earlier than the Closing, including using reasonable best efforts to facilitate the delivery to the Debt Financing Sources or any other lenders in connection with the Financing at the Closing all certificates representing outstanding equity interests of the Company and its subsidiaries and taking all reasonable actions that are necessary and customary to facilitate the release of all material encumbrances;
•
reasonably cooperate with the external and internal counsel of the Parent and Merger Sub and any financing source or any other lenders or investors in connection with the Financing in connection with providing back-up certificates and factual information related to any legal opinion that such counsel may be required to deliver in connection with the Financing and using reasonable best efforts to cause the local and internal counsel of the Company and its affiliates to provide assistance to Parent;

•
furnish the Guarantor, Parent, Merger Sub and the Debt Financing Sources or any other lenders or investors in connection with the Financing or the Equity Financing Syndication with any other historical financial information or other pertinent and customary information regarding the Company and its subsidiaries as may be reasonably requested by the Guarantor, Parent or Merger Sub in connection with the Financing or the Equity Financing Syndication, including as is required by Parent or Merger Sub to produce customary pro forma financial statements as required pursuant to the Debt Commitment Letter or as customary for the arrangement of loans contemplated by Debt Financing;

•
furnish to Parent, Merger Sub and the Debt Financing Sources or any other lenders in connection with the Financing, at least 4 business days prior to the Closing Date (to the extent requested at least 9 Business Days prior to the Closing Date), all documentation and other information about the Company and its subsidiaries requested by Parent for purposes of satisfying requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act and, if applicable, the Beneficial Ownership Regulation); and

•
take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and the proceeds thereof to be made available on the Closing Date.

Conditions to the Merger
The respective obligations of Company, Parent and Merger Sub to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of each of the following conditions:
•
the Requisite Company Vote will have been obtained;

•
the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act will have expired or been earlier terminated; and

•
no governmental entity will have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and makes unlawful or prevents the consummation of the transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent at or prior to the Closing Date of the following conditions:
•
with respect to the representations and warranties of the Company:

•
certain representations and warranties of the Company relating to absence of a Material Adverse Effect between December 31, 2022 and May 10, 2023 being true and correct as of May 10, 2023 and being true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct as of such particular date or period of time);

•
certain fundamental representations and warranties of the Company relating to the Company’s capitalization, being true and correct as of May 10, 2023 and as of the Closing, in each case, except for de minimis inaccuracies, as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct as of such particular date or period of time);

•
certain fundamental representations and warranties of the Company relating to (i) organization and good standing, (ii) capital structure, (iii) corporate authority to enter into the Merger Agreement, (iv) absence of applicability of takeover statutes and (v) absence of brokers or finders fees being true and correct in all material respects as of May 10, 2023 and being true and correct in all material respects as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct in all material respects as of such particular date or period of time); and

•
all other representations and warranties of the Company, without giving effect to any “materiality” or “Material Adverse Effect” qualifiers or qualifiers of similar import set forth in the Merger Agreement, being true and correct as of May 10, 2023 and being true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct that would not result in a Material Adverse Effect;

•
the Company will have performed in all material respects each of its obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

•
there will not have occurred any Material Adverse Effect that is continuing since May 10, 2023; and

•
Parent will have received a certificate duly executed on behalf of the Company by an executive officer of the Company certifying that the above conditions have been satisfied.

The obligation of the Company to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company at or prior to the Closing of the following conditions:
•
each of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, being true and correct as of May 10, 2023 and being true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty being true and correct as of such particular date or period of time), in each case, except for any failure of any such representations and warranties to be so true and correct that would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement by the Outside Date;

•
each of Parent and Merger Sub will have performed in all material respects each of its obligations required to be performed by it under the Merger Agreement at or prior to the Closing; and

•
the Company will have received a certificate duly executed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub certifying that the conditions set forth above have been satisfied.

Termination of the Merger Agreement
The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the Effective Time of the Merger. In addition, either Parent or the Company may terminate the Merger Agreement at any time before the Effective Time if:
•
the transactions contemplated by the Merger Agreement have not been consummated by the Outside Date (however the right to terminate the Merger Agreement and abandon the transactions contemplated by the Merger Agreement or extend the Outside Date will not be available to either the Company or Parent if it has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach will have proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Outside Date);
•
the Requisite Company Vote has not been obtained at the Special Meeting or at any postponement, recess or adjournment thereof taken in accordance with the Merger Agreement; or

•
any governmental entity has enacted, issued, promulgated, enforced or entered any law or order that is in effect and makes unlawful, prevents or impairs the consummation of the transactions contemplated by the Merger Agreement and such law or order will have become final and non-appealable, whether before or after the Requisite Company Vote has been obtained (however the right to terminate the Merger Agreement and abandon the transactions contemplated by the Merger Agreement will not be available to the Company or Parent if it has breached representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach will have proximately caused the occurrence of such final and non-appealable law or order).

The Merger Agreement may be terminated at any time prior to the Effective Time by the Company:
•
if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub will have become untrue or incorrect following May 10, 2023, in either case such that the conditions described above in “Conditions to the Merger” would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of written notice of such breach or failure by the Company to Parent and Merger Sub and (ii) three business days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that this right to terminate will not be available to the Company if it has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach will have proximately caused the occurrence of the failure of a condition to the Closing to occur or if Parent has its own right to terminate the Merger Agreement pursuant to the Merger Agreement;

•
in order for the Board and the Special Committee to cause or permit the Company or any of the Company’s subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (as described above in “No Change of Recommendation Exceptions”), in each case, so long as the Company has complied with the obligations contemplated by the Merger Agreement; or

•
if all of the conditions for Closing set forth in the Merger Agreement (except for those conditions that by their nature are to be satisfied at the Closing) have been and continue to be satisfied, (i) the Company has notified Parent in writing that all such conditions have been satisfied or validly waived (or would be satisfied or validly waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time, (ii) the Company has given Parent written notice at least three business days prior to such termination stating that the Company’s intention is to terminate the Merger Agreement and (iii) Parent fails to consummate the Closing at the end of such three business day period following the delivery of such notice.

The Merger Agreement may be terminated at any time prior to the Effective Time by Parent:
•
if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in the Merger Agreement, or if any representation or warranty of the Company will have become untrue or incorrect following May 10, 2023, in either case such that the conditions described above in “Conditions to the Merger” would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of written notice of such breach or failure by Parent to the Company and (ii) three business days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that this right to terminate will not be available to Parent if either Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach will have proximately caused the occurrence of the failure of a condition to the Closing to occur or if the Company has its own right to terminate the Merger Agreement; or
•
at any time prior to the time the Requisite Company Vote is obtained, if (i) the Board or the Special Committee will have effected a Change of Recommendation and (ii) the Company will have committed a Willful and Material Breach of its obligations described in the section herein entitled “No Solicitation or Negotiation.”

Effect of Termination
Any valid termination of the Merger Agreement will become effective immediately upon delivery of written notice by the terminating party to the other parties to the Merger Agreement. Following such termination, the Merger Agreement will be void and of no effect without liability of the terminating party (or any of its affiliates or its or their respective representatives), except that (i) any obligation to pay the Company Termination Fee or the Reverse Termination Fee, as applicable, (ii) certain additional obligations set forth in the Merger Agreement and (iii) subject to certain limitations, liabilities with respect to a Willful and Material Breach of the Merger Agreement prior to its termination, will survive the termination of the Merger Agreement.
Termination Fees and Expenses
Except as expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
Company Termination Fee.   The Company will pay to Parent the Company Termination Fee in connection with the termination of the Merger Agreement under the following circumstances:
•
either the Company or Parent terminates the Merger Agreement because of a failure to obtain the Requisite Company Vote or the failure to consummate the Merger by the Outside Date or Parent terminates due to the Company’s breach of certain representations and warranties pursuant to the Merger Agreement and (A) after May 10, 2023 and prior to its valid termination, an Acquisition Proposal (measured at a 50% threshold, rather than a 20% threshold) had been made to the Board or the Special Committee, the Company or any Subsidiaries of the Company or to the stockholders of the Company or publicly disclosed prior to, and not publicly withdrawn at least two business days prior to the Special Meeting and (B) within twelve months after any such termination and abandonment, the Company or any of subsidiaries enter into an Alternative Acquisition Agreement for any Acquisition Proposal that is subsequently consummated; or

•
if the Company terminates the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or Parent terminates the Merger Agreement due to a Change in Recommendation or a Willful and Material Breach of the Company’s obligations described herein under “— No Solicitation or Negotiation.”

Parent Reverse Termination Fee.   The Parent will pay to the Company the Reverse Termination Fee in connection with the termination of the Merger Agreement under the following circumstances:
•
if the Company terminates the Merger Agreement because Parent or Merger Sub has breached or failed to perform any of its representations, warranties or covenants contained in the Merger Agreement and such failure(s) have not been cured (in each case subject to the applicable conditions described above under “— Termination of the Merger Agreement”); or

•
if the Company terminates the Merger Agreement due to Parent’s failure to consummate the Merger (subject to the notice and waiting period described above under “— Termination of the Merger Agreement”).

Conduct of Specified Persons
Actions or omissions of either the Recused Director or Andrew Laurence (which we refer to, together, as the “Specified Persons”) taken after May 10, 2023 and taken by or at the direction of the Recused Director or with the Recused Director’s consent, or any actions or omissions of other persons taken at the direction or with the consent of any Specified Person, would constitute a breach by the Company of a covenant or agreement contained in the Merger Agreement, the Voting Agreement, the Equity Commitment Letter, the Guarantee or the Rollover Agreement, or would result in any of the representations or warranties of the Company contained in the Merger Agreement, the Voting Agreement, the Equity Commitment Letter, the Guarantee or the Rollover Agreement becoming inaccurate for which the Company otherwise would have been responsible (which we refer to as a “BK Breach”), such breach or inaccuracy will be disregarded as a basis for providing Parent or Merger Sub with any rights or remedies, or relieving Parent or Merger Sub of any obligations, or otherwise providing a benefit to Parent or Merger Sub under the Merger Agreement. Parent or Merger Sub shall not have any right to rely on any failure of the closing conditions to be satisfied (or terminate the Merger Agreement a result thereof) or claim any damage or seek any other remedy at law or in equity to the extent that such failure, damage or injury arises from any BK Breach.
Remedies; Specific Performance
The parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches or violations (or threatened breaches or violations) of the Merger Agreement or to enforce specifically the terms and provisions thereof, and provides for the parties’ waiver of any requirement for the securing or posting of any bond or other security in connection with any such remedy. Subject to the conditions described in the following paragraph, none of Parent, Merger Sub or the Company may raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches, violations or threatened breaches or violations of, or to enforce compliance with, the covenants, obligations and agreements in the Merger Agreement.
The Company’s right to an award of specific performance is subject to:
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all conditions to Closing having been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing);

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the Debt Financing having been funded or would be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded;

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the Company having irrevocably confirmed in a written notice that (A) the Company is ready, willing and able to consummate the Closing and (B) if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company would take such actions required of it by the Merger Agreement to cause the Closing to occur, and

•
Parent and Merger Sub having failed to consummate the Closing prior to the third business day following the delivery of such confirmation described above.

Amendments
Before the Effective Time, the Merger Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Company, Parent and Merger Sub (and in the case of the Company, by action taken or authorized by the Board (acting on the recommendation of the Special Committee)); provided, that after the receipt of the affirmative vote of the requisite vote of the Company stockholders at a meeting convened to approve the Merger, no amendment will be made that by applicable law requires further approval by the Company stockholders without obtaining such further approval.
Governing Law
The Merger Agreement and all legal proceedings against any other party to the Merger Agreement in connection with, arising out of or otherwise relating to the Merger Agreement, will be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

THE VOTING AGREEMENT
The following describes the material provisions of the Voting Agreement, which is attached as Annex D to this Proxy Statement and which is incorporated by reference within this Proxy Statement. The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Voting Agreement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you. You are encouraged to read carefully the Voting Agreement in its entirety.
Concurrently with the execution of the Merger Agreement on May 10, 2023, the Management Stockholders entered into the Voting Agreement with the Company and Parent in connection with the transactions contemplated by the Merger Agreement.
Pursuant to the Voting Agreement, the Management Stockholders have agreed to vote (or cause the holder of record on any applicable Record Date to vote) all shares of FRG Common Stock or other equity interests of the Company owned by them in connection with any meeting of the stockholders of the Company (including any adjournment or postponement thereof), or any action by written consent in lieu of a meeting of stockholders of the Company, as follows:
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in favor of (1) any proposal to approve the adoption of the Merger Agreement and approve the Merger; (2) any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient shares of FRG Common Stock present in person or by proxy at such meeting to constitute a quorum; and (3) any proposal to facilitate the Merger and the transactions contemplated by the Merger Agreement; and

•
against (1) any amendment or modification of the Company’s certificate of incorporation or the Company’s bylaws, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, the Company or any of its subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or a management stockholder contained in the Voting Agreement; and (2) any acquisition proposal (as defined in the Merger Agreement) or alternative acquisition agreement (as defined in the Merger Agreement), or any agreement, transaction or other matter that is intended to would or would reasonably be expected to impede, postpone, materially adversely affect or interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement or that would otherwise be inconsistent with the Merger and the other transactions contemplated by the Merger Agreement.

In addition, each Management Stockholder agreed not to (1) transfer or cause or permit the transfer of, directly or indirectly, any of such Management Stockholder’s shares of FRG Common Stock, other than with the prior written consent of the Company and Parent, (2) commence or participate in, or facilitate, assist or encourage any claim, derivative or otherwise, against the parties to the Merger Agreement or any of their respective affiliates, successors, directors, managers or officers, (i) challenge the validity of, or seeking to enjoin or delay the operation of, any provision of the Voting Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger), (ii) allege breach of any duty of the Board in connection with the Merger Agreement, the Voting Agreement or the transactions contemplated thereby or (3) seek appraisal rights in connection with the Merger.
The Voting Agreement will terminate upon the earliest to occur of (A) the Effective Time, (B) the valid termination of the Merger Agreement in accordance with its terms, (C) written agreement of the parties thereto (subject to the prior approval of the Special Committee), (D) the date on which, subject to the terms of the Voting Agreement, the Merger Agreement is amended or any waiver of the Company’s rights under the Merger Agreement is granted that diminishes the amount or changes the form of Per Share Merger Consideration, extends the Outside Date beyond November 10, 2023 or otherwise imposes additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger or (E) in the event the Special Committee changes its recommendation in favor of the Merger.
The Voting Agreement is governed by Delaware law and is subject to the jurisdiction of the Court of Chancery of the State of Delaware.

THE ROLLOVER AGREEMENT
The following describes the material provisions of the Rollover Agreement, which is attached as Annex E to this Proxy Statement and which is incorporated by reference within this Proxy Statement. The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Rollover Agreement. This summary does not purport to be complete and may not contain all of the information about the Rollover Agreement that is important to you. You are encouraged to read carefully the Rollover Agreement in its entirety.
Concurrently with the execution of the Merger Agreement on May 10, 2023, the Rollover Stockholders entered into the Rollover Agreement with Freedom VCM Holdings in connection with the transactions contemplated by the Merger Agreement.
Pursuant to the Rollover Agreement, at the Effective Time, each Rollover Stockholder will contribute the Rollover Shares to Freedom VCM Holdings at a price per share equal to the Per Share Merger Consideration in exchange for a number of common membership interests of Freedom VCM Holdings.
Each Rollover Stockholder has agreed, upon the terms and subject to the conditions set forth in the Rollover Agreement, (1) that the common membership interests of Freedom VCM Holdings to be received by it shall be in lieu of any portion of the Per Share Merger Consideration such Rollover Stockholder would have otherwise been entitled to receive at the closing under the Merger Agreement for the Rollover Shares contributed by such Rollover Stockholder and (2) that it will not knowingly take or omit to take any action that would cause any of the representations and warrants set forth in the Rollover Agreement to become untrue or inaccurate in any respect.
The Rollover Agreement will terminate and cease to be of any further force and effect upon the valid termination of the Merger Agreement.
The Rollover Agreement is governed by Delaware law and is subject to the jurisdiction of the Court of Chancery of the State of Delaware.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This Proxy Statement, and the documents to which we refer you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about the potential benefits of the proposed Merger, anticipated growth rates, the Company’s plans, objectives, expectations, and the anticipated timing of the closing of the Merger. When used in this communication, the words “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023, and the following:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

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the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger;

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risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger;

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unexpected costs, charges or expenses resulting from the Merger;

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the Company’s ability to retain and hire key personnel in light of the Merger;

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certain restrictions during the pendency of the Merger that may impact the company’s ability to pursue certain business opportunities or strategic transactions;

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the ability of Parent to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger;

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potential litigation relating to the Merger that could be instituted the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;

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the effect of the announcement of the Merger on the Company’s relationships with its franchisees, dealers and customers, operating results and business generally;

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the risk that the Merger will not be consummated in a timely manner, if at all;

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the market’s perception of the Company’s prospects could be adversely affected if the Merger were delayed or were not consummated;

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the risk that natural disasters, public health crises, political uprisings, uncertainty or unrest, or other catastrophic events could adversely affect our operations and financial results, including the impact of the COVID-19 pandemic on manufacturing operations and our supply chain, customer traffic and our operations in general;

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the possibility that any of the anticipated benefits of our acquisitions or dispositions will not be realized or will not be realized within the expected time period, our businesses and our acquisitions may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, or revenues following our acquisitions may be lower than expected or we are unable to sell non-core assets;

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our ability to identify and consummate attractive acquisitions on favorable terms;

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additional leverage incurred in connection with acquisitions or other capital expenditure initiatives;

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our inability to grow on a sustainable basis;

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changes in operating costs, including employee compensation and benefits and increased transportation costs and delays attributed to global supply chain challenges;

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higher inflation rates, which may result in reduced customer traffic or impact discretionary consumer spending;

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the seasonality of the products and services we provide in certain of our business segments;

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departures of key executives, senior management members or directors;

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our ability to attract additional talent to our teams;

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our ability to maintain an active trading market for our common stock on Nasdaq;

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the effect of regulation of the products and services that we offer, including changes in laws and regulations and the costs and administrative burdens associated with complying with such laws and regulations;

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our ability to develop and maintain relationships with our third-party product and service providers;

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our ability to offer merchandise and services that our customers demand;

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our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities;

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competitive conditions in the retail industry and consumer services markets;

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the performance of our products within the prevailing industry;

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worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, higher debt capital costs, change in consumer confidence, tastes, preferences and spending, and changes in vendor relationships;

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the uncertainty of the future impact of the COVID-19 pandemic and public health measures on our business and results of operations;

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the effect of steps we take in response to the COVID-19 pandemic, the severity and duration of the pandemic, new variants of COVID-19 that have emerged, and the speed and efficacy of vaccine and treatment developments, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein and in our other filings with the SEC;

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potential regulatory actions relating to the COVID-19 pandemic and the related government mitigation efforts on our business and our financial results;

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disruption of manufacturing, warehouse or distribution facilities or information systems;

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the continued reduction of our competitors promotional pricing on new-in-box appliances, potentially adversely impacting our sales of out-of-box appliances and associated margin;

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any potential non-compliance, fraud or other misconduct by our franchisees, dealers, or employees;

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our ability and the ability of our franchisees and dealers to comply with legal and regulatory requirements;

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failures by our franchisees, the franchisees’ employees, and our dealers to comply with their contractual obligations to us and with laws and regulations, to the extent these failures affect our reputation or subject us to legal risk;

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our ability to attract and retain new franchisees and dealers and the ability of our franchisees and dealers to open new stores or territories and operate them successfully;

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the availability of suitable store locations at appropriate lease terms;

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the ability of our franchisees and dealers to generate sufficient revenue to pay us royalties and fees;

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our ability to manage Company-owned stores;

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our exposure to litigation and any governmental investigations;

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our ability and our franchisees’ and dealers’ ability to protect customers’ personal information, including from a cyber-security incident;

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the impact of identity-theft concerns on customer attitudes toward our services;

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our ability to access the credit markets and satisfy our covenants to lenders;

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our operating subsidiary’s potential repurchase of certain finance receivables if certain representations and warranties about the quality and nature of such receivables are breached, which may negatively impact our results of operations, financial condition, and liquidity;

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a decline in the credit quality of our customers, a decrease in our credit sales, or other factors outside of our control, which could lead to a decrease in our product sales and profitability; and

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our reliance on technology systems and electronic communications.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to within this document, including, but not limited to, (1) the information contained under this heading and (2) the information contained in the section of this Proxy Statement entitled “Certain Effects on the Company if the Merger Is Not Completed” and that is otherwise disclosed in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023. See the section of this Proxy Statement entitled “Where You Can Find More Information.” Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above may not be able to be controlled by the Company.

PARTIES TO THE MERGER
The Company
Franchise Group, Inc.
109 Innovation Court, Suite J,
Delaware, Ohio 43015
(757) 753-2755
Franchise Group, Inc., a Delaware corporation, is an owner and operator of franchised and franchisable businesses that continually looks to grow its portfolio of brands while utilizing its operating and capital allocation philosophy to generate strong cash flow for its stockholders. Franchise Group, Inc.’s business lines include Pet Supplies Plus, Wag N’ Wash, American Freight, The Vitamin Shoppe, Badcock Home Furniture & more, Buddy’s Home Furnishings and Sylvan Learning. On a combined basis, Franchise Group, Inc. currently operates over 3,000 locations predominantly located in the U.S. that are either Company-run or operated pursuant to franchising and dealer agreements.
For more information about the Company, please visit the Company’s website at www.franchisegrp.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document on file with or furnished to the SEC. See also the section of this Proxy Statement entitled “Where You Can Find More Information.” FRG Common Stock is listed on Nasdaq under the symbol “FRG.”
Parent and Merger Sub
Parent was formed on May 8, 2023, for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing for the Merger. Parent is an indirect, wholly owned subsidiary of Freedom VCM Holdings and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 8529 Southpark Circle, Suite 150, Orlando, Florida 32819.
Merger Sub was formed on May 8, 2023, for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing for the Merger. Merger Sub is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is 8529 Southpark Circle, Suite 150, Orlando, Florida 32819.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
This Proxy Statement is being furnished to the Company’s stockholders as part of the solicitation of proxies for use at a virtual meeting conducted solely online via live webcast at [           ] on [           ], 2023, at [           ] Eastern Time. At the Special Meeting, holders of the shares of FRG Common Stock entitled to vote at the Special Meeting will be asked to approve the Merger Agreement Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal.
The Company’s stockholders must approve the Merger Agreement Proposal in order for the Merger to occur. If the Company’s stockholders fail to approve the Merger Agreement Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement carefully in its entirety.
The votes on the Adjournment Proposal and the Merger-Related Compensation Proposal are separate and apart from the vote on the Merger Agreement Proposal. Accordingly, a stockholder may vote in favor of the Adjournment Proposal and/or the Merger-Related Compensation Proposal and vote against the Merger Agreement Proposal.
Record Date and Quorum
We have fixed [      ], 2023 as the Record Date for the Special Meeting, and only Company stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. Each holder of FRG Common Stock is entitled to one vote on each of the proposals for each share of FRG Common Stock owned as of the close of business on the Record Date. As of the close of business on the Record Date, there were [      ] shares of FRG Common Stock outstanding.
The presence virtually or by proxy of the holders of a Majority of the Outstanding Shares of FRG Common Stock will constitute a quorum for the transaction of business at the Special Meeting. If you submit a properly executed proxy card, even if you vote “AGAINST” the proposal or vote to “ABSTAIN” in respect of the proposal, your shares of FRG Common Stock will be counted for purposes of calculating whether a quorum is present.
A quorum is necessary to transact business at the Special Meeting. Once a share of FRG Common Stock entitled to vote at the Special Meeting is present virtually or by proxy at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting, even if the share of FRG Common Stock is not voted, including any shares of FRG Common Stock for which a stockholder directs to abstain from voting. If a quorum is not present at the Special Meeting, under the Company’s bylaws, the holders of a majority in voting power of the shares present virtually or represented by proxy will have the power to adjourn the Special Meeting until a quorum is present or represented.
Attendance
Only stockholders of record on the Record Date or their duly authorized proxies have the right to attend the Special Meeting. As a stockholder, you will be required to enter your control number which is located in the upper right hand corner of your proxy card to enter the virtual Special Meeting.
Vote Required
The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of both (1) a Majority of the Outstanding Shares and (2) a Majority of the Unaffiliated Shares, in each case assuming a quorum is present. For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For more information, see the section of this Proxy Statement entitled “The Voting Agreement.”
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy and entitled to vote on the Adjournment Proposal at the

Special Meeting, assuming a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
The approval of the Merger-Related Compensation Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy and entitled to vote on the Merger-Related Compensation Proposal at the Special Meeting, assuming a quorum is present. For the Merger-Related Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
Our directors and executive officers that are not Management Stockholders have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of FRG Common Stock owned directly by them in favor of the Merger Agreement Proposal, the Adjournment Proposal and the Merger-Related Compensation Proposal. As of [       ], 2023, the Record Date for the Special Meeting, our directors and executive officers that are not Management Stockholders, as a group, owned and were entitled to vote [     ] shares of FRG Common Stock, collectively representing approximately [     ]% of the aggregate voting power of the FRG Common Stock entitled to vote at the Special Meeting.
Management Stockholders’ Obligation to Vote in Favor of the Merger
Concurrently with the execution of the Merger Agreement on May 10, 2023, the Management Stockholders entered into the Voting Agreement with the Company in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Voting Agreement, the Management Stockholders agreed to vote (or cause to be voted) all shares of FRG Common Stock or other equity interests of the Company owned by them: (1) in favor of (a) any proposal to approve the adoption of the Merger Agreement and approve the Merger; (b) any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient shares of FRG Common Stock present in person or by proxy at such meeting to constitute a quorum; and (c) any proposal to facilitate the Merger and the transactions contemplated by the Merger Agreement; and (2) against (a) any amendment or modification of the Company’s certificate of incorporation or the Company’s bylaws, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, the Company or any of its subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or a management stockholder contained in the Voting Agreement; and (b) any acquisition proposal (as defined in the Merger Agreement) or alternative acquisition agreement (as defined in the Merger Agreement), or any agreement, transaction or other matter that is intended to would or would reasonably be expected to impede, postpone, materially adversely affect or interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement or that would otherwise be inconsistent with the Merger and the other transactions contemplated by the Merger Agreement.
The Management Stockholders held approximately 36% of the outstanding FRG Common Stock as of the Record Date. Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of (a) a Majority of the Outstanding Shares and (b) a Majority of the Unaffiliated Shares, in each case assuming a quorum is present. The shares of outstanding FRG Common Stock held by the Management Stockholders do not count towards the Majority of the Unaffiliated Shares.
For more information, see the section of this Proxy Statement entitled “The Voting Agreement.”
Voting
Stockholders of Record: Shares Registered in Your Name
If, on the Record Date, your shares of FRG Common Stock are registered directly in your name with the Company’s transfer agent, Equiniti Group plc, then you are a stockholder of record. As a stockholder of record, you may vote online during the Special Meeting or vote by proxy card using any of the methods set forth below under “— How to Vote.” Whether or not you plan to register for and attend the Special

Meeting, the Company urges you to fill out and return the proxy card or vote by proxy over the telephone or Internet to ensure your vote is counted.
If you fail to vote, either virtually or by proxy, your shares of FRG Common Stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
Additionally, your failure to vote will have (1) the effect of counting as a vote “AGAINST” the Merger Agreement Proposal, which requires the affirmative vote of the holders of both (a) a Majority of the Outstanding Shares and (b) a Majority of the Unaffiliated Shares, in each case assuming a quorum is present and (2) no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If your shares of FRG Common Stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares of FRG Common Stock. You should follow the instructions provided by your bank, broker or other nominee to vote your shares of FRG Common Stock. In order to attend and vote at the Special Meeting, you will need to obtain a “legal proxy” from your bank, broker or other nominee, identifying you as a stockholder of the Company, authorizing you to act on behalf of the nominee at the Special Meeting and specifying the number of shares of FRG Common Stock with respect to which the authorization is granted.
Your bank, broker or other nominee will only be permitted to vote your shares of FRG Common Stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of FRG Common Stock. Under the rules of Nasdaq, a bank, broker or other nominee does not have discretionary authority to vote on “non-routine” matters without specific instructions from its customers and all of the matters to be considered at the Special Meeting are “non-routine” for this purpose. When a bank, broker or other nominee refrains from voting your shares on a particular proposal because the bank, broker or other nominee has not received your instructions and has discretionary authority to vote on the “routine” matters to be considered, it is called a “broker non-vote.” Because there are no routine matters to be considered at the Special Meeting, there should not be any broker non-votes.
A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have (1) the effect of a vote “AGAINST” the Merger Agreement Proposal, which requires the affirmative vote of the holders of both (a) a Majority of the Outstanding Shares and (b) a Majority of the Unaffiliated Shares, in each case assuming a quorum is present, and (2) no effect on the Adjournment Proposal or the Merger-Related Compensation Proposal. In such instance, your shares will not be counted towards determining whether a quorum is present.
If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of FRG Common Stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting.
Abstentions
An abstention will count for the purpose of determining if a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.
How to Vote
If you are a stockholder of record as of the Record Date, you may vote your shares of FRG Common Stock on matters presented at the Special Meeting in any of the following ways:
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visit the website shown on your proxy card to submit your proxy via the Internet;

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call the toll-free number for telephone proxy submission shown on your proxy card;

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complete, sign, date and return the enclosed proxy card in the enclosed postage-paid reply envelope; or

•
appear virtually at the Special Meeting and vote electronically.

If you are a beneficial owner of the shares of FRG Common Stock as of the Record Date, you will receive instructions from your bank, broker or other nominee that describe the procedures for voting your shares of FRG Common Stock. You should follow the instructions provided by your bank, broker or other nominee. Those instructions will identify which of the above choices are available to you to vote your shares of FRG Common Stock. In order to attend and vote at the Special Meeting, you will need to obtain a “legal proxy” from your bank, broker or other nominee, identifying you as a stockholder of the Company, authorizing you to act on behalf of the nominee at the Special Meeting and specifying the number of shares of FRG Common Stock with respect to which the authorization is granted.
The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your shares of FRG Common Stock and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.
Your vote must be received via the Internet or telephone by 11:59 p.m. Eastern Time on [           ], 2023, the day before the Special Meeting, for your shares of FRG Common Stock to be voted at the Special Meeting. If you choose to submit your proxy by mailing a proxy card, your proxy card must be completed, signed, dated and returned in the enclosed postage-paid reply envelope or otherwise filed with the Company’s Corporate Secretary no later than 11:59 p.m. Eastern Time on [           ], 2023, the day before the Special Meeting. You may also attend the Special Meeting virtually. If you are a beneficial owner, please review the voting instructions provided by your bank, broker or other nominee for information on the deadline for voting your shares.
If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each or either of them, with full power of substitution and revocation, will vote your shares of FRG Common Stock in the way that you indicate. When completing the Internet or telephone proxy processes or the proxy card, you may specify whether your shares of FRG Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes indicating how your shares of FRG Common Stock should be voted on any particular matter, the shares of FRG Common Stock represented by your properly signed proxy will be voted as recommended by the Board (other than the Recused Director), which means your shares of FRG Common Stock will be voted “FOR” the Merger Agreement Proposal, “FOR” the Adjournment Proposal and “FOR” the Merger-Related Compensation Proposal.
If you have any questions or need assistance voting your shares of FRG Common Stock, please call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (877) 750-8129.
It is important that you submit a proxy for your shares of FRG Common Stock promptly. Therefore, whether or not you plan to attend the Special Meeting, at your earliest convenience, please sign, date and vote on the enclosed proxy card and return it in the enclosed postage-paid reply envelope, or submit your proxy using the telephone or internet procedures that may be provided to you. If you attend the Special Meeting virtually and vote electronically, your vote electronically will revoke any proxy previously submitted. If you hold your shares of FRG Common Stock through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee in order to vote.
Adjournments and Postponements
Any adjournment of the Special Meeting may be made from time to time by the vote of a majority of the voting power of the shares present virtually or by proxy and entitled to vote on the matter at the Special Meeting, assuming a quorum is present, or, if no quorum is present or represented at the Special Meeting, by the person presiding over the Special Meeting, in each case, without notice other than announcement at the Special Meeting of the time and place of the adjourned meeting. If a quorum is not present at the Special Meeting, or if a quorum is present at the Special Meeting but there are not sufficient votes at the time of the

Special Meeting to adopt the Merger Agreement Proposal, then the Company’s stockholders may be asked to vote on one or more proposals to adjourn the Special Meeting to a later date or dates (as further described in the section of this Proxy Statement entitled “Adjournment of the Special Meeting”(the “Adjournment Proposal — Proposal 2”)). Any adjournment of the Special Meeting for the purpose of soliciting additional proxies with respect to any such proposal will allow the Company’s stockholders who have already sent in their proxies to revoke them with respect to such proposal at any time prior to their use at the reconvened Special Meeting.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction or waiver of customary closing conditions, we anticipate that the Merger will be completed in the second half of 2023. Assuming our stockholders vote to approve the Merger Agreement Proposal, the closing of the Merger will take place on the fifth business day following the day on which the last of the conditions to the closing (described in the section of this Proxy Statement entitled “Conditions to the Merger”) has been satisfied or waived (to the extent waivable under applicable law and the Merger Agreement), other than those conditions that by their nature are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions), unless otherwise agreed in writing by the Company, Parent and Merger Sub.
Solicitation of Proxies; Payment of Solicitation Expenses
The Company has engaged Innisfree to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Innisfree a fee of $25,000, and to reimburse Innisfree for reasonable out-of-pocket expenses. The Company will also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of the shares of FRG Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the shares of FRG Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, over the Internet or virtually. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, please call Innisfree, our proxy solicitor, toll-free at (877) 750-8129.

THE MERGER
(THE MERGER AGREEMENT PROPOSAL — PROPOSAL 1)
The Proposal
The Company is asking you to approve the proposal to adopt the Agreement and Plan of Merger, dated as of May 10, 2023, by and among Parent, Merger Sub and the Company, pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving the Merger as the Surviving Corporation and a wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement.
Voting Agreement
Pursuant to the Voting Agreement, the Management Stockholders have agreed to vote (or cause the holder of record on any applicable Record Date to vote) all shares of FRG Common Stock or other equity interests of the Company owned by them in connection with any meeting of the stockholders of the Company (including any adjournment or postponement thereof), or any action by written consent in lieu of a meeting of stockholders of the Company, as follows:
•
in favor of (1) any proposal to approve the adoption of the Merger Agreement and approve the Merger; (2) any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient shares of FRG Common Stock present in person or by proxy at such meeting to constitute a quorum; and (3) any proposal to facilitate the Merger and the transactions contemplated by the Merger Agreement; and

•
against (1) any amendment or modification of the Company’s certificate of incorporation or the Company’s bylaws, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, the Company or any of its subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or a management stockholder contained in the Voting Agreement; and (2) any acquisition proposal (as defined in the Merger Agreement) or alternative acquisition agreement (as defined in the Merger Agreement), or any agreement, transaction or other matter that is intended to would or would reasonably be expected to impede, postpone, materially adversely affect or interfere with or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement or that would otherwise be inconsistent with the Merger and the other transactions contemplated by the Merger Agreement.

Vote Required and Board Recommendation
The approval of the Merger Agreement Proposal requires the affirmative vote of both (1) the holders of a Majority of the Outstanding Shares, and (2) the holders of a Majority of the Unaffiliated Shares, in each case assuming a quorum is present. Accordingly, an abstention, failure to vote or broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
The Merger Agreement and the Merger have been unanimously approved and recommended by the Special Committee. The Board, by unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder), recommends that you vote “FOR” the Merger Agreement Proposal.

ADJOURNMENT OF THE SPECIAL MEETING
(THE ADJOURNMENT PROPOSAL — PROPOSAL 2)
The Proposal
The Company is asking you to approve one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal. If the Company’s stockholders approve the Adjournment Proposal, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the Special Meeting). Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, the Company could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares of FRG Common Stock to change their votes to votes in favor of any such proposal. Additionally, the Company may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.
Vote Required and Board Recommendation
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy and entitled to vote on the Adjournment Proposal at the Special Meeting, assuming a quorum is present.
If you are present at the Special Meeting, virtually or by proxy, and abstain from voting or otherwise do not vote, it will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you are not present at the Special Meeting, virtually or by proxy, your shares will not be counted as voting power present for purposes of voting on the Adjournment Proposal, and therefore will have no effect on the Adjournment Proposal. Broker non-votes will have the same effect as not being present at the Special Meeting, and therefore will have no effect on the Adjournment Proposal, assuming a quorum is present.
The Board, by unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder), recommends that you vote “FOR” the Adjournment Proposal.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
(THE MERGER-RELATED COMPENSATION PROPOSAL — PROPOSAL 3)
The Proposal
As required by Item 402(t) of Regulation S-K under the Securities Act and Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a nonbinding, advisory vote on the golden parachute compensation that may become payable to its NEOs in connection with the completion of the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this Proxy Statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Quantification of Payments and Benefits to the Company’s Named Executive Officers.”
Vote Required and Board Recommendation
The approval of the Merger-Related Compensation Proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy and entitled to vote on the Merger-Related Compensation Proposal at the Special Meeting, assuming a quorum is present.
If you are present at the Special Meeting, virtually or by proxy, and abstain from voting or otherwise do not vote, it will have the same effect as a vote “AGAINST” the Merger-Related Compensation Proposal. If you are not present at the Special Meeting, virtually or by proxy, your shares will not be counted as voting power present for purposes of voting on the Merger-Related Compensation Proposal, and therefore will have no effect on the Merger-Related Compensation Proposal. Broker non-votes will have the same effect as not being present at the Special Meeting, and therefore will have no effect on the Merger-Related Compensation Proposal, assuming a quorum is present.
The Company believes that the information regarding golden parachute compensation that may become payable to its NEOs in connection with the completion of the Merger is reasonable and demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure the retention of talented executive officers and a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to the Company’s NEOs in connection with the completion of the Merger. In addition, this vote is separate and independent from the vote of stockholders to approve the completion of the Merger. The Company asks that its stockholders vote “FOR” the following resolution:
“RESOLVED, that the golden parachute compensation, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the Proxy Statement entitled “Special Factors — Interests of Executive Officers and Directors of the Company in the Merger — Quantification of Payments and Benefits to the Company’s Named Executive Officers,” is hereby APPROVED on a nonbinding, advisory basis.”
This vote is advisory, and, therefore, it will not be binding on the Company, nor will it overrule any prior decision or require the Board (or any committee thereof) to take any action. Because the merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements with the Company’s NEOs, such compensation will be payable, regardless of the outcome of this advisory vote, if the Merger Agreement Proposal is approved (subject only to the contractual conditions applicable thereto). However, the Board values the opinions of the Company’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Board will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. The Board will consider the affirmative vote of a majority of the voting power of the shares present virtually or by proxy and entitled to vote on the Merger-Related Compensation Proposal “FOR” the foregoing resolution at the Special Meeting as advisory approval of the compensation that may become payable to the Company’s NEOs in connection with the completion of the Merger.
The Board, by unanimous vote of the Company’s directors (other than Brian Kahn, who recused himself due to his status as a Rollover Stockholder), recommends that you vote “FOR” the Merger-Related Compensation Proposal.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY
Directors and Executive Officers of the Company
The Board presently consists of seven members. The persons listed below are the directors and executive officers of the Company as of the date of this Proxy Statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time.
The Merger Agreement also provides that the officers of the Company immediately prior to the Effective Time of the Merger will, from and after the Effective Time, be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualified or until their earlier death, incapacitation, resignation, retirement or removal in accordance with the bylaws of the Surviving Corporation.
Neither any of these persons nor the Company has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
All of the directors and executive officers can be reached c/o Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015, and each of the directors and executive officers is a citizen of the United States.
Directors
Name	Age	Position
Matthew Avril	62	Director
Cynthia S. Dubin	61	Director
Lisa M. Fairfax	52	Director
Thomas Herskovits	76	Director
Brian R. Kahn	49	Director
Gary S. Rich	61	Director
Nanhi Singh	53	Director
Matthew Avril has served as a director of the Company since September 2018 and is a self-employed consultant. He was appointed as Chairman of the Board of Directors in March 2020. From January 2018 to June 2020, he served as a director and Chair of the Board of Directors of Babcock & Wilcox Enterprises, Inc. (“Babcock & Wilcox”) (NYSE: BW), a global leader in energy and environmental technologies and services for the power and industrial markets. From November 2016 to March 2017, he served as Chief Executive Officer of Diamond Resorts International, Inc., a hospitality and vacation ownership company. From July 2014 until June 2016, Mr. Avril was a director of The Aaron’s Company, Inc. (“Aaron’s”) (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories. From March 2011 to April 2016, Mr. Avril was a director of API Technologies Corporation, a developer of radio frequency and microwave, power and securities applications. From February 2015 to March 2016, he was consultant to and Chief Executive Officer-elect for Vistana Signature Experiences, Inc. (“Vistana”), a vacation ownership business. Previously, he served as President, Hotel Group, for Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), an international hotel and leisure company with extensive franchise operations, from August 2008 to July 2012. From 2002 to 2008, he served in a number of executive leadership positions with Starwood, and from 1989 to 1998, held various senior leadership positions with Vistana. Mr. Avril’s management background provides substantial additional expertise to the Board. Mr. Avril is a Certified Public Accountant (inactive status). Mr. Avril received a B.S. in Accounting from the University of Miami.
Cynthia S. Dubin has served as a director of the Company since May 2021. Ms. Dubin is an experienced chief financial officer and board director. In February 2019, Ms. Dubin was appointed to the board of the

U.K. Competition and Markets Authority (“CMA”) and is the Chair of its Audit and Risk Assurance Committee and Chair of the Nominations Committee. The CMA is a non-ministerial government department, responsible for strengthening business competition and preventing and reducing anti-competitive activities. In March of 2019, she was appointed to the board of Hurco Companies, Inc. (“Hurco”) (Nasdaq: HURC) and sits on their Audit Committee. Hurco, is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools. From 2015 to September 2020, she served on the Board of Directors of Babcock & Wilcox, a global leader in energy and environmental technologies and services for the power and industrial markets. During her service, she served as the Chair of its Audit and Finance Committee and a member of its Governance Committee. From July 2020 to November 2022, Ms. Dubin served as a director for Synthomer plc (LSE: SYNT), a chemicals manufacturer. During her service, she served as the Chair of its Audit Committee and a member of its Remuneration and Nominations Committees. Since December 2020, Ms. Dubin has also served as a director for ICE Futures Europe, an exchange for futures and options contracts for crude oil, interest rates, equity derivatives, natural gas, power, coal, emissions, and soft commodities, and is Chair of its Risk and Audit Committee. Ms. Dubin served as the Chief Financial Officer of Pivot Power LLP, an emerging leader in power storage and electric vehicle infrastructure in the U.K., from August 2018 to March 2019. Ms. Dubin was also the Chief Financial Officer for JKX Oil & Gas plc, from 2011 to 2016 and Chief Financial Officer for Canamens Ltd. from 2006 to 2011. These companies were London Stock Exchange listed and private equity-backed oil and gas exploration and production companies, respectively. Previously, Ms. Dubin was European Chief Financial Officer for a pre-eminent builder, owner and operator of large-scale power generation projects and started her career as a project finance banker. Ms. Dubin’s management, corporate finance, mergers and acquisitions, capital markets, and risk management and oversight experience brings substantial additional expertise to the Board. Ms. Dubin received a B.S. with honors (finance and economics) from Georgetown University.
Lisa M. Fairfax has served as a director of the Company since May 2021. Ms. Fairfax is currently a tenured professor at the University of Pennsylvania (Carey) Law School (“Penn”), where she is the Presidential Professor and Co-Director of Penn’s Institute for Law & Economics. From July 2009 to June 2021, Ms. Fairfax was a tenured and chaired professor at the George Washington University Law School (“GW”), where she was the Alexander Hamilton Professor of Business Law, and the Founder and Director of the GW Corporate Law and Governance Initiative. From September 2015 to August 2019, Ms. Fairfax served as an appointed member of the Investor Advisory Committee of the SEC. From January 2008 to December 2011, Ms. Fairfax served as a member of the National Adjudicatory Council of the Financial Industry Regulation Authority (“FINRA”). From June 2008 to June 2012, Ms. Fairfax served on FINRA’s Nasdaq Market Regulation Committee. Ms. Fairfax is the former Chair of the Board of Georgetown Day School, an independent K-12 school in Washington, D.C. Ms. Fairfax also served on the Board of DirectWomen, a nonprofit focused on increasing public company board diversity, and as a member of DirectWomen’s finance and audit committee. Ms. Fairfax is an elected member of the American Law Institute (“ALI”), and serves on the Advisory Group for the ALI’s Restatement of the Law, Corporate Governance. Ms. Fairfax is a member of the SEC Historical Society Board of Advisors. Prior to joining GW, Ms. Fairfax was a tenured professor and Director of the Business Law Program at the University of Maryland School of Law. Before entering academia, Ms. Fairfax practiced corporate and securities law with Ropes & Gray LLP in Boston and the District of Columbia. Ms. Fairfax’s financial services, securities, capital markets, regulatory environment, board oversight and duties, board oversight of environmental, social and governance (ESG), and corporate governance background provides substantial additional expertise to the Board. Ms. Fairfax received a Juris Doctorate from Harvard Law School with honors and an A.B. from Harvard College with honors.
Thomas Herskovits served as a director of the Company from October 2015 until November 2017 and was reappointed to serve as a director in March 2018. Since 2014, Mr. Herskovits has been managing director of Feldman Advisors, a middle market investment banking firm based in Chicago, and since 1996, he has managed private investments through Herskovits Enterprises. From 2013 through February 2014, he was Chief Executive Officer of WinView, Inc., a privately-held technology company, and served on the Board of Directors from 2012 to 2015. He previously served as non-operating Chairman of the Board of Directors of Natural Golf Corporation, a golf equipment and instruction company, as President & Chief Executive Officer of Specialty Foods, and as President of Kraft Dairy and Frozen Products. Mr. Herskovits was President of the Breakfast Foods Division of General Foods and spent the first nine years of his career in brand management at The Procter & Gamble Company. Mr. Herskovits’ management, finance and consumer products backgrounds provide substantial additional expertise to the Board. Mr. Herskovits received a B.S. in Architecture and Finance and an M.B.A. in Finance and Marketing from Syracuse University.
Brian R. Kahn has served as a director of the Company since September 2018 and as the Company’s President and Chief Executive Officer since October 2019. Brian Kahn founded and has served as the investment manager of Vintage Capital Management LLC (“Vintage”) and its predecessor, Kahn Capital Management, LLC, since 1998. Vintage is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Brian Kahn has served as Chairman of the Board of Directors of Buddy’s Newco LLC, an operator and franchisor of rent-to-own stores under the banners of Buddy’s Home Furnishings, Chairman of the Board of Directors of API Technologies Corporation, a developer of radio frequency and microwave, power and securities applications, from 2011 until 2016 and White Electronic Designs Corporation from 2009 until 2010. Brian Kahn has also served as a director of Aaron’s from 2014 until 2015, Integral Systems, Inc., a provider of products, systems and services for satellite command and control, telemetry and digital signal processing, data communications, enterprise network management and communications information assurance, from 2011 to 2012, and Babcock & Wilcox from 2018 to 2020. Brian Kahn brings to the Board extensive management and consumer finance expertise, as well as public company experience. Brian Kahn received a B.A. from Harvard University.
Gary S. Rich has served as a director of the Company since May 2022. Mr. Rich is the founder of Rich Leadership, LLC a leadership advisory firm where he provides counsel to chief executive officers and boards on issues of leadership development and organization performance management since 2007. Since 2015, he has been a director of Stingray Group Inc. (TSX: RAY.A), where he serves as Chairman of the Human Resources Committee. Since 2013, he has been a director of Mercon Coffee Group (International Coffee Producers and Traders) where he serves as Chairman of the Compensation Committee. In February of 2022, Mr. Rich was named a director of Menai Financial Group, LLC. From 2002 to 2007, Mr. Rich served as President of QSP a division of The Readers Digest Association. From 1998 to 2002 he served as Chief Human Resources Officer of The Readers Digest Association. From 1996 to 1998, he was Chief Human Resources Officer for ACNielsen. Mr. Rich started his career at The American Express Company where he held various executive positions in the U.S., France, and England between 1986 and 1996. Mr. Rich’s management background provides substantial additional expertise to the Board. Mr. Rich holds a master’s degree in Organizational Psychology from Columbia University.
Nanhi Singh has served as a director of the Company since May 2022. Ms. Singh is currently Chief Customer Officer at Imperva, Inc. (“Imperva”), a cybersecurity technology company based in San Mateo, California. Ms. Singh has been with Imperva since January 2020 and is on the executive management team with direct responsibilities for all post-sales customer facing functions, including technical support, managed services, consulting and professional services, customer success management and renewal sales. In March 2023, Ms. Singh was appointed to the boards of Peninsula Open Space Trust and Secure Code Warrior. From August 2016 to January 2020, Ms. Singh served as Senior Vice President, Customer Retention and Renewals at Symantec Corporation (“Symantec”), a cybersecurity technology company based in Mountain View, California. Ms. Singh’s responsibilities at Symantec included accountability for renewals of $1 billion of annual recurring revenue, and defining strategy and execution of the customer experience to achieve business targets. Ms. Singh joined Symantec through its acquisition of Blue Coat Systems where she was employed since 2009. Ms. Singh has over 30 years of experience in software and technology companies, where she has held various leadership positions. Ms. Singh’s extensive career in technology provides substantial additional expertise to the Board. Ms. Singh received her Bachelor’s degree (B. Com. Honors) in Business at Delhi University.

Executive Officers
Name	Age	Position
Brian R. Kahn	49	President and Chief Executive Officer
Eric F. Seeton	51	Chief Financial Officer
Andrew M. Laurence	48	Executive Vice President
Andrew F. Kaminsky	54	Executive Vice President and Chief Administrative Officer
Kenneth Todd Evans	60	Chief Franchising Officer
Information concerning the business experience of Brian R. Kahn is provided under the section titled “Directors” above.
Eric F. Seeton has served as the Company’s Chief Financial Officer since October 2019. From September 2015 until October 2019, Mr. Seeton served as the Senior Vice President and Chief Financial Officer of API Technologies Corporation, a developer of radio frequency and microwave, power and securities applications. Prior to API Technologies Corporation, Mr. Seeton served as the Business Unit Finance Director for the radio frequency and microwave business unit from July 2014 until September 2015 at Analog Devices, Inc. and as the Director of Corporate Finance for Hittite Microwave Corp. from July 2011 until its acquisition by Analog Devices, Inc. in July 2014. Mr. Seeton is a Certified Public Accountant (inactive status) and holds a Bachelor of Science degree in Accounting from Bentley College (now Bentley University) and an M.B.A. from Cornell University.
Andrew M. Laurence has served as the Company’s Executive Vice President since October 2019 and previously served as a director on the Company’s Board from September 2018 until May 2021. Mr. Laurence is a partner of Vintage since January 2010, responsible for all aspects of its transaction sourcing, due diligence and execution. From January 2015 until its sale in October 2021, Mr. Laurence served as a director, member of the audit committee and chairman of the special committee of the board of IEC Electronics Corp., a provider of electronic manufacturing services to advanced technology companies that produce products for the medical, industrial, aerospace and defense sectors. Mr. Laurence also serves as Manager of East Coast Welding & Fabrication, LLC, a metals fabrication and machining business. Mr. Laurence served as Corporate Secretary of API Technologies from January 2011 until February 2016; he also served as Vice President of Finance and Chief Accounting Officer from January 2011 to June 2011. He is also a director of non-profits Good Sports, Inc. and Beth Israel Deaconess Hospital — Milton. Mr. Laurence received a B.A. from Harvard University.
Andrew F. Kaminsky has served as the Company’s Executive Vice President and Chief Administrative Officer since October 2019. Prior to joining the Company, Mr. Kaminsky held various executive and operating positions with Viavi Solutions Inc., Cobham plc and Aeroflex Holding Corp. From April 2018 through June 2019, Mr. Kaminsky was an Executive Consultant in Strategic Initiatives to the CEO of Viavi Solutions Inc., focusing on mergers and acquisitions, their subsequent integration and driving operational efficiencies across the company. From September 2014 through April 2018, Mr. Kaminsky held various roles with Cobham plc, most recently as the Senior Vice President of Strategic Initiatives. From March 2010 through its sale to Cobham plc in September 2014, Mr. Kaminsky was a Senior Vice President and Head of Corporate Development, Investor Relations and Human Resources for Aeroflex Holding Corp. Prior to his corporate roles, Mr. Kaminsky spent over 15 years as an investment banker, including as a Managing Director at Oppenheimer & Co. Inc. and CIBC. In 2001, Mr. Kaminsky co-founded and presently serves as the Chairman and Executive Director of the Greg Richards, Larry Polatsch and Scott Weingard Memorial Fund, a 9/11 not-for-profit charity. Mr. Kaminsky holds a Bachelor’s degree from the University of Michigan and an M.B.A. in Finance and Management from the Stern School of Business at New York University.
Kenneth Todd Evans has served as the Company’s Chief Franchising Officer since August 2020. Prior to joining Franchise Group, Mr. Evans served as Vice President of Franchising with UBREAKIFIX/Asurion, a franchised consumer electronics repair company, from May 2015 through July 2020. From April 2014 through May 2015, Mr. Evans served as Vice President of Franchising with Rent A Tire. From June 1991 through Mach 2014, Mr. Evans served various executive roles including Vice President of Franchising with Aaron’s, Inc., a franchised consumer durables leasing company. Mr. Evans holds a Bachelor of Science degree in Business Administration from East Carolina University.

Book Value per Share
As of April 29, 2023, the book value per share of FRG Common Stock was $4.25. Book value per share is computed by dividing total common equity at $149,387,826 by the total number of common shares outstanding on that date, 35,172,623 shares of FRG Common Stock.
Market Price of Common Stock and Dividends
FRG Common Stock is listed on Nasdaq under the symbol “FRG.” The Company has been committed to paying a regular dividend on FRG Common Stock based on its operating performance and availability of cash. However, the Company had no formal policy regarding dividends, and the declaration of dividends was subject to approval by the Board and its continuing determination that such declaration of dividends was in the best interests of the Company and its stockholders. The terms of the Merger Agreement do not allow the Company to declare or pay a dividend on FRG Common Stock until the earlier of the Effective Time or the termination of the Merger Agreement. See the section entitled “Terms of the Merger Agreement — Conduct of the Company’s Business During the Pendency of the Merger.”
On [   ], 2023, the most recent practicable date before this Proxy Statement was distributed to the Company’s stockholders, the closing price for shares of FRG Common Stock on Nasdaq was $[   ] per share. On May 10, 2023, the last trading day prior to the public announcement of the Merger, the closing price for shares of FRG Common Stock on Nasdaq was $29.33 per share. You are encouraged to obtain current market quotations for shares of FRG Common Stock in connection with voting your shares of FRG Common Stock at the Special Meeting.
The following table sets forth, for the periods indicated, the high and low sales price of and cash dividends paid on shares of FRG Common Stock on Nasdaq.
Fiscal Year	High	Low	Dividend Paid
2021
First Quarter	$41.50	$28.89	$0.375
Second Quarter	$40.00	$32.88	$0.375
Third Quarter	$36.60	$32.12	$0.375
Fourth Quarter	$55.10	$34.88	$0.625
2022
First Quarter	$54.78	$40.00	$0.625
Second Quarter	$44.66	$33.88	$0.625
Third Quarter	$39.42	$26.88	$0.625
Fourth Quarter	$31.14	$22.67	$0.625
2023
First Quarter	$33.82	$22.45	$0.625
If the Merger is completed, FRG Common Stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of FRG Common Stock by the following persons as of May 11, 2023 (except as otherwise noted):
•
each of our named executive officers;

•
each of our directors;

•
all of our directors and executive officers as a group; and

•
each person or group of affiliated persons known to us to beneficially own more than 5% of the outstanding shares of FRG Common Stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of FRG Common Stock underlying options and warrants held by that person that are exercisable within 60 days of May 11, 2023 are considered to be outstanding. However, the numbers in the percent of combined voting power column do not give effect to any options or warrants held by the persons listed in the table. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The address for those individuals for which an address is not otherwise indicated is: c/o Franchise Group, Inc., 109 Innovation Court, Suite J, Delaware, Ohio 43015.
	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Voting Percent
Named Executive Officers and Directors:
Matthew Avril	128,041	*
Thomas Herskovits	30,633	*
Brian R. Kahn(1)	12,231,350	34.8%
Andrew M. Laurence	573,482	1.6%
Andrew F. Kaminsky	158,160	*
Eric F. Seeton	69,542	*
Kenneth Todd Evans	38,961	*
Cynthia S. Dubin	4,363	*
Lisa M. Fairfax	8,979	*
Gary S. Rich(2)	5,123	*
Nanhi Singh(3)	2,160	*
All executive officers and directors as a group (11 persons)	13,250,794	37.69%
5% Stockholders:
Vintage Capital Management, LLC(4)	2,500,000	7.1%
FMR LLC(5)	1,943,872	5.5%
BlackRock, Inc.(6)	1,894,958	5.4%

*
Less than 1%

(1)
Based on Amendment No. 22 to Schedule 13D filed by Vintage Capital Management, LLC (“Vintage”), Kahn Capital Management, LLC and Brian R. Kahn (collectively, the “Vintage Persons”) on May 11, 2023, including notice that (i) the Vintage Persons beneficially own approximately 2,500,000 shares of FRG Common Stock, (ii) the Vintage Persons share voting power with respect to approximately 10,076,543 shares of FRG Common Stock and (iii) Brian Kahn has sole voting power with respect to approximately 2,154,807 shares of FRG Common Stock. The address for Vintage is 8529 Southpark Circle, Suite 150, Orlando, Florida 32819.

(2)
Includes 2,160 shares of FRG Common Stock received upon the conversion of RSUs that vested on May 17, 2023.

(3)
Includes 2,160 shares of FRG Common Stock received upon the conversion of RSUs that vested on May 17, 2023.

(4)
Brian Kahn serves as the founder and investment manager of Vintage and disclaims beneficial ownership of these shares and units for all purposes.

(5)
Based on Schedule 13G filed by FMR LLC (“FMR”) on February 9, 2023, including notice that FMR (i) beneficially owns 1,943,136 shares of FRG Common Stock, (ii) has the sole dispositive power with respect to 0 shares of FRG Common Stock and (iii) has sole voting power with respect to 1,943,872 shares of FRG Common Stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(6)
Based on Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on July 8, 2022, including notice that BlackRock (i) beneficially owns 1,839,275 shares of Common Stock, (ii) has the sole dispositive power with respect to 0 shares of FRG Common Stock and (iii) has sole voting power with respect to 1,894,958 shares of FRG Common Stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

Certain Transactions in the Shares of FRG Common Stock
The following table sets forth the amount of the FRG Common Stock purchased by the Company, the range of prices paid and the average purchase price for each quarter during the past two years.
	Total Number of Shares Purchased	Average Price Paid per Share	Highest Price Paid per Share	Lowest Price Paid per Share
2021 Q1	0	$0	$0	$0
2021 Q2	0	$0	$0	$0
2021 Q3	0	$0	$0	$0
2021 Q4	0	$0	$0	$0
2022 Q1	0	$0	$0	$0
2022 Q2	0	$0	$0	$0
2022 Q3	2,227,200	$34.98	$37.63	$31.88
2022 Q4	3,693,544	$25.61	$27.19	$24.53
2023 Q1	0	$0	$0	$0
Other than the Merger Agreement, as discussed in the section of this Proxy Statement entitled “The Merger Agreement,” and agreements entered into in connection therewith, including the Rollover Agreement discussed in “Rollover Agreement,” the Company and its affiliates have not executed any transactions with respect to shares of FRG Common Stock during the past 60 days, except that, on April 7, 2023, the Company issued 871 shares of restricted stock to Gary S. Rich, in lieu of cash as an annual retainer for his service as a non-employee member of the Board.

OTHER IMPORTANT INFORMATION REGARDING PARENT
Freedom VCM, Inc. was formed on May 8, 2023, for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing for the Merger. Parent is an indirect, wholly-owned subsidiary of Freedom VCM Holdings and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is 8529 Southpark Circle, Suite 150, Orlando, Florida 32819.
Freedom VCM Subco, Inc. was formed on May 8, 2023, for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Merger and arranging financing for the Merger. Merger Sub is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is 8529 Southpark Circle, Suite 150, Orlando, Florida 32819.
Directors and Executive Officers.
Parent and Merger Sub are controlled by Brian R. Kahn, who serves as the sole director and the executive officer. During the past five years, neither Parent, Merger Sub nor Brian R. Kahn, as applicable, have been (1) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DELISTING AND DEREGISTRATION OF FRG COMMON STOCK
If the Merger is completed, FRG Common Stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded. As a result, we would no longer file periodic reports with the SEC on account of the shares of FRG Common Stock.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies.
Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise, or until you revoke your consent. If you hold your shares through an intermediary that sent a single copy of this Proxy Statement to multiple stockholders in your household, we will promptly deliver a separate copy to you if you send a written request to us at our principal executive offices located at 109 Innovation Court, Suite J, Delaware, Ohio 43015 (Attention: Deputy General Counsel), or contact our Deputy General Counsel by email at tmcwaters@franchisegrp.com or by phone at (757) 753-2755.

STOCKHOLDER PROPOSALS AND NOMINATIONS
If the Merger is completed, we will not hold an annual meeting of stockholders in 2024. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, including the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), in which case we will provide notice of or otherwise publicly disclose the date on which such 2024 Annual Meeting will be held.
A stockholder proposal may be considered for inclusion in the Company’s proxy materials for the 2024 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. Stockholders who wish to present a proposal for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8 must submit their proposals so that they are received at Franchise Group, Inc.’s principal executive offices at 109 Innovation Court, Suite J, Delaware, Ohio 43015 Attention: Deputy General Counsel, no later than the close of business on December 9, 2023. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.
Pursuant to the Company’s bylaws, for any business not included in the proxy statement for the 2024 Annual Meeting to be brought before the meeting by a stockholder, the stockholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than the ninetieth day, nor earlier than the close of business on the one hundred twentieth day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, notice must be delivered no earlier than the one hundred twentieth day prior to the annual meeting and not later than the close of business on the later of the ninetieth day prior to the annual meeting and the tenth day following the day on which a public announcement of the date of the meeting is first made by the Company). For the 2024 Annual Meeting, notice must be received no earlier than January 10, 2024 and no later than the later of February 9, 2024. The notice must contain the information required by the Company’s bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the same time period described in this paragraph and comply with the information requirements in our bylaws relating to stockholder nominations. In addition, to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees other than our nominees must comply with our bylaws and Rule 14a-19 under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this Proxy Statement. We incorporate by reference into this Proxy Statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC) and, with respect to this Proxy Statement but not with respect to the Schedule 13E-3, any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement, and prior to the date of the Special Meeting:
•
Our Annual Report on Form 10-K for the year ended December 31, 2022;

•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2023;

•
Our Current Reports on Form 8-K as filed with the SEC on February 3, 2023, May 11, 2023 and May 12, 2023; and

•
Our Definitive Proxy Statement under Regulation 14A in connection with our Annual Meeting of Stockholders, filed with the SEC on April 7, 2023.

We also incorporate by reference into this Proxy Statement additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Proxy Statement to the date of the Special Meeting.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Proxy Statement.
Any statement contained in a document incorporated by reference into this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or any other subsequently filed document that is incorporated by reference into this Proxy Statement modifies or supersedes the statement. The information incorporated by reference is considered to be a part of this Proxy Statement and, with respect to this Proxy Statement but not with respect to the Schedule 13E-3, later information that the Company files with the SEC will update and supersede that information.
Because the Merger is a “going private” transaction, the Company and the Consortium Members are jointly filing with the SEC concurrently with this Proxy Statement a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection as set forth in the section of this Proxy Statement entitled “More Information.” The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to our corporate website at www.franchisegrp.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this Proxy Statement, and therefore is not incorporated within this Proxy Statement by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:
Franchise Group, Inc.
109 Innovation Court, Suite J
Delaware, Ohio 43015
Attention: Tiffany McMillan-McWaters
Telephone: (757) 753-2755
Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of this Proxy Statement or other information concerning us, without charge, by written or telephonic request directed to Franchise Group, Inc., Attn: Tiffany McMillan-McWaters, 109 Innovation Court, Suite J, Delaware, Ohio 43015 Telephone: (757) 753-2755; or from the SEC through the SEC website at the address provided above.
Because the Merger is a “going private” transaction, the Company and the Consortium Members are jointly filing with the SEC concurrently with this Proxy Statement a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF FRG COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [     ], 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER
entered into by and among
FRANCHISE GROUP, INC.,
FREEDOM VCM, INC.
and
FREEDOM VCM SUBCO, INC.
Dated as of May 10, 2023

A-i

A-ii

A-iii

EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A   Form of Certificate of Incorporation of the Surviving Corporation
SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 10, 2023, is entered into by and among Franchise Group, Inc., a Delaware corporation (the “Company”), Freedom VCM, Inc., a Delaware corporation (“Parent”), and Freedom VCM Subco, Inc., a Delaware corporation and an indirectly Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger;
WHEREAS, the special committee of the Company Board (the “Special Committee”) has, at a duly convened and held meeting: unanimously (A) approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated by this Agreement, (B) determined that this Agreement, the Voting Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of the Shares, other than Excluded Shares and Shares held by Rolling Stockholders (as defined herein), and (C) resolved to recommend to the Company Board that the holders of the Shares (other than the Rolling Stockholders) adopt this Agreement at any Company Stockholders Meeting (the “Special Committee Recommendation”);
WHEREAS, the Company Board has, at a duly convened and held meeting, acting on the Special Committee Recommendation: (i) unanimously (A) approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated by this Agreement, (B) determined that this Agreement, the Voting Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of the Shares, other than Excluded Shares, and (C) resolved to recommend that the holders of the Shares adopt this Agreement at any Company Stockholders Meeting (the “Company Recommendation”); and (ii) unanimously directed that this Agreement be submitted to the holders of the Shares for their adoption at the Company Stockholder Meeting;
WHEREAS, the board of directors of Parent has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Parent;
WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of Merger Sub and its sole stockholder, (c) directed that this Agreement be submitted to its sole stockholder for its adoption and (d) resolved to recommend that its sole stockholder adopt this Agreement;
WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the Equity Commitment Letter (as defined below) pursuant to which B. Riley Financial, Inc. (the “Guarantor”) has agreed to provide to Parent on the Closing Date the Equity Financing (as defined below);
WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a limited guarantee by the Guarantor in favor of the Company on the terms and conditions set forth therein (the “Guarantee” or “Limited Guarantee”);
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Brian R. Kahn and certain affiliated Persons and Andrew Laurence, as beneficial owners of Shares representing, in the aggregate, 36.43% of the issued and outstanding Shares as of the execution and delivery of this Agreement, are entering into a voting agreement with Parent (the “Voting Agreement”), pursuant to which, among other things, such Persons have agreed to vote the Shares and any other equity interests of the Company beneficially owned by each of them in favor of the adoption of this Agreement as more particularly set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, Brian R. Kahn and certain affiliated Persons and Andrew Laurence (the “Rolling Stockholders”) have entered into a rollover contribution agreement (the “Rollover Agreement”), whereby, subject to the provisions contained in the Rollover Agreement, (i) each Rolling Stockholder has agreed, among other things, to, immediately prior to the Effective Time, contribute, transfer and assign all of its right, title and interest in the number of Shares owned by the Rolling Stockholders identified on Schedule I and Schedule II of the Rollover Agreement (as may be adjusted in accordance with the terms thereof, the “Rollover Shares”) to Freedom VCM Holdings, LLC (“TopCo”) and (ii) TopCo has agreed, concurrently with such contribution, to accept such Rollover Shares in exchange for certain TopCo Common Units (as defined in the Rollover Agreement); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
Definitions; Interpretation and Construction
(i)   Definitions.   Unless otherwise specified in this Agreement and subject to Section 1.2 and Section 1.3, the following terms have the meanings set forth in this Section 1.1:
“2L Credit Agreement Modification” has the meaning set forth in Section 7.12(a).
“ABL Credit Agreement” has the meaning set forth in the definition of “Existing Indebtedness.”
“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest relating to (a) a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, share exchange, recapitalization, reorganization, spin-off, plan of arrangement, asset purchase, business combination, acquisition or any other similar transaction (or series of related transactions) involving the Company or any of its Subsidiaries by any Third Person or (b) a direct or indirect acquisition, exchange, transfer or other similar transaction (or series of related transactions) by any Third Person of assets or equity securities of the Company or any of its Subsidiaries, that in the case of clauses (a) or (b), if consummated would result in any Third Person, directly or indirectly, becoming the beneficial owner of twenty percent or more of the: (i) total voting power or any class of equity securities of the Company or any of its Subsidiaries; or (ii) consolidated net revenues, consolidated net income or consolidated total assets of the Company, in each case of the foregoing clauses (i) and (ii) of this definition, as of the date of such proposal, offer, inquiry or indication of interest, or acquisition.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with,” as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that the Rolling Stockholders shall not be deemed Affiliates of the Company or its Subsidiaries for the purposes of this Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any agreement, letter of intent, term sheet memorandum of understanding, agreement in principle or any other similar agreement or document relating to any Acquisition Proposal.
“Alternative Financing” has the meaning set forth in Section 7.12(c).

“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914 and the HSR Act.
“Applicable Date” means January 1, 2021.
“Audit Committee” means the audit committee of the Company Board.
“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“BK Breach” has the meaning set forth in Section 10.15.
“Book-Entry Share” means each book-entry account formerly representing any non-certificated Eligible Shares.
“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in New York, New York are required or authorized by Law to close or (b) solely for purposes of determining the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.
“Bylaws” has the meaning set forth in Section 3.2.
“Capitalization Time” means 5:00 p.m. (New York time) on May 5, 2023.
“Certificate” means each certificate formerly representing any Eligible Shares.
“Certificate of Designation” has the meaning set forth in Section 4.1(b).
“Certificate of Merger” means a certificate of merger relating to the Merger.
“Change of Recommendation” means any of the actions set forth in clauses (A) through (F) of Section 7.2(d)(i).
“Charter” has the meaning set forth in Section 3.1.
“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware.
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing actually occurs.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company 401(k) Plan” means the Franchise Group, Inc. 401(k) Plan.
“Company Approvals” has the meaning set forth in Section 5.4(a).
“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential obligation or liability is borne by, the Company or any of its Subsidiaries, including ERISA Plans, employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other material benefits or material remuneration of any kind, but specifically excluding any Multiemployer Plan.
“Company Board” means the board of directors of the Company, and also includes any committee thereof (other than the Special Committee).
“Company Compensation Committee” means the compensation committee of the Company Board.
“Company Disclosure Schedule” has the meaning set forth in Article V.
“Company Employee” means any employee (whether full- or part-time and, including any officer) of the Company or any of its Subsidiaries.
“Company Equity Awards” means, collectively, the Company Options, Company RSUs, Company PRSUs, and Company MPRSUs.
“Company Equity Payments” has the meaning set forth in Section 4.3(e).
“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Company Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).
“Company Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries.
“Company IT Assets” means all IT Assets owned by or purported to be owned by the Company or any of its Subsidiaries.
“Company MPRSU” means any outstanding restricted stock unit granted under the Stock Plans that vests based on both the achievement of a specified total shareholder return relative to the Company’s per share price in June 2021 and continued employment or service.
“Company Option” means any outstanding option to purchase Shares granted under the Stock Plans.
“Company PRSU” means any outstanding stock unit granted under the Stock Plans that vests based on both the achievement of performance goals (other than performance goals relating to the Company’s share price) and continued employment or service.
“Company Recommendation” has the meaning set forth in the Recitals.
“Company Recovery Costs” has the meaning set forth in Section 9.5(d).
“Company Registered IP” has the meaning set forth in Section 5.19(a).
“Company Related Parties” means (a) the Company and its Affiliates; and (b) the former, current and future holders of any equity, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates.
“Company Reports” means the reports, forms, proxy statements, prospectuses, registration statements and other statements, certifications and documents required to be or are otherwise filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including notes, exhibits and schedules thereto and any amendments and supplements thereto.
“Company RSU” means any outstanding restricted stock unit granted under the Stock Plans that vests solely based on continued employment or service.

“Company Stockholders Meeting” means the meeting of stockholders of the Company to be held to consider the adoption of this Agreement.
“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and an Affiliate of Parent, dated March 7, 2023.
“Consent” has the meaning set forth in Section 5.4(a).
“Continuing Employees” means the Company Employees at the Effective Time who continue to remain employed with the Company or any of its Subsidiaries immediately after the Effective Time.
“Contract” means any legally binding contract, subcontract, agreement, lease, license, sublicense, note, bond, mortgage, loan, indenture; provided, however, that “Contracts” shall not include any Company Benefit Plan.
“D&O Insurance” has the meaning set forth in Section 7.11(b).
“Debt Commitment Letter” has the meaning set forth in Section 6.6(a).
“Debt Financing” has the meaning set forth in Section 6.6(a).
“Debt Financing Source Parties” means the Debt Financing Sources, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and successors and assigns of each of the foregoing; provided that none of Parent, Merger Sub, or any Affiliate thereof shall be a Debt Financing Source Party.
“Debt Financing Sources” means the Persons (including the agents, arrangers and lenders) that have committed to provide, or have otherwise entered into agreements in connection with all or any portion of the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto; provided that neither Parent nor Merger Sub shall be a Debt Financing Source.
“Definitive Agreements” has the meaning set forth in Section 7.12(b).
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” has the meaning set forth in the definition of “Dissenting Stockholders.”
“Dissenting Stockholders” means the holders of Shares who have duly demanded appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn or otherwise waived or lost such right to appraisal under Section 262 of the DGCL (such Shares for which appraisal has been so duly demanded and the right thereto under Section 262 of the DGCL not effectively withdrawn or otherwise waived or lost, the “Dissenting Shares”).
“DTC” means The Depository Trust Company.
“Effective Time” has the meaning set forth in Section 2.2.
“Eligible Shares” means the Shares, the Preferred Shares and the Series A Preferred Shares issued and outstanding immediately prior to the Effective Time, other than, subject to the last sentence of Section 4.2(f), any Excluded Shares.
“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, deed of trust, security interest of any nature, right of first refusal, right of first offer, lease, sublease, preemptive right, license, sublicense, restriction, easement or any other encumbrance of any kind or nature whatsoever (including any restriction on the right to vote or transfer), whether contingent or absolute.
“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.
“Equity Commitment Letter” has the meaning set forth in Section 6.6(a).
“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letter.
“Equity Financing Sources” has the meaning set forth in Section 6.6(a).
“Equity Financing Syndication” means the sale, transfer or syndication by the Guarantor or any of its Affiliates to any Person (other than the Rolling Stockholders) of any equity interests of Parent or any of its Affiliates or any investment vehicles that are organized to invest in Parent or any of its Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Fund” has the meaning set forth in Section 4.2(a).
“Excluded Information” means (a) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, (b) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2020, (c) financial information that the Company or its Affiliates does not maintain in the ordinary course of business, (d) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, or (e) (x) pro forma financial information or pro forma financial statements or (y) projections.
“Excluded Party” means any Third Person (i) who submits a written bona fide Acquisition Proposal to the Company or any of its Representatives after the date of this Agreement and prior to the No-Shop Period Start Date and (ii) whose Acquisition Proposal is determined by the Company Board, in good faith, prior to the start of the No-Shop Period Start Date (acting on the recommendation of the Special Committee and after consultation with outside legal counsel and the Special Committee’s independent financial advisor), to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a Third Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such Acquisition Proposal is withdrawn by such Third Person or (2) such Acquisition Proposal, in the good faith determination of the Company Board (acting on the recommendation of the Special Committee and after consultation with outside legal counsel and the Special Committee’s independent financial advisor), no longer is or would no longer be reasonably expected to lead to a Superior Proposal, including as a result of any modification to the terms thereof.
“Excluded Shares” means the (a) Shares, Preferred Shares and the Series A Preferred Shares owned by Bryant Riley, the Guarantor or any other Wholly Owned Subsidiary of the Guarantor, Parent, Merger Sub or any other Wholly Owned Subsidiary of Parent, the Company or any Wholly Owned Subsidiary of the Company, and in each case not held on behalf of third parties, (b) Dissenting Shares and (c) Rollover Shares.
“Existing Indebtedness” means (i) the First Lien Credit Agreement, dated as of March 10, 2021, among the Company, Franchise Group Newco PSP, LLC, a Delaware limited liability company (“FG Newco PSP”), Valor Acquisition, LLC, a Delaware limited liability company (“Valor”), Franchise Group Newco Intermediate AF, LLC, a Delaware limited liability company (“FG Newco Intermediate AF”), certain other subsidiaries of the Company party thereto from time to time as guarantors, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. (“JPM”), in its capacities as administrative agent and collateral agent, (ii) that certain Second Lien Credit Agreement, dated as of

March 10, 2021 (the “FRG Second Lien Credit Agreement”), among the Company, FG Newco PSP, Valor, FG Newco Intermediate AF, certain other subsidiaries of the Company party thereto from time to time as guarantors, the lenders party thereto from time to time and Alter Domus (US) LLC, in its capacities as administrative agent and as collateral agent, (iii) the Third Amended and Restated Loan and Security Agreement, dated as of March 10, 2021, among the Company, Valor, FG Newco Intermediate AF, FG Newco PSP, W.S. Badcock Corporation (“WSB”), certain other subsidiaries of the Company party thereto from time to time, as borrowers and guarantors, the lenders party thereto from time to time and JPM, in its capacities as administrative agent and collateral agent (the “ABL Credit Agreement”), (iv) the Master Receivables Purchase Agreement, dated as of December 21, 2021, between WSB and B. Riley Receivables, LLC (“BRR”), (v) the Servicing Agreement, dated as of December 21, 2021, between WSB and BRR, (vi) the Guaranty, dated as of September December 21, 2021, by the Company, as guarantor, in favor of BRR, as confirmed and ratified on December 13, 2022, (vii) the Master Receivables Purchase Agreement, dated as of September 23, 2022, between WSB and B. Riley Receivables II, LLC (“BRR II”), (viii) the Servicing Agreement, dated as of September 23, 2022, between WSB and BRR II, (ix) the Guaranty, dated as of September 23, 2022, by the Company, as guarantor, in favor of BRR II, as confirmed and ratified on January 12, 2023 and on March 31, 2023, in each case, as amended, amended and restated, refinanced, modified, supplemented or otherwise in effect from time to time and (x) such other Indebtedness as set forth on Section 5.11(a)(iv) of the Company Disclosure Schedule.
“Export and Sanctions Regulations” means all applicable sanctions and export control and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business or are otherwise subject to, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Fee Letter(s)” has the meaning set forth in Section 6.6(a).
“Financing” has the meaning set forth in Section 6.6(a).
“Financing Amounts” has the meaning set forth in Section 6.6(c).
“FRG Second Lien Credit Agreement” has the meaning set forth in the definition of Existing Indebtedness.
“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board applicable as of the time of the relevant financial statements or accounting procedure or action referred to herein and consistently applied during the periods involved.
“Governmental Entity” means any U.S. or non-U.S. (including any supranational, federal, national, state or local) governmental, quasi-governmental, regulatory or self-regulatory authority, enforcement authority, agency, commission, licensing authority, body or other entity or any subdivision or instrumentality thereof, including any public international organization, stock exchange or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof, in each case of competent jurisdiction.
“Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.
“Guarantor” has the meaning set forth in the Recitals.
“Guarantor Parties” means the Guarantor and its Affiliates.
“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation, obligation or liability in connection with any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, all obligations or liabilities of such Person (a) for borrowed money (including deposits or advances of any kind to such Person), (b) evidenced by bonds, debentures, notes or similar instruments, (c) for finance leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment, (d) pursuant to securitization or factoring programs or arrangements, (e) for net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (f) for letters of credit, bank guarantees, and other similar Contracts entered into by or on behalf of such Person, in each case to the extent funds have been drawn and are payable thereunder, (g) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation, liability or undertaking of any other Person contemplated by the foregoing clauses (a) through (f) of this definition, or (i) for the foregoing clauses (a) through (f) of this definition, all premiums, accrued interest and other payment obligations in respect thereto due or that would become due, in each case, solely as a result of the consummation of the transactions contemplated by this Agreement, including termination fees, prepayment penalties, “breakage costs” or similar payments associated with the repayment of such amounts, if any; provided that Indebtedness shall not include any intercompany indebtedness between or among a Person and/or its Subsidiaries.
“Indemnified Parties” means, collectively, each director or officer of the Company or any of its Subsidiaries, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, in each case, when acting in such capacity.
“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information of the Company and its Subsidiaries that would reasonably be expected to lead to an Acquisition Proposal or an Alternative Acquisition Agreement.
“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements maintained by the Company or any of its Subsidiaries.
“Intellectual Property” means all intellectual property, industrial or proprietary rights arising under the laws of the United States or any other jurisdiction in the world, including rights in or to: (a) trademarks, service marks, trade names, corporate names, service names, symbols, logos, trade dress, slogans, Internet domain names, social media accounts, uniform resource locators, and other identifiers of origin, in each case, whether or not registered, and any and all common law rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith (collectively, “Trademarks”); (b) patents, patent applications, registrations and invention disclosures, divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c) trade secrets, know-how, inventions, discoveries, algorithms, data, designs and other confidential or proprietary information (collectively, “Trade Secrets”); (d) data and related rights, including database rights, and (e) published and unpublished works of authorship, whether copyrightable or not (including software, and website and mobile content), in each case, whether or not registered or sought to be registered, copyrights therein and thereto, together with all common law rights and moral rights therein, and any registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.
“Intervening Event” means an event, change, development, circumstance, fact or effect with respect to the Company and its Subsidiaries occurring after the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole, that (a) was not reasonably foreseeable (with respect to substance or timing), by the Special Committee as of or prior to the execution and delivery of this

Agreement, and (b) first becomes actually known to the Special Committee after the execution and delivery of this Agreement and any time prior to the time the Requisite Company Vote is obtained; provided that: (i) any change in GAAP or in any applicable Law; or (ii) any event, change, development, circumstance, fact or effect (A) that is the result of factors generally affecting the industries in which the Company and its Subsidiaries operate, in the geographic markets in which they operate or where their products or services are sold or sourced (as applicable), (B) that involves or relates to an Acquisition Proposal or a Superior Proposal, (C) related to the fact that the Company meets or exceeds any internal or analysts’ expectations or projections or (D) resulting from any event, change, development, circumstance or fact after the execution and delivery of this Agreement in the market price or trading volume of the Shares, individually or in the aggregate, in each case, shall not be deemed to constitute an Intervening Event; provided further that any event, change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying, giving rise to or contributing to such facts, events, changes or developments in circumstances contemplated by the foregoing clauses (C) and (D) of this definition may be taken into account in determining whether an Intervening Event has occurred.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means technology devices, computers, hardware, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation, interfaces or related systems.
“JPM” has the meaning set forth in the definition of “Existing Indebtedness.”
“Knowledge” or any similar phrase means (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 1.1 of the Company Disclosure Schedule and any individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such individuals, in each case after reasonable inquiry of those direct reports who would reasonably be expected to have actual knowledge of the matter in question, and (b) with respect to Parent and/or Merger Sub, the actual knowledge of the individuals set forth in Section 1.1 of the Parent Disclosure Schedule and any individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such individuals, in each case after reasonable inquiry of those direct reports who would reasonably be expected to have actual knowledge of the matter in question.
“Law” means any U.S. or non-U.S. federal, state or local law, statute, constitution, treaty, principle of common law, ordinance, code, standard, rule, regulation, directive, interpretive guidance, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) entered into by the Company or any of its Subsidiaries, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.
“Licenses” means all licenses, permits, certifications, approvals, registrations, consents, authorizations, accreditations, qualifications, rights, privileges, franchises, variances and exemptions issued or granted by a Governmental Entity.
“Limited Guarantee” has the meaning set forth in the Recitals.
“Material Adverse Effect” means any event, change, development, circumstance, fact or effect (“Effect”) that, individually or in the aggregate is, would or would reasonably be expected to have a materially adverse effect on the assets, liabilities, financial condition, business operations or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that no event, change, development, circumstance, fact or effect arising out of or resulting from any of the following, either individually or in the aggregate, shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:
(a)   events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the economy, credit, capital, securities or financial markets or political, geopolitical, regulatory or business conditions;
(b)   events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries in which the Company or any of its Subsidiaries operate;
(c)   changes in GAAP or other accounting standards or in any applicable Law (or the enforcement or interpretation of any of the foregoing);
(d)   any failure by the Company or any of its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues, earnings or other financial performance or results of operations for any period; provided that any event, change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;
(e)   any acts of war (whether or not declared), outbreak of hostilities, terrorism or military actions any weather event or natural disaster, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters and other force majeure event or any outbreak of a pandemic or disease outbreaks (including COVID-19), including any escalation or general worsening of any such events or occurrences or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Entity in response to any of the foregoing);
(f)   (i) the taking of any action specifically required by, or the failure to take any action specifically prohibited by, this Agreement (excluding any such actions required to be taken or not taken pursuant to the first sentence of Sections 7.1(a)) or the other Transaction Documents or any actions taken or refrained from being taken by the Company or any of its Subsidiaries upon Parent’s or the Guarantor’s written approval or request;
(g)   the availability or cost of equity, debt or other financing to Parent or Merger Sub;
(h)   any Transaction Litigation;
(i)   any Effect resulting from the execution and delivery of this Agreement and the other Transaction Documents, the pendency or consummation of the Merger or the other transactions contemplated hereby or thereby or the public announcement of any of the foregoing, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, lessors, customers, partners, vendors, regulators, Governmental Entities, or any other third Person; provided, however, that this clause (i) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly relates to such Effect; or
(j)   a change in the market price or trading volume of the Shares on NASDAQ; provided that any event, change, development, circumstance, fact or effect underlying such change in the market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; provided further that, with respect to clauses (a), (b), (c) and (e) of this definition, such events, changes, developments, circumstances, facts or effects (as the case may be) shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur if they disproportionately affect the Company and its Subsidiaries (taken as a whole) relative to other companies of similar size operating in the industries in which the Company or any of its Subsidiaries operate, in which case, only such incremental disproportionate effect shall be taken into account.
“Material Contract” has the meaning set forth in Section 5.11(a)(xviii).

“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.
“NASDAQ” means the Nasdaq Global Select Market.
“Non-Recourse Parties” has the meaning set forth in Section 10.14(a).
“Non-U.S. Company Benefit Plan” means a Company Benefit Plan that is maintained primarily for the benefit of current or former Company Employees outside of the United States.
“Non-Wholly Owned Subsidiary” has the meaning set forth in Section 5.2(d).
“Notice Period” has the meaning set forth in Section 7.2(d)(iii).
“Open Source Software” means any software that is licensed or otherwise provided under any license identified as an open source license by the Open Source Initiative (www.opensource.org), including any software that is licensed or otherwise provided under any version of the following licenses: the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, the Netscape Public License, the Open Software License, the Sleepycat License, or the Common Development and Distribution License.
“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, charge, required undertaking, corrective action plan, decision or verdict, whether civil, criminal or administrative, in each case, that is imposed, entered, issued, made or rendered by any Governmental Entity.
“Ordinary Course of Business” means, with respect to any Person, the conduct that is consistent in nature, scope and magnitude with the past practices of such Person.
“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Original Date” has the meaning set forth in Section 7.3(b).
“Other Anti-Bribery Laws” means, other than the FCPA, all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any Person associated with or acting on behalf of the Company or any of its Subsidiaries is conducting or has conducted business involving the Company or any of its Subsidiaries or the Company or any of its Subsidiaries are otherwise subject.
“Outside Date” has the meaning set forth in Section 9.2(a).
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Approvals” has the meaning set forth in Section 6.4(a).
“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential obligation or liability is borne by, Parent or any of its Subsidiaries, including ERISA Plans, employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other material benefits or material remuneration of any kind.
“Parent Disclosure Schedule” has the meaning set forth in Article VI.
“Parent Recovery Costs” has the meaning set forth in Section 9.5(e).
“Parties” has the meaning set forth in the Preamble.
“Paying Agent” means the paying agent selected by Parent and approved in advance by the Company in writing prior to the Effective Time.
“Paying Agent Agreement” means the Contract pursuant to which Parent shall appoint the Paying Agent, which shall be in form and substance reasonably acceptable to the Company.
“Per Share Merger Consideration” means $30 per Share in cash, without interest.
“Permitted Confidentiality Agreement” has the meaning set forth in Section 7.2(b)(ii).
“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable or, if due and payable, that the Person subject to such Taxes or other governmental charges is contesting in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, landlords’ or other like Encumbrances arising or incurred in the Ordinary Course of Business that relate to obligations (x) that are not yet due and payable or, if due, are not delinquent or (y) as to which the validity or amount of which is being contested in good faith by appropriate proceedings, for which adequate reserves have been established in accordance with, and to the extent required by, GAAP and which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; (c) other Encumbrances that would be shown by a current title report or other similar report, each to the extent such Encumbrance does not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted; (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Encumbrances relating to intercompany borrowings among a Person and its wholly owned subsidiaries, (f) Encumbrances securing the Existing Indebtedness, (g) “Permitted Encumbrances” as defined in the ABL Credit Agreement, (h) precautionary UCC financing statements (including any assignments), including any filed in respect of any Existing Indebtedness or any other obligation and similar filings made in respect of consignment arrangements or other similar agreements and (i) licenses or other rights granted to Company Intellectual Property in the Ordinary Course of Business.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Information” means any information defined as “personal data”, “personally identifiable information”, “personal information” or other similar term under any Laws relating to privacy or data security or the Company’s or its Subsidiaries’ public policies or public statements relating to privacy or data security.
“Preferred Shares” means any shares of the Company’s preferred stock, par value $0.01 per share.
“Privacy Requirements” means (a) any Laws relating to privacy or data security, (b) any Contracts or other written commitments of the Company and its Subsidiaries relating to privacy or data security, and (c) any public statements or policies adopted by the Company or its Subsidiaries relating to privacy or data security.
“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation by a Governmental Entity, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Prohibited Modifications” has the meaning set forth in Section 7.12(d).
“Proxy Statement” has the meaning set forth in Section 7.5(a)(i).
“Real Property” means the Owned Real Property and Leased Real Property.
“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.
“Requisite Company Vote” means the approval and adoption of this Agreement by (a) the holders of a majority of the outstanding Shares entitled to vote on such matter and (b) the holders of a majority of the outstanding Shares (other than Shares held by the Rolling Stockholders and their respective Affiliates) entitled to vote on such matter, in each case, at a stockholders’ meeting duly called and held for such purpose.
“Reverse Termination Fee” means an amount equal to $55,000,000.
“Rolling Stockholders” has the meaning set forth in the Recitals.
“Rollover Agreement” has the meaning set forth in the Recitals.
“Rollover Shares” has the meaning set forth in the Recitals.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedule 13E-3” has the meaning set forth in Section 7.5(a)(i).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Series A Preferred Shares” means shares of the Company’s 7.50% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share.
“Share” means any share of the common stock of the Company, par value $0.01 per share.
“Significant Subsidiaries” means the “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X) of the Company.
“Special Committee” has the meaning set forth in the Recitals.
“Special Committee Recommendation” has the meaning set forth in the Recitals.
“Specified Person” means BK and Andrew Laurence.
“Stock Plans” means, collectively, the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan and the Franchise Group, Inc. 2019 Omnibus Incentive Plan.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.
“Substantial Detriment” has the meaning set forth in Section 7.5(b)(ii)(E).

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date of this Agreement made by a Third Person (with references to twenty percent being deemed to be replaced with references to fifty percent) that the Special Committee determines in good faith, after consultation with its outside legal counsel and independent financial advisor and after taking into account such legal, financial, regulatory, likelihood of consummation and other aspects of such proposal, as the Special Committee deems relevant, to be more favorable to the Company’s stockholders (other than the Rolling Stockholders and their Affiliates) from a financial point of view than the Merger (after taking into account any revisions to the terms and conditions of this Agreement proposed by Parent pursuant to Section 7.2(d)(iii).
“Surviving Corporation” has the meaning set forth in Section 2.3.
“Tail Period” means the six years from and after the Effective Time.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or Law that limits or restricts business combinations or the ability to acquire or vote shares.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes or the administration of any Laws relating to Taxes, including, for the avoidance of doubt, any amendments or supplements thereof, filed or supplied or required to be filed or supplied to any Taxing Authority.
“Taxes” means all income, profits, franchise, transfer, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, escheat and unclaimed property obligations, value added, ad valorem, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any such taxes, duties and assessments (such a Governmental Entity, a “Taxing Authority”).
“Taxing Authority” has the meaning set forth in the definition of “Taxes.”
“Termination Fee” means an amount equal to $20,720,000; provided, that if the Acquisition Proposal that ultimately resulted in a termination by the Company pursuant to Section 9.3(b) or by Parent pursuant to Section 9.4(b) was first received by the Company from an Excluded Party following the date of this Agreement and prior to the No-Shop Period Start Date, the Termination Fee payable pursuant to Section 9.5(c)(iii) shall instead be $10,350,000.
“Third-Party Consents” has the meaning set forth in Section 7.7.
“Third Person” means any Person or Group, other than the Rolling Stockholders, Guarantor Parties, Parent, Merger Sub, or any their respective its Subsidiaries or any Group that includes Rolling Stockholders, Guarantor Parties, Parent, Merger Sub, or any their respective its Subsidiaries.
“Top Customer” has the meaning set forth in Section 5.12(a)(i).
“Top Supplier” has the meaning set forth in Section 5.12(b)(i).
“TopCo” has the meaning set forth in the Recitals.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Transaction Documents” has the meaning set forth in Section 10.11(a).
“Transaction Litigation” has the meaning set forth in Section 7.15.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and fees.
“Voting Agreement” has the meaning set forth in the Recitals.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.
“Willful and Material Breach” means a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, such material breach.
(ii)   Other Terms.   Each of the capitalized terms used in this Agreement and not defined in Section 1.1 has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.
(iii)   Interpretation and Construction.
(a)   The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.
(b)   Unless otherwise specified in this Agreement or the context otherwise requires:
(i)   all Preamble, Recital, Article, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, sections, clauses exhibits and schedules to this Agreement and references to Schedules include the Company Disclosure Schedule and the Parent Disclosure Schedule;
(ii)   if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);
(iii)   the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa;
(iv)   words importing the masculine gender shall include the feminine and neutral genders and vice versa;
(v)   whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”;
(vi)   the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement;
(vii)   the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;
(viii)   all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP;
(ix)   whenever the word “transfer” is used, it shall be deemed to be followed by the words “including, if applicable, pursuant to the division of a limited liability company, limited partnership or other entity”;
(x)   references to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions;
(xi)   the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(xii)   the term “dollars” and the symbol “$” mean U.S. Dollars and all amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by Parent, in effect at the time such amount, cost, fee or expense is incurred, and if the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny;
(xiii)   references to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties such obligation shall be deemed satisfied if (x) one or more Parties or Representatives thereof made such information or document available in any virtual data rooms established by or on behalf of (I) the Company and accessible by any Specified Persons, Parent or its Representatives or (II) Parent and accessible by the Company and its Representatives, as applicable, in each case in connection with the transactions contemplated by this Agreement prior to the date of this Agreement or (y) information or document is disclosed in the Company Reports filed or furnished on or after the Applicable Date and prior to the date of this Agreement;
(xiv)   when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day and references to a number of days shall refer to calendar days unless Business Days are specified;
(xv)   all references to any (A) statute include the rules and regulations promulgated thereunder and all applicable, guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (B) Law shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time; and
(xvi)   all references to (A) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (B) this Agreement mean this Agreement, as amended or otherwise modified from time to time in accordance with Section 10.5.
(c)   The Company Disclosure Schedule and the Parent Disclosure Schedule may include items and information the disclosure of which is not required either in response to an express disclosure requirement of this Agreement or as an exception to one or more provisions set forth in this Agreement. Inclusion of any such items or information in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, it has had or would reasonably be expected to result in a Material Adverse Effect.
(d)   The Parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
Closing; Certificate of Merger and Effective Time; The Merger
(i)   Closing.   The Closing shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 8:00 a.m. (New York time) or by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) or at such other date, time and place (or by means of remote communication) as the Parties may agree in writing.
(ii)   Certificate of Merger and Effective Time.   As promptly as practicable following the Closing, but on the Closing Date, the Parties shall (a) cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) deliver and tender, or cause to be delivered or tendered, as applicable, any Taxes and fees and make all other filings or recordings required under the DGCL in connection with such filing of the Certificate of Merger and the Merger, which shall become effective at the date and time when the Certificate of Merger has been executed and filed pursuant to clause (a) of this Section 2.2, or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger so executed and filed (such date and time, as applicable, the “Effective Time”).
(iii)   The Merger.   Subject to the terms and conditions of this Agreement and pursuant to the applicable provisions of the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and, from and after the Effective Time, shall be a Wholly Owned Subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger, and (c) the Merger shall have such other applicable effects as set forth in this Agreement and in the applicable provisions of the DGCL.
ARTICLE III
Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation
(i)   Certificate of Incorporation of the Surviving Corporation.   At the Effective Time, subject to Section 7.11, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to read substantially as set forth in Exhibit A, until thereafter duly amended, restated or amended and restated as provided therein and/or by applicable Law.
(ii)   Bylaws of the Surviving Corporation.   Subject to Section 7.11, the bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein, the Charter and/or by applicable Law.
(iii)   Directors of the Surviving Corporation.   The board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.
(iv)   Officers of the Surviving Corporation.   The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the Charter, the Bylaws and/or applicable Law.

ARTICLE IV
Effect of the Merger on Capital Stock; Delivery of Merger Consideration
(i)   Effect of the Merger on Capital Stock.   By virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:
(a)   Merger Consideration.   At the Effective Time, each Share (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration, and shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate representing one or more of such Share(s), and each Book-Entry Share representing one or more of such Share(s), shall thereafter only represent the right to receive the Per Share Merger Consideration, payable pursuant to Section 4.2.
(b)   Series A Preferred Shares.   At the Effective Time, each Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall remain outstanding, subject to the following sentence, Section 7.18 and the terms and conditions of that certain Certificate of Designation of 7.50% Series A Cumulative Perpetual Preferred Stock of the Company, dated as of September 18, 2020 (the “Certificate of Designation”). Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall, at the election of the holder of such Series A Preferred Share in accordance with the Certificate of Designation, convert into the Alternative Conversion Consideration (as defined in the Certificate of Designation) on the Change of Control Conversion Date (as defined in the Certificate of Designation) unless, on or prior to the Change of Control Conversion Date, the Company, solely in accordance with Section 7.18, has provided or provides notice of its election to redeem such Series A Preferred Share pursuant to the terms and conditions of the Certificate of Designation. In the event that the Company provides a notice of election to redeem such Series A Preferred Shares in accordance with Section 7.18, then each holder of such Series A Preferred Shares shall (i) be entitled to receive the redemption value provided in the Certificate of Designation and (ii) forfeit such holder’s Change of Control Conversion Right (as defined in the Certificate of Designation). Notwithstanding anything in this Agreement to the contrary, any (i) election by the holders of Series A Preferred Shares to convert into the Alternative Conversion Consideration pursuant to this Section 4.1(b) must be made in accordance with the terms of Section 8(c) of the Certificate of Designation and (ii) election by the Company to redeem the Series A Preferred Shares pursuant to this Section 4.1(b) must be made in accordance with the terms of Section 6(a) of the Certificate of Designation and shall only be made by the Company to the extent so directed by Parent pursuant to Section 7.18.
(c)   Treatment of Excluded Shares.   At the Effective Time, each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights any Dissenting Stockholders may have pursuant to Section 4.2(f) with respect to any Excluded Shares that are Dissenting Shares, provided that any Excluded Shares that are Rollover Shares shall be treated in the manner specified in the Rollover Agreement and clause (d) immediately below.
(d)   Rollover Shares.   For the avoidance of doubt, the Rollover Shares shall not be entitled to receive the Per Share Merger Consideration and shall, immediately prior to the Effective Time, be contributed (or otherwise transferred), directly or indirectly, to TopCo (or an Issuing Entity) pursuant to the terms of the Rollover Agreement.
(e)   Merger Sub.   At the Effective Time, each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.0001 per share, and shall, together with any outstanding Series A Preferred Shares that are not redeemed pursuant to Section 7.18 or converted into Alternative Conversion Consideration, constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

(ii)   Delivery of Merger Consideration.
(a)   Deposit of Merger Consideration and Paying Agent.   At or prior to the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Shares pursuant to Section 4.1(a) (such cash, the “Exchange Fund”). Pursuant to the Paying Agent Agreement, the Paying Agent shall, among other things, (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms and conditions of this Agreement, and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government or any agency or instrumentality thereof and backed by the full faith and credit of the U.S. government or such agency or instrumentality thereof in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a nationally recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level sufficient to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1(a), or to the extent the Exchange Fund is not sufficient to make prompt payment and delivery of the aggregate Per Share Merger Consideration in respect of any Dissenting Shares that become Shares entitled to receive the Per Share Merger Consideration pursuant to the last sentence of Section 4.2(f), Parent shall or shall cause the Surviving Corporation to promptly, but in any event within five Business Days, deposit or cause to be deposited such additional amounts in cash in immediately available funds with the Paying Agent for the Exchange Fund so as to ensure that the Exchange Fund is maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.2(b) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement. The Exchange Fund shall not be used for any purposes other than the payment of holders of Shares as contemplated herein.
(b)   Procedures for Surrender.
(i)   As promptly as practicable after the Effective Time (but in any event within three Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Shares entitled to receive the Per Share Merger Consideration that are (A) Certificates or (B) Book-Entry Shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), as applicable, and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to this Article IV.
(ii)   With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent shall transmit to DTC or its nominees as promptly as practicable after the Effective Time, but in any event within two Business Days after the Closing Date, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, an amount in cash, in immediately available funds, equal to the Per Share Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.
(iii)   Upon surrender to the Paying Agent of Shares that (A) are Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each case of the foregoing clauses (A) and (B) of this Section 4.2(b)(iii), pursuant to such materials and instructions contemplated by Section 4.2(b)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(a), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the product obtained by multiplying (1) the number of Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.2(e)) or such Book-Entry Shares by (2) the Per Share Merger Consideration, and each Certificate so surrendered shall forthwith be cancelled.
(iv)   In the event of a transfer of ownership of any Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates may be issued by the Paying Agent to such a transferee if the Certificate or Certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such payment has paid any Transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Certificate or Certificates, or established that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Transfer Taxes in the circumstances described in this Section 4.2(b).
(v)   For the avoidance of doubt, no interest shall be paid or accrued for the benefit of any holder of Shares on any amount payable upon the surrender of any Shares.
(c)   Transfers.   All Per Share Merger Consideration paid upon surrender of a Certificate or Book-Entry Share in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares formerly represented by such Certificates or Book-Entry Shares. From and after the Effective Time, there shall be no transfers on the stock transfer books or ledger of the Company of the Shares. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.

(d)   Termination of Exchange Fund.
(i)   Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Shares for twelve months from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.2 shall thereafter look only to Parent or the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.2(h) and Sections 4.3(a) through 4.3(d), as applicable) in respect thereof.
(ii)   Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Per Share Merger Consideration payable in accordance with this Article IV shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(e)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in a form and substance reasonably acceptable to Parent, of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent and/or the Paying Agent pursuant to the Paying Agent Agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the product obtained by multiplying (i) the number of Shares represented by such lost, stolen or destroyed Certificate by (ii) Per Share Merger Consideration.
(f)   Appraisal Rights.   Subject to the last sentence of this Section 4.2(f), no Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder and each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and, at the Effective Time, such Dissenting Stockholder shall cease to have any other rights with respect to such Dissenting Shares, except the rights provided in Section 262 of the DGCL. The Company shall give Parent (i) prompt written notice and copies of any written demands for appraisal, actual, attempted or purported withdrawals of such demands, and any other instruments served pursuant to (or purportedly pursuant to) applicable Law that are received by the Company, its Subsidiaries or their respective Representatives relating to the Company’s stockholders’ demands of appraisal or any alleged dissenters’ rights and (ii) a reasonable opportunity to direct all negotiations and Proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment or deposit with respect to any of the Dissenting Stockholders with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Proceedings regarding appraisal or entering into any Contracts with any such Dissenting Stockholders relating thereto. The Company shall not, except with the prior written consent of Parent voluntarily make any payment or deposit with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing. If any Dissenting Stockholder shall have effectively withdrawn or otherwise waived or lost the right under Section 262 of the DGCL with respect to any Dissenting Shares, such Dissenting Shares shall become eligible to receive the transaction consideration pursuant to Section 4.1.

(g)   Payment in Respect of Series A Preferred Shares that are Converted.   Parent shall cause the Surviving Corporation to comply with the terms set forth in Section 8 of the Certificate of Designation in respect of the Series A Preferred Shares. If any Series A Preferred Shares are not redeemed pursuant to the Certificate of Designation and Section 7.18 and if any holder of Series A Preferred Shares elects to convert the same into Alternative Conversion Consideration, then Parent shall cause the Surviving Corporation to make the payments required by Section 8 of the Certificate of Designation in the amounts and at the times set forth therein.
(h)   Withholding Rights.   Each of Parent, the Surviving Corporation, the Company and the Paying Agent (and any of their respective Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be remitted to the applicable Governmental Entity in accordance with applicable Law, and (ii) any such withheld amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made. If Parent or the Surviving Corporation determines that it or any of its Affiliates, permitted successors or assigns is required to deduct or withhold any amount from any payment hereunder (other than any backup withholding under Section 3406 of the Code (or a similar provision of state, local or foreign Law) or any withholding in respect of Company equity awards covered by Section 4.3) or in connection with the transactions contemplated hereby, as applicable, it shall use commercially reasonable efforts to provide reasonable advance notice to the Company of the intent to deduct or withhold such amount and the basis for such deduction or withholding, and the Parties shall provide for a reasonable opportunity for forms or other documentation to be provided that would, and use commercially reasonable efforts to, mitigate, reduce or eliminate such deduction or withholding.
(iii)   Treatment of Equity Awards.
(a)   Company Options.   At the Effective Time, (i) any vesting conditions applicable to any Company Option shall, automatically and without any required action on the part of the holder thereof, accelerate and be vested and exercisable in full, to the extent not vested previously, and (ii) each Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right by the holder of such Company Option to receive, without interest, as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time) an amount in cash equal to the product obtained by multiplying (i) the number of Shares subject to such Company Option immediately prior to the Effective Time by (ii) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Share of such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration, payment or right to consideration or payment.
(b)   Company Restricted Stock Units.   Unless otherwise agreed between the holder of a Company RSU and the Company prior to the Effective Time, at the Effective Time, (i) any vesting conditions applicable to any Company RSU shall, automatically and without any required action on the part of the holder thereof, accelerate and be vested in full, to the extent not vested previously, and (ii) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right by the holder of such Company RSU to receive, without interest, as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time) an amount in cash equal to the product obtained by multiplying (A) the number of Shares subject to such Company RSU immediately prior to the Effective Time by (B) Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided that with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)   Company Performance Stock Units.   Unless otherwise agreed between the holder of a Company PRSU and the Company prior to the Effective Time, at the Effective Time, (i) any service-based vesting conditions applicable to any Company PRSU shall, automatically and without any required action on the part of the holder thereof, accelerate and be vested in full, to the extent not vested previously, and any performance-based vesting conditions applicable to any Company PRSU shall, automatically and without any required action on the part of the holder thereof, accelerate and be vested at target performance, and (ii) each Company PRSU shall, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right by the holder of such Company PRSU to receive, without interest, as soon as reasonably practicable (but in any event no later than five Business Days after the Effective Time) an amount in cash equal to the product obtained by multiplying (A) the number of Shares subject to such vested Company PRSU immediately prior to the Effective Time by (B) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided that, with respect to any Company PRSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(d)   Company Market-Based Restricted Stock Units.   At the Effective Time, each Company MPRSU shall, automatically and without any action on the part of the holder thereof, be cancelled for no consideration, payment or right to consideration or payment.
(e)   Company Equity Payments.   As soon as reasonably practicable after the Effective Time (but no later than five Business Days after the Effective Time), the Surviving Corporation shall, through the payroll system of the Surviving Corporation, pay or cause to be paid to the holders of the Company Equity Awards, the amounts contemplated by Section 4.3(a), Section 4.3(b) and Section 4.3(c) respectively (collectively, prior to withholding of any applicable Taxes required to be withheld therefrom, the “Company Equity Payments”); provided, however, that to the extent the holder of a Company Equity Award did not receive the Company Equity Award in connection with the holder’s status as a Company Employee, such amounts shall not be paid through the payroll system, but shall be paid by the Paying Agent pursuant to Section 4.2.
(f)   Company Actions.   At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Company Equity Awards consistent with their intended treatment under Sections 4.3(a) through Section 4.3(f) and (ii) cause the Stock Plans to terminate at or prior to the Effective Time, including to the extent necessary the consent and/or waiver of the holder of the respective Company Equity Award.
(iv)   Adjustments to Prevent Dilution.   Notwithstanding anything to the contrary set forth in this Agreement, if, from the execution and delivery of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise limited or prohibited by, the terms and conditions of this Agreement.
ARTICLE V
Representations and Warranties of the Company
Except (a) as disclosed in the Company Reports filed or furnished by the Company on or after the Applicable Date and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” or “Quantitative and Qualitative Disclosures About Market Risk” to the extent that they are predictive, cautionary or forward-looking in nature); or (b) as set forth in the corresponding sections of the confidential disclosure schedule delivered to Parent by the Company prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent on its face from the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:
(i)   Organization, Good Standing and Qualification.
(a)   The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not have a Material Adverse Effect, or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the Merger or perform any of its obligations under this Agreement by the Outside Date. The Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the Merger or perform any of its obligations under this Agreement by the Outside Date. The Company and each of its Subsidiaries is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, in each case, except as would not have a Material Adverse Effect.
(b)   The Company has made available to Parent correct and complete copies of the Company’s and the Company’s Significant Subsidiaries’ Organizational Documents that, in each case, are in full force and effect as of the date of this Agreement.
(ii)   Capital Structure.
(a)   The authorized capital stock of the Company consists of 180,000,000 Shares and 20,000,000 Preferred Shares. As of the Capitalization Time: (i) 35,172,623 Shares were issued and outstanding, (ii) 4,541,125 Series A Preferred Shares were issued and outstanding, (iii) 0 Shares were issued and held by the Company in its treasury, (iv) (A) Company Options covering 216,376 Shares (with a weighted exercise price equal to $9.28), (B) Company RSUs covering 506,189 Shares, (C) Company PRSUs covering 454,093 Shares, assuming target performance, and (D) Company MPRSUs covering 803,426 Shares, and (v) no Shares were reserved for issuance other than 1,968,430 Shares reserved for issuance pursuant to the Stock Plans and 8,904,238 Shares reserved for issuance upon conversion of the Series A Preferred Shares. Since the Capitalization Time and through the date of this Agreement, no Stock Plan has been amended or otherwise modified and no Shares, Preferred Shares, or other securities of the Company or any of its Subsidiaries or securities convertible into or exercisable for Shares, Preferred Shares or such securities (including for the avoidance of doubt Company Equity Awards) have been repurchased or redeemed or issued (other than with respect to the exercise, vesting or settlement of Company Equity Awards outstanding prior to the Capitalization Time and pursuant to the terms of the applicable Stock Plan in effect on the Capitalization Time), and no Shares, Preferred Shares or other securities of the Company or any of its Subsidiaries have been reserved for issuance and no Company Equity Awards have been granted.
(b)   Neither the Company nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter or with the equity holders of any of the Company’s Subsidiaries on any matter, respectively, except for the Series A Preferred Shares.

(c)   The Shares and Series A Preferred Shares constitute the only outstanding classes of securities of the Company or its Subsidiaries registered under the Securities Act and no shares of capital stock of the Company are held by any Subsidiary of the Company.
(d)   Each Company Option (i) was validly issued and granted in compliance with all the terms and conditions of the Stock Plans pursuant to which it was issued, (ii) has an exercise or reference price per Share equal to or greater than the fair market value of a Share on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or Company Compensation Committee actually awarded such Company Option, and (iv) does not trigger any obligation or liability for the holder thereof under Section 409A of the Code.
(e)   Section 5.2(e) of the Company Disclosure Schedule sets forth: (i) each of the Company’s Subsidiaries; (ii) whether or not each such Subsidiary is a Wholly Owned Subsidiary (any Subsidiary that is not a Wholly Owned Subsidiary, a “Non-Wholly Owned Subsidiary”); and (iii) for each Non-Wholly Owned Subsidiary, (A) the percentage of the Company’s ownership interest in each such Subsidiary, and (B) the percentage of such other Person or Persons’ ownership interest owned by such other Person or Persons in each such Subsidiary, and the name of such other Person or Persons.
(f)   Section 5.2(f) of the Company Disclosure Schedule sets forth the Company’s or its Subsidiaries’ capital stock or other direct or indirect equity interest in any Person that is not a Subsidiary of the Company, other than equity securities in a publicly traded company or other entity held for investment by the Company or any of its Subsidiaries and consisting of less than one percent of the outstanding capital stock or other equity interest of such company or other entity.
(g)   All of the outstanding shares of capital stock or other voting securities of the Company (including, for the avoidance of doubt, the Shares) and the Series A Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable and free and clear of any Encumbrance (other than any Permitted Encumbrance). Upon the issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Encumbrance (other than any Permitted Encumbrance). Each of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except for any shares of capital stock or other securities of any Non-Wholly Owned Subsidiaries, owned by the Company or by a Wholly Owned Subsidiary of the Company, free and clear of any Encumbrance (other than any Permitted Encumbrance).
(h)   Other than the Company Equity Awards and the Series A Preferred Shares, and except as set forth on Section 5.2(h) of the Company Disclosure Schedule, as of the execution of this Agreement, there are no preemptive, antidilutive or other outstanding rights, subscriptions, options, warrants, conversion rights, exchange rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights (whether or not currently exercisable) of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, exchange, register, redeem, acquire or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(i)   Except as set forth on Section 5.2(i) of the Company Disclosure Schedule, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, providing for registration rights with respect to, the securities of the Company or any of its Subsidiaries.
(iii)   Corporate Authority; Approval and Fairness.
(a)   The Company has all requisite corporate power and authority and, other than obtaining the Requisite Company Vote, has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to obtaining the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   The Special Committee has, at a duly convened and held meeting: (i) unanimously (A) approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated by this Agreement, (B) determined that this Agreement, the Voting Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of the Shares, other than Excluded Shares and Shares held by Rolling Stockholders, and (C) resolved to recommend the Special Committee Recommendation to the Company Board; and (ii) received the opinion of its financial advisor, Jefferies LLC, to the effect that, based upon and subject to the qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, as of the date of such opinion, to the holders of Shares, other than Excluded Shares and Shares held by the Rolling Stockholders. A copy of which opinion shall have been delivered to Parent promptly (but, in any event, within two Business Days) following the date of this Agreement solely for informational purposes (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
(c)   The Company Board has, at a duly convened and held meeting, acting on the Special Committee Recommendation: (i) unanimously (A) approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated by this Agreement, (B) determined that this Agreement, the Voting Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the holders of the
Shares, other than Excluded Shares and Shares held by Rolling Stockholders, and (C) resolved to recommend the Company Recommendation and (ii) unanimously directed that this Agreement be submitted to the holders of the Shares for their adoption at the Company Stockholder Meeting.
(d)   Other than obtaining the Requisite Company Vote, no further corporate action is required by the Company Board or the Special Committee in order for the Company to approve this Agreement, the Voting Agreement and the transactions contemplated by this Agreement. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.9, the Requisite Company Vote is the only approval of the Shares, the Preferred Shares or any class or series of securities of the Company necessary to approve or adopt this Agreement and the transactions contemplated by this Agreement. Except for any Change of Recommendation made after the execution of this Agreement and in accordance with Section 7.2, the resolutions and determinations of the Special Committee and the Company Board referenced in this Section 5.3 have not been amended or withdrawn.
(iv)   Governmental Filings; No Violations.
(a)   No consent, approval, permits, declarations, order or authorization of, filing, licenses or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Entity is required on the part of the Company or its Subsidiaries in connection with (A) the execution and delivery of this Agreement by the Company; (B) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (C) the consummation of the transactions contemplated by this Agreement, except: (i) such Consents as may be required under the HSR Act or any Antitrust Laws in any case that are applicable to the transactions contemplated by this Agreement, (ii) as required by the DGCL, (iii) required to be made with or obtained from the SEC, (iv) as required to be made with or by the NASDAQ, (v) as required under the Takeover Statutes and state securities and “blue sky” Laws, (vi) other Consents of Governmental Entities set forth in Section 5.4(a) of the Company Disclosure Schedule, and (vii) such other Consents which if not obtained or made would not have a Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement by the Outside Date (collectively, the “Company Approvals”).
(b)   The execution and delivery of and performance under this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming

(solely with respect to the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote is obtained, constitute or result in a breach or violation of or a contravention or conflict with or a default under the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement) the Requisite Company Vote and the Company Approvals are obtained, violate, conflict with, result in the breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration pursuant to, require any consent or the provision of notice pursuant to any Material Contract to which the Company or any of its Subsidiaries are party or by which any of their respective properties or assets are bound, or (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv) of this Section 5.4(b), as would not have a Material Adverse Effect.
(v)   Compliance with Laws; Licenses.
(a)   Compliance with Laws.
(i)   Since the Applicable Date, (A) the Company and its Subsidiaries have been in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or the conduct of any of their business or operations and (B) none of the Company or its Subsidiaries have received any written or, to the Knowledge of the Company, oral notice or communication from a Governmental Entity asserting (i) any material noncompliance with any applicable Law or any Order, or any material failure to comply in any respect with any term or requirement of any Order, by the Company or its and (ii) any actual revocation, withdrawal, suspension cancellation, termination or modification of any Order, in each case, except as would not have a Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby or perform any of its obligations under this Agreement by the Outside Date.
(ii)   Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, none of the, Company, any of its Affiliates or, to the Knowledge of the Company, the Rolling Stockholders has made, arranged or modified, in any material respect, any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
(iii)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.
(b)   FCPA and Other Anti-Bribery Laws.
(i)   Except as would not be reasonably likely to be material to the Company and its Subsidiaries (taken as a whole), none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, their respective owners, directors and employees (including officers) are in compliance with and have complied with, the FCPA and the Other Anti-Bribery Laws.
(ii)   None of the Company or any of its Subsidiaries have, and to the Knowledge of the Company, none of any of their respective owners, directors and employees (including officers) have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any official or Representative (including anyone elected, nominated or appointed to be a Representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity (including any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity), any royal or ruling family member or any political party or candidate for public or political office for the purpose of influencing any act or decision of any such Governmental Entity or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation of the FCPA or any of the Other Anti-Bribery Laws.
(iii)   The Company and its Subsidiaries have instituted commercially reasonable policies and procedures designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect.
(iv)   Since the Applicable Date there have been no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party, and there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party by any Governmental Entity, in each case relating to a violation of the FCPA or the Other Anti-Bribery Laws.
(v)   Neither the Company nor any of its Subsidiaries have made a voluntary disclosure to a Governmental Entity related to the FCPA or any of the Other Anti-Bribery Laws.
(c)   Export and Sanctions Regulations.
(i)   Except as would not be reasonably likely to be material to the Company and its Subsidiaries (taken as a whole), the Company and each of its Subsidiaries are in compliance and have been in compliance with the Export and Sanctions Regulations.
(ii)   Section 5.5(c)(ii) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of material Licenses held by the Company or any of its Subsidiaries under the Export and Sanctions Regulations, if any.
(iii)   The Company and its Subsidiaries have instituted commercially reasonable policies and procedures designed to ensure compliance with the Export and Sanctions Regulations and have maintained such policies and procedures in full force and effect in all material respects.
(iv)   Since the Applicable Date, there have been no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party, and there are no Proceedings against the Company or any of its Subsidiaries or any Indemnified Party pending by or before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Indemnified Party by any Governmental Entity, in each case relating to a violation of any Export and Sanctions Regulation.
(v)   Neither the Company nor any of its Subsidiaries has engaged in, nor is now engaging in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or target of sanctions administered by U.S. Department of the Treasury’s Office of Foreign Assets Control or any Person in Cuba, Iran, Sudan, Syria, North Korea, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine.
(vi)   Neither the Company nor any of its Subsidiaries have made a voluntary disclosure to a Governmental Entity related to the Export and Sanctions Regulations
(d)   Licenses.   Each of the Company and its Subsidiaries have, and, to the Knowledge of the Company, each Company Employees has obtained, holds and is in compliance with all Licenses necessary to conduct their respective businesses as currently conducted and none of the Company, its Subsidiaries or the Company Employees has received any written or, to the Knowledge of the Company, oral notice or other communication from a Governmental Entity asserting any non-compliance with any such Licenses by the Company or any of its Subsidiaries, in each case, except as would not have a Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby or perform any of its obligations under this Agreement by the Outside Date.

(vi)   Company Reports.
(a)   All Company Reports filed or furnished since the Applicable Date have been (and shall have been) filed or furnished on a timely basis and all fees related thereto have been timely paid. Correct and complete copies of each of the Company Reports filed or furnished since the Applicable Date and prior to the date of this Agreement have been made available to Parent (including via the EDGAR system).
(b)   Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing or being furnished (or, if amended or supplemented, as of the date of such amendment or supplement, or, in the case of a Company Report that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company Report or date of the applicable meeting, respectively), complied or will have complied (as applicable), in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, in effect on the date that such Company Report was filed. The Company Reports filed or furnished since the Applicable Date have not and shall not have (as applicable), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that any such Company Report that is a registration statement filed pursuant to the Securities Act, did not and shall not have (as applicable), contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act.
(c)   To the Knowledge of the Company, none of the Company Reports filed or furnished since the Applicable Date is subject to any pending Proceeding by or before the SEC.
(d)   None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act or is subject to reporting requirements of any non-U.S. Governmental Entity that regulates securities or any applicable non-U.S. securities Law or any exchange or quotation service.
(e)   The Company has made available (including via the EDGAR system) to Parent all material correspondence between the SEC on the one hand, and the Company or any of its Subsidiaries, on the other hand, since the Applicable Date. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or outstanding SEC comment and neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Company Report.
(vii)   Disclosure Controls and Procedures and Internal Control Over Financial Reporting.
(a)   Since the Applicable Date, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company (with respect to itself and its Subsidiaries) maintains “disclosure controls and procedures” (as defined pursuant to Rule 13a-15 promulgated under the Exchange Act) that are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded and reported within the periods specified in the rules and forms of the SEC to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
(b)   The Company maintains “internal control over financial reporting” (as defined pursuant to Rule 15d-15 promulgated under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that would reasonably likely to have a material effect on its financial statements.
(c)   The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such control was not effective. Since such date, except as disclosed in the Company’s Reports, there have been no changes in the Company’s internal control over financial reporting. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company did not maintain effective internal control over financial reporting as of December 31, 2022.
(d)   The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any material weaknesses in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e)   Since the Applicable Date, no material written or, to the Knowledge of the Company, oral complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from current or former Company Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent (i) a correct and complete summary of any disclosure made by management to the Company’s auditors and Audit Committee contemplated by Section 5.7(d) since the Applicable Date, (ii) any material written or, to the Knowledge of the Company, oral communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by listing standards of the NASDAQ, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board and (iii) a correct and complete summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.
(f)   Since the Applicable Date, to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, Audit Committee (or other committee of the Company Board designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
(g)   To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened regarding any accounting practices of the Company or its Subsidiaries. Since the Applicable Date, there has not been any internal investigation of the Company or any of its Subsidiaries regarding revenue recognition or other material accounting or auditing issues discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company Board or any committee thereof. Since the Applicable Date, to the Knowledge of the Company, (i) no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Laws of the type described in Section 806 of the Sarbanes- Oxley Act by the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
(viii)   Financial Statements; No Undisclosed Liabilities; Off-Balance Sheet Arrangements; Books and Records.
(a)   Financial Statements.   Each of the consolidated statements of operations, consolidated balance sheets, consolidated statements of comprehensive income (loss), consolidated statements of stockholders’ equity and consolidated statements of cash flows included in or incorporated by reference into the Company Reports filed since the Applicable Date: (i) were or will be prepared(as applicable), in each case in accordance with applicable Law and GAAP; and (ii) did or will fairly present (as applicable), in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, as applicable (subject, in the case of any unaudited statements, to notes and normal and recurring year-end audit adjustments). There are no unconsolidated Subsidiaries of the Company.
(b)   No Undisclosed Liabilities.   Except for obligations or liabilities (i) reflected or otherwise reserved against in the Company’s most recent consolidated balance sheet included in or incorporated by reference into the Company Reports filed prior to the date of this Agreement (including the notes thereto), (ii) arising pursuant to this Agreement or incurred in connection with the consummation of the transactions, (iii) incurred in the Ordinary Course of Business since the date of such consolidated balance sheet or (iv) that would not have a Material Adverse Effect, there are no obligations or liabilities of the Company or any of its Subsidiaries, known or unknown, whether or not accrued, contingent or otherwise and whether or not required to be disclosed.
(c)   Off-Balance Sheet Arrangements.   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and/or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).
(d)   Books and Records.   The books of account of the Company and its Subsidiaries have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets, obligations and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects. The corporate records and minute books of the Company and each of its Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are correct and complete in all material respects, including, the fact that the minute books contain the minutes of all meetings of the boards of directors, including the Company Board (or other collection of Persons performing similar functions), committees of the boards of directors, including committees of the Company Board (or other collection of Persons performing similar functions) and stockholders and all resolutions passed by the boards of directors, including the Company Board (or other collection of Persons performing similar functions), committees of the boards of directors, including committees of the Company Board (or other collection of Persons performing similar functions) and the stockholders, except that, in the Ordinary Course of Business, minutes of certain recent meetings of the boards of directors, including the Company Board (or other collection of Persons performing similar functions), or committees thereof have not been finalized as of the date of this Agreement. Correct and complete copies of all the minute books of the Company for calendar years 2021 and 2022 have been made available by the Company to Parent.
(ix)   Litigation.
(a)   Since the Applicable Date, there have been no Proceedings against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or any of its

Subsidiaries, except as would not have a Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement by the Outside Date.
(b)   Neither the Company nor any of its Subsidiaries (nor any of their respective properties, assets or businesses) is a party to or subject to the provisions of any Order that restricts the manner in which the Company and its Subsidiaries conduct their businesses, except as would not have a Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement by the Outside Date.
(x)   Absence of Certain Changes.
(a)   Since December 31, 2022, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any material damage, destruction or other casualty loss with respect to any material property or asset owned, leased or otherwise used by the Company or any of its Subsidiaries (including any Real Property), whether or not covered by insurance.
(b)   Since December 31, 2022 through the date of this Agreement, there has not been any event, change, development, circumstance, fact or effect that, individually or in the aggregate with such other events, changes, developments, circumstances, facts or effects, has resulted in a Material Adverse Effect.
(xi)   Material Contracts.
(a)   Except as set forth in the respective subsection in Section 5.11 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts in effect as of the date of this Agreement:
(i)   any Contract requiring either (A) annual payments to or from the Company and its Subsidiaries of more than $5 million or (B) aggregate payments to or from the Company and its Subsidiaries of more than $20 million; other than, as applicable, the Existing Indebtedness or any Contract for the purchase of inventory or products by a Subsidiary in the Ordinary Course of Business;
(ii)   any Contract with a Top Customer or Top Supplier;
(iii)   any Company Government Contract;
(iv)   any Contracts relating to Indebtedness, in each case in excess of $5 million other than (A) accounts payables in the Ordinary Course of Business; (B) loans to Subsidiaries of the Company in the Ordinary Course of Business; and (C) extensions of credit to customers in the Ordinary Course of Business;
(v)   Excluding licenses contained in franchise agreements with franchisees entered into in the Ordinary Course of Business, (A) any material Company Intellectual Property is licensed or otherwise provided to any third party, (B) any material Intellectual Property is licensed or otherwise provided by any third party to the Company or any of its Subsidiaries, other than non-exclusive licenses from third parties for unmodified off-the-shelf software on commercially available terms and conditions or (C) the Company or any of its Subsidiaries is subject to any obligation with respect to the use, licensing, enforcement, prosecution or other exploitation of any material Company Intellectual Property rights, including stand-stills, settlements, and Trademark co-existence or consent Contracts;
(vi)   any Contract related to a collective bargaining arrangement or with a labor union, labor organization, works council or similar organization;
(vii)   any Contract related to any settlement of any Proceeding pursuant to which the Company is currently obligated to make payments in excess of $1 million as of the date of this Agreement;

(viii)   any partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture;
(ix)   any Contract relating to the direct or indirect acquisition or disposition of any capital stock or other securities, assets or business since the Applicable Date (whether by merger, sale of stock, sale of assets or otherwise) in each case with a fair market value or purchase price in excess of $5 million or pursuant to which the Company or any of its Subsidiaries reasonably expects to be required to pay or receive any earn-out, deferred or other contingent payments;
(x)   any Contract that (A) purports to restrict the ability of the Company or any of its Subsidiaries from (1) directly or indirectly, engaging in any material line of business or competing in any line of business that is material to the Company or its Subsidiaries (taken as a whole) with any Person, (2) operating its business in any manner or location or (3) enforcing any of its rights with respect to any of its material assets, (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so, (C) grants “most favored nation” status to any other Person, (D) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person or would constitute a “requirements” contract, or (E) otherwise includes a non-competition obligation, or any Contract that grants any right of first refusal or right of first offer or similar right that, in each case, materially limits the ability of the Company or any Subsidiary to own, operate, sell, transfer, pledge, or otherwise dispose of any material assets of the Company or any of its Subsidiaries, in each case other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of 120 days or less;
(xi)   any Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the incurrence of Indebtedness by the Company or any of its Subsidiaries;
(xii)   any Contract that was not negotiated and entered into on an arm’s length basis, except for any such Contract solely between or among the Company and any of its Wholly Owned Subsidiaries;
(xiii)   any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares or shares of common stock of any of their respective Affiliates or the Rolling Stockholders, on the other hand;
(xiv)   any Contract which involves commitments to make capital expenditures in respect of assets or properties or which provide for the purchase of goods or services by any member of the Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of $3 million which cannot be cancelled without penalty or without more than 90 days’ notice, other than purchase orders with suppliers in the Ordinary Course of Business; and
(xv)   any other Contract not otherwise described in the foregoing clauses (i) through (xiv) of this Section 5.11(a) that is material to the Company and its Subsidiaries and not entered into in the Ordinary Course of Business (together with each Contract constituting any of the foregoing types of Contracts described in clauses (i) through (xiv) of this Section 5.11(a) and together with any Contract that has been or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed as a “material contract” on a Current Report on Form 8-K or has been or would be required to be disclosed pursuant to Item 404 of Regulation S-K under the U.S. Securities Act, a “Material Contract”).
(b)   A correct and complete copy of each Material Contract (including, for the avoidance of doubt, any amendments or supplements thereto) has been made available to Parent.

(c)   Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is in full force and effect, valid and binding on, and enforceable against the Company or each Subsidiary of the Company that is a party thereto, as the case may be, and, to the Knowledge of the Company, each other party thereto, except as would not have a Material Adverse Effect.
(d)   There is no breach or violation of, or default under, any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case, except for such breaches and defaults that would not have a Material Adverse Effect.
(xii)   Customers and Suppliers.
(a)   Customers.
(i)   Section 5.12(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of the top four customers of the Company and its Subsidiaries determined on the basis of revenue received by the Company and its Subsidiaries, taken as a whole, during the twelve months ended December 31, 2022 (each, a “Top Customer”).
(ii)   No single Top Customer accounted for more than ten percent of the revenue received by the Company and its Subsidiaries, taken as a whole, during the twelve months ended December 31, 2022.
(iii)   Since the Applicable Date: (A) there has been no (1) suspension or termination of or materially adverse change to the business relationship of the Company or its Subsidiaries with any Top Customer, (2) material reduction in purchase of products or services from the Company or its Subsidiaries or materially adverse changes to the terms and conditions on which any Top Customer purchases products or services from the Company or its Subsidiaries or (3) no written, or to the Knowledge of the Company, oral notice from any Top Customer received by the Company or its Subsidiaries to initiate or effect any of the foregoing; and (B) neither the Company nor any of its Subsidiaries have engaged or are currently engaging in a material dispute with any Top Customer.
(b)   Suppliers.
(i)   Section 5.12(b)(i) of the Company Disclosure Schedule sets forth a correct and complete list of the top ten suppliers of the Company and its Subsidiaries determined on the basis of the amounts paid for goods and services by the Company and its Subsidiaries, taken as a whole, during the twelve months ended December 31, 2022 (each, a “Top Supplier”).
(ii)   No single Top Supplier accounted for more than ten percent of the amounts paid for goods and services by the Company and its Subsidiaries, taken as a whole, during the during the twelve months ended December 31, 2022.
(iii)   Since the Applicable Date: (A) there has been no (1) suspension or termination of or materially adverse change to the business relationship of the Company or its Subsidiaries with any Top Supplier, (2) material reduction in supply of products or services to the Company or its Subsidiaries or materially adverse changes to the terms and conditions on which any Top Suppliers supply products or services to the Company or its Subsidiaries or (3) no written, or to the Knowledge of the Company, notice from any Top Supplier received by the Company or its Subsidiaries to initiate or effect any of the foregoing; and (B) neither the Company nor any of its Subsidiaries have engaged or are currently engaging in a material dispute with any Top Customer.
(xiii)   Employee Benefits.
(a)   Section 5.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan and separately identifies each (i) material Non-U.S. Company

Benefit Plan or (ii) material Company Benefit Plan that provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, other than those benefits required to be provided by applicable Law.
(b)   With respect to each material Company Benefit Plan required to be listed on Schedule 5.13(a), the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the Company Benefit Plan document, including, for the avoidance of doubt, any amendments or supplements thereto, and all related trust documents, insurance Contracts or other funding vehicle documents (ii) the most recently prepared actuarial report and (iii) all material correspondence to or from any Governmental Entity received in the last three years with respect thereto.
(c)   Except as would not have a Material Adverse Effect, (i) each Company Benefit Plan (including any related trusts), excluding for avoidance of doubt any Multiemployer Plans and Non-U.S. Company Benefit Plans, has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code; (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect thereto in respect of current or prior plan years have been paid or accrued in accordance with GAAP; and (iii) there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened by a Governmental Entity by, on behalf of or against any material Company Benefit Plan or any trust related thereto.
(d)   With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).
(e)   Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code is the subject of an IRS determination letter or can rely upon an IRS opinion issued to the prototype plan sponsor that the ERISA Plan has been determined by the IRS to be so qualified and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially and adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any such ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries from a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 of the Code.
(f)   With respect to each ERISA Plan, the Company has prepared in good faith and timely filed all requisite governmental reports, which were accurate and complete in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to all participants in each such plan required to be filed, distributed or posted with respect to each such ERISA Plan. Neither the Company nor any of its Subsidiaries has incurred any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any ERISA Plan.
(g)   Neither the Company nor any Company ERISA Affiliate has in the last six years contributed (or has had any obligation to contribute) to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(h)   Neither the Company nor any Company ERISA Affiliate has in the last six years contributed to, or had an obligation to contribute to, any Multiemployer Plan.
(i)   No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(j)   Except as required by applicable Law, no material Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has incurred any material obligation to provide any such benefits.
(k)   Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) and not otherwise exempt from Section 409A of the Code is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(l)   Except as otherwise set forth in Section 5.13(l) of the Company Disclosure Schedule, none of the execution and delivery of or the performance under this Agreement, nor the consummation of the transactions contemplated by this Agreement is reasonably expected , either alone or in combination with another related event, to (i) entitle any current or former Company Employee, director or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such current or former Company Employee, director or independent contractor of the Company, (iii) cause the Company to transfer or set aside any material assets to fund any material benefits under any Company Benefit Plan, or (iv) limit or restrict the right to merge, terminate, materially amend or otherwise modify or transfer the assets of any Company Benefit Plan in accordance with applicable Law on or following the Effective Time.
(m)   Except as otherwise set forth in Section 5.13(m) of the Company Disclosure Schedule, none of the execution and delivery of or the performance under this Agreement, nor the consummation of the transactions contemplated by this Agreement is reasonably expected, either individually or in combination with another related event, to result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has made available to Parent accurate and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.
(n)   Neither the Company nor any Subsidiary thereof has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(o)   No Company Benefit Plan is maintained outside the jurisdiction of the United States (including Puerto Rico) or covers any current or former Company Employees, director or independent contractor of the Company who reside or work outside of the United States.
(p)   Section 5.13(p) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Time, setting forth the number of Shares subject to each Company Equity Award and the holder, grant date and exercise or reference price per Share with respect to each Company Equity Award, as applicable.
(xiv)   Labor Matters.
(a)   Except as set forth on Section 5.14(a) of the Company Disclosure Schedule, during the past three (3) years, neither the Company nor any of its Subsidiaries has been or is a party to any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the Knowledge of the Company, there are no pending labor organizing activities with respect to any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries.
(b)   There is no material strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or arbitration or grievance pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement by the Outside Date, and none of the Company or any of the Company’s Subsidiaries has experienced any strike, lockout, slowdown or work stoppages by or with respect to any current or former Company Employee in the past three (3) years. The Company and each of its Subsidiaries is and has been for the past three (3) years in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices (including equal employment opportunity laws), terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied as of the date of this Agreement.
(c)   There are no material proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging violation of any Law governing employment or the termination thereof, except as would not have a Material Adverse Effect or would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement by the Outside Date.
(d)   Neither the Company nor any of its Subsidiaries has any material liability, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any current or former Company Employee as exempt versus non-exempt, or with respect to any employee leased from another employer, and neither the Company nor any its Subsidiaries has received any written notice of any pending or, to the Company’s Knowledge, threatened claim by any Person who is performing or has performed services for the Company or any of its Subsidiaries that he/she is or was misclassified for any purpose.
(e)   Since the Applicable Date, (i) to the Company’s Knowledge, no allegations of workplace sexual harassment or illegal retaliation or discrimination have been made known to the Company or any of the Company’s Subsidiaries, initiated, filed or threatened against the Company or any of the Company’s Subsidiaries or any current or former Company Employee at or above the level of Vice President and (ii) none of the Company or any of the Company’s Subsidiaries has entered into any material settlement agreement related to allegations of sexual harassment or illegal retaliations or discrimination by any current or former Company Employee at or above the level of Vice President.
(xv)   Environmental Matters.   Except as would not have a Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (iii) neither the Company nor any of its Subsidiaries is subject to obligation or liability for any Hazardous Substance disposal or contamination on any third-party property; (iv) neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to any obligation or liability under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to any obligations or liabilities under any Environmental Law; and (vi) the Company made available to Parent, correct and complete copies of all environmental reports, studies, assessments, sampling data and other environmental information accessible or controlled by the Company relating to the Company or its Subsidiaries or their respective properties or operations.
(xvi)   Tax Matters.   Except as has not had a Material Adverse Effect:
(a)   The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete, (ii) have timely paid all Taxes that are required to be paid (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) have withheld and paid all Taxes to the appropriate Taxing Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, supplier, creditor, independent contractor or third party (each as determined for Tax purposes), (iv) have complied in with all information reporting (and related withholding) and record retention requirements and (v) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the Ordinary Course of Business).
(b)   The relevant statute of limitations is closed with respect to all Tax Returns of the Company and each of its Subsidiaries for all years up to and including 2018.
(c)   No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries and there are no pending or, to the Knowledge of the Company, threatened audits, claims or proceedings regarding any Taxes of the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries.
(d)   Neither the Company nor any of its Subsidiaries has been informed in writing by any Taxing Authority that such Taxing Authority believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed, which claim has not been finally resolved.
(e)   The Company and each of its Subsidiaries have at all times complied in all respects with Section 482 of the Code and any similar provision of foreign Tax Law.
(f)   There are no Encumbrances for Taxes (other than any Permitted Encumbrance) on any of the properties or assets of the Company or any of its Subsidiaries.
(g)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date (other than prepaid amounts substantially consistent with those shown on the Company and its Subsidiaries’ federal income Tax Returns for the tax year ended 2021), or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law). Neither the Company nor any of its Subsidiaries will have any liability for Taxes under Section 965(h) of the Code after the Closing Date due to an election made prior to the Closing Date.
(h)   At no time since the date that precedes the date of this Agreement by five years has the Company or any of its Subsidiaries been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(i)   The Company has made available to Parent correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed since the date that precedes the date of this Agreement by six years.
(j)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, indemnification or similar agreement or arrangement (other than such an agreement or arrangement solely between or among the Company and any of its Wholly Owned Subsidiaries and the TRA, or any customary provisions of any commercial, leasing, financing or employment agreement entered into in the ordinary course of business no principal purpose of which relates to Taxes).
(k)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any obligation or liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise.
(l)   Since the date that precedes by two years the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(m)   Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Tax Law.

Notwithstanding any other provisions of this Agreement to the contrary, the provisions of Section 5.8(a), Section 5.13(k), Section 5.13(m) and Section 5.13(n) (to the extent relating to Taxes) and the above provisions of this Section 5.16 constitute the sole and exclusive representations and warranties by the Company with respect to all matters relating to Taxes.
(xvii)   Real Property.
(a)   Section 5.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Owned Real Property and Leased Real Property.
(b)   With respect to the Owned Real Property, (i) the Company or one or more of its Subsidiaries, as applicable, has good and marketable title to such property, free and clear of any Encumbrance (other than Permitted Encumbrances), (ii) there are no outstanding options, rights of first offer or rights of first refusal or other similar rights to purchase such property, or any portion thereof or interest therein, (iii) there are no Persons other than the Company or its Subsidiaries in possession thereof, and (iv) the Company and its Subsidiaries are not party to any agreement or option to purchase any real property or interest therein relating to the business of the Company and its Subsidiaries. All buildings, structures, fixtures and building systems included in the Owned Real Property are in good operating condition in all material respects, subject to reasonable wear and tear, and are reasonably sufficient in all material respects to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated by the Company or its applicable Subsidiaries, and comply with all applicable Laws.
(c)   With respect to the Leased Real Property, except as would not have a Material Adverse Effect, (i) each Lease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries is in breach or violation of, or default under, any such Leases by the Company or any of its Subsidiaries, and, no event has occurred that with or without notice, lapse of time or both would constitute or result in a breach or violation of, or default under, any such Leases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, require any consent of, the provision of notice to or other action by any person under, would constitute or result in a breach or violation of, or default under, any such Leases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangements granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property.
(d)   The Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair and is suitable for the purposes for which it is currently used, in each case, except as would not result in a Material Adverse Effect.
(e)   Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice of any pending or threatened condemnation or eminent domain of any Real Property by any Governmental Entity, nor, to the Knowledge of the Company, is there any condemnation or eminent domain proceeding threatened with respect to any Real Property.
(xviii)   Tangible Property.
(a)   Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in all the tangible properties and assets which it owns or leases or purports to own or lease, including all the tangible properties and assets reflected on consolidated balance sheets included in or incorporated by reference into the Company Reports filed since the Applicable Date and prior to the date of this Agreement and correct and complete copies of which have been made available to Parent, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)   The tangible properties and assets contemplated by Section 5.18(a) are, in the aggregate, reasonably sufficient to carry on the respective businesses of the Company and each of its Subsidiaries, in all material respects, as conducted as of the date of this Agreement.

(xix)   Intellectual Property; IT Assets.
(a)   Section 5.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all Company Intellectual Property (other than domain names) that is Registered, and (ii) all domain names included within Company Intellectual Property that are material to the business of the Company or any of its Subsidiaries ((i) and (ii), collectively, the “Company Registered IP”), indicating for each item of Company Registered IP, as applicable, the owner (including the co-owner(s), if any), registration or application number, registration or application date and the applicable filing jurisdiction or in the case of an Internet domain name, the applicable domain name registrar.
(b)   All material Company Registered IP is subsisting, and to the Knowledge of the Company valid and enforceable. There is no outstanding Order or Proceeding challenging or adversely affecting the scope, validity or enforceability of any material Company Intellectual Property, or the Company’s or its Subsidiaries’ ownership or rights in any material Company Intellectual Property.
(c)   Except as would not result in a Material Adverse Effect, the Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to all Company Intellectual Property, free and clear of all Encumbrances (except for Permitted Encumbrances). Except as would not result in a Material Adverse Effect, the Company Intellectual Property, together with any Intellectual Property licensed to the Company or its Subsidiaries from third parties, constitute all material Intellectual Property used or held for use in, or necessary to, conduct the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted. Except as would not result in a Material Adverse Effect, all ownership, license and other rights of the Company and its Subsidiaries with respect to Intellectual Property shall survive unchanged the consummation of the transactions contemplated by this Agreement, without termination or impairment or the acceleration of any obligation with respect thereto, in each case, on terms and conditions that are the same as those in effect immediately prior to the Closing.
(d)   Except as would not result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor the conduct of the respective businesses of the Company and its Subsidiaries, has since January 1, 2020 infringed, misappropriated or otherwise violated the Intellectual Property of any third Person. Since January 1, 2020, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated the Company Intellectual Property in any material respect.
(e)   The Company and its Subsidiaries have taken all commercially reasonable measures to protect and maintain the confidentiality of the material Trade Secrets owned, held for use or otherwise used by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such Trade Secret has been disclosed to, or discovered by, any Person except pursuant to a written and valid non-disclosure agreement restricting the disclosure and use thereof, which agreement, to the Knowledge of the Company, has not been breached.
(f)   The Company and its Subsidiaries have used commercially reasonable efforts to police and enforce all material Trademarks included in Company Intellectual Property against unauthorized use by any Person, and have exercised quality control measures, adequate in accordance with applicable Laws, over all material uses of such Trademark by licensees
(g)   Each of the current and former employees and contractors of the Company or any of its Subsidiaries who have been involved in the development or creation of any material Company Intellectual Property has executed a valid written invention assignment agreement containing a present assignment of all such Intellectual Property to the Company or one of its Subsidiaries.
(h)   The Company and its Subsidiaries are in compliance in all material respects with all licenses for Open Source Software that are used by the Company or any of its Subsidiaries. The Company and its Subsidiaries have not embedded, linked to, or incorporated any Open Source Software into any product, service or software that is distributed or made available by the Company or any of its Subsidiaries to third parties that (i) requires making available source code for any proprietary software, (ii) prohibits or limits the ability to charge fees or other consideration for any proprietary software,

(iii) grants any license or other right to any Person to decompile or otherwise reverse-engineer any proprietary software, or (iv) requires the licensing of any proprietary software for the purpose of making derivative works.
(i)   The Company or one of its Subsidiaries solely and exclusively owns all material Company IT Assets, free and clear of all Encumbrances (except for Permitted Encumbrances). The Company IT Assets, together with any IT Assets licensed or provided to the Company or any of its Subsidiaries from third parties, constitute all material IT Assets used in, held for use, or necessary to conduct the Company’s and its Subsidiaries’ respective businesses as currently conducted in all material respects. Except as would not result in a Material Adverse Effect, all ownership, license and other rights of the Company or any of its Subsidiaries with respect to IT Assets shall survive unchanged the consummation of the transactions contemplated by this Agreement, without termination or impairment or the acceleration of any obligation with respect thereto, in each case, on terms and conditions that are the same as those in effect immediately prior to the Closing.
(j)   The Company IT Assets and, to the Knowledge of the Company, all other IT Assets used by the Company and its Subsidiaries in their respective businesses, have not materially malfunctioned or failed since the Applicable Date. The Company IT Assets and, to the Knowledge of the Company, all other IT Assets used in the Company’s and its Subsidiaries’ respective businesses, do not contain any “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” “ransomware” (as such terms are commonly understood in the software industry) or any other code designed to disrupt, disable or harm the operation of, or providing unauthorized access to, any IT Asset or any data or information stored or otherwise processed thereby.
(k)   Since the Applicable Date, to the Knowledge of the Company, no Person has gained unauthorized access to or used without authorization the Company IT Assets or any other IT Assets used in the Company’s or its Subsidiaries’ respective businesses, or any data or information stored or otherwise processed by any of the foregoing, in each case, in any material respect.
(xx)   Privacy.   Except as would not result in a Material Adverse Effect, since the Applicable Date, (i) the Company and its Subsidiaries have complied with all Privacy Requirements, (ii) neither of Company nor its Subsidiaries has received any notice, claim or other written communication from any Governmental Entity or any third Person regarding any unauthorized or unlawful use, collection, transfer or other processing of Personal Information or other violation of any Privacy Requirements, and (iii) to the Knowledge of the Company, there has been no unauthorized or unlawful use, collection, transfer or other processing of any Personal Information collected or otherwise processed by or on behalf of the Company or its Subsidiaries. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Privacy Requirements in any material respect.
(xxi)   Insurance.   The Insurance Policies constitute all of the material policies of insurance that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Each Insurance Policy is in full force and effect, and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including with respect to the transactions contemplated by this Agreement) that, with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case, except as would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice, regarding any cancellation or invalidation, premium increase with respect to, or material alteration of coverage under, any Insurance Policy. The Company has made available to Parent true, correct and complete copies of the Insurance Policies.
(xxii)   Takeover Statutes.   Assuming that the representations of Parent and Merger Sub set forth in Section 6.8 are true and correct in all material respects, the Company Board has taken all appropriate and necessary actions to render inapplicable to this Agreement or the transactions contemplated by this Agreement, the provisions of any Takeover Statute. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar agreement or plan in effect to which the Company or any of its Subsidiaries is a party or is otherwise bound.

(xxiii)   Brokers and Finders.   Neither the Company, nor any of its Subsidiaries, nor any of their respective directors or employees has employed or retained any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except that the Special Committee has retained Jefferies LLC as its financial advisor, each of whose fees and expenses will be paid by the Company.
(xxiv)   Related Party Transactions.   Except for compensation, benefit or other employment arrangements in the Ordinary Course of Business, since the Applicable Date, (a) there have been no Contracts, transactions, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) or the Rolling Stockholders, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, in each case, that have not been disclosed in the Company Reports.
(xxv)   Inventory.   Except as would not result in a Material Adverse Effect, (a) all inventory of the Company and its Subsidiaries was acquired and has been maintained in accordance with the regular business practices of the Company and its Subsidiaries, consists of new and unused items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of business and is valued in accordance with GAAP, (b) such inventory has not been consigned to, or held on consignment from, any third Person and (c) the inventory of the Company and its Subsidiaries consists, and will as of the Closing consist of products of quality and quantity commercially usable and salable at not substantially less than cost in the ordinary course of business, the present quantities of all inventory are reasonable in the present circumstances of the Company and its Subsidiaries and consistent with the average level of inventory in the past 24 months.
(xxvi)   Product Liability.   Except as would not result in a Material Adverse Effect, there have been no (a) product recalls relating to the Company or any of its Subsidiaries, (b) product liability or other claims or proceedings relating to Company or any of its Subsidiaries, (c) claims or proceedings based on breach of warranty, breach of contract or negligence in respect of any defect in any products or services provided by the Company or any of its Subsidiaries, and there are not any such recalls or claims or proceedings pending or, to the Knowledge of the Company, threatened, or (d) any customer complaints, incident reports, or other reports claiming any products of the Company or any of its Subsidiaries pose a product hazard.
(xxvii)   No Other Representations or Warranties; Non-Reliance.   Except for the express written representations and warranties made by the Company in this Article V, neither the Company nor any other Person makes any express or implied representation or warranty regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any other representations or warranties and none of Parent, Merger Sub or any of their respective Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, other than the express written representations and warranties expressly set forth in this Article V.
ARTICLE VI
Representations and Warranties of Parent and Merger Sub
Except as set forth in the corresponding sections of the confidential disclosure schedule delivered to the Company by Parent prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that for the purposes of the representations and warranties made by Parent or Merger Sub in this Agreement, disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section to the extent the relevance of such item is reasonably apparent on its face from the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:
(i)   Organization, Good Standing and Qualification.   Parent and each of its Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, solely with respect to Parent’s Subsidiaries (other than Merger Sub), as would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.
(ii)   Capitalization and Business of Merger Sub.   The authorized capital stock of Merger Sub consists of 100 shares of common stock of Merger Sub, par value $0.0001 per share. As of the date of this Agreement, all such shares were issued and outstanding. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Parent. Merger Sub has not conducted any business and has no properties, assets, obligations or liabilities of any nature, in each case other than those incident to its organization and pursuant to this Agreement and the transactions contemplated by this Agreement.
(iii)   Corporate Authority.   Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to adoption of this Agreement the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(iv)   Governmental Filings; No Violations.
(a)   Other than the expirations of statutory waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by the NASDAQ, (v) under the Takeover Statutes and state securities and “blue sky” Laws and (vi) other filings set forth in Section 6.4(a)(v) of the Company Disclosure Schedule (collectively, the “Parent Approvals”), and assuming the accuracy of the representations and warranties set forth in Section 5.4(a), no expirations of any statutory waiting periods under applicable Laws are required and no filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations are required to be made by Parent or any of its Subsidiaries with, nor are any required to be made or obtained by Parent or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement, except as would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.
(b)   The execution and delivery of and performance under this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming (solely with respect to the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.4, constitute or result in a breach or violation of or a contravention or conflict with or default under the Organizational Documents of Parent or any of its Subsidiaries; (ii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the satisfaction of the obligations contemplated by Section 7.4 and the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of or a contravention or conflict with any Law to which Parent or any of its Subsidiaries is subject; or (iii) assuming (solely with respect to the performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement) the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made and/or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or default under, or cause or permit a termination, non-renewal or modification of or acceleration or creation of any right or obligation under or the creation of an Encumbrance on any of the rights, properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract or any License necessary to conduct of the business of Parent or any of its Subsidiaries as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 6.4(b), as would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.
(v)   Litigation.
(a)   There have been no Proceedings against Parent or any of its Subsidiaries, in each case when acting in such capacity, or, to the Knowledge of Parent, threatened against the Parent or any of its Subsidiaries, except as would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.
(b)   Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order, except as would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.
(vi)   Financing.
(a)   As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) a fully executed equity commitment letter, dated as of the date hereof, from the committing party thereto (the “Equity Financing Sources”) (together with all exhibits, schedules, or annexes attached thereto, and as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of this Agreement and without any Prohibited Modification, the “Equity Commitment Letter”), pursuant to which the Equity Financing Sources have agreed, subject to the terms and conditions thereof, to provide the equity investment in the amount set forth therein (the “Equity Financing”), (ii) a fully executed debt commitment letter, dated as of the date of this Agreement, by and among Parent and the Debt Financing Sources party thereto (together with all exhibits, schedules, or annexes attached thereto, and as the same may be amended, modified, supplemented, extended or replaced from time to time, in each case in accordance with the terms of this Agreement and without any Prohibited Modification, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided debt financing in the amounts set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”) and (iii) fully executed fee letter(s) relating to the Debt Financing (together with all exhibits, schedules, or annexes attached thereto, and as the same may be amended, modified, supplemented, extended or replaced, in each case in accordance with the terms of this Agreement and without any Prohibited Modification, the “Fee Letter(s)”) (subject to redaction of the fee amounts, pricing caps and other economic terms that are customarily redacted in connection with transactions of this type and that could not in any event affect the conditionality, enforceability, availability, termination or amount of the Financing). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter.
(b)   As of the date of this Agreement, neither the Debt Commitment Letter nor Equity Commitment Letter, nor the commitments thereunder, have been withdrawn, modified, amended, altered, terminated, repudiated or rescinded in any respect, and, to the Knowledge of Parent, the Debt Commitment Letter and Equity Commitment Letter and the commitments thereunder are not contemplated to be withdrawn, modified, amended, altered, terminated, repudiated or rescinded in any respect, except as permitted by Section 7.12 (with any such withdrawal, modification, amendment, alteration, termination, repudiation or rescission thereof promptly notified in writing to the Company). As of the date of this Agreement, there are no other agreements, side letters or arrangements to which Parent or any of its Subsidiaries is a party that would permit the Debt Financing Sources party to the Debt Commitment Letter or Equity Financing Sources party to the Equity Commitment Letter to reduce the amount of the Debt Financing or Equity Financing, respectively, provided therein, or that would reasonably be expected to affect the conditionality, availability or amount of the Debt Financing or Equity Financing, except as expressly set forth in the Debt Commitment Letter or Fee Letter or Equity Commitment Letter, as applicable, as delivered to the Company on the date of this Agreement, as applicable.
(c)   The Financing, when funded in accordance with the Equity Commitment Letter and Debt Commitment Letter, will provide Parent with cash proceeds on the Closing Date sufficient to (i) satisfy all payment obligations of Parent and Merger Sub contemplated by this Agreement in connection with the transactions contemplated hereby, including the Per Share Merger Consideration and (ii) pay all fees, costs and expenses required to be paid at the Closing by the Parent or Merger Sub in connection with the transactions contemplated hereby (such amounts, collectively, the “Financing Amounts”).
(d)   Each of the Debt Commitment Letter and Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the other parties thereto, as applicable, enforceable against Parent, Merger Sub, and to the Knowledge of Parent, the other parties thereto, as applicable, in accordance with their terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception. Other than as expressly set forth in the Debt Commitment Letter or the Equity Commitment Letter, as applicable, there are no conditions precedent related to the funding, investing or use of the full proceeds of the Debt Financing or the Equity Financing or any contingencies that would permit the Debt Financing Sources or Equity Financing Sources, as applicable, to reduce the aggregate principal amount of the Financing, including any condition or contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date of this Agreement, none of Parent nor Merger Sub nor, to the Knowledge of Parent, any other party to the Debt Commitment Letter or Equity Commitment Letter has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter or the Equity Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without the notice, lapse of time or both, would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of Parent or Merger Sub (or, to the Knowledge of Parent or Merger Sub, any other party to the Debt Commitment Letter or Equity Commitment Letter) under the Debt Commitment Letter or Equity Commitment Letter; (ii) constitute or result in a failure by Parent or Merger Sub (or, to the Knowledge of Parent or Merger Sub, any other party to the Debt Commitment Letter or Equity Commitment Letter) to satisfy any of the conditions set forth in either the Debt Commitment Letter or the Equity Commitment Letter; or (iii) otherwise result in any portion of the Debt Financing or the Equity Financing not being available on the Closing Date. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 8.1 and 8.2, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Debt Commitment Letter or the Equity Commitment Letter on or prior to the Closing Date, or that the Financing will not be available for funding on the Closing Date, nor do B. Parent or Merger Sub have Knowledge that any Debt Financing Source or Equity Financing Source will not perform its obligations thereunder.
(e)   As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the Guarantee, pursuant to which, among other things, the Guarantor has guaranteed certain of the obligations of Parent set forth in this Agreement on the terms and subject to the conditions expressly set forth in (and subject to the limitations set forth in) the Guarantee. The Guarantee is in full force and effect and constitutes the valid and binding obligation of the Guarantor, subject to the Bankruptcy and Equity Exception, and has not been withdrawn, modified, amended, altered, terminated, repudiated or rescinded in any respect. As of the date of this Agreement, no event has occurred which, with or without the notice, lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of the Guarantor under the Guarantee. The Guarantee provides that the Company is an express third party beneficiary of, and entitled to enforce, the Guarantee.
(f)   In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent or Merger Sub’s obligations under this Agreement.

(vii)   Brokers and Finders.   Neither Parent, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed or retained any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.
(viii)   Ownership of Shares or Preferred Shares.   As of the date of this Agreement, other than the Rolling Stockholders, none of the Guarantor, Parent, Merger Sub or any of their respective Affiliates beneficially own (as defined in Rule 13d-3 of the Exchange Act) any capital stock of the Company.
(ix)   No On-Sale Agreements.   As of the date of this Agreement, and during the three month period prior to the date of this Agreement, neither Parent nor its Affiliates have entered into any agreements or understandings (including agreements in principle, term sheets, memorandums of understanding or the like) with any Person (other than the Company or its Subsidiaries) with respect to a purchase and sale transaction, whether by merger, stock sale, asset sale or otherwise, involving any material assets or businesses of the Company or any of its Subsidiaries outside of the Ordinary Course of Business.
(x)   Solvency.   Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith), assuming the satisfaction of the conditions set forth in Section 8.2, (i) the Fair Value of the assets of Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole; (ii) Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (iii) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any of their respective Subsidiaries. For the purposes of this Section 6.10, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(xi)   No Other Representations or Warranties; Non-Reliance.   Except for the express written representations and warranties made by Parent and Merger Sub in this Article VI, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and each of Parent and Merger Sub expressly disclaims any other representations or warranties and none of the Company or its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives, other than the express written representations and warranties expressly set forth in this Article VI and in any instrument or other document delivered pursuant to this Agreement.
ARTICLE VII
Covenants
(i)   Interim Operations.
(a)   The Company shall, and shall cause each of its Subsidiaries to, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX (unless (I) Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, (II) expressly contemplated or required by this Agreement, applicable Law, (III) as set forth in Section 7.1(a) of the Company Disclosure Schedule or (IV) with respect to actions taken or omitted by, or at the specific direction of, any Specified Person taken at the direction of BK or with BK’s consent (the exceptions set forth in the foregoing clauses (I)  – (IV), the “Interim Covenant Exceptions”), use commercially reasonable efforts to conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, shall use and cause each of its Subsidiaries to use their respective commercially reasonable efforts to (x) maintain, in all material respects, its and its Subsidiaries’ relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, consultants, agents and business associates and (y) keep available, in all material respects, the services of the employees and consultants of the Company and Subsidiaries. Without limiting the generality of and in furtherance of the foregoing sentence, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, except pursuant to any Interim Covenant Exception, the Company shall not (and shall cause its Subsidiaries not to):
(i)   adopt any change in its Organizational Documents, other than immaterial amendments to applicable organizational documents of the Company’s Wholly Owned Subsidiaries;
(ii)   merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate, in each case except for any such transactions solely among Wholly Owned Subsidiaries of the Company;
(iii)   acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person, properties (including real properties) or assets from any other Person with a fair market value or purchase price in excess of $5 million in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement by the Outside Date, other than acquisitions of inventory or assets, goods or properties in the Ordinary Course of Business;
(iv)   transfer, sell, convey, lease, sublease, license, pledge, mortgage, assign, divest, grant any option in, cancel or otherwise abandon or dispose of, or incur, permit or suffer to exist the creation of any Encumbrance (other than Permitted Encumbrances) upon, any properties (including any Real Property) or assets (tangible or intangible, but other than Intellectual Property which is addressed in Section 7.1(a)(xx)), product lines or businesses of the Company or any of its Subsidiaries, including capital stock or other equity interests of any of its Subsidiaries, except in connection with (A) sales of obsolete assets in the Ordinary Course of Business, (B) sales or other dispositions of franchises or dealer locations in the Ordinary Course of Business, (C) sales, leases, or other dispositions of assets (not including services) with a fair market value not in excess of $5 million in the aggregate in the Ordinary Course of Business and (D) sales of receivables in securitization or factoring transactions;
(v)   issue, deliver, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, Encumber, or otherwise enter into any Contract with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or capital stock or other equity or equity-based interests of any of its Subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock, other equity interests or such convertible or exchangeable securities (other than (A) the Voting Agreement or (B) the issuance of shares of such capital stock, other equity securities or convertible or exchangeable securities in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plans in effect on the Capitalization Time;
(vi)   make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from the Company and any of its Wholly Owned Subsidiaries) in excess of $2 million individually or $5 million in the aggregate, except for extensions of credit to customers in the Ordinary Course of Business;
(vii)   declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares), except for dividends (A) paid by any Wholly Owned Subsidiary to the Company or to any other Wholly Owned Subsidiary of the Company and (B) dividends payable to the holders of Series A Preferred Shares, payable in cash in an amount not to exceed $1.875 per Series A Preferred Share annually, in accordance with the terms of the Certificate of Designation;
(viii)   reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to do any of the foregoing, any of its capital stock, other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to the Company, for the avoidance of doubt, Shares);
(ix)   incur, assume, repurchase or prepay or guarantee or endorse or otherwise become responsible for any Indebtedness for borrowed money (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) trade payables incurred in the Ordinary Course of Business, (B) pursuant to Existing Indebtedness (including borrowings under the ABL Credit Agreement), (C) any refinancing, extension, renewal or replacement of any outstanding Indebtedness of the Company, in the case of this clause (C), that does not increase the principal amount of Indebtedness outstanding, (D) the incurrence of Indebtedness for borrowed money in the Ordinary Course of Business not to exceed $5 million in the aggregate in the case of this subclause (D), or (E) the renewal and refinancing of any Insurance Policies;
(x)   make or authorize any payment of, or accrual or commitment for, capital expenditures, except to the extent set forth in the line items of the Company’s capital budget set forth in Section 7.1(a)(x) of the Company Disclosure Schedule;
(xi)   enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, other than any Material Contract permitted by Section 7.1(a)(ix)(C) and in the Ordinary Course of Business;
(xii)   terminate, fail to renew or amend or otherwise modify or waive or assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any Material Contract, other than expirations or non-renewals of any such Contract in the Ordinary Course of Business and in accordance with the terms of such Contract with no further action by the Company, any of its Subsidiaries or other party to such Contract;
(xiii)   cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries except as canceled, modified, or waived in the Ordinary Course of Business not to exceed $1 million individually or $2 million in the aggregate;
(xiv)   amend any material License contemplated by Section 5.5(b)(i) in any material respect, or allow any such material License to lapse, expire or terminate (except where the lapse, expiration or termination of any such License is with respect to a License that has become obsolete, redundant or no longer required by applicable Law);
(xv)   amend, modify, terminate, cancel or let lapse any Insurance Policy or fail to file any claims thereunder in a timely manner as required under such Insurance Policies;
(xvi)   sell inventory outside of the Ordinary Course of Business or fail to order, maintain and manage levels of inventory consistent with the levels ordered, maintained and managed by the Company in the Ordinary Course of Business;
(xvii)   settle, pay, discharge or compromise any Proceeding for an amount in excess of $2 million individually or $4 million in the aggregate during any calendar year or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries or a finding or admission of a violation of Law or violation of the rights of any Person, or which would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement by the Outside Date;

(xviii)   make any material changes with respect to financial accounting policies or procedures, except as required by changes in GAAP (as confirmed in writing by the Company’s independent registered public accounting advisor);
(xix)   other than in the Ordinary Course of Business, (A) make, change or revoke any material Tax election or change any material Tax accounting method, (B) file any material amended Tax Return, (C) enter into, cancel or modify any closing agreement with respect to a material amount of Taxes, (D) settle or otherwise compromise any Tax claim, audit, assessment or dispute with respect to a material amount of Taxes, in the case of clause (C), (D) or (E), for an amount materially in excess of the amount reserved for Taxes on the financial statements of the Company, (E) surrender any right to claim a refund with respect to a material amount of Taxes, (F) request any material ruling with respect to Taxes, (G) agree to an extension or waiver of the statute of limitations with respect to any material Taxes (in each case, other than in connection with extensions of time to file Tax Returns that are automatic or automatically granted or otherwise constitute ordinary course extensions), or (H) enter into any material Tax indemnification, sharing, allocation or similar agreement or arrangement (other than customary provisions under any commercial, leasing, financing, employment or other agreement entered into in the ordinary course of business no principal purpose of which relates to Taxes);
(xx)   transfer, sell, lease, license or otherwise dispose of, grant a covenant not to sue or other right under, abandon, cancel or allow to lapse or expire any Company Intellectual Property, other than (A) non-exclusive licenses granted in the Ordinary Course of Business, or (B) abandonments, cancellation, lapses or expiry of Company Intellectual Property that is not material to the Company’s or its Subsidiaries’ respective businesses.
(xxi)   except as required by applicable Law or pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, (A) materially increase in any manner the cash compensation or consulting fees, bonus opportunity, severance or termination pay of any current or former Company Employee, except for (1) in respect of those Company Employees who are not officers, increases in annual salary, wage rate or consulting fees in the Ordinary Course of Business that do not exceed four percent (4%) in the aggregate, and any consequent increases in severance or termination pay, and (2) in respect of all Company Employees, the payment of annual bonuses for completed periods based on actual performance, if applicable, in the Ordinary Course of Business, (B) become a party to, establish, adopt, amend, commence participation in or terminate any material Company Benefit Plan, except for renewals in the Ordinary Course of Business, (C) grant any new equity-based awards, or amend or modify the terms of any outstanding equity-based awards, under any Stock Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Stock Plan, except as contemplated under the terms of this Agreement, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any current or former Company Employee (other than routine travel and other expense advances issued in the Ordinary Course of Business), (G) hire any Company Employee above the level of Vice President (as such term is used to reflect corporate Vice Presidents); or (H) terminate without cause the employment of any Company Employee above the level of Vice President (as such term is used to reflect corporate Vice Presidents);
(xxii)   become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other similar agreement with a labor union, labor organization, works council or similar organization, except for renewals in the Ordinary Course of Business; or
(xxiii)   agree, authorize or commit to do any of the foregoing.
(b)   Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the

Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.
(ii)   Acquisition Proposals; Change of Recommendation.
(a)   No Solicitation.   At all times during the period commencing with the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, except as expressly permitted by this Section 7.2 and for actions taken or omitted by, or at the specific direction of, any Specified Person taken at the direction of BK or with BK’s consent, the Company shall not, and shall instruct its and its Subsidiaries’ directors, employees (including any officers) and other Representatives not to, directly or indirectly:
(i)   initiate, solicit, propose an Acquisition Proposal or knowingly encourage, knowingly assist or otherwise knowingly facilitate any action that constitutes or would reasonably be expected to lead to or result in an Acquisition Proposal;
(ii)   engage in, continue, knowingly facilitate, respond to or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any action that would reasonably be expected to lead to or result in an Acquisition Proposal;
(iii)   provide or make available any non-public information or data concerning the Company, its Subsidiaries or their respective Representatives or access to the Company or its Subsidiaries’ properties, books and records to any Third Person (other than the Rolling Stockholders, Parent, Merger Sub or any of their respective Representatives or designees) in connection with any Acquisition Proposal or any action that would reasonably be expected to lead to or result in an Acquisition Proposal, or that, to the Knowledge of the Company, is considering making or effecting, an Acquisition Proposal;
(iv)   recommend, authorize, approve, adopt, endorse, declare advisable (or make any public statement recommending, authorizing, approving, adopting, endorsing, declaring advisable) or enter into any Alternative Acquisition Agreement;
(v)   take any action to exempt any third party (other than the Rolling Stockholders, Parent, Merger Sub or any of their respective Representatives or designees) from any applicable Takeover Statute or otherwise cause such restrictions not to apply;
(vi)   otherwise knowingly facilitate any effort or attempt to make or effect an Acquisition Proposal; or
(vii)   resolve, agree, authorize or commit to do any of the foregoing.
Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 7.2(a) with respect to any Excluded Party (but only for so long as such Person is and remains an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 7.2(a) shall not apply with respect thereto.
(b)   Exceptions to No Solicitation.   Notwithstanding anything to the contrary set forth in Section 7.2(a), but subject to the provisions of Section 7.2(c), prior to the time the Requisite Company Vote is obtained (whether during the Go-Shop Period or after the No-Shop Period Start Date), in response to an unsolicited, bona fide written Acquisition Proposal that is made after the date of this Agreement and did not arise from a breach of the obligations set forth in this Section 7.2, the Company may:
(i)   contact the third party making such Acquisition Proposal solely to clarify the terms and conditions thereof or inform such person of the existence of the provisions in this Section 7.2;
(ii)   provide information and data concerning the Company and its Subsidiaries and access to the Company and its Subsidiaries’ properties, books and records in response to a request to the Third Person who made such an Acquisition Proposal; provided that correct and complete copies of such information or data or access has previously been made available to Parent, or is made available to Parent prior to or concurrently with the time such information and/or access is made available to such Third Person, and prior to providing any such information or data or access, the Company and the Third Person making such Acquisition Proposal shall have entered into a legally binding confidentiality agreement with terms not less restrictive to such Third Person than the terms in the Confidentiality Agreement are on Parent (it being understood that such agreement need not have comparable standstill provisions) (a “Permitted Confidentiality Agreement”); provided, however, that if the Third Person making such Acquisition Proposal is a competitor of the Company or Parent, the Company shall not provide any competitively sensitive information to such Person in connection with any actions permitted by this Section 7.2 (b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and
(iii)   engage or otherwise participate in any discussions or negotiations with any such Third Person regarding such Acquisition Proposal, if prior to taking any action described in clause (ii) or this clause (iii) of this Section 7.2(b), the Company Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel, that based on the information then available (A) and after consultation with the Special Committee’s independent financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(c)   Notice of Acquisition Proposals.
(i)   From the date of this Agreement until the first to occur of the No-Shop Period Start Date and the termination of this Agreement pursuant to Article IX, the Company shall as promptly as reasonably practicable (and, in any event, within twenty-four hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receives any bona fide written Acquisition Proposal (provided that, solely for this purpose, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%), including copies of any written materials relating thereto provided to the Company or its Representatives. Within two Business Days following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth (A) the identity of each Excluded Party and (B) the material terms and conditions of the pending Acquisition Proposal made by such Excluded Party. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits or otherwise interferes with the Company from complying with this Section 7.2(c).
(ii)   From the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company shall promptly (but, in any event, within twenty-four hours) give notice to Parent if an Acquisition Proposal or an Inquiry is received by the Company, its Subsidiaries or any of their respective Representatives, setting forth in such notice the name of the applicable Person or names of Persons that, to the Knowledge of the Company, comprise the applicable Group, the material terms and conditions of any such Acquisition Proposal or Inquiry (including, if applicable, correct and complete copies of any such written Acquisition Proposals or of any written materials relating thereto (or where no such copies are available, a reasonably detailed written description thereof), and thereafter shall keep Parent informed, on a reasonably current basis of the status and terms and conditions of any such Acquisition Proposals or Inquiries (including any amendments or supplements thereto) and the status of any such discussions or negotiations.
(d)   No Change of Recommendation or Alternative Acquisition Agreement.
(i)   Except as expressly permitted by Section 7.2(d)(iii) and subject to Section 7.2(e), the Company Board and the Special Committee, shall not:
(A)   fail to include the Company Recommendation or the Special Committee Recommendation in the Proxy Statement;

(B)   withhold, withdraw, change, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, change, qualify, amend or modify) the Company Recommendation or the Special Committee Recommendation in a manner adverse to Parent;
(C)   make any recommendation in support of, or, within ten (10) Business Days following its commencement, fail to recommend against, a tender or exchange offer structured as such pursuant to Rule 14d-2 of the Exchange Act that constitutes an Acquisition Proposal;
(D)   following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation or the Special Committee Recommendation within ten Business Days after receipt of any written request to do so from Parent (provided, that the Company shall not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal change in any material respects and such change is publicly announced or disclosed));
(E)   approve, recommend, declare advisable or publicly propose to approve any Acquisition Proposal or approve, recommend, declare advisable or propose to enter into, any Alternative Acquisition Agreement; or
(F)   agree, authorize or commit to do any of the foregoing.
(ii)   Except as permitted by Section 7.2(d)(iii) and after compliance with Section 7.2(d)(iii) and Section 9.3(b), the Company Board and the Special Committee, shall not cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.
(iii)   Notwithstanding anything to the contrary set forth in this Section 7.2, prior to the time the Requisite Company Vote is obtained, if there has been no breach by the Company in any material respect of its obligations set forth in this Section 7.2, each of the Company Board and the Special Committee, may: (A) effect a Change of Recommendation (1) if an (x) unsolicited, bona fide written Acquisition Proposal is received by the Company after the date of this Agreement and has not been withdrawn or (y) Intervening Event has occurred, and (2) the Company Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel and after consultation with the Special Committee’s independent financial advisor, a failure to effect a Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and, in the case of an Acquisition Proposal contemplated by clause (A)(1)(x) of this Section 7.2(d)(iii), that such Acquisition Proposal constitutes a Superior Proposal; and/or (B) cause or permit the Company to terminate this Agreement in accordance with Section 9.3(b) and cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (and the Company may enter into or cause a Subsidiary thereof to enter into such an Alternative Acquisition Agreement) or agree, authorize or commit to do so, in each case, so long as the Company complies with Section 9.5(c)(iii)); provided, however, that no Change of Recommendation, action to terminate the Agreement pursuant to Section 9.3(b) to enter into an Alternative Acquisition Agreement or such other actions may be taken unless and until: (I) the Company has given Parent written notice at least four Business Days in advance (the “Notice Period”), which notice shall set forth in writing that it intends to take such action and a reasonably detailed description of the basis therefor, and shall also include, (y) in the case of such an Acquisition Proposal, all information required by Section 7.2(c), mutatis mutandis, and (z) in the case of an Intervening Event, a reasonably detailed description of such Intervening Event; (II) during the Notice Period, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent, including providing Parent the opportunity to make a presentation to the Company Board and the Special Committee regarding this Agreement and, to the extent applicable, any proposed revisions thereto, to revise this Agreement so that conditions set forth in clauses (A)(2) of this Section 7.2(d)(iii) would not be satisfied or such Acquisition Proposal would no longer be with respect to a Superior Proposal, as applicable; and (III) at the end of the Notice Period, the Company Board and the Special Committee shall have taken into account any revisions to this Agreement proposed by Parent in writing prior to the end of the Notice Period, and shall have thereafter determined in good faith that, after consultation with outside legal counsel and after consultation with the Special Committee’s independent financial advisor, (x) a failure to effect a Change of Recommendation or take such other action would continue to be reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and/or (y) that such Acquisition Proposal continues to be a Superior Proposal, as the case may be (it being understood that (y) any revisions to the financial or other material terms of any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of Section 7.2(c) and this Section 7.2(d)(iii), including for purposes of the Notice Period, except that subsequent to the initial Notice Period, the Notice Period shall be reduced to three Business Days) and (z) prior to the Company or any Subsidiary thereof entering into an Alternative Acquisition Agreement contemplated by clause (B) of this Section 7.2(d)(iii), the Company shall have terminated this Agreement pursuant to Section 9.3(b).
(e)   Certain Permitted Disclosure.   Nothing set forth in this Agreement shall prohibit the Company from (i) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that nothing in this Section 7.2(e) will be deemed to permit the Company, the Company Board or the Special Committee to effect a Change of Recommendation other than in accordance with Section 7.2(d); provided, that it being understood that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation if it reaffirms the Company Recommendation and a public statement that describes the Company’s receipt of an Acquisition Proposal, that the Company Board and the Special Committee is considering the Acquisition Proposal, that no position has been taken by the Company Board and the Special Committee as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Change of Recommendation.
(f)   Existing Discussions.   The Company (i) agrees, that from and after the No-Shop Period Start Date, it shall cease and cause to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the No-Shop Period Start Date with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be likely to lead to an Acquisition Proposal and (ii) shall promptly (but in any event within three Business Days of the No-Shop Period Start Date): (A) deliver a written notice to each such Person providing only that the Company (1) is ending all activities, discussions and negotiations with such Person with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be likely to lead to an Acquisition Proposal and (2) is requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries; and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.
(g)   Standstill Provisions.   From the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, the Company shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement; provided that the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Company Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.
(h)   Compliance by Affiliates and Representatives.   The Company agrees that any violation of this Section 7.2 by any Affiliate of the Company or any of the Company’s or its Affiliates’ respective Representatives (acting in such person’s capacity as such) shall be deemed a breach of this Section 7.2 by the Company.

(i)   Go-Shop Period.   Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 11:59 p.m., New York time on June 9, 2023 (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, a Permitted Confidentiality Agreement, furnish to any third party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any non-public information relating to the Company and its Subsidiaries or afford to any such third party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); provided, however, that (A) the Company will promptly (and in any event within forty-eight (48) hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company and its Subsidiaries that is provided to any such Third Person or its Representatives that was not previously provided to Parent or its Representatives and (B) the Company and its Subsidiaries shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose Affiliates are a competitor of the Company in connection with the actions permitted by this Section 7.2(i), except in accordance with customary “clean room” or other similar procedures; (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to an Acquisition Proposal (or any proposal or inquiry that could constitute or is reasonably expected to lead to an Acquisition Proposal); and (iv) cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that the Company may grant a limited waiver under any “standstill provision” or similar obligation of any Third Person with respect to any the Company to allow such Third Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof).
(iii)   Company Stockholders Meeting.
(a)   The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to (i) duly convene, give notice of, and hold the Company Stockholders Meeting as promptly as practicable after the preliminary Proxy Statement is filed (but in any event within forty-five days following the mailing of the definitive Proxy Statement and the Schedule 13E-3), (ii) cause a vote regarding the adoption of this Agreement to be taken thereat and (iii) solicit from its stockholders proxies and votes in favor of approval of this Agreement and secure the Requisite Company Vote.
(b)   The Company Stockholders Meeting shall not be postponed, recessed or adjourned by the Company without Parent’s prior written consent; provided, that: (i) the Company may postpone, recess or adjourn the Company Stockholders Meeting, (A) as required by applicable Law, or (B) prior to the time and time for which the Company Stockholders Meeting is originally scheduled, as set forth in the definitive Proxy Statement (the “Original Date”) or any time and date that the Company Stockholders Meeting is scheduled to be held thereafter in accordance with the terms of this Section 7.3, the Company or Parent, respectively reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Vote; provided that (i) in no event will the Company postpone or adjourn the Company Stockholders Meeting beyond the date that is three Business Days prior to the Outside Date without the prior written consent of Parent and (ii) the Company may not postpone or adjourn the Company Stockholders Meeting more than two times or for more than 45 calendar days in total without the prior written consent of Parent.
(c)   The Company shall, unless there has been a Change of Recommendation in accordance with Section 7.2(d), take all lawful action to obtain the Requisite Company Vote. The Company agrees that,

unless this Agreement is terminated pursuant to Article IX, its obligations to hold the Company Stockholders Meeting pursuant to this Section 7.3 shall not be affected in any manner, including in connection with (i) the making of a Change of Recommendation or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.
(d)   Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).
(e)   The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports to the extent reasonably practicable).
(f)   Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than related procedural matters) that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.
(iv)   Obligations of Parent and Merger Sub.   Following the execution and delivery of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent adopting this Agreement.
(v)   Proxy Statement; Schedule 13E-3 and Other Regulatory Matters.
(a)   Proxy Statement; Schedule 13E-3.
(i)   The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, but in any event within twenty Business Days after the date of this Agreement, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including, for the avoidance of doubt, any amendments or supplements thereto, and the definitive proxy statement related thereto, the “Proxy Statement”). Except under the circumstances expressly permitted by Section 7.2, the Proxy Statement shall include the Company Recommendation and the Special Committee Recommendation. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement.
(ii)   The Company shall ensure that the Proxy Statement complies as to form and substance with the provisions of the Exchange Act in all material respects. The Company and Parent shall ensure, as to themselves and their Affiliates, that the Schedule 13E-3 complies as to form and substance with the provisions of the Exchange Act in all material respects. The Company and Parent shall ensure that none of the information supplied by it or any of its Affiliates or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 shall, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or of filing with the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(iii)   If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that either the Proxy Statement or the Schedule 13E-3, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification (A) the Company shall, as and to the extent required by applicable Law, promptly prepare an amendment or supplement to the Proxy Statement, (B) the Company and Parent shall, as and to the extent required by applicable Law, promptly prepare an amendment or supplement to the Schedule 13E-3 and (C) the Company shall cause the Proxy Statement or Schedule 13E-3 as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.
(iv)   The Company shall (A) provide Parent and its Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders Meeting prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Entity and dissemination of such documents or communications to the Company’s stockholders and (B) include in the Proxy Statement and such other documents and communications related to the Company Stockholders Meeting all comments reasonably proposed by Parent and its Representatives, and the Company agrees that all information relating to Parent, its Subsidiaries and its and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent. The Company and Parent shall (1) provide each other with a reasonable opportunity to review and comment on drafts of the Schedule 13E-3 prior to filing it with the SEC and (2) include in the Schedule 13E-3 all comments reasonably proposed by the other Party and its Representatives, and each of the Company and Parent agrees that all information relating to the other Party, its Subsidiaries and its and their respective Representatives included in the Schedule 13E-3 shall be in form and content satisfactory to such other Party.
(v)   The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of any comments from the SEC with respect to the Proxy Statement or the Schedule 13E-3 and of any request by the SEC for any amendment or supplement to the Proxy Statement or the Schedule 13E-3 or for additional information and shall as promptly as reasonably possible following receipt thereof provide the other Party with copies of all correspondence between itself and/or any of its Representatives and the SEC with respect to the Proxy Statement or the Schedule 13E-3 (or where no such copies are available, a reasonably detailed written description thereof) and provide the other Party and its Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement or the Schedule 13E-3). Each of the Company and Parent (as the case may be) shall, subject to the requirements of Section 7.5(a)(iv), promptly provide responses to the SEC with respect to any comments received on the Proxy Statement or the Schedule 13E-3 by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or the Schedule 13E-3 or for additional information. The Company shall cause the definitive Proxy Statement and the Schedule 13E-3 to be mailed as promptly as reasonably possible after the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
(vi)   At the Guarantor’s reasonable request and its cost, the Company shall provide reasonable cooperation to the Guarantor in connection with the Guarantor’s preparation of any SEC filings as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, including in connection with the preparation and filing of any pro forma financial statements with respect to the transactions contemplated hereby.
(b)   Other Regulatory Matters.
(i)   In addition to and without limiting the rights and obligations set forth in Section 7.1, Section 7.5(a) and Section 7.7 and subject to the other terms and conditions of this Section 7.5(b), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including preparing and delivering or submitting documentation to (A) effect the expirations of all statutory waiting periods under applicable Antitrust Law, including under the HSR Act, and, if applicable, any contractual waiting periods under any timing agreements with a

Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement, as promptly as practicable after the date of this Agreement or the entry into any such timing agreements, respectively, and (B) make with and obtain from, any Governmental Entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the other Company Approvals and the other Parent Approvals.
(ii)   Without limiting the generality of, and in furtherance of the provisions of Section 7.5(b)(i), each of the Company and Parent, as applicable, shall (and shall cause their respective Subsidiaries to):
(A)   prepare and file, with respect to the transactions contemplated by this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act as soon as reasonably practicable (and in no event later than ten Business Days after the date hereof with respect to any necessary filings under the HSR Act) and make, deliver or submit, as applicable, all other initial filings, notices, and reports under any applicable Antitrust Laws as soon as reasonably practicable after the date of this Agreement, and in connection therewith, request, to the extent possible, early termination of the statutory waiting period under the HSR Act, and to the extent applicable, under the applicable Antitrust Laws, and provide confirmation to each other of any such filings and requests;
(B)   not, without the prior written consent of the other Party or Parties, as the case may be (which consent shall not be unreasonably conditioned, withheld or delayed), (1) cause any filing, delivery or submission contemplated by Section 7.5(b)(i) or Section 7.5(b)(ii)(A) applicable to it to be withdrawn, refiled, or redelivered or resubmitted for any reason, including to provide the applicable Governmental Entities with additional time to review any or all of the transactions contemplated by this Agreement, or (2) consent to any voluntary extension of any statutory waiting period or, if applicable, any contractual waiting period under any timing agreement with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity;
(C)   provide or cause to be provided to each Governmental Entity any non-privileged or protected information and documents requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable following any such request;
(D)   use its reasonable best efforts to take necessary steps to (1) avoid the entry of, and (2) vacate, reverse or suspend any permanent, preliminary or temporary Order, in each case, that in the case of each of the foregoing clauses (1) and (2) of this 7.5(b)(ii)(D), would prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement by the Outside Date, including the proffer and agreement by Parent of its willingness to (I) sell, lease, license, transfer, dispose of, divest or otherwise Encumber, or hold separate pending such disposition, and promptly to effect the sale, lease, license, transfer, disposal, divestiture or other Encumbrance, and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of the Company or its Subsidiaries and/or (II) limit or restrain the freedom of action with respect to the Company’s or any of its Subsidiaries’ ability to retain or make changes in any such assets, operations, rights, product lines, licenses, businesses or interests therein, and in each case, the entry into agreements with, and submission to Orders of, the relevant Governmental Entity giving effect thereto; and
(E)   notwithstanding anything to the contrary set forth in this Section 7.5(b), neither this Section 7.5(b) nor the “reasonable best efforts” nor any other provision set forth in this Agreement shall require, or be construed to require Parent or the Company or any of their respective Affiliates to (1) sell, lease, license, transfer, dispose of, divest or otherwise Encumber, or hold separate, or propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other Encumbrance or holding separate, before or after the Effective Time, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Affiliates), or (2) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their Affiliates) that in the case of all such requirements described in clauses (1) and (2) of this 7.5(b)(ii)(E), individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect without regard to the exceptions set forth therein (an action having the foregoing effects as described in this Section 7.5(b)(ii)(E), a “Substantial Detriment”); provided, however, that Parent can compel the Company to (and to cause the Company’s Subsidiaries to) take any of the actions referred to in this Section 7.5(b)(ii)(E) (or agree to take such actions) with respect to the assets, operations, rights, product lines, licenses, businesses or interests therein of the Company and its Affiliates so long as the effectiveness of such action is contingent upon the consummation of the Merger and the transactions contemplated by this Agreement.
(iii)   Notwithstanding anything to the contrary set forth in this Agreement, in no event shall (1) any Party or any of its Affiliates be required to agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a Governmental Entity in connection with effecting (x) the expiration of any statutory waiting period under applicable Antitrust Law, (y) the expiration period of any contractual waiting period under any timing agreements with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement or (z) a Governmental Entity’s grant of any consent, registration, approval, permit or authorization, in each case necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the other Company Approvals and the other Parent Approvals, that is not conditioned upon the consummation of the transactions contemplated by this Agreement or (2) the Company or any of its Affiliates agree to any actions contemplated by Section 7.5(b)(ii)(D) or any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the expiration of any such waiting period or obtaining of any such consent, registration, approval, permit or authorization that is not conditioned upon the consummation of the transactions contemplated by this Agreement without the prior written consent of Parent.
(iv)   Cooperation.   Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.5(a), Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or the Company, as the case may be, any of their respective Affiliates and any of its or their respective Representatives, that appears in any filing made with, or written materials delivered or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates or any of its or their respective Representatives to participate in any discussions or meetings with any Governmental Entity in respect of any documentation to effect the expiration of any statutory waiting periods under applicable Laws, including under the HSR Act, or any contractual waiting period under any timing agreements with a Governmental Entity applicable to the consummation of the transactions contemplated by this Agreement or make with or obtain from any Governmental Entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the other Company Approvals and the other Parent Approvals or any investigation or other inquiry by a Governmental Entity relating thereto unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat.

(v)   Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, Parent shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay, materially impair or prevent the consummation of the transactions contemplated by this Agreement.
(vi)   Intentionally Omitted.
(vii)   Third-Party Consents.   Separate and apart from the obligations set forth in Section 7.5, at Parent’s request, the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to give, obtain and/or effect (as the case may be as promptly as reasonably practicable), following the date of this Agreement, all notices, acknowledgments, waivers, consents, amendments, supplements or other modifications required under any Contract to which Company or any of its Subsidiaries is a party to or bound (the “Third-Party Consents”) and that are necessary to be given, obtained and/or effected from any counterparty to such Contract in order to consummate the transactions contemplated by this Agreement; provided, that in connection therewith, neither the Company nor any of its Subsidiaries shall (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) amend or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case for the purposes of giving, obtaining and/or effecting any Third-Party Consents without the prior consent of Parent; provided, however, that Parent can compel the Company to (and to cause the Company’s Subsidiaries to) take any such actions so long as the effectiveness of such action is contingent on and occurs solely at or following the Closing.
(viii)   Information and Access.
(a)   The Company shall (and shall cause its Subsidiaries to), upon reasonable prior written notice, during normal business hours, to afford Parent and its Representatives reasonable access from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, to its employees, Representatives, properties, offices and other facilities, Contracts, books and records, in each case, for purposes of consummating the Merger and the transactions contemplated hereby, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by or on behalf of Parent for purposes of consummating the Merger and the transactions contemplated hereby; provided, however, that, subject to compliance with the obligations set forth in Section 7.8(b), neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information or documents to the extent doing so would, in the reasonable opinion of the Company, reasonably be expected to result in (i) a violation of applicable Law, (ii) waive the protection of attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (iii) such documents or information that are reasonably pertinent to any pending litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (but without limiting any rights to discovery in any legal proceeding according to the applicable rules of the forum), (iv) any information to the extent related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Special Committee, the Company Board (or any other committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (v) subject to, and without limiting, the requirements of Section 7.2, any information related to a Change of Recommendation or the actions of the Special Committee, the Company Board (or any other committee thereof) with respect thereto; provided, further, any such access or investigation by Parent or its Representatives shall be conducted under reasonable supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access and any access pursuant to this Section 7.8 will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling or analysis.
(b)   In the event that the Company objects to any request submitted pursuant to Section 7.8(a) on the basis of the matters set forth in clauses (i) or (ii) of Section 7.8(a), it must do so by reasonably promptly providing Parent the reasons therefor, and prior to preventing such access or withholding such information or documents from Parent and its Representatives, the Company shall cooperate with Parent and use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the impediments expressly set forth in clauses (i) and (ii) of Section 7.8(a), including through taking such actions and implementing appropriate and mutually agreeable measures to as promptly as practicable permit such access and the furnishing of such information and documents in a manner to remove the basis for the objection, including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures, entry into a customary joint defense agreement. For the avoidance of doubt, Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were parties thereto.
(ix)   Publicity.   The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release by the Parties. Thereafter, the Company and Parent shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other, prior to issuing any other press releases or otherwise making public statements, disclosures or communications with respect to the transactions contemplated by this Agreement and shall not issue any such press release or otherwise make such public statements, disclosures or communications prior to such consultation except (a) as may be required or rendered impractical by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, interdealer quotation service or NASDAQ, (b) with respect to any Change of Recommendation made in accordance with this Agreement or Parent’s responses thereto, (c) with respect to any dispute between the parties relating to this Agreement or any Transaction Documents or (d) with respect to the Parties’ disclosures or communications with any Governmental Entity regarding the Proxy Statement or any Company Approvals or Parent Approvals contemplated by Section 7.5 or with respect to the communications contemplated by Section 7.10(d), which shall be governed by the provisions of Section 7.5 and Section 7.10(d), respectively and in addition to the exceptions set forth in foregoing clauses (a) through (d) of this second sentence of this Section 7.9, each of the Company and Parent (and Representatives thereof) may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by the Company and Parent or to the extent that they have been reviewed and previously approved by both the Company and Parent.
(x)   Employee Benefits.
(a)   Parent shall provide, or shall cause to be provided, to the Continuing Employees, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, annual base salary or base wages, and target annual cash bonus opportunities, employee benefits, including pension and welfare benefits (excluding equity awards and long-term incentive opportunities), and severance benefits that, in each case, are no less favorable than those provided to such Continuing Employee prior to the Effective Time; provided, however, that the requirements of this Section 7.10(a) shall not apply to Continuing Employees, if any, who are covered by a collective bargaining agreement. From and after the Effective Time, Parent shall, or shall cause one or more of its Subsidiaries to, assume and honor all Company Benefit Plans set forth on Section 5.13(a) of the Company Disclosure Schedule in accordance with their terms as in effect immediately before the Effective Time.
(b)   Parent shall use commercially reasonable efforts to (i) cause any pre-existing and actively at work conditions or limitations and eligibility and participation waiting periods under any group health plans or other welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or any of its Subsidiaries in which Continuing Employee may participate after the Effective Time to be waived with respect to the Continuing Employees and their eligible spouse, dependents and beneficiaries, and to (ii) give each Continuing Employee and their eligible spouse, dependents and beneficiaries credit for the plan year in which they first participate in any group health plans or other welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or any of its Subsidiaries towards applicable deductibles, co-payments, and annual out-of-pocket limits for medical expenses incurred prior to their participation for which payment has been made. Parent shall give, or shall cause to be given, each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries that is no less than that to which such Continuing Employee was entitled before the Effective Time, for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan (including without limitation for purposes of level of vacation, paid time-off and severance to which the Continuing Employee may be entitled), as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
(c)   Prior to the Effective Time, if requested by Parent in writing no less than thirty days before the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries (excluding the Surviving Corporation and its Subsidiaries) shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) have its Board of Directors adopt resolutions to cause the Company’s 401(k) Plan to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that the Board of Directors has adopted resolutions to terminate such plan (the form and substance of which shall be subject to review and approval by Parent, which approval may not be unreasonably withheld or delayed) not later than the day immediately preceding the Effective Time.
(d)   In the event that Parent requests that the Company 401(k) Plan be terminated pursuant to Section 7.10(c), the Company and Parent shall take all actions as may be reasonably required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, Parent Common Stock, the Continuing Employee’s plan loan promissory note, or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan. In the event that Parent requests that the Company 401(k) Plan be terminated, each Continuing Employee shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 7.10(b)). Prior to making any broad-based written or formal oral communications to the directors or employees (including any officers) of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall cooperate in providing any such mutually agreeable communication.
(e)   Nothing set forth in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms and applicable Law, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) without limiting the generality of Section 10.8, create any third-party beneficiary rights in any Continuing Employee, any spouse, beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by

Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.
(xi)   Indemnification; Directors’ and Officers’ Insurance.
(a)   During the Tail Period, Parent shall, and to the fullest extent that the Company would have been permitted under the Company’s Organizational Documents in effect as of the date of this Agreement, Parent shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the Indemnified Parties (acting in their capacities as such) against any reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages, amounts paid in settlement or liabilities incurred in connection with, arising out of or otherwise related to any actual or threatened Proceeding arising out of, related to or in connection with matters existing or any action or omission occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) advance reasonable, documented out-of-pocket expenses as incurred in connection therewith (upon receipt from such Indemnified Party of a request therefor, accompanied by invoices or other relevant documentation); provided that any Person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication by the Chosen Courts that such Person is not entitled to such advanced expenses. During the Tail Period, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s Organizational Documents in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were Indemnified Parties; provided, further, that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.
(b)   Prior to the Effective Time, the Company shall use commercially reasonable efforts and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability and fiduciary coverage of the Company’s existing directors’ and officers’ insurance policies (“D&O Insurance”), in each case for a claims reporting or discovery period of the Tail Period with respect to any claim related to matters existing or occurring at or prior to the Effective Time (including covering the Merger and the transactions contemplated hereby) from the Company’s D&O Insurance carrier as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies; provided, however, that in no event shall the premium amount for such policies exceed 300 percent of the current aggregate annual premium paid by the Company in respect of such coverage; provided, further, that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company for any reason fails to obtain or Parent for any reason fails to cause to be obtained such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with the Company’s D&O Insurance carrier as of the date of this Agreement or with or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement and from an insurance carrier with the same or better credit rating as the Company’s D&O Insurance carrier as of the date of this Agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the Effective Time (including covering the Merger and the transactions contemplated hereby); provided, however, that in no event shall the annual cost of such D&O Insurance exceed during the Tail Period 300 percent of the current aggregate annual premium paid by the Company for such purpose; and provided further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)   If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all the obligations set forth in this Section 7.11.
(d)   The provisions of this Section 7.11 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.11.
(xii)   Treatment of Certain Existing Indebtedness; Financing.
(a)   2L Credit Agreement Modification.
(i)   The Company shall, as soon as reasonably practicable after the receipt of a written request from Parent to do so, use reasonable best efforts to seek the consent of the requisite lenders under the FRG Second Lien Credit Agreement, on such terms and conditions as may be specified by Parent, to amend, waive, consent to or otherwise modify the FRG Second Lien Credit Agreement, in each case as contemplated by the Debt Commitment Letter and shall use reasonable best efforts to seek the consent of the requisite lenders under the FRG Second Lien Credit Agreement to obtain such other amendments, waivers, consents or modifications of the applicable provisions of such FRG Second Lien Credit Agreement as may be reasonably requested by Parent in connection with the transactions contemplated by this Agreement (collectively with all related documentation, marketing materials, amendments or supplements thereto, the “2L Credit Agreement Modification”). The Company will use reasonable best efforts to provide all necessary cooperation, including providing consent to or executing any documentation necessary to effect any assignment of indebtedness under the FRG Second Lien Credit Agreement contemplated by or sought in connection with, and subject to the terms of, the Debt Commitment Letter.
(ii)   The 2L Credit Agreement Modification shall be prepared by Parent and reviewed by the Company.
(iii)   The Company shall, and shall cause its Subsidiaries to, undertake reasonable best efforts to (a) assist Parent with the preparation of the 2L Credit Agreement Modification and (b) enter into the 2L Credit Agreement Modification, including to (1) execute an amendment to the FRG Second Lien Credit Agreement (that will become effective only upon the occurrence of the Closing), (2) deliver all documentation reasonably requested by Parent in connection with or that is necessary to consummate the 2L Credit Agreement Modification, including delivery of corporate resolutions of the Company and its Subsidiaries authorizing the 2L Credit Agreement Modification, customary officer’s certificates of the Company and its Subsidiaries, notices, and any other customary documents that are required to be delivered in connection with the 2L Credit Agreement Modification under the terms thereof and/or the terms of the FRG Second Lien Credit Agreement, which will become effective only upon the occurrence of the Closing and (3) use reasonable best efforts to cause the agent and required lenders under the FRG Second Lien Credit Agreement to enter into such amendment prior to or substantially simultaneously with execution thereof by the Company. The effectiveness of the 2L Credit Agreement Modification will be expressly conditioned on the occurrence of the Closing. The Company and its Affiliates and representatives will not be required to cooperate with respect to any action contemplated in this Section 7.12 that would reasonably be expected to be in violation of the terms of the FRG Second Lien Credit Agreement or any other Existing Indebtedness or any applicable Law. In no event shall the consummation of the 2L Credit Agreement Modification be a condition to any of Parent or Merger Sub’s obligations under this Agreement.
(iv)   Parent shall, promptly upon written request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including professional fees and expenses of accountants, attorneys, and other advisors) to the extent such costs are incurred by the Company or any of its Subsidiaries in connection with activities of the Company, the Company’s Subsidiaries and its and their respective Representatives (including counsel) in connection with this Section 7.12 and Section 7.13 (provided that such reimbursement shall not include general auditor and legal expenses of the Company or its Subsidiaries that would have been incurred regardless of whether cooperation was requested in connection with this Section 7.12 or Section 7.13), and Parent will indemnify and hold harmless the Company, the Company’s Subsidiaries and its and their respective Representatives (collectively, the “Financing Indemnitees”) from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, Taxes, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by any of them in connection with the arrangement or consummation of the Debt Financing, any action taken by them at the request of Parent or their representatives pursuant to this Section 7.12 or Section 7.13, and any information used in connection therewith. Each Financing Indemnitee is intended to be a third-party beneficiary of this Section 7.12(a)(iv) with full rights of enforcement as if a Party.
(b)   Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on or prior to the Closing Date, to the extent required, when taken together with the other sources of funds available to Parent on the Closing Date, to pay the Financing Amounts on the Closing Date, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and Equity Commitment Letter in accordance with their respective terms; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Financing contemplated by the Equity Commitment Letter and Debt Commitment Letter (the “Definitive Agreements”) and Fee Letter, in each case, consistent with the terms and conditions contained therein and without any Prohibited Modification; (iii) satisfy (or if determined advisable by Parent, obtain the waiver of) all conditions to funding contained in the Debt Commitment Letter and Equity Commitment Letter and such Definitive Agreements that are within Parent’s control and comply with its obligations thereunder; (iv) enforce its rights pursuant to the Debt Commitment Letter and Equity Commitment Letter; and (v) in the event that all conditions to funding contained in the Debt Commitment Letter and Equity Commitment Letter have been satisfied or waived, as applicable, consummate the Financing on or prior to the Closing Date, including causing the Debt Financing Sources party to the Debt Commitment Letter to fund the Debt Financing and the Equity Financing Sources to fund the Equity Financing in an amount sufficient, when taken together with any other sources of funds available to Parent and Merger Sub on the Closing Date, to fund the Financing Amounts. To the extent requested in writing by the Company from time to time, Parent shall keep the Company reasonably informed about the status of its efforts to consummate the Financing, including any Alternative Financing.
(c)   In the event that any portion of the Financing contemplated by the Debt Commitment Letter or the Equity Financing becomes unavailable, Parent and Merger Sub will (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts to obtain alternative financing (in an amount sufficient to pay the Financing Amounts when taken together with (x) the available portion of the Financing and (y) if the Closing is reasonably anticipated to occur within the next thirty (30) days, any other sources of funds available provided that such other sources are actually available at Closing) (any such alternative financing, the “Alternative Financing”) and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing not to include any Prohibited Modifications (as defined below) or conditions to the consummation thereof that are more onerous in any material respect than those set forth in the Debt Commitment Letter as of the date hereof; provided that in no event shall such reasonable best efforts require Parent to pay any fees or any interest rate in respect of the Debt Financing, taken as a whole, that exceeds those contemplated by the Debt Commitment Letter or the Fee Letter in any material amount.
(d)   Neither Parent nor Merger Sub shall, without the prior written consent of the Company, (i) consent to any amendment, supplement or modification to, or any waiver of any provision under, the Equity Commitment Letter, the Debt Commitment Letter or any Definitive Agreement if such amendment, supplement, modification or waiver (1) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing , (2) reduces the amount of the Financing , (3) affects the ability of Parent or Merger Sub to enforce its rights against the other parties to the Equity Commitment Letter, the Debt Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented, or otherwise modified or waived, relative to the ability of Parent or Merger Sub to enforce their rights against the other parties to the Equity Commitment Letter or the Debt Commitment Letter, as applicable, as in effect on the date hereof or (4) would otherwise reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement (the effects described in clauses (1) through (4), collectively, the “Prohibited Modifications”) or (ii) terminate or cause the termination of the Debt Commitment Letter, the Equity Commitment Letter or any Definitive Agreement; provided, however, that, for the avoidance of doubt, Parent or Merger Sub may amend and/or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date of this Agreement or to increase the amount of commitments under the Debt Commitment Letter or the Equity Commitment Letter. Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, supplement, termination modification or waiver to the Debt Commitment Letter, the Equity Commitment Letter or any Definitive Agreement (subject to redaction of the fee amounts, pricing caps and other economic terms that are customarily redacted in connection with transactions of this type and that would not in any event be reasonably expected to affect the conditionality, enforceability, availability, termination or amount of the Financing).
(e)   To the extent Parent or Merger Sub obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Financing, in each case pursuant to this Section 7.12 and without any Prohibited Modification, references to the “Financing,” “Debt Financing Sources Parties,” “Debt Commitment Letter,” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated, modified or waived.
(xiii)   Financing Cooperation.
(a)   From the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their respective reasonable best efforts to, provide such customary cooperation and information as may be reasonably requested by Parent or Merger Sub in writing, to assist Parent in connection with arranging, obtaining and consummating the Debt Financing and the Equity Financing Syndication (as applicable), including using reasonable best efforts to:
(i)   assist Parent and Merger Sub in its preparation and execution of any credit agreement, guarantees, security agreements, closing certificates (including solvency certificates) and other certificates, resolutions, letters and documents;
(ii)   to the extent required by the Debt Financing, facilitate the pledging of collateral, effective no earlier than the Closing, including using reasonable best efforts to facilitate the delivery to the Debt Financing Sources or any other lenders in connection with the Financing at the Closing all certificates representing outstanding equity interests of the Company and its Subsidiaries and taking all reasonable actions that are necessary and customary to facilitate the release of all material Encumbrances;
(iii)   reasonably cooperate with the external and internal counsel of the Parent and Merger Sub and any financing source or any other lenders or investors in connection with the Financing in connection with providing back-up certificates and factual information related to any legal opinion that such counsel may be required to deliver in connection with the Financing and using reasonable best efforts to cause the local and internal counsel of the Company and its Affiliates to provide assistance to Parent;

(iv)   furnish the Guarantor, Parent, Merger Sub and the Debt Financing Sources or any other lenders or investors in connection with the Financing or the Equity Financing Syndication with any other historical financial information or other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by the Guarantor, Parent or Merger Sub in connection with the Financing or the Equity Financing Syndication, including as is required by Parent or Merger Sub to produce customary pro forma financial statements as required pursuant to the Debt Commitment Letter or as customary for the arrangement of loans contemplated by Debt Financing;
(v)   furnish to Parent, Merger Sub and the Debt Financing Sources or any other lenders in connection with the Financing, at least 4 Business Days prior to the Closing Date (to the extent requested at least 9 Business Days prior to the Closing Date), all documentation and other information about the Company and its Subsidiaries requested by Parent for purposes of satisfying requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act and, if applicable, the Beneficial Ownership Regulation); and
(vi)   take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and the proceeds thereof to be made available on the Closing Date.
(b)   The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to Section 7.12 or this Section 7.13 that would reasonably be expected to: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the 2L Credit Agreement Modification, the Equity Financing Syndication or the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (provided that the Company will, to the extent otherwise required hereby, use commercially reasonable efforts to cause persons who will continue as officers or directors, as applicable, of the Company and its Subsidiaries after the occurrence of Closing, and who will not be removed or replaced in connection therewith, to pass resolutions and to execute documents, in each case which are subject to and conditioned upon, and do not become effective until, the occurrence of Closing), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing, the 2L Credit Agreement Modification or the Equity Financing Syndication prior to the Closing for which Parent is not obligated to provide reimbursement or indemnification or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent Parent is obligated to provide reimbursement or indemnification for such obligation or the effectiveness of such obligation under such agreement, certificate, document or instrument is subject to and conditioned upon the occurrence of Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with the Existing Indebtedness, the organizational documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates determines on advice of counsel would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the delivery of any opinion of counsel, (ix) require the Company to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice or (x) require the Company to prepare or deliver any Excluded Information. Nothing contained in Section 7.12 or this Section 7.13 or otherwise in this Agreement shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing.
(c)   All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or their representatives pursuant to Section 7.12 or this Section 7.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and its representatives shall be permitted to disclose such information to (i) the Debt Financing Sources subject to their confidentiality obligations under the Debt Commitment Letter and the Definitive Agreements, (ii) otherwise to the extent necessary and consistent with customary practices in connection with the Debt Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company and (iii) investors in the Equity Financing Syndication that have signed a joinder to the Confidentiality Agreement or otherwise signed a customary confidentiality agreements with the Company as party or a third party beneficiary, which in any case, must be reasonably satisfactory to the Company.
(d)   Notwithstanding anything contrary in this Agreement or any Transaction Documents, the Guarantor and its Affiliates shall not sell, transfer or syndicate to any Person (other than the Rolling Stockholders) if such sale, transfer or syndication (i) would reasonably be expected to result in any delay in satisfying, or increase the risk of not satisfying, the conditions to the Closing set forth in Article VIII or (ii) cause any statement made or information provided to a regulatory authority prior to such assignment to become materially untrue or misleading; provided, further, any sale, transfer or syndication to a competitor of the Company must be subject to the prior approval of the Company and Parent.
(xiv)   Takeover Statutes.   If any Takeover Statute is, becomes or is deemed applicable to the transactions contemplated by this Agreement the Company and the Company Board (acting on the recommendation of the Special Committee) shall grant such approvals and shall take such actions as are necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any such Takeover Statutes.
(xv)   Transaction Litigation.   In the event that any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company or any Indemnified Party from and following the date of this Agreement and prior to the Effective Time (such litigation, other than any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 4.2(f), “Transaction Litigation”), the Company shall as promptly as practicable (a) notify Parent thereof and shall keep Parent reasonably informed with respect to the status thereof, (b) give Parent the opportunity to participate in the defense and/or settlement of any Transaction Litigation, (c) timely consult with Parent with respect to the defense and/or settlement of any Transaction Litigation and (d) shall consider in good faith Parent’s advice and recommendations with respect to such Transaction Litigation; provided that the Company shall not settle or agree to settle any Transaction Litigation without prior written consent of Parent.
(xvi)   Section 16 Matters.   The Company shall, prior to the Effective Time, take all such actions as may be reasonably necessary to cause any dispositions of Shares (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.
(xvii)   Delisting and Deregistration.   Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable Law, including, for the avoidance of doubt, the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares and the Series A Preferred Shares from NASDAQ and the deregistration of the Shares and the Series A Preferred Shares under the Exchange Act as promptly as practicable after the Effective Time.
(xviii)   Redemption of Series A Preferred Stock.   Notwithstanding anything to the contrary in this Agreement, if Parent shall request in writing that the Company effect the redemption of all or any portion of the Series A Preferred Shares, the Company shall promptly take, or cause to be taken, such actions as may be required (and that are approved by Parent) to effect the redemption of such Series A Preferred Shares in accordance with the terms set forth in the Certificate of Designation, provided that, for the avoidance of doubt, any redemption of such Series A Preferred Shares shall be subject to the occurrence of the Closing. If Parent shall request that the Company effect the redemption of any Series A Preferred Shares, Parent shall cause the Surviving Corporation to pay the redemption price payable in respect thereof as determined pursuant to the Certificate of Designation when such redemption price shall become due and payable in accordance with the terms set forth therein.
ARTICLE VIII
Conditions to Effect the Closing
(i)   Conditions to Each Party’s Obligation to Effect the Closing.   The respective obligations of each Party to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:
(a)   Company Stockholder Approval.   The Requisite Company Vote shall have been obtained.
(b)   Regulatory Approvals.   The statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.
(c)   No Legal Prohibition.   No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and makes unlawful or prevents the consummation of the transactions contemplated by this Agreement.
(ii)   Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing.   The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent at or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.   Each of the representations and warranties set forth in: (i) Section 5.10(b) (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) Section 5.2(a) (Capital Structure) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, in each case, except for de minimis inaccuracies, as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (iii) Section 5.1(a) (Organization, Good Standing and Qualification), Sections 5.2(c), (g) and (h) (Capital Structure), Section 5.3 (Corporate Authority; Approval and Fairness), Section 5.22 (Takeover Statute) and Section 5.23 (Brokers and Finders), shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) Article V (other than those set forth in the foregoing clauses (i), (ii) and (iii) of this Section 8.2(a)), without giving effect to any “materiality” or “Material Adverse Effect” qualifiers or qualifiers of similar import set forth therein, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct that would not result in a Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects each of its obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.
(d)   Company Closing Certificate.   Parent shall have received a certificate duly executed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(iii)   Conditions to the Company’s Obligation to Effect the Closing.   The obligation of the Company to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), in each case, except for any failure of any such representations and warranties to be so true and correct that would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement by the Outside Date.
(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects each of its obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   Parent and Merger Sub Closing Certificate.   The Company shall have received a certificate duly executed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.
ARTICLE IX
Termination
(i)   Termination by Mutual Written Consent.   Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by the mutual written consent of the Parties.
(ii)   Termination by Either the Company or Parent.   Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by either the Company or Parent if:
(a)   the transactions contemplated by this Agreement shall not have been consummated by 5:00 p.m. (New York time) on November 10, 2023 (the “Outside Date”), whether before or after the Requisite Company Vote has been obtained; provided, however, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement or extend the Outside Date pursuant to this Section 9.2(a) shall not be available to either the Company or Parent if it has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Outside Date (it being understood that for the purposes of this Section 9.2(a) any such breach by Merger Sub shall be deemed such a breach by Parent);
(b)   the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement; or
(c)   if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and makes unlawful, prevents or impairs the consummation of the transactions contemplated by this Agreement and such Law or Order shall have become final and non-appealable, whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.2(c) shall not be available to the Company or Parent if it has breached representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of such final and non-appealable Law or Order (it being understood that for the purposes of this Section 9.2(c) any such breach by Merger Sub shall be deemed such a breach by Parent).

(iii)   Termination by the Company.   Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company:
(a)   if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of this Agreement, in either case such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of written notice of such breach or failure by the Company to Parent and Merger Sub specifying this Section 9.3(a) and describing such breach or failure and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur or if Parent has the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.4(a);
(b)   in order for the Company Board and the Special Committee to cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, in each case, so long as the Company has complied with the obligations contemplated by Section 7.2(d)(iii) and the Company pays or causes to be paid to Parent the Termination Fee by wire transfer of immediately available funds in accordance with Section 9.5(c)(iii); or
(c)   if (i) all of the conditions set forth in Section 8.1 and Section 8.2 (except for those conditions that by their nature are to be satisfied at the Closing) have been and continue to be satisfied, (ii) the Company has notified Parent in writing that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or, with respect to the conditions set forth in Section 8.2, validly waived (or would be satisfied or validly waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time, (iii) the Company shall have given Parent written notice at least three Business Days prior to such termination stating that the Company’s intention is to terminate this Agreement pursuant to this Section 9.3(c) and (iv) Parent fails to consummate the Closing at the end of such three Business Day period following the delivery of such notice specified in clause (iii) above.
(iv)   Termination by Parent.   Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent:
(a)   if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or incorrect following the date of this Agreement, in either case such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty days after the giving of written notice of such breach or failure by Parent to the Company specifying this Section 9.4(a) and describing such breach or failure and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if either Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur or if the Company has the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.3(a); or
(b)   at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board or the Special Committee shall have effected a Change of Recommendation and (ii) the Company shall have committed a Willful and Material Breach of the terms of Section 7.2.

(v)   Notice of Termination; Effect of Termination and Abandonment.
(a)   In the event the Company or Parent intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.2 or Section 9.3, as applicable, the Company or Parent, as applicable, shall give written notice to the other Party or Parties (as the case may be) specifying the provision or provisions of this Agreement pursuant to which such termination and abandonment is intended to be effected.
(b)   In the event this Agreement is terminated pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Affiliates or its or their respective Representatives); provided, however, that: (i) subject to the terms set forth in Section 9.5(e), no such termination shall relieve any Party of any liability or damages resulting from any actual fraud or Willful and Material Breach of such Party; (ii) the provisions set forth in this Section 9.5(b), Section 7.12(a)(iv), Section 7.13(d), Section 9.5(c), Section 9.5(d), Section 9.5(e) and Article X shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement; and (iii) the Confidentiality Agreement and the Limited Guarantee shall survive any termination of this Agreement in accordance with their respective terms.
(c)   In the event this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to this Article IX:
(i)   by either the Company or Parent pursuant to Section 9.2(a) or Section 9.2(b) or by Parent pursuant to Section 9.4(a) and (A) an Acquisition Proposal shall have been made to the Company Board or the Special Committee, the Company or any Subsidiaries of the Company or to the stockholders of the Company or publicly disclosed or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal prior to, and not publicly withdrawn at least two Business Days prior to (1) the date of termination and abandonment, with respect to any termination and abandonment pursuant to Section 9.2(a) or Section 9.4(a) or (2) the Company Stockholders Meeting (including any postponement, recess or adjournment thereof taken in accordance with this Agreement), with respect to termination and abandonment pursuant to Section 9.2(b) and (B) within twelve months after any such termination and abandonment, (1) the Company or any of Subsidiaries shall have entered into an Alternative Acquisition Agreement for any Acquisition Proposal that is subsequently consummated (which, for this purpose shall include an Alternative Acquisition Agreement with the Person submitting a Withdrawn Proposal or its Affiliates), or (2) any Acquisition Proposal (which, for this purpose shall include an Alternative Acquisition Agreement with the Person submitting a Withdrawn Proposal or its Affiliates) shall have been consummated (with “fifty percent” being substituted in lieu of “twenty percent” in each instance thereof in the definition of “Acquisition Proposal” referenced in the definition of “Alternative Acquisition Agreement” or otherwise for purposes of this Section 9.5(c)(i)(B)), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds within five Business Days of the consummation of such Acquisition Proposal;
(ii)   by the Company pursuant to Section 9.3(a) or Section 9.3(c), then the Parent shall pay or cause to be paid to the Company the Reverse Termination Fee by wire transfer of immediately available funds within five Business Days following the date of such termination; or
(iii)   by the Company pursuant to 9.3(b) or by Parent pursuant to Section 9.4(b), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds within (A) in the case of a termination and abandonment by the Company pursuant to Section 9.3(b), prior to or concurrently with such termination, and (B) in the case of a termination and abandonment by Parent pursuant to Section 9.4(b), within five Business Days following the date of such termination.
(d)   The Parties acknowledge and agree that (i) in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion and (ii) the agreements set forth in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement and accordingly, if Parent (or, if applicable, the Guarantor to the extent provided in and subject to the terms of the Guarantee) fails to promptly pay or cause to be paid the Reverse Termination Fee if and to the extent the same becomes due and payable by Parent pursuant to this Article IX, and, in order to obtain such amount, the Company commences a Proceeding that results in a judgment against Parent (or, if applicable, the Guarantor to the extent provided in and subject to the terms of the Guarantee) for the Reverse Termination Fee (or any portion thereof), Parent (or, if applicable, the Guarantor to the extent provided in and subject to the terms of the Guarantee) shall pay or cause to be paid to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with compounding interest on the Reverse Termination Fee (or any portion thereof), as the case may be, at the annual rate of two percent (2%) plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (or such lesser rate as is the maximum permitted by applicable Law) (collectively, the “Company Recovery Costs”). Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive from Parent (or, if applicable, the Guarantor to the extent provided in and subject to the terms of the Guarantee) the Reverse Termination Fee (and, if applicable, the Company Recovery Costs) shall, to the extent the Reverse Termination Fee (and, if applicable, the Company Recovery Costs) is owed, constitute the sole and exclusive remedy of the Company against the Non-Recourse Parties (as defined herein) affiliated with the Guarantor Parties, Parent or Merger Sub for any breach, loss or damage suffered by the Company or any Subsidiary or Affiliate thereof or any other Person as a result of or relating to or arising out of this Agreement or any agreement executed in connection herewith or the transactions contemplated hereby or thereby, including for any matters forming the basis for the termination of this Agreement and abandonment of the transactions contemplated hereby or thereby, provided that, notwithstanding anything to the contrary in this Agreement or any Transaction Documents, (x) nothing shall relieve the parties thereto of their obligations under the Confidentiality Agreement or relieve the Guarantor (to the extent provided in and subject to the terms of the Guarantee), Parent or Merger Sub from any liability or damages to the Company resulting from any actual fraud or Willful and Material Breach of the Guarantor (to the extent provided in and subject to the terms of the Guarantee), Parent or Merger Sub, which, for the avoidance of doubt, shall not be limited by the amount of the Reverse Termination Fee and the Company Recovery Costs, in the aggregate. Without limiting the foregoing, in no event will the Company or any Subsidiary or Affiliate thereof seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any recovery or award (other than the payment by Parent (or the Guarantor to the extent provided in and subject to the terms of the Guarantee) of the Reverse Termination Fee, the Company Recovery Costs, payments required to be made pursuant to Section 7.12(a)(iv) or any damages in respect of any actual fraud or Willful and Material Breach of the Guarantor (to the extent provided in and subject to the terms of the Guarantee), Parent, or Merger Sub, against any Non-Recourse Parties affiliated with the Guarantor Parties, Parent or Merger Sub, and in no event will the Company or any Subsidiary or Affiliate thereof seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages (other than the payment by Parent (or the Guarantor to the extent provided in and subject to the terms of the Guarantee) of the Reverse Termination Fee, the Company Recovery Costs or payments required to be made pursuant to Section 7.12(a)(iv) or any damages in respect of any actual fraud or Willful and Material Breach of the Guarantor (to the extent provided in and subject to the terms of the Guarantee), Parent, or Merger Sub, in each case to the extent payable pursuant to the express terms of this Agreement or the Guarantee) against the Non-Recourse Parties affiliated with Guarantor Parties, Parent or Merger Sub as a result of or relating to or arising out of this Agreement or any agreement executed in connection herewith or the transactions contemplated hereby or thereby, including for any matters forming the basis for the termination of this Agreement and abandonment of the transactions contemplated hereby or thereby, provided that (w) nothing shall relieve the parties thereto of their obligations under the Confidentiality Agreement, (x) nothing contained herein shall limit the rights and remedies of the Company in the event of, or relieve the Guarantor (to the extent provided in and subject to the terms of the Guarantee), Parent or Merger Sub from, any liability or damages to the Company resulting from any actual fraud or Willful and Material Breach of the Guarantor, Parent or Merger Sub, and (y) nothing contained herein shall limit the rights and remedies of Parent or Merger Sub under the Debt Commitment Letter, the Equity Commitment Letter or the definitive agreements relating to the Debt Financing or the Equity Financing, nor limit Parent or Merger Sub (or any other party thereto other than the Company or any of its Subsidiaries) from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source or other financing source pursuant to the Debt Commitment Letter, the Equity Commitment Letter or the definitive agreements relating to the Debt Financing or the Equity Financing. Nothing in this Section 9.5(d) shall limit or otherwise affect the Company’s right to specific performance as provided in Section 10.7, except as provided in the following sentence. Notwithstanding anything in this Agreement or the Guarantee to the contrary, (A) while the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances shall the Company be entitled to receive both a grant of specific performance which results in the consummation of the Merger, on the one hand, and be awarded any monetary damages (including the Parent Termination Fee), on the other hand, and (B) in the event that the Company is entitled pursuant to this Agreement to both payment of any monetary damages (including monetary damages in respect of any actual fraud or Willful and Material Breach of the Guarantor, Parent, or Merger Sub) and payment of the Parent Termination Fee, the Parent Termination Fee to the extent paid shall reduce the damages to which the Company is entitled (if any) on a dollar for dollar basis.
(e)   The Parties acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion and (ii) the agreements set forth in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement and accordingly, if the Company fails to promptly pay or cause to be paid the amount due pursuant to this Article IX, and, in order to obtain such amount, Parent commences a Proceeding that results in a judgment against the Company for the Termination Fee (or any portion thereof), the Company shall pay or cause to be paid to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with compounding interest on the Termination Fee (or any portion thereof), as the case may be, at the annual rate of two percent (2%) plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (or such lesser rate as is the maximum permitted by applicable Law) (collectively, the “Parent Recovery Costs”). Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive from the Company the Termination Fee (and, if applicable, the Parent Recovery Costs) shall, to the extent the Termination Fee (and, if applicable, the Parent Recover Costs) is owed, constitute the sole and exclusive remedy of Parent or Merger Sub against the Non-Recourse Parties (as defined herein) affiliated with the Company for any breach, loss or damage suffered by Parent or any Subsidiary or Affiliate thereof or any other Person as a result of or relating to or arising out of this Agreement or any agreement executed in connection herewith or the transactions contemplated hereby or thereby, including for any matters forming the basis for the termination of this Agreement and abandonment of the transactions contemplated hereby or thereby, provided that, notwithstanding anything to the contrary in this Agreement or any Transaction Documents, (x) nothing shall relieve the parties thereto of their obligations under the Confidentiality Agreement or relieve the Company from any liability or damages to Parent or Merger Sub resulting from any actual fraud or Willful and Material Breach of the Company or any of its Subsidiaries and (y) the Company shall remain liable for any liability or damages to Parent or Merger Sub resulting from any actual fraud or Willful and Material Breach of the Company or any of its Subsidiaries (which, for the avoidance of doubt, shall not be limited by the amount of Termination Fee and the Parent Recovery Cost, in the aggregate).
ARTICLE X
Miscellaneous and General
(i)   Survival.   Those covenants and agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the Effective Time in accordance with their respective terms. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights in connection with, arising out of or otherwise related to any breach of such representations, warranties, covenants and agreements, shall not survive the Effective Time.

(ii)   Notices.   All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 10.2). Such communications must be sent to the respective Parties at the following street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing); (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 10.2 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver);
if to the Company:
Franchise Group, Inc.
109 Innovation Court, Suite J,
Delaware, Ohio 43015
Attention:
Tiffany McMillan-McWaters

Email:
tmcwaters@franchisegrp.com

with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:
David A. Katz
Zachary S. Podolsky

Email:
DAKatz@wlrk.com
ZSPodolsky@wlrk.com

and
Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street, NE, Suite 3000
Atlanta, Georgia 30308
Attention:
David W. Ghegan

Email:
david.ghegan@troutman.com

if to Parent or Merger Sub:
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Attention:
Brian Kahn

Email:
bkahn@vintcap.com

with a copy to (which shall not constitute notice):
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attention:
Patrick S. Brown

Email:
brownp@sullcrom.com

and

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, NY 10019
Attention:
Russell L. Leaf; Jared N. Fertman

Email:
rleaf@willkie.com; jfertman@willkie.com

(iii)   Expenses.   Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense, except as otherwise expressly provided herein.
(iv)   Transfer Taxes.   Except as otherwise provided in Section 4.2(b), all Transfer Taxes incurred in connection with the Merger shall be paid by Parent.
(v)   Amendment or Other Modification; Waiver.
(a)   At any time prior to the Effective Time, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by the Parties (and in the case of the Company, by action taken or authorized by the Company Board (acting on the recommendation of the Special Committee)); provided, that after the receipt of the Requisite Company Vote, no amendment shall be made that by applicable Law requires further approval by the holders of Shares without obtaining such further approval.
(b)   The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party. Any Party may, to the extent permitted by applicable Law and subject to the provisions of Section 7.11, waive any provision of this Agreement in whole or in part (including by extending the time for the performance of any of the obligations or other acts of the other Parties); provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except to the extent provided for otherwise in Section 9.5.
(c)   Notwithstanding anything in this agreement to the contrary, the provisions of this Section 10.5, along with the provisions of Sections 9.5(d), 10.6(d), 10.8, 10.10 and 10.14, in each case solely as it related to any Debt Financing Source or Debt Financing Source Party, as applicable, may not be amended in a manner adversely affecting any such Debt Financing Source or Debt Financing Source Party, as applicable, without the written consent of such adversely affected related Debt Financing Source.
(vi)   Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)   This Agreement and all Proceedings against any other Party in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, subject to Section 10.1, its statutes of limitations, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
(b)   Each of the Parties agrees that: (i) it shall bring any Proceeding against any other Party in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.6(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(c)   Each Party acknowledges and agrees that any Proceeding against any other Party which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Proceeding. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments or other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 10.6(c).
(d)   Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that subject to Section 10.14, any Proceeding involving any Debt Financing Source Party arising out of, or relating to, the transactions contemplated hereby, the Debt Financing, the Debt Commitment Letter (or definitive agreements) related to the Debt Financing, or the performance of services thereunder, will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court; (ii) subject to Section 10.14, not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter (or definitive agreements) related to the Debt Financing will be effective service of process against them for any such Proceeding brought in any such court; (iv) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court; and (v) any such Proceeding will be governed and construed and enforced in accordance with the Laws of the State of New York. Additionally, each of the Parties hereto knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against the Debt Financing Source Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder.
(vii)   Specific Performance.
(a)   Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to breach such provisions, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to any other available remedies a Party may have in equity or at law and subject to the terms set forth in Section 10.7(b), each Party shall be entitled to (x) enforce specifically the terms and provisions of this Agreement or (y) an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 10.6(b), in the Chosen Courts, without proof of actual damages or the inadequacy of monetary relief and without posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law or in equity.

(b)   Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to an injunction, specific performance or other equitable remedies in connection with the Company’s enforcing Parent’s and Merger Sub’s obligations to effect the Closing shall be subject to the following requirements, and notwithstanding anything to the contrary in Section 9.5(b), any failure of Parent or Merger Sub, or the Guarantor (or any of its Affiliates) to effect the Closing upon the closing conditions set forth in Section 8.1 and Section 8.2 having been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) shall not be deemed a Willful and Material Breach by Parent, Merger Sub, the Guarantor or their respective Affiliates unless: (i) all conditions in Section 8.1 and Section 8.2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded, (iii) the Company has irrevocably confirmed in a written notice that (A) the Company is ready, willing and able to consummate the Closing and (B) if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company would take such actions required of it by this Agreement to cause the Closing to occur, and (iv) Parent and Merger Sub have failed to consummate the Closing prior to the third Business Day following the delivery of such confirmation specified in clause (iii) above.
(viii)   Third-Party Beneficiaries.   The Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any other Person any rights or remedies, express or implied, hereunder, except that (a) from and after the Effective Time, the Indemnified Parties pursuant to the provisions of Section 7.11, (b) the provisions of Sections 9.5(d), 10.5, 10.6(d), 10.10, 10.14 and this Section 10.8 shall inure to the benefit of the Debt Financing Source Parties, (c) the Guarantor pursuant to Sections 7.5(a)(vi) and 7.13 and (d) the Non-Recourse Parties pursuant to Sections 9.5 and 10.14.
(ix)   Fulfillment of Obligations.   Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed, satisfied or properly fulfilled by a Subsidiary of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
(x)   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign this Agreement, any right to damages for breach of this Agreement or any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, without the prior written consent of the other Parties not seeking to assign this Agreement, any right to damages for breach of this Agreement or any of its rights or interests or delegate any of its obligations, except as provided for in Section 10.9, and any attempted or purported assignment or delegation in violation of this Section 10.10 shall be null and void; provided, however, that (a) Parent may designate another Wholly Owned Subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Wholly Owned Subsidiary as of the date of such designation; and (b) Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time to any Debt Financing Source or other lender pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing. Notwithstanding anything in this Agreement to the contrary, Parent shall be responsible for, and shall indemnify and hold harmless the Company and its stockholders from and against, any and all incremental Taxes that result from an assignment by Parent (or any of its Affiliates) to a Person who is not a “United States person” (as defined in Section 7701(a)(30) of the Code), for the avoidance of doubt including any increase in the amount of Tax required to be deducted or withheld pursuant to Section 4.2(h).

(xi)   Entire Agreement.
(a)   This Agreement (including the Exhibits and Schedules), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Rollover Agreement, the Voting Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guarantee and the Confidentiality Agreement (collectively, the “Transaction Documents”) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.
(b)   In the event of (a) any inconsistency between the statements in the body of this Agreement, on the one hand, and any of the Exhibits and Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule (other than an exception expressly set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule (as the case may be)), on the other hand, the statements in the body of this Agreement shall control or (b) any inconsistency between the statements in this Agreement, on the one hand, and the Rollover Agreement, the Voting Agreement and the Confidentiality Agreement, on the other hand, the statements in this Agreement shall control.
(xii)   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
(xiii)   Counterparts; Effectiveness.   This Agreement (a) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (b) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
(xiv)   Non-recourse.
(a)   This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and none of the Company’s, Parent’s or Merger Sub’s former, current and future Affiliates, assignees, stockholders, limited partners, controlling persons, directors, officers, employees, agents, attorneys or any other Representatives (including, in the case of Parent, any of the Guarantor Parties or any of their Representatives or any Debt Financing Source Party) (collectively, the “Non-Recourse Parties”) (other than the Guarantor to the extent provided in and subject to the terms of the Guarantee or the Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of (x) the Company against Parent or Merger Sub or (y) Parent and Merger Sub against the Company, in no event shall any Party or any of its Affiliates, and each Party agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party affiliated with the other Party (other than, in the case of the Company, to the extent provided in and subject to the terms of the Guarantee or the Equity Commitment Letter).
(b)   The Company, on behalf of itself and its Subsidiaries and controlled Affiliates, (a) agrees that none of the Debt Financing Source Parties will have any liability to the Company or any Company

Related Party, relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (b) (i) waives any and all rights or claims against any Debt Financing Source Party in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and (ii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source Party in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder Agreement (it being understood that nothing in this Section 10.14 shall limit the rights or obligations of Parent under this Agreement, or any of the parties to the Debt Commitment Letter, Fee Letter or any other definitive agreement entered into in connection with the Debt Financing).
(xv)   Effect of Breach of Specified Persons.   Notwithstanding anything in this Agreement to the contrary, to the extent any actions or omissions of any Specified Person taken after the date of this Agreement and taken by or at the direction of BK or with BK’s consent, or any actions or omissions of other persons taken at the direction or with the consent of any Specified Person, would constitute a breach by the Company of a covenant or agreement contained in this Agreement, the Voting Agreement, the Equity Commitment Letter, the Limited Guarantee or the Rollover Agreement, or would result in any of the representations or warranties of the Company contained in this Agreement, the Voting Agreement, the Equity Commitment Letter, the Limited Guarantee or the Rollover Agreement becoming inaccurate for which the Company otherwise would have been responsible (a “BK Breach”), such breach or inaccuracy shall be disregarded as a basis for providing Parent or Merger Sub with any rights or remedies, or relieving Parent or Merger Sub of any obligations, or otherwise providing a benefit to Parent or Merger Sub under this Agreement. Without limiting the foregoing, Parent or Sub shall not have any right to rely on any failure of the closing conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (or terminate this Agreement under Section 9.4(q) a result thereof) or claim any damage or seek any other remedy at law or in equity to the extent that such failure, damage or injury arises from any BK Breach.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.
FRANCHISE GROUP, INC.
By:
/s/ Eric Seeton

Name:
Eric Seeton

Title:
Chief Financial Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.
FREEDOM VCM, INC.
By:
/s/ Brian R. Kahn

Name:
Brian R. Kahn

Title:
President

FREEDOM VCM SUBCO, INC.
By:
/s/ Brian R. Kahn

Name:
Brian R. Kahn

Title:
President

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FRANCHISE GROUP, INC.
* * * * * * * *
It is hereby certified that:
1.   The name of the corporation (hereinafter called the “Corporation”) is Franchise Group, Inc.
2.   The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 23, 2010, under the name of JTH Holdings, Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 14, 2011. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 18, 2018 (the “Second Amended and Restated Certificate”), under the name of Liberty Tax, Inc. The Certificate of Amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on September 19, 2019.
3.   This Third Amended and Restated Certificate of Incorporation of the Corporation (this “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended and Restated Certificate, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by the written consent of its stockholders in accordance with Section 228 of the DGCL.
4.   This Third Amended and Restated Certificate restates, integrates, and amends the provisions of the Second Amended and Restated Certificate. Certain capitalized terms used in this Third Amended and Restated Certificate are defined where appropriate herein.
5.   This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.
6.   The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
The name of the corporation (the “Corporation”) is: Franchise Group, Inc.
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, each of which shall have a par value of $0.0001 per share (the “Common Stock”).
ARTICLE V
In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VI
Elections of directors need not be by written ballot.
ARTICLE VII
1.   Right of Indemnification.   The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence or Section 2 of this Article VII, except as otherwise provided in Section 3 of this Article VII, the Corporation shall be required to indemnify, or advance expenses to, a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.
2.   Prepayment of Expenses.   The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.
3.   Claims.   If a claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this Article VII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article VII and applicable law.
4.   Non-Exclusivity of Rights.   The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of this Third Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholders or disinterested directors or otherwise.
5.   Amendment or Repeal.   Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article VII after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.
6.   Other Indemnification and Advancement of Expenses.   This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE VIII
the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the by-laws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, Franchise Group, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
FRANCHISE GROUP, INC.
By:

Name:
[•]

Title:
[•]

Annex B
Jefferies LLC
520 Madison Avenue
New York, NY 10022
tel 212.284.2300
Jefferies.com
May 9, 2023
The Special Committee of
The Board of Directors
Franchise Group, Inc.
109 Innovation Court, Suite J
Delaware, Ohio 43015
Members of the Special Committee:
We understand that Franchise Group, Inc. (the “Company”), Freedom VCM, Inc. (“Parent”), and Freedom VCM Subco, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock (i) owned by the Company, a wholly owned subsidiary of the Company, B. Riley Financial, Inc., Parent, Merger Sub or another wholly owned subsidiary of Parent (together, the “Owned Shares”), all of which shares will be cancelled without payment; (ii) as to which dissenters rights have been properly exercised and not withdrawn or otherwise waived (the “Dissenting Shares”); and (iii) owned by Rolling Stockholders (as defined in the Merger Agreement) and agreed to be contributed to Freedom VCM Holdings, LLC pursuant to a rollover contribution agreement (the “Rollover Agreement”) (such shares, the “Rollover Shares” and, together with the Owned Shares and Dissenting Shares, the “Excluded Shares”), will be converted into the right to receive $30.00 per share in cash (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement
You have asked for our opinion as to whether the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than holders of Excluded Shares and shares of Company Common Stock held by the Affiliated Stockholders (as defined in the Merger Agreement)).
In arriving at our opinion, we have, among other things:
(i)
reviewed a draft dated May 9, 2023 of the Merger Agreement;

(ii)
reviewed certain publicly available financial and other information about the Company;

(iii)
reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company (the “Company Forecasts”);

(iv)
held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)
reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)
compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii)
conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the Company Forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no opinion as to the Company Forecasts or the assumptions on which they are based.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. We have relied upon and assumed, without independent verification, the assessments of the management of the Company as to the existing and future relationships, agreements and arrangements with, and the Company’s ability to attract and retain, key customers, distributors, suppliers and other commercial relationships, and employees of the Company.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company, its Board of Directors, or the Special Committee of the Board of Directors (the “Special Committee”) including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.
Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company (including any business divestiture transaction), nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise (including the Rollover Agreement). Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Merger or any matter related thereto. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any other class of securities (including holders of shares of preferred stock of the Company), creditors or other constituencies of the Company or any other party, other than the holders of shares of Company Common Stock. We express no view or opinion as to the price at which shares of Company Common Stock will trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration to be received by holders of shares of Company Common Stock or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the Special Committee (in its capacity as such) in its consideration of the Merger.
We have been engaged by the Special Committee to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. As you are aware, we have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. As you are also aware, in the past two years we have not provided financial advisory or financing services to Parent or its affiliates for which we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than holders of Excluded Shares and shares of Company Common Stock held by the Affiliated Stockholders).
Very truly yours,
/s/ Jefferies LLC
JEFFERIES LLC

Annex C
§ 262. Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
[Repealed.]

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)
If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)
Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f)
Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)
At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)
From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l)
The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of May 10, 2023, is by and among (i) Freedom VCM, Inc., a Delaware corporation (“Parent”), (ii) Franchise Group, Inc., a Delaware corporation (the “Company”), and (iii) the stockholders of the Company listed on Schedule A hereto in their capacity as record or beneficial owners of Common Shares (as defined below) (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party” and collectively as the “Parties.”
RECITALS
A.   Concurrently with the execution and delivery of this Agreement, Parent, the Company and Freedom VCM Subco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);
B.   As of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the Common Shares owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional Common Shares or other equity interests of the Company that such Stockholder may own as of the date hereof or acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), such Stockholder’s “Covered Shares”);
C.   As a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has required each Stockholder, and each Stockholder has agreed to, enter into this Agreement with respect to such Stockholder’s Covered Shares.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Definitions.   Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.
1.1.   “Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) such time as the Merger Agreement is validly terminated in accordance with the terms of Article IX of the Merger Agreement (c) the termination of this Agreement by written agreement of all of the Parties; provided, that, any such termination by the Company shall require the prior approval of the Special Committee; (d) the date on which any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted that (i) diminishes (in any amount) the Per Share Merger Consideration to be received by stockholders of the Company, (ii) changes the form of the Per Share Merger Consideration payable to the stockholders of the Company, (iii) extends the Outside Date beyond November 10, 2023 or (iv) imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger by the Outside Date; it being understood that the occurrence of any of the events described in the foregoing clauses (i) to (iv) shall not trigger the occurrence of the Expiration Time if any Stockholder causes such events to occur pursuant to the Interim Investors Agreement, dated as of the date hereof, by and among the parties thereto and (e) the occurrence of a Change of Recommendation by the Special Committee pursuant to the Merger Agreement.
1.2.   “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), or (b) above; provided, that liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of or otherwise lending against Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder (“Permitted Pledge”); provided, that the entry into a voting agreement, voting trust or similar arrangement shall not be deemed a Transfer if made in connection with an Acquisition Proposal and if the effectiveness thereof shall be conditioned on the valid termination of this Agreement and the Merger Agreement.
2.   Agreement to Not Transfer the Covered Shares
2.1.   No Transfer of Covered Shares; Permitted Transfers.
(a)   Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of, directly or indirectly, any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent and the Company, or as permitted by Section 2.1(b). Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1(a) shall be null and void and of no effect whatsoever.
(b)   Section 2.1(a) above shall not prohibit or otherwise restrict a Transfer of Covered Shares by Stockholder to such Stockholder’s (i) Affiliates, (ii) spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of any Stockholder or any of its Affiliates, or (iii) any trust, the trustees of which include only the Persons named in clause (ii) and the beneficiaries of which include only the Persons named in clause (ii); provided, however, that a Transfer referred to in clauses (i) through (iii) of this sentence shall be permitted only if (1) all of the representations and warranties in Section 6 of this Agreement with respect to such Stockholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer, (2) the transferee has agreed in a written document, reasonably satisfactory in form and substance to the Parent and the Company, to be bound by all of the terms of this Agreement, and (3) such transfer occurs no later than three (3) Business Days prior to the Expiration Time.
3.   Agreement to Vote the Covered Shares.
3.1.   Voting Agreement.   Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder irrevocably and unconditionally agrees to cause to be present in person or represented by proxy and to vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) (a) in favor of any proposal to approve the adoption of the Merger Agreement and approve the Merger; (b) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the adoption of the Merger Agreement to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement or if there are not sufficient Common Shares present in person or represented by proxy at such meeting to constitute a quorum; (c) in favor of any proposal to facilitate the Merger and the transactions contemplated by the Merger Agreement and (d) against (i) any amendment or modification of the Company’s Organizational Documents, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, the Company or any of its Subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Article VIII under the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or such Stockholder contained in this Agreement and (ii) any Acquisition Proposal or any action intended to or that would, or would reasonably be likely to facilitate an Acquisition Proposal or Alternative Acquisition Agreement, or any agreement, transaction or other matter that is intended to, would, or would reasonably be expected to, impede, postpone, materially adversely affect or interfere with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
3.2.   Quorum; Procedure.   Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. Any vote required to be cast hereunder shall be cast in accordance with all applicable procedures so as to ensure that it is duly counted for purposes of establishing a quorum and for purposes of recording the results of that vote.
3.3.   Return of Proxy.
Each Stockholder hereby revokes (and agrees to cause to be revoked and to promptly communicate in writing notice of such revocation to the relevant proxy holder) any proxies that such Stockholder has heretofore granted with respect to the Covered Shares. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), promptly upon receipt (but in any event no later than two (2) Business Days thereafter), any proxy card or voting instructions it or the Stockholders receive that is sent to stockholders of the Company soliciting proxies with respect to any matters described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).
3.3.   No Inconsistent Agreements.   Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to any Covered Shares, except to the extent permitted hereunder and (b) has not granted, and shall not grant at any time prior to the Expiration Time, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.
3.4.   Acquisitions of Common Shares.   Prior to the Expiration Time, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Common Shares or other voting securities with respect to the Company, such Common Shares or voting securities shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Common Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Common Shares or voting securities shall automatically become subject to the terms of this Agreement. Such Stockholder shall promptly notify Parent of any such event.
4.   Waiver of Certain Actions; Stop Transfer.   Each Stockholder hereby agrees that (a) it shall not commence or participate in, or facilitate, assist or encourage, and (b) it shall take all actions necessary to opt out of any class in any class action with respect to, in each of cases (a) and (b), any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger), (ii) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby or (iii) seeking Appraisal Rights (as defined herein) in connection with the Merger. Each Stockholder hereby agrees that such Stockholder shall not assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”). Each Stockholder hereby agrees that such Stockholder shall not request that the Company register any transfer of any Certificate or Book-Entry Share or other uncertificated interest representing any Covered Shares made in violation of the restrictions set forth in Section 2 until the Expiration Time.
5.   Fiduciary Duties; Legal Obligations.   Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by any such Stockholder in his or her capacity as a director or officer of the Company or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of the Company.
6.   Representations and Warranties of the Stockholder.   Each Stockholder hereby represents and warrants to Parent and the Company that:
6.1.   Due Authority.   Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If such Stockholder is not a natural person, (a) such Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, (b) such Stockholder has all requisite corporate or similar power (as applicable) and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 3.3(b), to perform such Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement and (c) the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, subject to Bankruptcy and Equity Exceptions.
6.2.   Ownership of the Covered Shares.   (a) Such Stockholder is, as of the date hereof, the beneficial owner of such Stockholder’s Covered Shares, free and clear of any and all Encumbrances other than those (i) created by this Agreement, (ii) arising under applicable securities Laws or (iii) that constitute a Permitted Pledge, and (b) such Stockholder has sole voting and dispositive power over all of the Covered Shares beneficially owned by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any Common Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Shares or other voting shares of the Company) other than the Owned Shares.
6.3.   No Conflict; Consents.
(a)   The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Covered Shares of a Stockholder pursuant to any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject.
(b)   No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.
6.4.   Absence of Litigation.   As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
6.5   Stockholder Has Adequate Information.   Such Stockholder acknowledges that such Stockholder is a sophisticated investor with respect to such Stockholder’s Covered Shares and has adequate information concerning the business and financial condition of the Company and the transactions contemplated by the Merger Agreement to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent and the Company, and based on such information as such Stockholder has deemed appropriate, made such Stockholder’s own analysis and decision to enter into this Agreement. Such Stockholder has received and reviewed a copy of this Agreement and the Merger Agreement and such Stockholder acknowledges that such Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement.
6.6   Reliance.   Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Stockholder contained in this Agreement.
7.   Miscellaneous.
7.1.   Certain Adjustments.   In the event of a stock split, stock dividend or distribution, or any change in the Common Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Shares”, and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
7.2.   Amendments and Waivers.   This Agreement may be amended or any provision of this Agreement may be waived; provided, that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by the Stockholders holding a majority of the Covered Shares held by all Stockholders, Parent and the Company, provided, that any such amendment given by the Company shall be at the direction of the Special Committee, and (ii) any waiver of any provision of this Agreement shall be effective against the Stockholders, Parent or the Company only if set forth in a writing executed by the Stockholders holding a majority of the Covered Shares held by all Stockholders, Parent or the Company, as applicable, provided, that any such waiver given by the Company shall be at the direction of the Special Committee. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
7.3.   Expenses.   All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.
7.4.   Notices.   Any notice or other communication required or permitted hereunder will be in writing and will be deemed given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 7.4). Such communications must be sent to the respective Parties at the following street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing); (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 7.4 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):
(a)   if to a Stockholder, to the address for notice set forth on its signature page attached hereto;
(b)
if to Parent, to:
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Brian Kahn
bkahn@vintcap.com

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attention:
Patrick S. Brown

Email:
brownp@sullcrom.com

and
Willkie Farr & Gallagher LLP
787 7th Avenue
New York, NY 10019
Attention:
Russell L. Leaf; Jared N. Fertman

Email:
rleaf@willkie.com; jfertman@willkie.com

(c)
if to the Company, to:

Franchise Group, Inc.
109 Innovation Court, Suite J,
Delaware, Ohio 43015
Attention:
Tiffany McMillan-McWaters

Email:
tmcwaters@franchisegrp.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:
David A. Katz; Zachary S. Podolsky

Email:
DAKatz@wlrk.com; ZSPodolsky@wlrk.com

and
Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street, N.E.
Suite 3000
Atlanta, GA 30308
Attention:
David W. Ghegan

Email:
david.ghegan@troutman.com

7.5.   Governing Law.   This Agreement and all Proceedings against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, its statutes of limitations, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
7.6.   Jurisdiction.   Each of the Parties agrees that: (a) it shall bring any Proceeding against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (b) solely in connection with such Proceedings, (1) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (3) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (4) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense any matter or claim waived by this Section 7.4 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
7.7.   Waiver of Jury Trial.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST ANY OTHER PARTY HERETO WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES HERETO WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 7.7.
7.8.   Counterparts and Signature.   This Agreement (i) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (ii) shall become effective when each party hereto shall have received one or more counterparts hereof signed by the other party hereto. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
7.9.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders.
7.10.   Documentation and Information.   No Stockholder shall make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of both the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of, and opportunity to comment on, any such disclosure will be provided to the Company and Parent), and such Stockholder will consider in good faith the reasonable comments of the Company and Parent with respect to such disclosure and otherwise cooperate with the Company and Parent in obtaining confidential treatment with respect to such disclosure. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement, Schedule 13E-3 and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and each Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Stockholder agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
7.11.   Further Assurances.   Each Stockholder agrees that it shall, from time to time, at the reasonable request of the Company and without further consideration, execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
7.12.   Stop Transfer Instructions.   At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time; provided, that such stop transfer order will not be applicable to any Transfer effectuated in compliance with Section 2.1 hereof.
7.13.   Specific Performance.   Each of the Parties acknowledges and agrees that the rights of each party hereto to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to any other available remedies a party hereto may have in equity or at law, each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Sections 7.5, 7.6, and 7.7, in the Chosen Courts, without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
7.14.   Entire Agreement.   This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.
7.15.   Interpretation.   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.
7.16   Assignment; Third-Party Beneficiaries.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any Stockholder, Parent or the Company without the prior written consent of Parent, the Company or the Stockholders that own a majority of the Covered Shares owned by all Stockholders, as applicable; provided that, any such assignment or approval of assignment set forth by the Company shall require the prior approval of the Special Committee. Any attempted assignment of this Agreement or any of the rights or obligations hereunder other than in accordance with the terms of this Section 7.16 shall be void ab initio. Nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.
7.17.   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
7.18.   Non-Survival of Representations and Warranties.   None of the representations and warranties in this Agreement shall survive the Effective Time.
7.19.   Termination.   This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.10, 7.14, 7.15, and 7.19 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at Law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.
7.20   Proxy Statement; Schedule 13E-3; Regulatory Cooperation; Permitted Claims.
(a)   The Company, Parent and each Stockholder shall cooperate with each other and use their respective reasonable best efforts to prepare and file, with respect to the transactions contemplated by the Merger Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act as soon as reasonably practicable (and in no event later than ten Business Days after the date hereof with respect to any necessary filings under the HSR Act) and make, deliver or submit, as applicable, all other initial filings, notices, and reports under any applicable Antitrust Laws as soon as reasonably practicable after the date of this Agreement, and in connection therewith, request, to the extent possible, early termination of the statutory waiting period under the HSR Act, and to the extent applicable, under the applicable Antitrust Laws, and provide confirmation to each other of any such filings and requests. The Company and each Stockholder shall, as promptly as reasonably practicable, supply to Parent any information that may be reasonably required (x) to prepare such filings required by the HSR Act and make, deliver or submit, as applicable, initial filings, notices, and reports under any applicable Antitrust Laws as soon as reasonably practicable after the date of this Agreement or (y) to respond to information requests by the FTC, the DOJ or the Governmental Entities of any other applicable jurisdiction in which any such filing is made.
(b)   As promptly as practical following the date of the Merger Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholders Meeting. The Company, Parent and each Stockholders shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”) relating to the transactions contemplated by the Merger

Agreement. Each Stockholder will provide information reasonably requested by the Company or Parent in connection with the preparation of the Proxy Statement and Schedule 13E-3. To the knowledge of each Stockholder, the information supplied by such Stockholder for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company will not file the Proxy Statement with the SEC without first providing Brian Kahn and his counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested thereto by the Stockholder and its counsel. The Company and Parent shall (i) provide Brian Kahn and his counsel and B. Riley Financial, Inc. and its counsel a reasonable opportunity to review drafts of the Schedule 13E-3 prior to filing the Schedule 13E-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by Brian Kahn and B. Riley Financial, Inc., their outside counsel and their other Representatives.
(c)   Each Stockholder or any of its controlled Affiliates or agents duly authorized to act on such Stockholder’s or its controlled Affiliates’ behalf shall not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated thereby, against the Guarantor (as defined in the Limited Guarantee) or any Guarantor Affiliate (as defined in the Limited Guarantee), except for the Permitted Claims (as defined in the Limited Guarantee) subject to all of the terms, conditions and limitations of the Limited Guarantee; provided, that for the purposes of this provision, the Company and its Subsidiaries shall not be deemed controlled Affiliates or Representatives of the Stockholder.
8.   Communications.
8.1.   Existing Discussions.   Each Stockholder acknowledges and agrees, that as of the date of this Agreement, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that would lead to an Acquisition Proposal.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.
FREEDOM VCM, INC.
By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: President

FRANCHISE GROUP, INC.
By:	/s/ Eric Seeton
Name: Eric Seeton
Title: Chief Financial Officer

By:	/s/ Brian R. Kahn
BRIAN R. KAHN
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Attention:
Brian Kahn

Email:
bkahn@vintcap.com

VINTAGE OPPORTUNITY PARTNERS, L.P.
By:	Vintage Opportunity Partners GP, LLC, its general partner
By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Authorized Signatory
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Attention:
Brian Kahn

Email:
bkahn@vintcap.com

By:	/s/ Brian R. Kahn
By:	/s/ Lauren Kahn
BRIAN KAHN and LAUREN KAHN Joint Tenants by Entirety
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Attention:
Brian Kahn

Email:
bkahn@vintcap.com

By:	/s/ Andrew M. Laurence
ANDREW M. LAURENCE
627 Harland St. Milton, MA 02186
Milton, MA 02186
Email:
alaurence@vintcap.com

Schedule A
Name	Owned Shares*
Brian R. Kahn	2,154,807
Vintage Opportunity Partners, L.P.	2,500,000
Brian Kahn and Lauren Kahn Joint Tenants by Entirety	7,576,543
Andrew Laurence	573,482

*
If any additional Common Shares are owned by any of the Stockholders as of the date hereof, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule A.

Annex E
Freedom VCM Holdings, LLC
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
May 10, 2023
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Franchise Group, Inc., a Delaware corporation (the “Company”), Freedom VCM, Inc., a Delaware corporation (the “Parent”), and Freedom VCM Subco, Inc., a Delaware corporation and wholly owned subsidiary of the Parent. Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
1.   Contribution and Exchange of Rollover Shares.   On the terms and conditions set forth herein and pursuant to the transactions contemplated by Article II of the Merger Agreement, immediately prior to the Effective Time (but with effectiveness at (and subject to the occurrence of) the Effective Time), each stockholder of the Company whose name is set forth on Schedule A hereto (each, a “Rolling Stockholder”) shall contribute to Topco, free and clear of any and all Encumbrances (other than Permitted Encumbrances, as defined herein), and Topco shall accept and receive, the issued and outstanding Rollover Shares set forth opposite such Rolling Stockholder’s name on Schedule A, which shall have a rollover value equal to the Per Share Merger Consideration multiplied by the number of Rollover Shares held by such Rolling Stockholder that are so contributed to Topco with effect at the Effective Time (with respect to each Rolling Stockholder, the “Rollover Value” thereof), in exchange for the issuance to such Rolling Stockholder immediately prior to or at the Effective Time (but with effectiveness at (and subject to the occurrence of) the Effective Time), of a number of common membership interests of Topco (“Topco Common Units”), equal to the quotient of (x) the Rollover Value of such Rolling Stockholder, divided by (y) $1,000.00 (the “Exchange”). The transactions contemplated by this Section 1 are intended to (a) qualify under Section 721 of the U.S. Internal Revenue Code of 1986, as amended, and (b) be treated as transactions that are separate from the taxable sale of shares of common stock of the Company to Parent pursuant to the Merger Agreement. The parties hereto shall not take a position inconsistent with such treatment in their tax filings (unless otherwise required by a taxing authority pursuant to an audit or other examination), and in the event of an audit or other examination with respect to such treatment, shall consult in good faith with each other concerning its defense.
2.   Contribution Closing.
(a)   The closing of the transactions contemplated by this Agreement (the “Contribution Closing”) shall take place remotely via the electronic exchange of documents and signatures, on the same date as and immediately prior to or at the Effective Time (but with effectiveness at (and subject to the occurrence of) the Effective Time). The parties hereto acknowledge and agree that, effective upon the Contribution Closing, this Agreement shall constitute the instrument transferring the Rollover Shares and the Topco Common Units, as applicable.
(b)   The consummation of the Exchange with respect to each such Rolling Stockholder shall be subject to the satisfaction of the following conditions: (i) the conditions set forth in Article VIII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing) shall have been satisfied or waived, (ii) with respect to Topco’s obligation to effect the Contribution Closing, (1) each such Rolling Stockholder shall have performed in all material respects each of its obligations required to be performed by it under this Agreement at or prior to the Contribution Closing and (2) each such Rolling Stockholder’s representations and warranties in this Agreement shall be true and correct in all respects as of the execution of this Agreement and as of the Contribution Closing, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of such Rolling Stockholder to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby, and (iii) with respect to each such Rolling Stockholder’s obligation to effect the Contribution Closing, (1) Topco shall have performed in all material respects each of its obligations required to be performed by it under this Agreement at or prior to the Contribution Closing and (2) Topco’s representations and warranties in this Agreement shall be true and correct in all respects as of the execution of this Agreement and as of the Contribution Closing, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Topco to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby. For the avoidance of doubt, the failure of a Rolling Stockholder to meet the conditions set forth in this Section 2(b)(ii) shall not affect the consummation of the Contribution Closing with respect to the other Rolling Stockholders.
(c)   At the Contribution Closing, (i) such Rollover Stockholder shall deliver or cause to be delivered to Topco (A) as applicable, (1) for Certificated Rollover Shares, all Certificates representing Rollover Shares being contributed to Topco, duly endorsed in blank or together with duly executed stock powers or (2) for Book-Entry Shares, the applicable documentation needed to transfer such Book-Entry Shares as established in accordance with Section 4.2(b) of the Merger Agreement, in each case, in form and substance reasonably acceptable to Topco, and sufficient to transfer such Rollover Shares to Topco, (B) a properly completed and duly executed Internal Revenue Service Form W-9 or W-8 (and any required underlying documentation), as applicable, and such other documents as Topco may reasonably request and as are required by applicable law to permit it to properly file information returns with the proper authorities and comply with its tax reporting, withholding, and payment obligations and (C) a duly executed counterpart signature page or joinder to the LLCA to the extent the LLCA is in agreed form by the Closing and (ii) Topco shall make a book entry to the appropriate schedule of the LLCA (as defined below) or other unit register of Topco and in the books and records of Topco reflecting the Topco Common Units issued to such Rollover Stockholder in accordance with this Agreement.
3.   Topco LLC Agreement.   Notwithstanding anything in this Agreement to the contrary, all Topco Common Units acquired by any Rolling Stockholder pursuant to this Agreement will be subject to the terms and conditions of an Amended and Restated Limited Liability Company Agreement (the “LLCA”) of Topco that shall contain the terms and conditions set forth on Exhibit A attached hereto, and the parties hereto agree to negotiate the LLCA on such terms and conditions and such other terms and conditions as the parties may mutually agree, but in no event shall the Closing (or the contribution of the Rollover Shares to Topco) be delayed in respect of the negotiation of the LLCA and, if necessary, the parties shall effect the Closing and the contribution of the Rollover Shares to Topco on the basis of the terms set forth in Exhibit A hereto (which shall be binding on the parties at and following such time until the parties enter into the LLCA) and shall continue to negotiate the LLCA in good faith and promptly execute the LLCA and any ancillary documentation in connection therewith.
4.   Additional Agreements.   Each Rolling Stockholder acknowledges and agrees that the Topco Common Units to be received by it pursuant to Section 1 of this Agreement shall be in lieu of any portion of the Per Share Merger Consideration such Rolling Stockholder would have otherwise been entitled to receive at the Closing under the Merger Agreement for the Rollover Shares contributed by such Rolling Stockholder. Each Rolling Stockholder shall take such actions as are necessary at the Effective Time to give effect to this Agreement.
5.   Representations and Warranties.
(a)   Each Rolling Stockholder severally (and not jointly) represents and warrants to Topco, as of the execution of this Agreement and as of the Contribution Closing, that:
(i)   such Rolling Stockholder, if an entity, is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has the power and authority to execute and deliver this Agreement and to fulfill and perform such Rolling Stockholder’s obligations hereunder; and such Rolling Stockholder, if an individual, has the power and capacity to execute and deliver this Agreement and to fulfill and perform such Rolling Stockholder’s obligations hereunder. The execution and delivery by such Rolling Stockholder of this Agreement and the performance by such Rolling Stockholder of its obligations hereunder and the consummation by such Rolling Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Rolling Stockholder, and no other action on the part of such Rolling Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby;
(ii)   this Agreement has been duly executed by such Rolling Stockholder and constitutes the valid and legally binding obligation of such Rolling Stockholder, enforceable against such Rolling Stockholder in accordance with its terms, except to the extent of a Bankruptcy and Equity Exception;
(iii)   such Rolling Stockholder (A) is the sole legal owner of the Rollover Shares set forth opposite its name on Schedule A, with good and valid title to the Rollover Shares and the sole and unrestricted power to vote or direct the voting and to dispose or direct the disposition of the Rollover Shares for and on behalf of all legal and beneficial owners of the Rollover Shares, free and clear of any and all Encumbrances and restrictions on transfer, other than Encumbrances (1) arising under the Securities Act of 1933, as amended from time to time, and applicable state securities laws, or (2) created or incurred by, or at the direction of, Topco, which Encumbrances and restrictions on transfer shall not be breached or violated by or impede or delay the consummation of the transactions contemplated by this Agreement (“Permitted Encumbrances”), and (B) has full and unrestricted power to dispose of all of its Rollover Shares as contemplated by this Agreement. Upon delivery of such Rolling Stockholder’s Rollover Shares as contemplated herein, such Rolling Stockholder will transfer to Topco good and valuable title to such Rolling Stockholder’s Rollover Shares, free and clear of any and all Encumbrances, other than Permitted Encumbrances;
(iv)   the execution, delivery and performance by such Rolling Stockholder of this Agreement does not, and the consummation by such Rolling Stockholder of the transactions contemplated hereby will not, (A) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under its governing documents, any applicable Laws or any contract to which such Rolling Stockholder is a party or which is binding on it, him or her or its, his or her assets, (B) result in the creation of any Encumbrances on any of the assets or properties of such Rolling Stockholder (other than the Rollover Shares) or (C) require any filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations to be made or obtained from any Person or any Governmental Entity, other than the Parent Approvals and the Company Approvals, in each case, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of such Rollover Stockholder to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby;
(v)   such Rolling Stockholder is an “accredited investor,” as defined in Rule 501(a) under the Securities Act of 1933, as amended from time to time, and no disqualifying events described in Securities and Exchange Commission Rule 506(d)(1)(i) – (viii) of Regulation D of the Securities Act have occurred with respect to such Rolling Stockholder;
(vi)   such Rolling Stockholder possesses such expertise, knowledge and sophistication in financial and business matters generally and is capable of evaluating the merits and risks of acquiring Topco Common Units;
(vii)   such Rolling Stockholder understands that (i) an investment in the Topco Common Units is a speculative investment that involves a high degree of risk, and that such Rolling Stockholder may lose the entire amount of its investment, (ii) the Topco Common Units are illiquid, and such Rolling Stockholder must, and can, bear the economic risk of an investment in the Topco Common Units for an indefinite period of time unless and until the Topco Common Units are subsequently registered under the Securities Act, an exemption from such registration is available or the Topco Common Units are transferred in accordance with the LLCA, (iii) there is no existing public or other market for the Topco Common Units, and there can be no assurance as to when, or whether, any such market will develop, or that such Rolling Stockholder will be able to sell or dispose of the Topco Common Units and (iv) a notation shall be made in the appropriate records of Topco indicating that the Topco Common Units are subject to restrictions on transfer;
(viii)   such Rolling Stockholder has adequate means and can afford to suffer a complete loss of such Rolling Stockholder’s investment in the Topco Common Units;
(ix)   such Rolling Stockholder has had access to all of the information and individuals with respect to the Topco Common Units and the receipt thereof, including, without limitation, information relating to Topco, and the risks related to any investment therein, that such Rolling Stockholder deems necessary to make a complete evaluation thereof, and such Rolling Stockholder has consulted, to the extent deemed appropriate by such Rolling Stockholder, with such Rolling Stockholder’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Topco Common Units and on that basis understands the financial, tax, legal and related consequences of an investment in the Topco Common Units;
(x)   such Rolling Stockholder is acquiring the Topco Common Units to be acquired by such Rolling Stockholder hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act of 1933, as amended from time to time;
(xi)   Topco shall not have any liability of any kind in respect of any brokerage or finders’ fees, agents’ commissions or other similar payment to any broker, finder, agent or like party retained by or on behalf of such Rollover Stockholder; and
(xii)   as of the date of this Agreement, there are no Proceedings against or, to such Rollover Stockholder’s knowledge, threatened in writing against, such Rollover Stockholder which would, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of such Rollover Stockholder to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby.
(b)   Each Rolling Stockholder covenants and agrees that from and after the date hereof and until the Closing, such Rolling Stockholder shall not knowingly take or omit to take any action that would cause any of the representations and warranties in Section 5(a) to become untrue or inaccurate in any respect.
(c)   Topco represents and warrants, as of the execution of this Agreement and as of the Contribution Closing, to each Rolling Stockholder that:
(i)   it is a limited liability company duly organized, validly existing and in good standing under the laws of state of Delaware and has the limited liability company power and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder. The execution and delivery by Topco of this Agreement and the performance by Topco of its obligations hereunder and the consummation by such Topco of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Topco, and no other action on the part of such Topco is necessary to authorize this Agreement or to consummate the transactions contemplated hereby;
(ii)   this Agreement has been duly executed by Topco and constitutes the valid and legally binding obligation of Topco, enforceable against Topco in accordance with its terms, except to the extent of a Bankruptcy and Equity Exception;
(iii)   when issued in compliance with the provisions of this Agreement and the LLCA, as applicable, the Topco Common Units will be validly issued and will be free of any Encumbrances, other than (1) those restrictions on transfer created by any state or federal securities laws, (2) restrictions under the LLCA or any of Topco’s other governing documents, or (3) those Encumbrances created or incurred by, or at the direction of, a Rolling Stockholder;
(iv)   the execution, delivery and performance by Topco of this Agreement does not, and the consummation by Topco of the transactions contemplated hereby will not, (A) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under its governing documents, any applicable Laws or any contract to which Topco is a party or which is binding on it or its assets, (B) result in the creation of any Encumbrances on any of the assets or properties of Topco or (C) require any filings, notices, reports, consents, registrations, approvals, permits, orders, declarations, licenses or authorizations to be made or obtained from any Person or any Governmental Entity, other than the Parent Approvals and the Company Approvals, in each case, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Topco to perform of any of its obligations under this Agreement or to consummate the transactions contemplated hereby; and
(v)   at the Effective Time, the Topco Common Units will be issued by Topco in compliance with applicable securities laws or exemptions therefrom (assuming the accuracy of the representations and warranties made by each Rolling Stockholder in Section 5(a) hereof) and in compliance with the provisions of the LLCA.
6.   Miscellaneous.
(a)   Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(i)   This Agreement and all Proceedings against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, its statutes of limitations, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.
(ii)   Each of the parties hereto agrees that: (A) it shall bring any Proceeding against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (B) solely in connection with such Proceedings, (1) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (3) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (4) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6(e) or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense any matter or claim waived by this Section 6(a) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(iii)   Each party hereto acknowledges and agrees that any Proceeding against any other party hereto which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each party hereto irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Proceeding. Each party hereto hereby acknowledges and certifies that (i) no Representative of the other parties hereto has represented, expressly or otherwise, that such other parties hereto would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments or other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 6(a).
(b)   Complete Agreement.   This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters. Notwithstanding the foregoing, nothing contained herein shall limit or impact the rights and obligations under, or alter the terms of, that certain Interim Investors Agreement, dated as of the date hereof by and among Topco, certain of the Rolling Stockholders and the other parties named therein, which shall remain in full force and effect.
(c)   Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any Rolling Stockholder or Topco without the prior written consent of Topco (in case of an assignment by any Rolling Stockholder) or the Rolling Stockholders that owns a majority of the Rollover Shares owned by all Rolling Stockholders (in case of an assignment by TopCo). Any attempted assignment of this Agreement or any of the rights or obligations hereunder other than in accordance with the terms of this Section 6(c) shall be void ab initio.
(d)   Amendment and Waiver.   This Agreement may be amended or any provision of this Agreement may be waived; provided, that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by the Rolling Stockholders holding a majority of the Rollover Shares held by all Rolling Stockholders and Topco and (ii) any waiver of any provision of this Agreement shall be effective against the Rolling Stockholders or Topco only if set forth in a writing executed by the Rolling Stockholders holding a majority of the Rollover Shares held by all Rolling Stockholders or Topco, respectively. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Notwithstanding anything to the contrary herein, the parties hereto expressly agree that the Company shall be, and is intended to be, a third party beneficiary of the covenants and agreements of the parties hereto set forth in this Agreement, which covenants and agreements shall not be amended, modified or waived without the prior written consent of the Company, based on the approval of the Special Committee.
(e)   Notices.   All notices and other communications given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by nationally recognized overnight courier service upon the party hereto or parties hereto for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (i) and (ii) of this Section 6(e). Such communications must be sent to the respective parties hereto at the street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing); (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 6(e) shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver) set forth on the applicable signature pages hereto.
(f)   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
(g)   Counterparts.   This Agreement (i) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (ii) shall become effective when each party hereto shall have received one or more counterparts hereof signed by the other party hereto. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.
(h)   Specific Performance.   Each of the parties hereto acknowledges and agrees that the rights of each party hereto to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to any other available remedies a party hereto may have in equity or at law, each party hereto shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 6(a), in the Chosen Courts, without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
(i)   Survival.   The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and any investigation at any time made by or on behalf of any party hereto.
(j)   No Other Representations.   No party is making any representation or warranty of any kind or nature whatsoever to any other party hereto, oral or written, express or implied, with respect to the transactions contemplated by this Agreement, except those representations expressly made by such party set forth in Section 5 hereof, and each party hereby disclaims any such other representations or warranties with respect to the transactions contemplated by this Agreement. For the avoidance of doubt, nothing herein shall limit any representations or warranties made in any other agreement to which such Person is a party.
(k)   Disclosure.   Each Rollover Stockholder hereby (a) consents to and authorizes the publication and disclosure by Topco, Parent, Merger Sub and the Company (including in the Proxy Statement and Schedule 13E-3 or any other publicly filed document relating to the Merger or the transactions contemplated by the Merger Agreement) of (i) such Rollover Stockholder’s identity, (ii) such Rollover Stockholder’s beneficial ownership of the Rollover Shares (including the number of Rollover Shares beneficially owned by such Rollover Stockholder), and (iii) the nature of such Rollover Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Topco reasonably determines to be required in any publicly filed document in connection with the Merger or otherwise with respect to the transactions contemplated by the Merger Agreement and (b) agrees to notify Topco of any required corrections with respect to any written information supplied by such Rollover Stockholder specifically for use in any such disclosure document as promptly as practicable following such Rollover Stockholder’s knowledge of the necessity of any such required correction.
(l)   Non-Recourse.   Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon or arising out of this Agreement or the transactions contemplated hereby (whether in contract or in tort, in law or in equity or granted by statute) may only be brought against, the Persons that are parties hereto and then only in accordance with and only with respect to the specific obligations set forth herein with respect to such party. Without limiting the foregoing, this Agreement is solely for the benefit of Topco and the Rolling Stockholders and is not intended (expressly or impliedly) to confer any benefits on, nor create any rights in favor of any other Person, other than B. Riley Financial, Inc., a Delaware Corporation (“B. Riley”), which will be responsible for making all decisions and taking (or causing to take) all actions on behalf of Topco for the purposes of this Agreement pursuant to Section 2(b) of that certain Interim Investors Agreement, dated as of the date hereof, among Brian R. Kahn, B. Riley and the other parties named therein. Except as described in the preceding sentence, nothing set forth in this Agreement contains or gives, or shall be construed to contain or to give, any Person (other than Topco and the Rolling Stockholders), including any Person acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause Topco or any Rolling Stockholder to enforce, the terms set forth herein, nor shall anything in this Agreement be construed to confer any rights, legal or equitable, in any Person other than Topco and the Rolling Stockholders.
(m)   Termination.   This Agreement shall terminate and cease to be of any further force and effect upon the valid termination of the Merger Agreement, provided that the parties hereto shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement.
(n)   Several Liability.   Notwithstanding anything contained herein to the contrary, the obligations and liabilities of each Rolling Stockholder are several and not joint, and no Rolling Stockholder shall have any liability for any actions, omissions or breaches of any other Rolling Stockholder hereunder.
*         *         *

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter to Topco, which will constitute our agreement with respect to the matters set forth herein.
Sincerely,
FREEDOM VCM HOLDINGS, LLC
By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Member
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Attention:
Brian Kahn

Email:
bkahn@vintcap.com

AGREED AND ACCEPTED
AS OF THE DATE FIRST SET FORTH ABOVE
ROLLING STOCKHOLDERS:
By:	/s/ Brian R. Kahn
BRIAN R. KAHN
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Attention:
Brian Kahn

Email:
bkahn@vintcap.com

VINTAGE OPPORTUNITY PARTNERS, L.P.
By:   Vintage Opportunity Partners GP, LLC,
its general partner
By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Authorized Signatory
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Attention:
Brian Kahn

Email:
bkahn@vintcap.com

By:	/s/ Brian R. Kahn
By:	/s/ Lauren Kahn
BRIAN KAHN and LAUREN KAHN Joint Tenants by Entirety
c/o Vintage Capital Management, LLC
8529 Southpark Circle, Suite 150
Orlando, Florida 32819
Attention:
Brian Kahn

Email:
bkahn@vintcap.com

By:	/s/ Andrew M. Laurence
ANDREW M. LAURENCE
627 Harland St.
Milton, MA 02186
Email:
alaurence@vintcap.com

SCHEDULE A
Rolling Stockholder	Company Shares	Rollover Value	Rollover Shares
Brian R. Kahn	2,154,807	$64,644,210.00	64,644.21
Vintage Opportunity Partners, L.P.	2,500,000	$75,000,000.00	75,000.00
Brian Kahn and Lauren Kahn Joint Tenants by Entirety	7,576,543	$227,296,290.00	227,296.29
Andrew Laurence	573,482	$17,204,910.00	17,204.91

Annex F
LIMITED GUARANTEE
THIS LIMITED GUARANTEE, dated as of May 10, 2023 (this “Limited Guarantee”), is made by B. Riley Financial, Inc., a Delaware corporation (the “Guarantor”), in favor of Franchise Group, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (without regard to any amendments thereto unless such amendments are approved by the Guarantor in accordance with Section 8 of this Limited Guarantee, the “Merger Agreement”), by and among the Company, Freedom VCM, Inc., a Delaware corporation (“Parent”), and Freedom VCM Subco, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
1.   Limited Guarantee.   To induce the Company to enter into the Merger Agreement, the Guarantor hereby expressly, absolutely, irrevocably and unconditionally guarantees (as primary obligor and not merely as surety) to the Company the due and punctual payment, performance and discharge when required by Parent to the Company of (a) the Reverse Termination Fee if and when payable pursuant to Section 9.5(c)(ii) of the Merger Agreement (the “Parent Termination Fee Obligations”), (b) the Company Recovery Costs if and when payable pursuant to Section 9.5(d) of the Merger Agreement, (c) all of the liabilities and obligations of Parent or Merger Sub under Section 7.12(a)(iv) of the Merger Agreement when required to be paid by Parent or Merger Sub pursuant to and in accordance with the Merger Agreement, and subject to the conditions set forth in Section 9.5(d) of the Merger Agreement (the “Other Obligations”) and (d) all of the liability or damages resulting from any actual fraud or Willful and Material Breach of Parent or Merger Sub required to be paid by Parent or Merger Sub pursuant to the Merger Agreement (the “Willful Breach Obligations” and, together with the Parent Termination Fee Obligations, the Company Recovery Costs referred to in clause (b) immediately above and the Other Obligations, the “Guaranteed Obligations”); provided, that in no event shall the aggregate liability of the Guarantor hereunder in respect of the Guaranteed Obligations other than any Willful Breach Obligations (which Willful Breach Obligations shall be uncapped) exceed $57,000,000 (the “Parent Cap”), and that the Guarantor shall in no event be required to pay more than the Parent Cap in respect of the Guaranteed Obligations other than any Willful Breach Obligations (which Willful Breach Obligations shall be uncapped) under or in respect of this Limited Guarantee, or otherwise have any further liability hereunder relating to, or arising out of or in connection with the Merger Agreement and the transactions contemplated thereby except in respect of any Willful Breach Obligations. If Parent fails or refuses to discharge the Guaranteed Obligations when due, then the Guarantor’s liabilities to the Company hereunder in respect of the Guaranteed Obligations shall, at the Company’s option, become immediately due and payable, and the Company may at any time and from time to time, at the Company’s option and in its sole discretion, and so long as Parent has failed or refuses to perform any of the Guaranteed Obligations, take any and all actions available hereunder and under applicable Law to collect the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations. The Company may, in its sole discretion, bring and prosecute a separate proceeding against the Guarantor for the full amount of the Guaranteed Obligations, regardless of whether the proceeding is brought against Parent, or whether Parent is joined in any such proceeding. The Guarantor shall, upon the written request of the Company (a “Performance Demand”), promptly pay such Guaranteed Obligations in full (but no later than when they are required to be paid pursuant to the Merger Agreement). The Guarantor acknowledges and agrees that (a) B. Riley Financial, Inc., in its capacity as a party to an Equity Commitment Letter with Freedom VCM Holdings, LLC, a Delaware limited liability company (“Topco”), and Parent and separate and apart from its rights and obligations as Guarantor under this letter agreement (“B. Riley”), is delivering an Equity Commitment Letter to Topco and to Parent and that the Company is relying on the obligations and commitments of B. Riley under its Equity Commitment Letter in connection with the Company’s decision to enter into and consummate the transactions contemplated by the Merger Agreement, (b) the provisions set forth in Section 9.5 of the Merger Agreement and this Limited Guarantee (i) are not intended to and do not adequately compensate for the harm that would result from a breach of the Merger Agreement or a breach of B. Riley’s obligations to fund the Commitment (as defined in the Equity Commitment Letter) in accordance with the terms of the Equity Commitment Letter and (ii) shall not be construed to diminish or otherwise impair in any respect the Company’s right to specific enforcement, (A) to cause Parent and Merger Sub to cause, or to directly cause, B. Riley, to fund, directly or indirectly, the Commitment under the Equity Commitment Letter (subject to the terms and conditions therein and in the Merger Agreement) or (B) to cause Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement (subject to the terms and conditions therein and in the Merger Agreement) and (c) the right of specific performance under the Equity Commitment Letter and Section 10.7 of the Merger Agreement is an integral part of the transactions contemplated by the Merger Agreement and without those rights, the Company would not have entered into the Merger Agreement. For the avoidance of doubt, nothing in this Guarantee shall limit or otherwise affect the Company’s right to specific performance as provided in Section 10.7 of the Merger Agreement, except as provided in the following sentence. Notwithstanding anything in the Merger Agreement or this Guarantee to the contrary, (A) while the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, under no circumstances shall the Company be entitled to receive both a grant of specific performance which results in the consummation of the Merger, on the one hand, and be awarded any monetary damages (including the Parent Termination Fee), on the other hand, and (B) in the event that the Company is entitled pursuant to this Agreement to both payment of any monetary damages (including monetary damages in respect of any actual fraud or Willful and Material Breach of the Guarantor, Parent, or Merger Sub) and payment of the Parent Termination Fee, the Parent Termination Fee to the extent paid shall reduce the damages to which the Company is entitled (if any) on a dollar for dollar basis. All payments hereunder shall be made in cash by wire transfer of immediately available funds.
2.   Terms of Limited Guarantee.
a.   This Limited Guarantee is one of unconditional payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or any other Person, or whether Parent or Merger Sub or any other Person are joined in any such action or actions.
b.   Except as otherwise expressly provided herein and without amending or limiting the other provisions of this Limited Guarantee (including Section 6 hereof), the liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of, and the Guarantor hereby acknowledges and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, and the Guarantor hereby waives any defense based upon or arising out of:
i.   the value, genuineness, regularity, illegality or enforceability of the Merger Agreement, the Equity Commitment Letter, or any other agreement or instrument referred to herein, including this Limited Guarantee (other than in the case of defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other any Person or any of its or their respective assets (an “Interested Person”);
ii.   any change in the corporate existence, structure or ownership of Topco, Parent, Merger Sub, or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Topco, Parent, Merger Sub, or any other such entity or any of their respective assets;
iii.   any duly-executed and delivered waiver, amendment or modification of the Merger Agreement, the Equity Commitment Letter, or any other agreement evidencing, securing or otherwise entered into in connection therewith or with the Guaranteed Obligations, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any duly-executed amendment or waiver of or any consent to any departure from the terms of the Merger Agreement, the Equity Commitment Letter, or any other agreement evidencing, securing or otherwise entered into in connection therewith;
iv.   the existence of any claim, set off or other right that the Guarantor may have at any time against Topco, Parent, Merger Sub or the Company or any of their respective Affiliates, whether in connection with any Guaranteed Obligation or otherwise;

v.   the adequacy or potential adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;
vi.   the addition, substitution or release of Topco, Parent, Merger Sub or any other Interested Person with respect to the Guaranteed Obligations;
vii.   the failure of the Company to assert any claim or demand or to enforce any right or remedy against Topco, Parent or Merger Sub or any other Interested Person with respect to the Guaranteed Obligations, or to pursue any other remedy in the Company’s power whatsoever, and the Guarantor waives the right to have the proceeds of property of Topco, Parent or Merger Sub or any other Person liable on the Guaranteed Obligations first applied to the discharge of the Guaranteed Obligations;
viii.   any lack of authority of any officer, director or any other person acting or purporting to act on behalf of the Guarantor, Topco, Parent or Merger Sub, or any defect in the formation of the Guarantor, Topco, Parent or Merger Sub; or
ix.   any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that the Company hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of the Merger Agreement that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement (excluding any insolvency, bankruptcy, reorganization or other similar proceeding (or any consequences or effects thereof) affecting Parent or Merger Sub or any other Interested Person).
c.   The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Topco, Parent, Merger Sub or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor acknowledges and agrees that each of the waivers set forth herein is made with the Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of such waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective to the fullest extent permitted by law. When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Topco, Parent or Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Topco, Parent or Merger Sub or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Topco, Parent or Merger Sub or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.
d.   The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Topco, Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file any claim shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligations hereunder is rescinded or must otherwise be returned for any reason whatsoever, this Limited Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made so long as this Limited Guarantee has not been terminated. Notwithstanding any modification, discharge or extension of any part of the Guaranteed Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Topco, Parent or Merger Sub, whether permanent or temporary, and whether or not assented to by the Company, the Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations hereunder in accordance with the terms in effect on the date hereof. The Guarantor understands and acknowledges that by virtue of this Limited Guarantee, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Parent and/or Merger Sub. Any circumstance which operates to toll any statute of limitations applicable to Parent and/or Merger Sub or the Company shall also operate to toll the statute of limitations applicable to the Guarantor.
e.   The Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Parent and Merger Sub and of all other circumstances bearing upon the risk of nonpayment by Parent and Merger Sub of the Guaranteed Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Parent and Merger Sub on a continuing basis, and agrees that the Company shall have no duty to advise the Guarantor of information known to it regarding such condition or any such circumstances.
3.   Waiver of Acceptance, Presentment, etc.   Subject to the proviso in Section 2(b)(ix) of this Limited Guarantee, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of any Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices to be provided in accordance with Section 12 hereof or Section 10.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Interested Person, and all suretyship defenses generally.
4.   Sole Remedy.
a.   The Company acknowledges and agrees that, as of the date hereof, neither Parent nor Merger Sub has any assets, other than their respective rights under the Merger Agreement, the Equity Commitment Letter and the agreements contemplated thereby. The Company acknowledges and agrees that, except as specifically contemplated by the Equity Commitment Letter and the Debt Commitment Letter, no significant funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs, and that, except for rights against Parent and Merger Sub to the extent expressly provided in the Equity Commitment Letter and Section 10.7 of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by the Guarantor, any Guarantor Affiliate (as defined below) or any other Person.
b.   The Guarantor shall not have any obligation or liability to any Person under this Limited Guarantee other than as expressly set forth herein. The Company further agrees that it has no remedy, recourse or right of recovery against, or contribution from, and no personal liability shall attach to, (i) any former, current or future, director, officer, employee, agent or Affiliates of any of the Guarantor, Topco, Parent or Merger Sub, (ii) any lender or prospective lender, lead arranger, arranger, or lending agent or representative of or to Topco, Parent or Merger Sub, (iii) any former, current or future, holder of any securities or any equity interests of any kind of the Guarantor, Topco, Parent or Merger Sub (whether such holder is a limited or general partner, member, stockholder or otherwise), or (iv) any former, current or future assignee of the Guarantor, Topco, Parent or Merger Sub or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person or assignee of any of the foregoing (those Persons described in the foregoing clauses (i), (ii), (iii) and (iv), together with any other Non-Recourse Parent Party (as defined in the Equity Commitment Letter), but excluding Topco, Parent, Merger Sub, the Guarantor or any of their respective subsidiaries or any assignee permitted in accordance with the Merger Agreement or the Equity Commitment Letter or any such Persons that are party to the Rollover Agreements or the Voting Agreement (but solely in their capacity as such), being referred to herein collectively as “Guarantor Affiliates”), through the Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of the Guarantor, Topco, Parent or Merger Sub against the Guarantor, any Guarantor Affiliate, Topco, Parent or Merger Sub or otherwise in respect of any liabilities or obligations relating to, arising out of or in connection with, this Limited Guarantee, except, in each case, for (w) its rights against the Guarantor under this Limited Guarantee, (x) its third party beneficiary rights under the Equity Commitment Letter, (y) its rights against the committed parties under the Rollover Agreements or Voting Agreement and (z) its rights against Parent or Merger Sub under, and in accordance with, the terms and conditions of the Merger Agreement; provided that, in the event that the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Parent Cap (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, the Company shall be entitled to recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of the Guarantor hereunder up to the amount of the Guaranteed Obligations for which the Guarantor is liable, as determined in accordance with this Limited Guarantee. Except for Permitted Claims (as defined below), recourse against the Guarantor and any Successor Entity to the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its Affiliates and Subsidiaries against the Guarantor and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein.
c.   The Company hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates (which, for the avoidance of doubt, shall not include any Affiliated Stockholders or Specified Persons) not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated hereby or thereby, against the Guarantor or any Guarantor Affiliate except for (i) claims against the Guarantor and any Successor Entity to the Guarantor under and in accordance with this Limited Guarantee (collectively, “Guarantee Claims”), (ii) claims by the Company against Parent or Merger Sub under and in accordance with the Merger Agreement (“Merger Agreement Claims”), and (iii) claims against Topco, Parent B. Riley and any Successor Entity under and in accordance with the Equity Commitment Letter (“Equity Funding Claims”), (iv) claims against the parties to the Confidentiality Agreement, subject to the terms of the Confidentiality Agreement and (v) claims to enforce the terms of the Rollover Agreement and the Voting Agreement, as applicable, in accordance with the terms of the Rollover Agreement and the Voting Agreement, as applicable ((i) – (v) together, the “Permitted Claims”).
d.   For all purposes of this Limited Guarantee, a Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such Person, adds such other Person to an existing legal action, suit or proceeding, or otherwise asserts in writing a legal claim of any nature relating to the Merger Agreement and the other agreements contemplated hereby against such Person other than such actions as are expressly contemplated and permitted in the Merger Agreement and the other agreements contemplated hereby (including the Permitted Claims).
5.   Subrogation and other Claims.   The Guarantor unconditionally and irrevocably agrees that it will not exercise against Topco, Parent, Merger Sub or any other Interested Person any rights that it may now have or hereafter acquire against Topco, Parent, Merger Sub or any other Interested Person that arise from the existence, payment, performance, or enforcement of the Guaranteed Obligations under or in respect to this Limited Guarantee, including, without limitation, rights of subrogation or contribution, whether arising in equity, by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, including, without limitation, the right to take or receive from TopCo, Parent, Merger Sub or such other Interested Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations have been indefeasibly paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Limited Guarantee (including reinstatement of any Guaranteed Obligations), such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Limited Guarantee thereafter arising.
6.   Termination.   This Limited Guarantee shall terminate upon, and the Guarantor shall not have any further liability or obligation to the Company under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or otherwise, from and after, the earliest of:
a.   the consummation of the Closing and the payment by Parent of all amounts required to be paid by it pursuant to the Merger Agreement,
b.   the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent or Merger Sub would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any portion of any Guaranteed Obligation,
c.   the date that is one hundred twenty (120) days following the valid termination of the Merger Agreement in accordance with its terms in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make a payment of all or any portion of the Guaranteed Obligations described in Section 1 hereof, unless prior to the expiration of such one hundred twenty (120)-day period the Company shall have commenced a legal action, suit or proceeding against the Guarantor, Parent or Merger Sub alleging that Parent or Merger Sub are liable for any payment obligations under the Merger Agreement or against the Guarantor that amounts are due and owing from the Guarantor pursuant to this Limited Guarantee, in which case this Limited Guarantee shall survive solely with respect to amounts so alleged to be owing; provided that, with respect to this clause (d), if the Merger Agreement has been terminated, such notice has been provided and such legal action, suit or proceeding has been commenced, the Guarantor shall have no further liability or obligation under this Limited Guarantee from and after the earliest of (x) the entry of a final, non-appealable order of a court of competent jurisdiction in accordance with Section 14 hereof (a “Final Order”) determining that the Guarantor does not owe any amount under this Limited Guarantee, or (y) following the entry of a Final Order other than as described in the preceding clause (x), the payment by the Guarantor to the Guaranteed Party of all amounts payable by the Guarantor pursuant to such Final Order, subject to the terms, conditions and limitations of Section 1 herein; and
e.   the execution and delivery of a written agreement between the Guarantor and the Company to terminate this Limited Guarantee, but only in accordance with the terms of the IIA (as defined in the Equity Commitment Letter).
Upon any termination of this Limited Guarantee, except as expressly provided in the IIA, no Person shall have any rights or claims (whether at law, in equity, in contract, in tort or otherwise) against Topco, Parent, Merger Sub or the Guarantor under this Limited Guarantee, or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof), or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub or the Guarantor shall have any further liability or obligation to the Company relating to or arising from this Limited Guarantee, or the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise except that Section 4, this Section 6, Section 8, Section 9 and Section 10 through and including

Section 15, Section 18 through and including Section 22 hereof will survive termination of this Limited Guarantee in accordance with their respective terms and conditions.
In the event that the Company or any of its Affiliates who is acting on behalf of, or at the direction of, any of the Company, asserts, directly or indirectly, in any litigation or any other proceeding (whether at law, in equity, in contract, in tort or otherwise) (a) that the provisions of Section 1 hereof limiting the Guarantor’s aggregate liability in respect of Guaranteed Obligations (other than any Willful Breach Obligations) to the Parent Cap or the provisions of Section 4 hereof or the provisions of this Section 6 are illegal, invalid or unenforceable, in whole or in part or (b) any theory of liability against the Guarantor or any of the Guarantor Affiliates, Topco, Parent, Merger Sub or B. Riley with respect to the Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any of the transactions contemplated hereby or thereby (or the termination or abandonment thereof) (including, in each case, in respect of any oral representations made or alleged to be made in connection herewith or therewith) other than (solely with respect to this clause (b)) any Guarantee Claim, a Merger Agreement Claim or an Equity Funding Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall immediately terminate without the need for any further action by any Person and shall thereupon be null and void ab initio and of no further force and effect, (y) if the Guarantor has previously made any payments under this Limited Guarantee, the Guarantor shall be entitled to recover such payments from the Company and (z) none of Parent, Merger Sub, the Guarantor or any of the Guarantor Affiliates shall have any liability or obligation to the Company or any of its Affiliates except as expressly provided for in the IIA with respect to this Limited Guarantee, the Merger Agreement, or the transactions contemplated hereby (including in respect of any oral representations made or alleged to be made in connection therewith), or the termination or abandonment thereof.
7.   Continuing Guarantee.   Unless terminated pursuant to the provisions of Section 6 of this Limited Guarantee, this Limited Guarantee is a continuing one and may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and permitted assigns, and any Successor Entity to the Guarantor, and shall inure to the benefit of, and be enforceable by, the Company and its permitted successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.
8.   Entire Agreement.   This Limited Guarantee, the Merger Agreement, the IIA, the Equity Commitment Letter and the other Transaction Documents constitute the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. The parties hereto hereby acknowledge and agree that the Guarantor is entering into this Limited Guarantee in reliance upon, among other things, the terms and conditions of the Merger Agreement as in effect on the date of this Limited Guarantee. Accordingly, the parties hereto hereby acknowledge and agree that no amendment, modification or waiver to the Merger Agreement, or consent to any departure therefrom, shall be effective to amend, increase, alter, change, modify or supplement the obligations of the Guarantor under this Limited Guarantee (including, without limitation, the Guaranteed Obligations) in any manner whatsoever, unless the same has been consented to in writing in advance by the Guarantor in its sole discretion.
9.   Amendment; Waivers, etc.   No amendment, modification or discharge of this Limited Guarantee, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought; provided that, any such waiver, amendment, modification or discharge set forth by the Company shall require the prior approval of the Special Committee. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Limited Guarantee or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

10.   No Third Party Beneficiaries.   Except for the provisions of this Limited Guarantee that reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto and any Guarantor Affiliate any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
11.   Counterparts.   This Limited Guarantee may be executed by facsimile or other means of electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
12.   Notices.   All notices, requests, claims, demands, waivers and other communications required or permitted to be given under this Limited Guarantee shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided that any notice sent to the Guarantor shall also be sent to Parent in accordance with the notice provisions set forth in the Merger Agreement:
(a)
if to the Company,

Franchise Group, Inc.
109 Innovation Court, Suite J,
Delaware, Ohio 43015
Attention:
Tiffany McMillan-McWaters

Email:
tmcwaters@franchisegrp.com

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:
David A. Katz; Zachary S. Podolsky

Email:
DAKatz@wlrk.com; ZSPodolsky@wlrk.com

and
Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street, N.E.
Suite 3000
Atlanta, GA 30308
Attention:
David W. Ghegan

Email:
david.ghegan@troutman.com

(b)
if to the Guarantor,

B. Riley Financial, Inc.
11100 Santa Monica Blvd.
Suite 800
Los Angeles, California 90025
Email:
aforman@brileyfin.com

Attn:
Alan Forman

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Email:
brownp@sullcrom.com

Attn:
Patrick S. Brown

or, in each case, at such other address as may be specified in writing to the other party.
13.   Governing Law.   THIS LIMITED GUARANTEE AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS LIMITED GUARANTEE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
14.   Consent to Jurisdiction, etc.   Subject to Section 15 of this Limited Guarantee below, in any legal action, suit or proceeding arising out of or relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 14 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 14 and shall not be deemed to confer rights on any Person other than the parties hereto); and (b) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12 hereof. The parties hereto agree that a final judgment in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
15.   Waiver of Jury Trial.   EACH PARTY TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.
16.   Representations and Warranties.   The Guarantor hereby represents and warrants with respect to itself to the Company that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all requisite power and authority to execute, deliver and perform this Limited Guarantee, (c) the execution, delivery and performance of this Limited Guarantee by the Guarantor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Guarantor are necessary therefor, (d) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) it has, and will have for so long as this Limited Guarantee shall remain in effect, cash and securities equal to or in excess of the Parent Cap, (f) the execution, delivery and performance by the Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which the Guarantor is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by the Guarantor of the transactions contemplated by this Limited Guarantee on a timely basis, (g) all approvals of, filings with and notifications to, any Governmental

Entity or other Person necessary for the due execution, delivery and performance of this Limited Guarantee by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other Person is required in connection with the execution, delivery or performance by it of this Limited Guarantee l, (h) it is fully familiar with the Merger Agreement and the other documents or instruments delivered in connection therewith and (i) it has the financial capacity to pay and perform all of the Parent Termination Fee Obligations under this Limited Guarantee.
17.   Covenants.   So long as this Limited Guarantee is in effect, the Guarantor hereby covenants and agrees that: (a) it shall not institute, and shall cause each of its controlled Affiliates not to institute, directly or indirectly, any action, suit or proceeding or bring any other claim, asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, but subject to the terms of this Limited Guarantee; (b) it will comply in all material respects with all applicable laws and orders of Governmental Entities to which it may be subject if failure to so comply would materially impair its ability to perform its obligations under this Limited Guarantee; (c) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of its representations and warranties set forth in Section 16 hereof to materially impair its ability to perform its obligations under this Limited Guarantee and (d) the obligations and agreements of (and rights and benefits afforded to) Parent and Merger Sub with respect to Sections 7.5(a), 7.5(b), 7.9, 7.11 and 7.12(a)(iv) of the Merger Agreement shall apply to the Guarantor mutatis mutandis (in each case, with references to “Parent” therein being deemed to apply to “B. Riley”).
18.   Survival.   All representations, warranties, covenants and agreements of the Guarantor contained herein shall survive the execution and delivery of this letter and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Limited Guarantee in accordance with Section 6 hereof.
19.   No Assignment.   Neither the Guarantor nor the Company may assign its respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company with the prior approval of the Special Committee (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company), and any attempted assignment without such required consents shall be null and void and of no force or effect. Subject to the foregoing, all of the terms and provisions of this Limited Guarantee shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The foregoing shall not limit or effect the obligation of the Guarantor to obtain the consent of the relevant parties in respect of any assignment by Guarantor pursuant to the terms of the IIA (as defined in the Equity Commitment Letter).
20.   Severability.   If any provision, including any phrase, sentence, clause, section or subsection, of this Limited Guarantee is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable in respect of Guaranteed Obligations other than any Willful Breach Obligations (which shall be uncapped) hereunder provided to the Parent Cap in Section 1 hereof and to the provisions of Section 4 and Section 6 hereof.
21.   Headings.   The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
22.   Relationship of the Parties.   Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guarantee are solely contractual in nature. In no event shall Parent, Merger Sub or the Guarantor be considered an “Affiliate”, “security holder” or “representative” of the Company for any purpose of this Limited Guarantee.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.
B. RILEY FINANCIAL, INC.
By:	/s/ Bryant R. Riley
Name: Bryant R. Riley
Its: Co-Chief Executive Officer

FRANCHISE GROUP, INC.
By:	/s/ Eric Seeton
Name: Eric Seeton
Its: Chief Financial Officer

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION FRG FRANCHISE GROUP, INC. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting will be available for a short portion during the meeting. Voting instructions are found in the Proxy Statement. We recommend voting prior to the meeting using the following methods: INTERNET/MOBILE – www.proxypush.com/frg Use the Internet to vote your proxy. PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by [ ], 2023. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Please detach here The Board of Directors Recommends a Vote “FOR” the following proposals: 1. To adopt the Agreement and Plan of Merger, dated as May 10, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Freedom VCM, Inc., a Delaware corporation (“Parent”), Freedom VCM Subco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Franchise Group, Inc. (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (such proposal, the “Merger Agreement Proposal”). For Against Abstain The Board of Directors recommends that you vote “FOR” the Merger Agreement Proposal. 2. To adjourn the special meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement Proposal (such proposal, the “Adjournment Proposal”). For Against Abstain The Board of Directors recommends that you vote “FOR” the Adjournment Proposal. 3. To approve, by nonbinding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the Merger (such proposal, the “Merger-Related Compensation Proposal”). For Against Abstain The Board of Directors recommends that you vote “FOR” the Merger-Related Compensation Proposal. THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ABOVE OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Franchise Group, Inc. SPECIAL MEETING OF STOCKHOLDERS [ ], 2023 [ ], Eastern Time Virtual Meeting To register for the virtual meeting, please follow the instructions below: Visit register.proxypush.com/frg on your smartphone, tablet or computer. As a stockholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of this proxy card. After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting. Franchise Group, Inc. 109 Innovation Ct., Suite J Delaware, OH 43015 proxy This proxy is solicited by the Board of Directors for use at the Special Meeting on [ ], 2023. The shares represented by this proxy, when properly executed, will be voted as directed on the reverse side. If no such directions are given, this proxy will be voted “FOR” Proposals 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Eric Seeton and Tiffany McMillan-McWaters, and each of them with full power of substitution, to represent and to vote all of your shares that you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Special Meeting and any adjournments or postponements thereof. See reverse for voting instructions.